EXHIBIT T3E

CONFIDENTIAL

                                  TRANSTEL S.A.

                     DISCLOSURE STATEMENT FOR RESTRUCTURING
               UNDER LAW 550 OF 1999 OF THE REPUBLIC OF COLOMBIA

                SOLICITATION OF VOTES WITH RESPECT TO TRANSTEL'S:

                   $150,000,000 12 1/2% SENIOR NOTES DUE 2007
        (REPRESENTED BY 12 1/2% PASS THROUGH TRUST CERTIFICATES DUE 2007
                     ISSUED BY TRANSTEL PASS THROUGH TRUST)

                                       AND

     $95,663,185 (PRINCIPAL AMOUNT AT MATURITY) 20.32% SENIOR DISCOUNT NOTES
                                    DUE 2008

Transtel is soliciting votes in respect of the securities listed above to approve a restructuring agreement under Law 550 of 1999 of the Republic of Colombia that provides for the restructuring of Transtel's financial obligations and equity ownership on the terms described in this Disclosure Statement. Pursuant to the restructuring agreement, Transtel will issue in place of the existing securities listed above the following new securities, depending on the treatment elected by the holder:

                   Capitalization Treatment, as units, up to:

         $110,000,000 12 1/2% Senior Secured Convertible Notes due 2008
                                   $21,665,994
  (Initial Principal Amount) Cumulative Convertible Subordinated Notes due 2008
                                       and
                    123,516,216,277 Shares Trust Certificates
              (representing 123,516,216,277 shares of Common Stock)

                                       or

                             Base Treatment, up to:

           $212,896,567 Senior Unsecured Floating Rate Notes due 2013

Holders who do not vote or vote against the restructuring agreement will receive the Base Treatment. Transtel does not intend to list the new securities on any securities exchange.

IN MAKING YOUR VOTING DECISION YOU MUST RELY ON YOUR OWN EXAMINATION OF TRANSTEL AND THE TERMS OF THE PROPOSED RESTRUCTURING, INCLUDING THE MERITS AND RISKS INVOLVED. NO FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF THE UNITED STATES, COLOMBIA OR OTHER JURISDICTION HAS RECOMMENDED THE NEW SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

See "Risk Factors" beginning on page 76 for factors you should consider before voting.

Dated:  September 18, 2003

                                 VOTING DEADLINE

For your vote to be counted, your properly completed Voting Directions must be received by 2:00 p.m. (New York City Time) on October 10, 2003, unless this deadline is extended.

                                IMPORTANT NOTICE

Please refer to the Glossary beginning on page G-1 and the Restructuring Agreement, attached as Exhibit A hereto, for definitions of capitalized terms used but not otherwise defined in this Disclosure Statement.

The distribution of this Disclosure Statement, the solicitation of votes pursuant hereto, the issuance of New Noteholder Securities or their subsequent transfer may be restricted by law in certain jurisdictions. Persons into whose possession this Disclosure Statement or any New Noteholder Securities come must inform themselves about, and observe, any such restrictions. In this regard, please note that Transtel does not intend to register the New Noteholder Securities under the federal or any state securities laws of the United States, Colombia or other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the relevant jurisdiction.

The Restructuring is being effected under Colombian law in a proceeding in Colombia. United States bankruptcy law does not apply to the Restructuring, the Restructuring Agreement or this Disclosure Statement.

In order to become effective, the Restructuring Agreement must be approved by the Required Majority under Law 550 of Transtel's creditors and shareholders. If the requisite approvals are received, you will be bound by the Restructuring Agreement whether or not you vote to approve it. In that event: if you have voted in favor of the Restructuring Agreement, you will receive the treatment you elect in your Voting Direction; or, if you have voted against the Restructuring Agreement or have not timely submitted any Voting Direction, you will receive the Base Treatment.

Before making your voting decision, you should read carefully this entire Disclosure Statement, including its Exhibits. In addition, this Disclosure Statement contains a summary only of a number of specific documents and is qualified in its entirety by reference to the actual documents, which you are urged to review. You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice. You should consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Restructuring, including this solicitation of votes and the transactions contemplated by the Restructuring Agreement.

By submitting your Voting Direction, you will be deemed to acknowledge that you have been afforded an opportunity to request from us and to review, and have received, all additional information considered by you to be necessary to make your voting decision.

Except as otherwise indicated, the statements in this Disclosure Statement are made as of the date indicated on the cover and the delivery of this Disclosure Statement will not imply that the information contained in this Disclosure Statement is correct at any time after that date.

As to any contested matters, adversary proceedings or other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation. Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made in settlement negotiations. The settlements and compromises described in this Disclosure Statement remain subject to ongoing negotiations with the respective parties.

                        ENFORCEMENT OF CIVIL LIABILITIES

Transtel is a sociedad anonima organized under the laws of Colombia. The directors and officers of Transtel may reside outside of the United States, and all or a substantial portion of the assets of such persons and of Transtel are located outside the United States. As a result, it may not be possible for the holders of New Noteholder Securities to effect service of process within the United States upon such persons, including with respect to matters arising under the Securities Act, or to enforce against Transtel or any of such persons judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. Transtel has been advised by its Colombian legal counsel, Nieto & Chalela Abogados, that there is doubt as to the enforceability in original actions in Colombian courts of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Colombian courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws. Transtel has been advised by its Colombian legal counsel that a claim by a holder of New Noteholder Securities in connection with the Restructuring Agreement may be brought in the Colombian courts.

                           FORWARD-LOOKING INFORMATION

This Disclosure Statement includes forward-looking statements. The words "may", "should", "expect", "believe", "anticipate", "project", "estimate" and similar expressions are intended to identify forward-looking statements. These statements include, without limitation, Transtel's expectations with respect to the Law 550 Proceeding, anticipated revenues, capital expenditures and other financial items, the Reorganized Company's business plan and objectives, and the expected impact on the Reorganized Company of competition, government regulation, litigation and other factors. Transtel cannot assure that actual results will not differ materially from those anticipated in the forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, those described in Section X "Risk Factors", such as: the timely approval of the Restructuring Agreement and satisfaction of all conditions to the Effective Date; the ability of the Operating Subsidiaries to generate sufficient operating cash flow to meet Transtel's obligations under the Restructuring Agreement; increased competitive activity in the Colombian local telephone industry; loss or interruption of interconnection arrangements with other telecommunications providers; adverse changes in applicable governmental regulations; loss of, or adverse modifications to, key operating permits and licenses; adverse developments with respect to political, economic and other risks associated with Colombia; adverse fluctuations in the Peso-Dollar exchange rate; and continuing or increased levels of inflation in Colombia. Transtel undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                TABLE OF CONTENTS

                                                                        Page

I.    INTRODUCTION                                                        1

II.   TREATMENT OF EXISTING NOTES CLAIMS AND
      INTERESTS UNDER THE RESTURCTURING AGREEMENT                        10

III.  SECURITIES LAW MATTERS RELATING TO NEW NOTEHOLDER
      SECURITIES                                                         44

IV.   Certain United States Federal Income Tax Consequences of the
      Restructuring Agreement                                            46

V.    Law 550 and the Law 550 Proceeding                                 58

VI.   Voting Procedures                                                  64

VII.  Financial Information                                              66

VIII. Governance of Reorganized Transtel                                 67

IX.   Other Aspects of the Restructuring Agreement                       73

X.    Risk Factors                                                       76

EXHIBITS

Exhibit A       Restructuring Agreement

Exhibit B-1     2002 Annual Report

Exhibit B-2     Unaudited Financial Statements through and as of
                June 30, 2003

Exhibit C       Schedule of Claims, Voting Class, Voting Amounts,
                Eligible Amounts and Voting Rights

Exhibit D       New Senior Notes Indenture -- Certain Covenants

Exhibit E       Viability Opinion

Exhibit F       Form of Amended By-Laws

                                       I.

                                  Introduction

Please refer to the Glossary beginning on page G-1 and the Restructuring Agreement, attached as Exhibit A hereto, for definitions of capitalized terms used but not otherwise defined in this Disclosure Statement.

                         Transtel and The Restructuring

        Transtel is the largest private telephone company in Colombia, providing telephone service to both business and residential subscribers. Through its Operating Subsidiaries, Transtel owns and operates seven telephone systems with their complete infrastructure, serving ten cities, with an aggregate population of 3.3 million, located in the southwestern region of Colombia. As of June 30, 2003, these systems provided service to approximately 223,380 subscribers and had an average penetration of 25.1 lines per 100 people. In addition, through Cablevision, Transtel holds the exclusive license to provide pay television services in Cali and the surrounding area. As of June 30, 2003, Transtel had 11,984 pay television subscribers.

        Transtel commenced operations in 1995 in the city of Palmira. Between 1996 and 1999 the Company incurred significant financial obligations to finance its initial infrastructure build-out, which it completed in the fourth quarter of 2000. The obligations incurred include the Existing Notes, vendor financing from Siemens, lease obligations to the Lease Trustee, bank borrowings and deferral of value added taxes and duties related to the purchase of imported telecommunications equipment. In 2000, the Company experienced a significant loss of revenue and impairment of cash flow from a dramatic increase in its customer turnover rate due to a combination of Colombia's national economic recession, high unemployment and equipment difficulties. At the same time, continuing severe devaluation of the Peso against the Dollar further increased the effective cost of the Company's Dollar-dominated debt and lease obligations. As a result, the Company's cash flow from operations has not been sufficient to meet required payments on its financial obligations since the fourth quarter of 2000. On October 4, 2002, Transtel commenced a reorganization proceeding in Colombia under Law 550 and is now seeking to restructure its obligations, including the Existing Notes, on the terms provided in the Restructuring Agreement.

        The Restructuring Agreement is the result of extensive negotiations among Transtel, the Committee and the Existing Shareholders. The Committee includes the holders of approximately 55.4% of the outstanding principal amount of Certificates, which represent a like percentage of the outstanding principal amount of Existing Senior Notes, and approximately 34.5% of the outstanding principal amount of Existing Discount Notes. In order to become effective, the Restructuring Agreement must be approved by the Required Majority of Transtel's creditors and shareholders. The Required Majority, defined by Law 550, consists of holders of more than 50.0% of all Voting Rights and must include at least one holder from at least three of the five Voting Classes. The members of the Committee, one additional Existing Noteholder and one of the Existing Shareholders have informed the Company that they intend to vote for the Restructuring Agreement. Together these parties hold approximately 38.6% of the total Voting Rights and represent three of the five Voting Classes. If the required approvals are not received on or before October 17, 2003, Transtel will be required by Law 550 to liquidate.

        See the Company's 2002 Annual Report, attached as Exhibit B-1 hereto, and June 30, 2003 Interim Financials, attached as Exhibit B-2 hereto, for a more complete description of the Company's business and operations, existing capital structure and recent developments leading up to the Restructuring, as well as the Company's audited financial statements for the years ended and as of December 31, 2000, 2001 and 2002 and unaudited financial statements for the six months ended and as of June 30, 2003.

                   Recent Events -- Negotiations with Siemens

        In May 2003, Transtel, the Committee, Siemens and the Existing Shareholders entered into the Implementation Agreement, pursuant to which they agreed to continue the Law 550 Proceeding to effect a restructuring of the Company's obligations substantially on the terms of the Restructuring Agreement, but also providing for a restructuring of the obligations of the Operating Subsidiaries under the Siemens Contracts.

        The Operating Subsidiaries and Transtel entered into the Siemens Contracts in connection with the acquisition and financing of telecommunications equipment. Transtel is jointly and severally liable for the obligations under the Siemens Contracts, which have been restructured pursuant to the Acta Final and the Acta Complementaria. The Acta Complementaria, among other things, fixed the aggregate amount owing under the Siemens Contracts and established a payment schedule for this amount. Pursuant to the Acta Complementaria, so long as the Operating Subsidiaries are making payments in accordance with this schedule, no other payments are required under the Siemens Contracts. The Operating Subsidiaries are not subject to Transtel's Law 550 Proceeding and their obligations to Siemens will not be affected by the Restructuring Agreement without the agreement of Siemens.

        Negotiations continued through early September 2003 among Transtel, the Committee, Siemens and the Existing Shareholders to finalize the terms of a restructuring agreement in accordance with the Implementation Agreement. The parties were unable to agree on terms acceptable to Siemens, on the one hand, and Transtel, the Committee and the Existing Shareholders, on the other hand. On September 8, 2003, the Committee delivered a written notice terminating the Implementation Agreement. Accordingly, the Restructuring Agreement does not provide for a restructuring of the obligations of the Operating Subsidiaries under the Siemens Contracts, unless Siemens elects to restructure its joint and several liability Claim against Transtel. If Siemens so elects, it would be required to release its claims against the Operating Subsidiaries and convey to them title to the Leased Equipment. If Siemens does not so elect, it will retain its rights under the Siemens Contracts, as modified by the Acta Final and the Acta Complementaria. Siemens has disputed the effectiveness of the Acta Complementaria. A successful challenge could adversely affect Transtel's cash flow and ability to meet its obligations under the New Notes, see Section X.

        Siemens, directly or indirectly through the Lease Trustee, holds approximately 29.5% of the total Voting Rights. The Existing Noteholders hold approximately 66.9% and all other creditors hold approximately 3.6%. As a result of the breakdown of negotiations with Siemens, there can be no assurance how Siemens will vote on the Restructuring Agreement. If Siemens does not vote for the Restructuring Agreement, the Restructuring Agreement can not be approved without the vote of the holders of at least 74.9% of the Voting Rights assigned to the Existing Notes (assuming no other creditors vote to approve).

          Treatment of Existing Notes Under the Restructuring Agreement

        Existing Noteholders may elect to receive either the Capitalization Treatment or the Base Treatment under the Restructuring Agreement. Distributions to Existing Noteholders under both treatments will be made on the Effective Date and will be based on the Eligible Amount of their Claims; that is, the outstanding principal amount of the Existing Senior Notes, and the accreted value of the Existing Discount Notes, plus accrued and unpaid interest as of September 30, 2002, the Claims Determination Date for Transtel's Law 550 Proceeding.

        Capitalization Treatment. Under the Capitalization Treatment, the Existing Noteholders (assuming that they all elected this treatment) will receive in the aggregate:

        .       $110,000,000 in principal amount of New Senior Notes,

        .       $21,665,994 in initial principal amount of New Convertible
                Notes, and

        . Creditor Capitalization Shares representing 20% of the Common Stock of Transtel on the Effective Date of the Restructuring Agreement. The Creditor Capitalization Shares will represent a significantly higher percentage of the Effective Date Shares to the extent that the Shares Trust SPV does not transfer Capitalization Shares to the Existing Shareholders. See Section II.D.1(c).

Existing Noteholders who elect the Capitalization Treatment will also receive a Restructuring Fee in consideration for that election. The Restructuring Fee is described in Section II.D.1.

        The New Senior Notes will be guaranteed by the Operating Subsidiaries and will be secured by substantially all of the assets of Transtel and the Operating Subsidiaries other than (a) certain assets of Transtel, if the Restructuring Agreement is approved by less than 60% of the Voting Rights, and
(b) certain assets of the Operating Subsidiaries, if Siemens does not elect the Capitalization Treatment or the Base Treatment. See Section II.D.1(a).

        The New Senior Notes will also have the benefit of the Mandatory Sale Process Agreement, which provides for a Sale of the equity ownership of Transtel for the benefit of the New Senior Notes following an acceleration of the New Senior Notes. At the consummation of a Sale, the New Senior Notes will be converted into New Senior Notes Conversion Shares which will have a priority entitlement to the net proceeds of the Sale in an amount up to the unpaid principal and interest of all outstanding New Senior Notes at the time of conversion. There can be no assurance that such net proceeds will not be less than this amount. In certain circumstances, the Existing Shareholders will have the right to receive a portion of the net proceeds otherwise payable to the holders of the New Senior Notes Conversion Shares. The Mandatory Sale Process Agreement is described in Section II.D.1(e).

        The Creditor Capitalization Shares represent a portion of the Capitalization Shares that will be issued to the Shares Trust SPV for the benefit of the holders of Claims that receive the Capitalization Treatment. These Capitalization Shares will be issued in exchange for such holders' capitalization of the Capitalized Amount of their Claims. The Shares Trust SPV will transfer a portion of the Capitalization Shares it receives to Existing Shareholders who vote to approve the Restructuring Agreement. The Creditor Capitalization Shares will represent a significantly higher percentage of the Effective Date Shares to the extent that the Shares Trust

SPV does not transfer Capitalization Shares to Existing Shareholders. These "Capitalization Transactions" are described in Section II.D.1(c).

        Existing Noteholders that elect the Capitalization Treatment will have certain governance and other rights with respect to their Creditor Capitalization Shares and Conversion Shares as provided in the Shareholders Agreement described in Section II.D.1(d). The Capitalization Treatment is further described in Section II.D.1.

        Although the foregoing description contemplates that the Capitalization Shares will be issued to the Shares Trust SPV, those shares will in fact be issued to the Shares Trustee under the Shares Trust Agreement, and the Shares Trust will transfer any shares it holds to the Shares Trust SPV only immediately prior to the Closing of a Sale under the Mandatory Sale Process Agreement. References throughout this Disclosure Statement to the Shares Trust SPV are therefore actually references to the Shares Trust, until such transfers occur.

        Base Treatment. Under the Base Treatment, the Existing Noteholders (assuming that they all elected this treatment) would receive in the aggregate $212,896,567 in principal amount of New Base Notes. The Base Notes will be unsecured obligations of Transtel, without recourse to the Operating Subsidiaries, and will have no rights under the Mandatory Sale Process Agreement. Existing Noteholders that receive the Base Treatment will not receive any Common Stock of Transtel and will have no governance or other rights under the Shareholders Agreement. In addition, Existing Holders that receive the Base Treatment will not be entitled to the Restructuring Fee. The Base Treatment is further described in Section II.D.2.

        If the Restructuring Agreement is approved, Existing Noteholders who do not vote, or who vote against the Restructuring Agreement, will receive the Base Treatment.

        The following table compares the principal terms of the New Senior Notes issuable under the Capitalization Treatment and the New Base Notes issuable under the Base Treatment.

                                        New Senior Notes                                   New Base Notes
                         ----------------------------------------------     ----------------------------------------
Principal Amount         51.7% of Eligible Amount of Claims.                100.0% of Eligible Amount of Claims.

Maturity                 December 31, 2008.                                 Tenth anniversary of the Effective Date.

Interest                 12.5% per annum, payable quarterly.                Interest free for first three years.

                                                                            Thereafter, at a rate per annum equal to
                                                                            Three Month LIBOR, as in effect from
                                                                            time to time, payable quarterly.

Amortization             . Quarterly  from Excess Cash Flow (applied        No principal payments prior to final
                           to reduce the following  mandatory               maturity
                           redemptions in forward order),

                         . 5.0% of original principal amount on
                           December 31, 2005, and

                         . 10.0% of original principal amount on
                           December 31 of each of 2006 and 2007.

Guarantors               The Operating Subsidiaries.                        None.

Collateral               . Substantially  all assets of Transtel/1/ and     None.
                           the Operating Subsidiaries/2/, and

                         . The Existing Shareholder Shares./2/,/3/

----------
/1/ If the Restructuring Agreement is approved by less than 60% of the total Voting Rights, the collateral securing the New Senior Notes will not include assets of Transtel other than the Existing Inter-Company Notes (Existing Senior Notes). See Section II.D.1(a).

/2/ Unless Siemens elects the Capitalization Treatment or the Base Treatment, the collateral will not include (a) the Siemens Double Coupon Receivables, (b) the Leased Equipment or (c) the Siemens Collateral Shares. If Siemens elects the Capitalization Treatment or the Base Treatment, as a condition to receiving that treatment, it will be required, among other things, to discontinue the Siemens Double Coupon, convey title to the Leased Equipment to the Operating Subsidiaries and release its lien on the Siemens Collateral Shares, in which event, the Siemens Double Coupon Receivables, the Leased Equipment and the Siemens Collateral Shares will be included in the collateral securing the New Senior Notes. The New Senior Notes will not be secured by a pledge of the Existing Shares of an Existing Shareholder who does not vote for the Restructuring Agreement. See Section II.D.1(a).

/3/ The ownership interests in the Existing Shareholder SPVs will be pledged to the Shares Trust SPVs as part of the Capitalization Transactions.

        The following table compares the Capitalization Treatment and the Base Treatment of the Existing Notes on an aggregate basis and shows the principal amounts of the New Notes issuable in exchange for the Existing Notes as a percentage of (a) in the case of the Existing Senior Notes, (x) outstanding principal amount at September 30, 2002 and (y) outstanding principal amount plus accrued and unpaid interest at September 30, 2002 (the Eligible Amount for the Existing Senior Notes), and (b) in the case of the Existing Discount Notes, (w) initial accreted value, (x) accreted value as of September 30, 2002, (y) accreted value plus accrued and unpaid interest at September 30, 2002 (the Eligible Amount for the Existing Discount Notes) and (z) principal amount at maturity. The table also shows for the Capitalization Treatment the number of shares of Common Stock issuable per $1,000 of such amounts, assuming all the Existing Noteholders, and no other creditors, elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

                                                                                                         Base Treatment
                                                                                                         --------------
                                                              Capitalization Treatment
                                                   --------------------------------------------------
                                                                         New
                                                    New Senior       Convertible        Number of
                                                       Notes            Notes           Shares/1/        New Base Notes
                                                   -------------   --------------   -----------------    --------------
Existing Senior Notes

   Principal Amount of New
   Notes Issued in Exchange                        $  94,023,082   $   18,519,123      45,188,913,258/2/ $  181,974,467

   New Notes as a Percentage
   of Existing Senior Notes:

         Principal at 9/30/02    $   150,000,000       62.682055%       12.346082%            301,259/3/     121.316311%
          Interest at 9/30/02    $    31,974,467
                                 ---------------
      Principal plus Interest    $   181,974,467       51.668283%       10.176770%            248,326/3/     100.000000%

Existing Discount Notes

   Principal Amount of New
   Notes Issued in Exchange                        $  15,976,918   $    3,146,871       7,678,748,030/4/ $   30,922,100

   New Notes as a Percentage
   of Existing Discount
   Notes:

       Initial Accreted Value    $    15,000,000      106.512786%       20.979140%            511,917/3/     206.147331%
    Accreted Value at 9/30/02    $    30,918,528       51.674251%       10.177946%            248,354/3/
          Interest at 9/30/02    $         3,572
                                 ---------------
 Accreted Value plus interest    $    30,922,100       51.668283%       10.176770%            248,326/3/     100.000000%
        Principal at Maturity    $    95,663,185       16.701219%        3.289532%             80,269/3/      32.323929%

----------
/1/ Assumes all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.
/2/ Aggregate Creditor Capitalization Shares issuable in respect of the Existing Senior Notes, representing 17.10% of the Effective Date Shares.
/3/ Creditor Capitalization Shares issuable per $1,000 of amount indicated at left.
/4/ Aggregate Creditor Capitalization Shares issuable in respect of the Existing Discount Notes, representing 2.90% of the Effective Date Shares.

        If the Restructuring Agreement is approved by the Required Majority of Transtel's creditors and shareholders, you will be bound by the Restructuring Agreement whether or not you vote to approve it. In that event: if you have voted in favor of the Restructuring Agreement, you will receive the treatment you elect in your Voting Direction; or, if you have either voted against the Restructuring Agreement or have not timely submitted any Voting Direction, you will receive the Base Treatment.

                                This Solicitation

        Pursuant to this Disclosure Statement, Transtel is soliciting your vote as an Existing Noteholder to approve the Restructuring Agreement and to elect a treatment thereunder. Your vote for the Restructuring Agreement and election of the Capitalization Treatment will also constitute your direction to the Shares Trustee to vote your Creditor Capitalization Shares at the Effective Date Shareholders Meeting to approve the Implementing Resolutions described in Section X.A.

        Transtel has prepared this Disclosure Statement solely for the use of the Existing Noteholders to provide sufficient information to enable them to make an informed decision on whether or not to approve the Restructuring Agreement. This Disclosure Statement describes:

        . the treatment of the Existing Notes and other Claims and Interests under the Restructuring Agreement, including a description of the Capitalization Treatment and the Base Treatment (Section II);

        . certain securities law matters relating to the New Noteholder Securities (Section III);

        . certain United States federal income tax consequences of the Restructuring Agreement (Section IV);

        .       Law 550 and the Law 550 Proceeding (Section V).

        .       how to vote on the Restructuring Agreement (Section VI);

        .       certain financial information about Transtel (Section VII);

        . how Reorganized Transtel will be governed after the Effective Date (Section VIII);

        . other aspects of the Restructuring Agreement, including conditions to the Effective Date (Section IX); and

        . certain risk factors Existing Noteholders should consider before voting (Section X).

        A supplement to the Restructuring Agreement will be available on Transtel's website (www.transtel.com.co) no later than the Effective Date. The Restructuring Agreement Supplement will contain the final forms of material documents to be entered into in connection with the implementation of the Restructuring Agreement, including, among others, the New Indentures, material Security Documents, the Mandatory Sale Process Agreement, the Amended By-Laws and the Shareholders Agreement.

                                 VOTING DEADLINE

        To be counted, all Voting Directions must be received by the Voting Agent by 2:00 p.m. (New York City Time) on October 10, 2003.

                                   IMPORTANT!

        If your Certificates or Existing Discount Notes are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, you must deliver your Voting Direction to them in sufficient time for them to process them and return them to the Voting Agent before the Voting Deadline.

        To complete your Voting Direction you must elect one of the following three options:

        . Approve the Restructuring Agreement and elect the Capitalization Treatment;

        .       Approve the Restructuring Agreement and elect the Base
                Treatment; or

        .       Reject the Restructuring Agreement.

        Please carefully read and follow the instructions provided in Section VI and in the form of Voting Direction provided to you. Please keep in mind that the failure to timely submit a properly completed Voting Direction is the equivalent of a vote against the Restructuring Agreement. Transtel, with the consent of the Committee, reserves the right to accept, or permit the cure of, non-complying Voting Directions received prior to the Creditors Meeting.

        If you vote to reject the Restructuring Agreement, or do not timely submit any Voting Direction, and the Restructuring Agreement is nonetheless approved by the Required Majority under Law 550, you will be bound by the Restructuring Agreement and receive the Base Treatment.

        The Voting Parties will vote the Existing Senior Notes and the Existing Discount Notes at the Creditors' Meeting in accordance with timely received, properly completed Voting Directions. The Creditors' Meeting will be held on or before October 17, 2003, on not less than 15 business days' prior notice given by the Promotor. The Promotor's notice will specify the date, time and location in Colombia of such meeting and will be given by publication in El Tiempo, a newspaper published in Bogota with national circulation in Colombia, and in a local newspaper published in Cali, where Transtel has its headquarters.

        Transtel believes that the restructuring of its financial obligations on the terms of the Restructuring Agreement provides the best available opportunity to all stakeholders to maximize their recoveries. The Restructuring Agreement provides for the continued operation of Reorganized Transtel. If the Required Majority under Law 550 does not approve the Restructuring Agreement on or before October 17, 2003, Transtel will be required by Law 550 to liquidate. A liquidation could involve separate sales in distressed circumstances of Transtel's assets, including Transtel's controlling interest in each Operating Subsidiary, rather than a sale of the Transtel network as an integrated business. Transtel believes that such sales of its interest in individual Operating Subsidiaries would likely result in a significantly reduced recovery to the Existing Noteholders compared to the recovery under the Restructuring Agreement.

        Further, Transtel believes that the Capitalization Treatment provides the Existing Noteholders the opportunity for a better recovery under the Restructuring Agreement than the Base Treatment. The conversion to equity of a substantial portion of the Existing Notes is likely to enhance the value of the New Senior Notes and provide the opportunity for an increased recovery through the New Convertible Notes and Creditor Capitalization Shares.

                             VOTING RECOMMENDATIONS

        If the Restructuring Agreement is not approved at the Creditors' Meeting, Transtel will be required by Law 550 to liquidate.

        Transtel believes that approval of the Restructuring Agreement provides the best opportunity for its creditors, including the Existing Noteholders, to maximize their recoveries and is a superior alternative to liquidation. Accordingly, Transtel encourages the Existing Noteholders to vote to approve the Restructuring Agreement. Transtel also encourages the Existing Noteholders to elect the Capitalization Treatment.

        The members of the Committee and Guillermo O. Lopez, an Existing Shareholder and the Chief Executive Officer of Transtel, have informed Transtel that they intend to vote to approve the Restructuring Agreement and that the members of the Committee intend to elect the Capitalization Treatment.

                              THE VOTING AGENT IS:

                              D.F. King & Co., Inc.
                           48 Wall Street, 22nd Floor
                               New York, NY 10005

        Please contact the Voting Agent at the number below if:

        . you did not receive a form of Voting Direction with this Disclosure Statement,

        .       your Voting Direction becomes damaged or lost, or

        .       you have any questions regarding voting procedures.

        Beneficial owners, call toll-free: +1-800-848-3416

        Brokers, banks and other nominees, call collect: +1-212-269-5550

                                       II.

           Treatment of Existing Notes and Other Claims and Interests
                        Under the Restructuring Agreement

        The Restructuring Agreement specifies the treatment in the Restructuring of all Claims against and Interests in Transtel, including the Existing Notes. Under Law 550, holders of the Claims and Interests are divided into five Voting Classes, the amount of their Claims and Interests are determined and they are assigned Voting Rights.

        The five Voting Classes consist of:

        .       Class A -- shareholders

        .       Class B -- employees and pensioners

        . Class C -- governmental entities and social security institutions

        . Class D -- financial institutions supervised by the Superintendency of Banks

        .       Class E -- all other creditors, including the Existing
                Noteholders

        The amount of the Claims and Interests to be recognized and treated under the Restructuring Agreement is determined as of September 30, 2002, the Claims Determination Date for Transtel's Law 550 Proceeding. The Claims Determination Date is the last day of the month preceding the month in which the Law 550 Proceeding is commenced.

        Generally, Voting Rights correspond to the Voting Amount of a Claim, that is, the unpaid principal amount, including any capitalized interest, on such Claim as of the month end preceding the Commencement Date. To become effective, the Restructuring Agreement must be approved by the Required Majority, which consists of holders of not less than a majority of all Voting Rights and must include at least one holder from at least three of the five Voting Classes. If the Restructuring Agreement is approved by the Required Majority, it will bind all holders of Claims and Interests whether or not they vote to approve the Restructuring Agreement. In that event: if you have voted in favor of the Restructuring Agreement, you will receive the treatment you elect in your Voting Direction; or, if you have either voted against the Restructuring Agreement or have not timely submitted any Voting Direction, you will receive the Base Treatment.

        The holders of Claims and Interests entitled to vote on the Restructuring Agreement and their respective Voting Classes, Voting Amounts, Eligible Amounts and percentages of Voting Rights are set forth in Exhibit C.

A.      New Capital Structure of Reorganized Transtel

        The capital structure of Reorganized Transtel will depend on the amount of Claims receiving each of the Capitalization Treatment and the Base Treatment. The Existing Noteholders and the Other Electing Holders may elect either treatment. Siemens may elect either treatment or to retain its rights under the Acta Complementaria. The Claims of all other Creditors will receive the Base Treatment, except for (a) $3,614 of priority employee and pension Claims, which will be paid on the Effective Date and (b) $95,358 of priority tax Claims, which will be paid over five years pursuant to statutory requirements.

        Distributions under both the Capitalization Treatment and the Base Treatment will be made on the Effective Date and will be based on the Eligible Amount of Claims, that is, each Claim's outstanding principal amount (or accreted value in the case of Existing Discount Notes) plus accrued and unpaid interest as of the Claims Determination Date.

        Under the Capitalization Treatment, Transtel will issue in exchange for the Claims of Electing Holders that elect that treatment and Siemens if it elects that treatment:

        . New Senior Notes in an aggregate principal amount equal to approximately 51.7% of the Eligible Amount of their Claims ($516,682.83 for each $1 million of Eligible Amount; $110,000,000 in the aggregate if all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and $157,943,215 in the aggregate if all Electing Holders and Siemens elect the Capitalization Treatment);

        . New Convertible Notes in an aggregate original principal amount equal to approximately 10.2% of the Eligible Amount of their Claims ($101,767.70 for each $1 million of Eligible Amount; $21,665,994 in the aggregate if all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and $31,109,061 in the aggregate if all Electing Holders and Siemens elect the Capitalization Treatment); and

        . Creditor Capitalization Shares representing their Allocated Percentage of the Effective Date Shares (20.0% of the Effective Date Shares in the aggregate if all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and 28.7% in the aggregate if all Electing Holders and Siemens elect the Capitalization Treatment), which will be held by the Shares Trustee through the Shares Trust SPV and represented by Shares Trust Certificates issued to the Electing Holders and Siemens, as applicable. The Creditor Capitalization Shares will represent a significantly higher percentage of the Effective Date Shares to the extent that the Shares Trust SPV does not transfer Capitalization Shares to the Existing Shareholders. See Section II.D.1(c).

        Under the Base Treatment, Transtel will issue:

        . in exchange for the Claims of Electing Holders that do not elect the Capitalization Treatment and Siemens if it elects the Base Treatment, New Base Notes or New Base Promissory Notes, as applicable, in an aggregate principal amount equal to 100% of the Eligible Amount of their Claims ($212,896,567 if all Existing Noteholders, and no other creditors, receive the Base Treatment and $305,686,984 in the aggregate if all Electing Holders and Siemens receive the Base Treatment); and

        . in exchange for the Claims of the Non-Electing Holders, New Base Promissory Notes in an aggregate principal amount of $4,381,606, being equal to 100% of the Eligible Amount of their Claims.

                                 Capitalization

        The following table shows the capitalization of Transtel as of September 30, 2002, the Claims Determination Date for Transtel's Law 550 Proceeding, and the projected capitalization of Transtel (a) as of October 31, 2003 and (b) as of October 31, 2003, adjusted to give effect to the Restructuring as if the Effective Date were October 31, 2003. For the purposes of illustration, the table (including footnotes) assumes that (i) all Existing Noteholders elect the Capitalization Treatment, (ii) all Other Electing Holders receive the Base Treatment and (iii) Siemens retains its rights under Siemens Contracts, as modified by the Acta Final and the Acta Complementaria.

                                                                                                 Pro Forma
                                                                               Projected         Projected
                                                      September 30, 2002 October 31, 2003/1/ October 31, 2003/1/
                                                      ------------------ ------------------- -------------------
                                                                        (in US Dollars)/2/
LIABILITIES/3/

Financial Obligations                                         3,756,825         3,574,142         3,574,142
Accounts Payable                                              2,233,529         2,074,528         2,074,528
Related parties                                               3,882,717         3,976,162         3,976,162
Tax liabilities                                                 246,386           225,491           225,491
Labor liabilities                                                15,574            15,083            15,083
Accrued liabilities                                              51,842            55,092            55,092
Senior Notes                                                150,000,000       150,000,000       110,000,000
Discount Notes                                               30,918,528        30,918,528                --
Interests on Senior and Discount Notes as of 9/30/02         31,978,039        31,978,039                --
Interests on Senior and Discount Notes from 10/1/02          31,978,039        27,542,199                --
  through 10/31/03

Restructuring Fee                                                    --                --                --
New Convertible Notes                                                --                --        21,665,994
                                                         --------------    --------------    --------------
Total Liabilities                                           223,083,440       250,359,264       141,586,492

SHAREHOLDER'S EQUITY

Common Stock                                                 12,238,603        11,614,681        11,614,681
Capitalization - Senior and Discount Notes                           --                --        81,230,573/4/
Proportional of investment surplus                            9,144,050         9,563,788         9,563,788
Reserves                                                      7,430,384         7,051,584         7,051,584
Revaluation shareholder's equity                             14,065,771        12,177,375        12,177,375
Net Income (Loss) for the period                            (29,647,641)          982,010        19,949,209/5/
Retained earnings (deficit)                                 (20,096,280)      (70,031,850)      (70,031,850)
Valuation Surplus                                             1,027,458            71,507            71,507
                                                         --------------    --------------    --------------
Total Shareholder's Equity                                   (5,837,654)      (28,570,905)       71,626,867

Total Liabilities and Shareholder's Equity                  217,245,786       224,508,894       213,213,359
                                                         ==============    ==============    ==============

----------
/1./ October 31, 2003 Pro Forma Balance Sheet is an unaudited, forward-looking estimation. Actual numbers will differ. As a result of the Law 550 Proceeding, most liabilities will remain relatively unchanged.

/2./ Pesos have been converted into Dollars (a) at September 30, 2002, at Ps2,828.08 for $1.00, the Representative Market Rate for that date determined by the Superintendency of Banking, and (b) at October 31, 2003, at Ps2,980.00 for $1.00, a projected rate for that date determined by Transtel.

/3./ This table does not include liabilities under the Siemens Contracts, which are subject to the Acta Final and Acta Complementaria. As of October 31, 2003, the aggregate liability will be approximately $79.7 million in imputed principal and $7.4 million in imputed accrued and unpaid interest.

/4/ The amount capitalized includes unpaid interest on the Existing Senior Notes as of September 30, 2002 and capitalized interest and unpaid interest on the Existing Discount Notes for the same period. Therefore, it exceeds the difference in the principal of these claims.

/5/ Includes the adjustments to indebtedness and the decrease in interest rate from 12.5% down to 8% for the first six months of 2003.

B.      Summary Table of Claims and Interests and Their Treatment

        The following table shows the Voting Class, Voting Amount, Eligible Amount and percentage of Voting Rights of the Claims and Interests and summarizes their treatment under the Restructuring Agreement. Electing Holders may elect to receive either the Capitalization Treatment or the Base Treatment as shown. The Claims and Interests and their treatment are further described in the Sections following this table. Those descriptions are summaries only and are qualified by the Restructuring Agreement, which you are urged to read in full.

                                                                                                             Voting
      Voting Class                 Description/1/                              Treatment                     Rights
------------------------  ---------------------------------  --------------------------------------------  ----------
E -- General              Existing Senior Notes              Capitalization Treatment:                          55.46%

                          Voting Amount:    $   150,000,000  New Senior Notes:              $  94,023,082
                                                             New Convertible Notes:         $  18,519,123
                          Eligible Amount:  $   181,974,467  Creditor Capitalization Shares:
                                                             /2/,/3/                                17.10%

                                                             Base Treatment:

                                                             New Base Notes:                $ 181,974,467
------------------------  ---------------------------------  -------------------------------------------- ----------

E -- General              Existing Discount Notes            Capitalization Treatment:                          11.43%

                          Voting Amount:    $    30,918,528  New Senior Notes:              $  15,976,918
                                                             New Convertible Notes:         $   3,146,871
                          Eligible Amount:  $    30,922,100  Creditor Capitalization Shares:
                                                             /2/,/3/                                 2.90%

                                                             Base Treatment:

                                                             New Base Notes:                $  30,922,100

                                                                                                             Voting
      Voting Class                 Description/1/                              Treatment                     Rights
------------------------  ---------------------------------  --------------------------------------------  ----------

E -- General              Siemens Claims                     Capitalization Treatment:                          29.48%

                          Voting Amount:    $    79,743,148  New Senior Notes:              $  44,994,937
                                                             New Convertible Notes:         $   8,862,364
                          Eligible Amount:  $    87,084,252  Creditor Capitalization Shares:
                                                             /2/,/3/                                 8.18%

                                                             Base Treatment:

                                                             New Base Notes:                $  87,084,252

                                                             In case of either Capitalization Treatment
                                                             or Base Treatment, Siemens will be required
                                                             to release its claims against the Operating
                                                             Subsidiaries and convey to them title of the
                                                             Leased Equipment.

                                                             Siemens Contracts:

                                                             Siemens retains its rights described in
                                                             Section II.E.

------------------------  ---------------------------------  --------------------------------------------  ----------

E -- General              Other General Claims               Capitalization Treatment:                           0.77%

                          Voting Amount:    $     2,083,936  New Senior Notes:              $   1,193,962
                                                             New Convertible Notes:         $     235,009
                          Eligible Amount:  $     2,309,274  Creditor Capitalization Shares:
                                                             /2/,/3/                                 0.22%

                                                             Base Treatment:

                                                             New Base Notes:                $   2,309,274
------------------------  ---------------------------------  --------------------------------------------  ----------

E -- General              Subsidiary Claims                  Base Treatment:                                     1.44%

                          Voting Amount:    $     3,882,717  New Base Promissory Notes:     $   3,882,717
                          Eligible Amount:  $     3,882,717
------------------------- ---------------------------------- -------------------------------------------- ----------

D -- Financial            Regulated Institution Claims       Capitalization Treatment:                           1.20%
Institutions Supervised
by the Superintendency    Voting Amount:    $     3,250,275  New Senior Notes:              $   1,755,115
of Banks                                                     New Convertible Notes:         $     345,694
                          Eligible Amount:  $     3,396,891  Creditor Capitalization Shares:
                                                             /2/,/3/                                 0.32%

                                                             Base Treatment:

                                                             New Base Notes:                $   3,396,891
------------------------- ---------------------------------- -------------------------------------------- ----------

C -- Governmental         DIAN Claims                        $95,358 (Withholding Taxes):                        0.15%
Entities and Social                                              paid on the fifth anniversary of the
Security Institutions     Voting Amount:    $       407,245      Effective Date, with interest from the
                          Eligible Amount:  $       394,227      Effective Date at 2.25% per month,
                                                                 payable monthly.

                                                             Base Treatment:

                                                             $298,869 (Income Taxes and Peace Notes):

                                                                 New Base Promissory Note:  $     298,869

                                                                                                             Voting
      Voting Class                 Description/1/                              Treatment                     Rights
------------------------  ---------------------------------  --------------------------------------------  ----------
C -- Governmental         SuperSociedades Claims             Base Treatment:                                     0.05%
Entities and Social
Security Institutions     Voting Amount:    $       129,259  New Base Promissory Note:      $     162,105
                          Eligible Amount:  $       162,105
------------------------- ---------------------------------- -------------------------------------------- ----------

C -- Governmental         Other Pension Institution Claims   Payment in full on the Effective Date                   *
Entities and Social
Security Institutions     Voting Amount:    $         2,202
                          Eligible Amount:  $         2,195
------------------------- ---------------------------------- -------------------------------------------- ----------

B -- Employees            Employee Claims                    Payment in full on the Effective Date                   *

                          Voting Amount:    $         1,419
                          Eligible Amount:  $         1,419

------------------------- ---------------------------------- -------------------------------------------- ----------

B -- Employees            Senior Management Claims           Base Treatment:                                     0.01%


                          Voting Amount:    $        39,035  New Base Promissory Notes:     $      37,916
                          Eligible Amount:  $        37,916
------------------------- ---------------------------------- -------------------------------------------- ----------

A -- Shareholders         Existing Shareholders Interests    Existing Shareholder Shares:/3/        71.28%           *

                          Voting Amount:    Nominal (Ps5)


----------
/1/ The Voting Amount of Claims does not include accrued and unpaid interest other than properly capitalized interest as of the Claims Determination Date, as in the case of the Existing Discount Notes. The Eligible Amount of Claims includes accrued and unpaid interest as of the Claims Determination Date, reduced in the case of Siemens by payments received since that date.

/2/ All Creditor Capitalization Shares will be held by the Shares Trustee and represented by Shares Trust Certificates issued to the Electing Holders and Siemens, if applicable.

/3/ Percentages shown for Creditor Capitalization Shares and Existing Shareholder Shares are percentages of the Effective Date Shares and assume that all Electing Holders and Siemens elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares. In the case of the Existing Senior Notes, Existing Discount Notes and Other Electing Claims, the percentages shown reflect the respective aggregate Allocated Percentages for all holders. Each Electing Holder that elects the Capitalization Treatment, will receive Shares Trust Certificates representing its pro rata portion of these aggregate Allocated Percentages, which individual Allocated Percentages will be the same whether all or less than all Electing Holders elect the Capitalization Treatment. Likewise, Siemens' percentage of the Effective Date Shares represented by their Creditor Capitalization Shares will be the same regardless of the amount of other Claims that receive the Capitalization Treatment. The percentage of the Effective Date Shares represented by the Existing Shareholder Shares, however, will be increased by an amount equal to the aggregate individual Allocated Percentages that would otherwise be received by any Electing Holders that do not elect the Capitalization Treatment or by Siemens if it does not elect the Capitalization Treatment.

*       Less than 1/1,000 of 1%.

C.      Description of the Existing Notes

        In October 1997, Transtel issued the Existing Senior Notes to the Pass Through Trustee in an aggregate principal amount of $150,000,000. At the same time, the Pass Through Trustee issued a corresponding amount of Certificates with payment terms that mirror the Existing Senior Notes. The Pass Through Trustee holds the Existing Senior Notes under the Pass Through Trust Agreement for the benefit of the holders of the Certificates. Transtel has guaranteed payment of the Certificates pursuant to the Certificate Guarantees.

        Interest accrues on the Existing Senior Notes at the rate of 12.5% per annum and is payable semi-annually on May 1 and November 1 of each year. The Existing Senior Notes have a scheduled maturity of November 1, 2007. The Existing Senior Notes are secured by a pledge of the Existing Inter-Company Notes (Existing Senior Notes) representing advances to six of the Operating Subsidiaries of proceeds received by Transtel from the issuance of the Existing Senior Notes. As of September 30, 2002, the date as of which the Voting Amount and Eligible Amount of the Existing Senior Notes was determined, the unpaid principal amount of the Existing Senior Notes was $150,000,000 and $31,974,467 of interest was accrued and unpaid. Corresponding amounts of principal and interest were due in respect of the Certificates as of that date.

        In December 1998, Transtel issued the Existing Discount Notes in an aggregate principal amount at maturity of $95,663,185 and having an initial accreted value of $15,000,000. The Existing Discount Notes accrete at the rate of 20.22% per annum, compounded semi-annually. Interest accrues on the accreted value of the Existing Discount Notes at the rate of 0.10% per annum and is payable semi-annually on August 13 and February 13 of each year. The Existing Discount Notes have a scheduled maturity of August 13, 2008. The Existing Discount Notes are not secured. As of September 30, 2002, the date as of which the Voting Amount and Eligible Amount of the Existing Discount Notes was determined, the accreted value of the Existing Discount Notes was $30,918,528 and $3,572 of interest was accrued and unpaid.

        The Existing Senior Notes and the Existing Discount Notes are senior obligations of Transtel ranking pari passu with each other and all other existing and future senior indebtedness of Transtel.

        The Existing Senior Note Indenture and the Existing Discount Note Indenture impose certain limitations on the ability of Transtel and the Transtel Subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, issue preferred stock, merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Existing Discount Notes Indenture requires Transtel to cause any Operating Subsidiary receiving proceeds from the issuance of the Existing Discount Notes to guarantee the Existing Discount Notes and the Existing Senior Notes Indenture requires Transtel not to permit any Operating Subsidiary to guarantee any other indebtedness of Transtel, unless that Operating Subsidiary also guarantees the Existing Senior Notes. Four of the Operating Subsidiaries received advances from Transtel of proceeds from the issuance of the Existing Discount Notes. These advances are evidenced by the Existing Inter-Company Notes (Existing Discount Notes), however, these Operating Subsidiaries did not execute the required written guarantee of either the Existing Discount Notes or the Existing Senior Notes.

        As a result of the failure to make scheduled interest payments when due, Transtel is in default under the Existing Senior Notes and the Existing Discount Notes. In April 2002, holders of more than 50% in outstanding principal amount of Certificates directed (a) the Certificate Guarantee Trustee to demand payment under the Certificate Guarantees and (b) the Pass Through Trustee to direct the Existing Senior Notes Indenture Trustee to accelerate the Existing Senior Notes. The Certificate Guarantee Trustee delivered to Transtel a demand for payment under the Certificate Guarantees and the Existing Senior Notes Indenture Trustee delivered to Transtel a notice of acceleration under the Existing Senior Notes.

D.      Treatment of the Existing Notes under the Restructuring Agreement

        Existing Noteholders may elect to receive either the Capitalization Treatment or the Base Treatment under the Restructuring Agreement. Under the Capitalization Treatment, Existing Noteholders will receive New Senior Notes with a principal amount equal to approximately 51.7% of the Eligible Amount of their Claims, New Convertible Notes equal to approximately 10.2% of the Eligible Amount of their Claims and Shares Trust Certificates representing their Allocated Percentage of the Effective Date Shares in exchange for the remaining Eligible Amount, referred to as the "Capitalized Amount", of their Claims. Under the Base Treatment, Existing Noteholders will receive New Base Notes with a principal amount equal to 100% of the Eligible Amount of their Claims. If the Restructuring Agreement is approved by the Required Majority under Law 550, you will be bound by the Restructuring Agreement whether or not you vote to approve it. In that event: if you have voted in favor of the Restructuring Agreement, you will receive the treatment you elect in your Voting Direction; or, if you have either voted against the Restructuring Agreement or have not timely submitted any Voting Direction, you will receive the Base Treatment.

        Existing Noteholders that elect the Capitalization Treatment will receive a Restructuring Fee in consideration for that election. Existing Noteholders that elect or otherwise receive the Base Treatment will not be entitled to the Restructuring Fee.

        On the Effective Date, all of the Existing Senior Notes, Existing Discount Notes, Certificate Guarantees and all instruments representing them, and all obligations underlying them, will be deemed cancelled and thereafter will represent only the right to receive the New Noteholder Securities provided under the Capitalization Treatment or the Base Treatment, as applicable. The New Noteholder Securities distributable in respect of the Existing Senior Notes will be issued to the Pass Through Trustee to be held and distributed in accordance with the Pass Through Trust Agreement.

        1.      Capitalization Treatment of the Existing Notes

        On the Effective Date, Transtel will issue New Senior Notes, New Convertible Notes and Creditor Capitalization Shares to, or for the benefit of, each Existing Noteholder that elects the Capitalization Treatment, as follows:

        . New Senior Notes in a principal amount equal to 51.668283% of the Eligible Amount of such holder's Claims ($110,000,000 in the aggregate if all Existing Noteholders elect the Capitalization Treatment);

        . New Convertible Notes in an initial principal amount equal to 10.176770% of the Eligible Amount of such holder's Claims ($21,665,994 in the aggregate if all Existing Noteholders elect the Capitalization Treatment); and

        . Creditor Capitalization Shares representing such holder's Allocated Percentage of the Effective Date Shares. Each Existing Noteholder that elects the Capitalization Treatment will have an individual Allocated Percentage equal to its Pro Rata Share of 20% (the aggregate Allocated Percentages of all Existing Noteholders, if they all elect the Capitalization Treatment). Each Existing Noteholder's Pro Rata Share is a fraction, the numerator of which is the Eligible Amount of its Claim and the denominator of which is $212,896,567, the aggregate Eligible Amount of the Claims of all Existing Noteholders. All Creditor Capitalization Shares will be held by the Shares Trustee through the Shares Trust SPV and represented by Shares Trust Certificates issued to the Electing Holders. The Creditor Capitalization Shares will represent a significantly higher percentage of the Effective Date Shares to the extent that the Shares Trust SPV does not transfer Capitalization Shares to the Existing Shareholders. See Section II.D.1(c).

In addition, each Existing Noteholder that elects the Capitalization Treatment will receive, in consideration for that election, a Restructuring Fee equal to 2.383787% of the Eligible Amount of its Claim plus an amount equal to interest accruing on such Eligible Amount from October 31, 2003 through the Effective Date at a rate per annum of 6.166964%. As of October 31, 2003, the aggregate Restructuring Fee payable if all Existing Noteholders elected the Capitalization Treatment would be $5,075,000.

        Since the Claims for principal and interest under the Existing Senior Notes and for accreted value and interest under the Existing Discount Notes rank pari passu with each other, the Restructuring Agreement provides that the Eligible Amount of the Claims in respect of the Existing Notes (on which distributions under the Capitalization Treatment will be based) will equal the outstanding principal amount of, plus accrued and unpaid interest on, the Existing Senior Notes as of September 30, 2002 (the Claims Determination Date) and the accreted value of, plus accrued and unpaid interest on, the Existing Discount Notes as of the same date. No additional consideration will be given in respect of amounts accruing or accreting on the Existing Notes after September 30, 2002.

        The following table summarizes the Capitalization Treatment of the Existing Notes on an aggregate basis and shows the principal amounts of New Notes issuable in respect of the Existing Notes as a percentage of (a) in the case of the Existing Senior Notes, (x) outstanding principal amount at September 30, 2002 and (y) outstanding principal amount plus accrued and unpaid interest at September 30, 2002 (the Eligible Amount for the Existing Senior Notes), and
(b) in the case of the Existing Discount Notes, (w) initial accreted value, (x) accreted value as of September 30, 2002, (y) accreted value plus accrued and unpaid interest as of September 30, 2002 (the Eligible Amount for the Existing Discount Notes) and (z) principal amount at maturity. The table also shows for the Capitalization Treatment the number of shares of Common Stock issuable per $1,000 of such amounts, assuming all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

                                                                   New Senior      New Convertible        Number of
                                                                      Notes             Notes              Shares/1/
                                                                 --------------    --------------    -------------------
Existing Senior Notes

   Principal Amount of New Notes
    Issued in Exchange                                           $   94,023,082    $   18,519,123         45,188,913,258/2/

   New Notes as a Percentage of
    Existing Senior Notes:

                  Principal at 9/30/02     $       150,000,000        62.682055%        12.346082%               301,259/3/
                   Interest at 9/30/02     $        31,974,467
                                           -------------------
               Principal plus Interest     $       181,974,467        51.668283%        10.176770%               248,326/3/

Existing Discount Notes

   Principal Amount of New Notes
    Issued in Exchange                                           $   15,976,918    $    3,146,871          7,678,748,030/4/

   New Notes as a Percentage of
    Existing Discount Notes:

                Initial Accreted Value     $        15,000,000       106.512786%        20.979140%               511,917/3/

             Accreted Value at 9/30/02     $        30,918,528        51.674251%        10.177946%               248,354/3/
                   Interest at 9/30/03     $             3,572
                                           -------------------
               Principal plus Interest     $        30,922,100        51.668283%        10.176770%               248,326/3/
                 Principal at Maturity     $        95,663,185        16.701219%         3.289532%                80,269/3/

----------
/1/ Assumes all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

/2/ Aggregate Creditor Capitalization Shares issuable in respect of the Existing Senior Notes, representing 17.10% of the Effective Date Shares.

/3/ Creditor Capitalization Shares issuable per $1,000 of amount indicated at left.

/4/ Aggregate Creditor Capitalization Shares issuable in respect of the Existing Discount Notes, representing 2.90% of the Effective Date Shares.

        As described in Sections II.E, F and H, Other Electing Holders and Siemens may also elect the Capitalization Treatment. The following table shows the aggregate allocations of the New Capitalization Securities in the event that 100% of the Existing Noteholders and Other Electing Holders and Siemens elect the Capitalization Treatment, assuming the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

                                                                                New             Creditor
                                          Eligible Amount    New Senior      Convertible     Capitalization
                                             of Claims         Notes            Notes           Shares/1/
                                          --------------   --------------   --------------   --------------
Existing Senior Notes                     $  181,974,467   $   94,023,082   $   18,519,123            17.10%
Existing Discount Notes                   $   30,922,100   $   15,976,918   $    3,146,871             2.90%
Other Electing Claims                     $    5,706,165   $    2,948,278   $      580,703             0.54%
Siemens                                   $   87,084,252   $   44,994,937   $    8,862,364             8.18%
                                          --------------   --------------   --------------   --------------
                                Total     $  305,686,984   $  157,943,215   $   31,109,061            28.72%

----------

/1/ Percentages shown are percentages of the Effective Date Shares and reflect the aggregate Allocated Percentages for all Existing Senior Notes, Existing Discount Notes, Other Electing Claims, respectively, and for Siemens assuming all Electing Holders and Siemens elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

        The Creditor Capitalization Shares issuable on the Effective Date will be issued to the Shares Trustee to be held for the benefit of the Electing Holders that elect the Capitalization Treatment and Siemens if it elects the Capitalization Treatment. The Shares Trustee will issue to each such Electing Holder and Siemens, if applicable, Shares Trust Certificates representing such party's underlying Creditor Capitalization Shares.

        The New Capitalization Securities will be issued as units consisting of a proportionate original principal amount of New Convertible Notes and number of Creditor Capitalization Shares (represented by Shares Trust Certificates) attached to each $1,000 principal amount of New Senior Notes. The New Capitalization Securities will not be separately transferable until repayment in full of the New Senior Notes, unless otherwise agreed by holders of not less than 90% in outstanding principal amount of the New Senior Notes, and as otherwise required to effect mandatory redemptions pursuant to the terms of the New Senior Notes.

        (a)     Description of the New Senior Notes

        Principal Amount; Payment Terms. Transtel will issue the New Senior Notes in an aggregate principal amount of up to $157,943,215, of which up to $110,000,000 in the aggregate will be issuable to Existing Noteholders that elect the Capitalization Treatment, up to $47,943,215 in the aggregate will be issuable to Other Electing Holders that elect the Capitalization Treatment and Siemens if it elects the Capitalization Treatment. Interest will accrue on the New Senior Notes from the Effective Date at the rate of 12.5% per annum and will be payable quarterly on December 31, March 31, June 30 and September 30 of each year. Required principal amortization payments will be due on December 31 of 2005, 2006 and 2007 in amounts equal to, respectively, 5.0%, 10.0% and 10.0% of the original principal amount of the New Senior Notes. The unpaid principal balance of the New Senior Notes will mature on December 31, 2008.

        Sale Process; Conversion. An acceleration of the New Senior Notes following an Event of Default thereunder or a failure to pay the New Senior Notes at maturity will trigger a Sale Process under the Mandatory Sale Process Agreement.

        The Mandatory Sale Process provides for a Sale of the equity ownership of Transtel for the benefit of the New Senior Notes as a special remedy. At the consummation of a Sale, the New Senior Notes will be converted into New Senior Notes Conversion Shares which will have a priority entitlement to the net proceeds of the Sale in an amount up to the New Senior Note Conversion Shares Priority Amount, which will equal the unpaid principal and interest of all outstanding New Senior Notes at the time of conversion. There can be no assurance that the net proceeds of any Sale will not be less than the New Senior Notes Conversion Shares Priority Amount. The issuance of the New Senior Notes Conversion Shares will fully discharge the New Senior Notes whether or not the net proceeds of the related Sale are sufficient to pay the full New Senior Notes Conversion Shares Priority Amount. In certain circumstances, the Existing Shareholders will have the right to receive a portion of the net proceeds otherwise payable to the holders of the New Senior Notes Conversion Shares. The Mandatory Sale Process Agreement is described in Section II.D.1(e).

        Redemption; Mandatory and Optional. So long as a Sale Event has not occurred, if the Company has Excess Cash Flow at the end of any fiscal quarter, commencing with the quarter ending December 31, 2003, Transtel will be required to redeem at the end of the next fiscal quarter that principal amount of New Senior Notes equal to the sum of (a) 70% of such Excess Cash Flow and (b) 30% of such Excess Cash Flow minus the amount of Excess Cash Flow Expenditures for such fiscal quarter. The required redemption amount will be equal to 100% of such Excess Cash Flow if more than $115,000,000 in principal amount of New Senior Notes are then outstanding. If the amount of Excess Cash Flow to be applied to redemption of New Senior Notes at any quarter end is less than $200,000, Transtel will retain such amount to be applied to the redemption of Senior Notes at the next quarter end when the amount of Excess Cash Flow to be applied to the redemption of Senior Notes (including any other previously retained amounts) is $200,000 or more. Cash Flow payments made in respect of the New Senior Notes will be applied to the required amortization payments due on December 31 of 2005, 2006 and 2007, in the forward order of maturity.

        Excess Cash Flow for each quarter will equal the Company's Consolidated Net Receipts for the quarter, subject to the Company's retention of a minimum cash balance of $3.0 million plus a reserve for annual capital expenditures of up to $1.5 million, which reserve will be included in Excess Cash Flow to the extent unused at the end of any fiscal year. Consolidated Net Receipts for each quarter will equal the Company's consolidated cash receipts in such quarter (excluding insurance proceeds used to repair or replace damaged or lost assets) less specified payments and accruals for the same period, including: (a) payments to telecommunications operators; (b) payments and accruals for taxes,
(c) budgeted cash operating expenses; (d) debt service; (e) payments of mandatory dividends to the municipalities holding minority interests in the Operating Subsidiaries; and (f) payments to the Superintendency of Companies. In addition, unless more than $115,000,000 in principal amount of New Senior Notes are then outstanding, the Company may make up to $1 million of Excess Cash Flow Expenditures in any fiscal year from 30% of Excess Cash Flow for any quarter. Excess Cash Flow Expenditures may be used to make (a) capital expenditures in excess of the $1.5 million annual reserve, to the extent approved by four of the five members of the Board, and (b) prepayments of certain amounts owing to DIAN. For the quarter ending December 31, 2003, all calculations will be based on the period from the Effective Date through quarter-end.

        Transtel may also, at its option, redeem (in minimum blocks of $500,000) all or any portion of the New Senior Notes at any time without premium or penalty. All mandatory and optional redemptions will be made on a pro rata basis among all outstanding New Senior Notes and at a redemption price of principal amount plus accrued and unpaid interest through the date of redemption. Transtel's ability to make optional redemptions of New Senior Notes will be restricted by the limited amount of cash available to it after the required application of its Excess Cash Flow to the mandatory redemption of New Senior Notes.

        Offer to Purchase Upon Change of Control. Transtel will be required to make an offer to redeem the New Senior Notes, at a redemption price equal to the outstanding principal amount plus accrued and unpaid interest, in the event of a Change of Control The offer to purchase upon a Change of Control is further described in Exhibit D.

        Guarantees. The Operating Subsidiaries will unconditionally guarantee the New Senior Notes pursuant to the New Senior Notes Guarantees.

        Ranking. The New Senior Notes will be senior obligations of Transtel ranking pari passu with Transtel's obligations under the New Base Notes and with all other existing and future senior indebtedness of Transtel. The New Senior Notes Guarantees will be senior obligations of the Operating Subsidiaries, ranking pari passu with all other existing and future senior indebtedness of the Operating Subsidiaries.

        Security. Subject to the three following paragraphs, the New Senior Notes and the New Senior Notes Guarantees will be secured by, among other things, (a) a pledge by the Existing Shareholder SPVs of the Existing Shareholder Shares and (b) a first priority security interest in substantially all assets of Transtel and the Operating Subsidiaries, including without limitation, (i) a security interest in all amounts on deposit in the Cash Concentration Accounts, (ii) a pledge of all rights of the Operating Subsidiaries under the Reimbursement Agreements, including all amounts reimbursed to Unitel by the other Operating Subsidiaries pursuant thereto, (iii) a pledge of the Amended Inter-Company Notes, (iv) a security interest in all amounts on deposit in the Notes Trust and (v) a pledge of all Transtel's equity interests in the Transtel Subsidiaries. In addition, the ownership interests in the Existing Shareholder SPVs will be pledged to the Shares Trust SPV as part of the Capitalization Transactions described in Section II.D.1(c).

        Under Law 550, Trantel may not secure the New Senior Notes with assets of Transtel that do not already secure the Existing Notes unless the Restructuring Agreement is approved by not less than 60% of all Voting Rights. If the Restructuring Agreement is approved by more than 50% but less than 60% of all Voting Rights, the collateral securing the new Senior Notes will not include any assets of Transtel other than the Existing Inter-Company Notes (Existing Senior Notes) described below. The principal assets that would be excluded from the collateral as a result of receiving the approval of less than 60% of the Voting Rights are Transtel's ownership interests in the Operating Subsidiaries and the Existing Inter-Company Notes (Existing Discount Notes).

        Pursuant to the International Lease Agreements, the Lease Trustee holds legal title to the Leased Equipment. Pursuant to the Acta Complementaria, Siemens has the right to the Siemens Double Coupon Receivables and holds a lien on the Siemens Collateral Shares. Unless Siemens elects the Capitalization Treatment or the Base Treatment, the collateral will not include (a) the Leased Equipment, (b) the Siemens Double Coupon Receivables or (c) the Siemens Collateral Shares. If Siemens elects the Capitalization Treatment or the Base Treatment, as a condition to receiving that treatment, it will be required, among other things, to convey title to the Leased Equipment to the Operating Subsidiaries, discontinue the Siemens Double Coupon and release its lien on the Siemens Collateral Shares, in which event, the Leased Equipment, the Siemens Double Coupon Receivables and the Siemens Collateral Shares will be included in the collateral securing the New Senior Notes.

        The New Senior Notes will not be secured by a pledge of the Existing Shares of an Existing Shareholder who does not vote for the Restructuring Agreement.

        Cash Concentration Accounts. Each Operating Subsidiary will maintain with one or more major commercial banks in Colombia a Cash Concentration Account in its own name. The Operating Subsidiaries will irrevocably instruct each of their collection agents (other than their Cash Concentration Banks) to remit all collections as received to their Cash Concentration Banks. Amounts on deposit in the Cash Concentration Account will be used to pay expenses of the

Operating Subsidiaries, including monthly payments to the Notes Trust in respect of the Reimbursement Agreements and the Inter-Company Notes, as well as payments pursuant to the Acta Complementaria (if Siemens does not elect the Capitalization Treatment or the Base Treatment), operating expenses, capital expenditures and required dividend payments to the municipalities holding minority interests in the Operating Subsidiaries. All amounts on deposit in the Cash Concentration Accounts will be subject to a security interest in favor of the New Senior Notes Indenture Trustee. All costs, fees and expenses of establishing, maintaining and administering the Cash Concentration Accounts will be paid by Transtel and the Operating Subsidiaries.

        Pursuant to the Acta Complementaria, Siemens has a right to the Siemens Double Coupon Receivables pursuant to the Siemens Double Coupon. Using the Siemens Double Coupon, each customer invoice includes two remittance coupons; one providing for payment of a specified portion of such invoice to be remitted to the Siemens Double Coupon Bank Accounts, the other providing for the balance of such invoice to be remitted to the account of the relevant Operating Subsidiary. As of the date of this Disclosure Statement, the Company has fully implemented the billing procedure required by the Siemens Double Coupon. However, Siemens has not yet established all of the Siemens Double Coupon Bank Accounts required to fully implement direct remittance to Siemens of the Siemens Double Coupon Receivables. As a result, the Company continues to collect a portion of the Siemens Double Coupon Receivables and remit to Siemens amounts due pursuant to the Acta Complementaria.

        Reimbursement Agreements. Unitel will enter into a services and reimbursement agreement with each of the other Operating Subsidiaries, pursuant to which Unitel will provide internet services, corporate services, maintenance, transportation services and overhead/administrative services. Each other Operating Subsidiary will reimburse Unitel for these services on a monthly basis. All payments under the Reimbursement Agreements will be made from the cash Concentration Accounts to the Notes Trust. All rights of Unitel and the other Operating Subsidiaries under the Reimbursement Agreements and all amounts payable thereunder to Unitel by the other Operating Subsidiaries will be subject to a pledge in favor of the New Senior Notes Indenture Trustee.

        Inter-Company Notes. Transtel advanced to the Operating Subsidiaries a portion of the proceeds received from the issuance of the Existing Notes. These advances are evidenced by the Existing Inter-Company Notes. The Existing Inter-Company Notes (Existing Senior Notes) evidence advances of the proceeds of the Existing Senior Notes and bear interest at the same rate and are repayable on the same schedule as the Existing Senior Notes. The Existing Inter-Company Notes (Existing Senior Notes) have been pledged to secure the Existing Senior Notes. The Existing Inter-Company Notes (Existing Discount Notes) evidence advances of the proceeds of the Existing Discount Notes and bear interest at the same rate and are repayable on the same schedule as the Existing Discount Notes.

        On the Effective Date, Transtel will capitalize TeleJamundi's Existing Inter-Company Note (Existing Senior Notes). If the Restructuring Agreement is approved by not less than 60% of the Voting Rights, the remaining Existing Inter-Company Notes will be amended and restated by the Amended Inter-Company Notes and will be subject to a pledge in favor of the New Senior Notes Indenture Trustee. The payment terms of the Amended Inter-Company Notes will be the same as those of the New Senior Notes, except that (a) TeleGirardot's Amended Inter-Company

Note will bear interest at the rate of 16% per annum and (b) interest on the Amended Inter-Company Notes will be payable monthly. If the Restructuring Agreement is approved by more than 50% but less than 60% of the Voting Rights, the remaining Existing Inter-Company Notes will be amended to extend their maturity to the maturity of the New Senior Notes and the Existing Inter-Company Notes (Existing Senior Notes) will be subject to a pledge in favor of the New Senior Notes Indenture Trustee. The Existing Inter-Company Notes (Existing Discount Notes) will not be pledged. In either case, all payments under the Inter-Company Notes will be made from the Cash Concentration Accounts to the Notes Trust. If Siemens elects the Capitalization Treatment, the Operating Subsidiaries will issue to Transtel additional inter-company notes in connection with their release from the obligations under the Siemens Contracts. Any such additional inter-company notes, if issued, will be subject to a pledge in favor of the New Senior Notes Indenture Trustee.

        The following table shows as of an assumed Effective Date of October 31, 2003 (a) the projected outstanding principal plus accrued or capitalized interest on and the Existing Inter-Company Notes and (b) the initial principal amount of the Amended Inter-Company Notes.

                                       Existing Inter-Company Notes
                             --------------------------------------------------           Amended
                             Existing Senior Notes      Existing Discount Notes     Inter-Company Notes
                             ---------------------      -----------------------     -------------------

Bugatel                           $  4,239,762                           0              $  4,239,762

Caucatel                          $  8,691,634                $    268,676              $  8,960,310

TeleCartago                       $ 11,441,853                $  6,930,710              $ 16,893,210

TeleGirardot                                --                $  7,760,367              $  7,760,367

TeleJamundi                                 --/1/                        0                         0

TelePalmira                       $ 25,879,349                           0              $ 25,879,349

Unitel                            $ 37,535,388                $ 14,399,078              $ 40,479,353/2/
                                  ------------                ------------              ------------

            Total                 $ 87,787,986                $ 29,358,831              $104,212,351

----------
/1/ TeleJamundi's Existing Inter-Company Note (Existing Senior Notes) will be capitalized. The projected outstanding principal plus accrued interest is $30,176,558.

/2/ If the Restructuring Agreement is approved by at least 60% of the Voting Rights, $11,455,113 of the combined projected outstanding principal plus accrued and capitalized interest on Unitel's Existing Inter-Company Note (Existing Senior Notes) and Existing Inter-Company Note (Existing Discount Notes) will be capitalized.

        Notes Trust. Transtel, the Operating Subsidiaries and the New Senior Notes Trustee will enter into a trust agreement with a Trust Company (Sociedad Fiduciaria) authorized to do business in Colombia, pursuant to which (a) Transtel will irrevocably instruct the Operating Subsidiaries to pay directly to the Notes Trust all amounts payable under the Inter-Company Notes; (b) Unitel will irrevocably instruct each of the other Operating Subsidiaries to pay directly to the Notes Trust all Reimbursed Amounts; and (c) the Notes Trust will
(i) convert the transferred amounts into Dollars and apply them when due to the payments under the New Senior Notes and (ii) invest funds on deposit in the Notes Trust pending such application.

         Covenants. The New Senior Notes Indenture will, among other covenants, impose on Transtel and the Transtel Subsidiaries the requirements and restrictions described in Exhibit D.

        Events of Default. The New Senior Notes Indenture will contain the events of default described in Exhibit D.

        Amendments and Waivers of the New Senior Notes Indenture. The New Senior Notes Indenture may be amended without the consent of the holders of the New Senior Notes for certain purposes specified in the New Senior Notes Indenture, so long as such amendments do not adversely affect the rights of any holder, including, without limitation, amendments to cure ambiguities or inconsistencies, provide additional rights or benefits to the holders or effect or maintain the qualification of the New Senior Notes Indenture under the TIA. Other amendments may be made to the New Senior Notes Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding New Senior Notes, except that:

        . the consent of the holders of not less than 90% in principal amount of the outstanding New Senior Notes will be required to amend (i) Transtel's obligation to make an offer to redeem the New Senior Notes upon a Change of Control, (ii) provisions relating to the Sale Process or (iii) the restriction on transfer of the New Senior Notes separate from the New Convertible Notes and the Shares Trust Certificates; and

        . no amendment may, with respect to the New Senior Notes held by any holder, do any of the following without such holder's consent: reduce the principal amount of New Senior Notes required to effect any amendment of the New Senior Notes Indenture; change the payment terms of the New Senior Notes (other than a change that is approved as provided above with respect to Transtel's obligation to make an offer to redeem the New Senior Notes upon a Change of Control); release the liens on all or substantially all of the collateral securing the new Senior Notes, except as permitted by the Security Documents; or effect other amendments specified in the New Senior Notes Indenture.

        (b)     Description of the New Convertible Notes

        Principal Amount; Payment Terms. Transtel will issue the New Convertible Notes in an aggregate initial principal amount of up to $31,109,061, of which up to $21,665,994 in the aggregate will be issuable to Existing Noteholders that elect the Capitalization Treatment, up to $9,443,067 in the aggregate will be issuable to Other Electing Holders that elect the Capitalization Treatment and Siemens if it elects the Capitalization Treatment. The principal amount of the New Convertible Notes will accrete quarterly from September 30, 2003 (as if the New Convertible Notes had been issued on that date) on each December 31, March 31, June 30 and September 30 thereafter, as shown in the table below. The New Convertible Notes will mature on December 31, 2008.

        The following table shows for each fiscal quarter ending on the date shown (a) the quarterly accretion rate applicable to such quarter and (b) the accreted value as of such date, assuming (x) all Existing Noteholders, and no other creditors, elect the Capitalization Treatment,

(y) all Electing Holders elect the Capitalization Treatment, but Siemens does not, and (c) all Electing Holders and Siemens elect the Capitalization Treatment.

                                                   Accreted Value at Quarter End
                                               -------------------------------------
                                  Quarterly      All Existing  All Electing Holders
      Quarter Ending            Accretion Rate  Noteholders/1/    and Siemens/2/
----------------------------    -------------- --------------- ---------------------
Sept. 30, 2003                           --    $    21,665,994   $    31,109,061

Dec. 31, 2003                          2.50%   $    22,207,644   $    31,886,788

March 31, 2004                         2.50%   $    22,762,835   $    32,683,958

June 30, 2004                          2.50%   $    23,331,906   $    33,501,057

Sept. 30, 2004                         2.50%   $    23,915,204   $    34,338,583

Dec. 31, 2004                          2.50%   $    24,513,084   $    35,197,048

March 31, 2005                         3.75%   $    25,432,325   $    36,516,938

June 30, 2005                          3.75%   $    26,386,037   $    37,886,323

Sept. 30, 2005                         3.75%   $    27,375,513   $    39,307,059

Dec. 31, 2005                          3.75%   $    28,402,095   $    40,781,074

March 31, 2006                         3.75%   $    29,467,173   $    42,310,364

June 30, 2006                          3.75%   $    30,572,192   $    43,897,003

Sept. 30, 2006                         3.75%   $    31,718,650   $    45,543,141

Dec. 31, 2006                          3.75%   $    32,908,099   $    47,251,009

March 31, 2007                         4.25%   $    34,306,693   $    49,259,176

June 30, 2007                          4.25%   $    35,764,727   $    51,352,691

Sept. 30, 2007                         4.25%   $    37,284,728   $    53,535,181

Dec. 31, 2007                          4.25%   $    38,869,329   $    55,810,426

March 31, 2008                         5.00%   $    40,812,795   $    58,600,947

June 30, 2008                          5.00%   $    42,853,435   $    61,530,995

Sept. 30, 2008                         5.00%   $    44,996,107   $    64,607,544

Dec. 31, 2008                          5.00%   $    47,245,912   $    67,837,922

----------
/1./ Assumes all Existing Noteholders, and no other creditors, elect the Capitalization Treatment.

/2./    Assumes all Electing Holders and Siemens elect the Capitalization
        Treatment.

        Redemption; Mandatory and Optional. In the event of a redemption in full of New Senior Notes, the New Convertible Notes will be required to be redeemed at a redemption price of their accreted value plus accrued and unpaid interest through the date of redemption. Transtel may not redeem the New Convertible Notes unless the New Senior Notes are paid in full.

        Guarantees; Security. The New Convertible Notes will not be guaranteed or secured.

        Ranking. The New Convertible Notes will rank junior to, and subordinated to the prior payment in full of, the New Senior Notes and all other existing and future indebtedness of

Transtel, other than (a) indebtedness of Transtel to any Transtel Subsidiary,
(b) indebtedness that by its terms ranks pari passu with, or junior to, the New Convertible Notes and (c) trade payables.

        Covenants. The covenants contained in the New Convertible Notes Indenture will be limited to customary covenants requiring Transtel to report certain information, to pay when due all taxes, assessments and governmental charges and to maintain its business and properties. The New Convertible Notes Indenture will also limit, on the same terms as provided in the New Senior Notes Indenture and described in Exhibit D, the ability of Transtel and the Transtel Subsidiaries to merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company.

        Events of Default. The only event of default under the New Convertible Notes Indenture will be a failure to pay accreted value when due upon mandatory redemption. The New Convertible Notes will automatically convert into the Conversion Shares upon the occurrence of any such event of default.

        Conversion. The New Convertible Notes will convert into Common Stock on the earliest to occur of (a) maturity of the New Convertible Notes, unless redeemed or otherwise paid in full on or before such date, (b) a Change of Control and (c) an acceleration of the New Senior Notes following an Event of Default thereunder. The number of Conversion Shares issuable will depend on the date of conversion. The following table shows for each date indicated, assuming the New Convertible Notes are converted on such date, the aggregate percentage of Transtel's fully diluted Common Stock represented by (i) the Conversion Shares and (ii) the Conversion Shares and Creditor Capitalization Shares, assuming (x) all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and (y) all Electing Holders and Siemens elect the Capitalization Treatment, and, in each case, the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

                                      Existing Noteholders/1/            Electing Holders w/ Siemens/3/
                                 ----------------------------------    ----------------------------------
                                                       Conversion                          Conversion
                                                       Shares and                          Shares and
                                                         Creditor                            Creditor
                                    Conversion       Capitalization       Conversion      Capitalization
           Date                       Shares             Shares             Shares            Shares
------------------------------   ---------------    ---------------    ---------------    ---------------
Sept. 30, 2003                             24.50%             39.60%             35.18%             53.79%

Dec. 31, 2003                              25.00%             40.00%             35.90%             54.30%

March 31, 2004                             25.50%             40.40%             36.61%             54.82%

June 30, 2004                              25.90%             40.72%             37.19%             55.23%

Sept. 30, 2004                             26.40%             41.12%             37.91%             55.74%

Dec. 31, 2004                              26.90%             41.52%             38.62%             56.25%

March 31, 2005                             27.60%             42.08%             39.63%             56.97%

June 30, 2005                              28.40%             42.72%             40.78%             57.78%

Sept. 30, 2005                             29.10%             43.28%             41.78%             58.50%

Dec. 31, 2005                              29.90%             43.92%             42.93%             59.32%

March 31, 2006                             30.70%             44.56%             44.08%             60.14%

                                      Existing Noteholders/1/            Electing Holders w/ Siemens/3/
                                 ----------------------------------    ----------------------------------
                                                       Conversion                          Conversion
                                                       Shares and                          Shares and
                                                         Creditor                            Creditor
                                    Conversion       Capitalization       Conversion      Capitalization
           Date                       Shares             Shares             Shares            Shares
------------------------------   ---------------    ---------------    ---------------    ---------------
June 30, 2006                              31.40%             45.12%             45.09%             60.86%

Sept. 30, 2006                             32.20%             45.76%             46.23%             61.67%

Dec. 31, 2006                              33.00%             46.40%             47.38%             62.49%

March 31, 2007                             33.93%             47.15%             48.73%             63.45%

June 30, 2007                              34.86%             47.89%             50.06%             64.40%

Sept. 30, 2007                             35.87%             48.70%             51.50%             65.43%

Dec. 31, 2007                              36.78%             49.43%             52.82%             66.37%

March 31, 2008                             37.88%             50.30%             54.39%             67.48%

June 30, 2008                              39.00%             51.20%             55.99%             68.63%

Sept. 30, 2008                             40.14%             52.11%             57.64%             69.80%

Dec. 31, 2008                              41.32%             53.05%             59.33%             71.01%

----------
/1./ Assumes all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

/2./ Assumes all Electing Holders and Siemens elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares.

In the case of conversion occurring between any two dates shown in the preceding table, the aggregate percentage of Transtel's fully diluted Common Stock represented by the Conversion Shares issued on such date and the Creditor Capitalization Shares would be pro rated on the basis of the number of days between the two relevant dates in the table and the number of days elapsed from the earlier of the two dates to the date of conversion.

        Amendments and Waivers. The New Convertible Notes Indenture may be amended without the consent of the holders of the New Convertible Notes for certain purposes specified in the New Convertible Notes Indenture, so long as such amendments do not adversely affect the rights of any holder, including, without limitation, amendments to cure ambiguities or inconsistencies, provide additional rights or benefits to the holders or effect or maintain the qualification of the New Convertible Notes Indenture under the TIA. Other amendments may be made to the New Convertible Notes Indenture with the consent of the holders of not less than a majority in accreted value of the outstanding New Convertible Notes, except that:

        . the consent of the holders of not less than 90% in accreted value of the outstanding New Convertible Notes will be required to amend (i) the provisions relating to the conversion of the New Convertible Notes or (ii) the restriction on transfer of the New Convertible Notes separate from the New Senior Notes and the Shares Trust Certificates; and

        . no amendment may, with respect to the New Convertible Notes held by any holder, do any of the following without such holder's consent: reduce the accreted value of New Convertible Notes required to effect any amendment of the New Convertible Notes Indenture; change the payment terms of the New Convertible Notes (other than a change that is approved as provided above with respect to the provisions relating to the conversion of the New Convertible Notes); or effect other amendments specified in the New Convertible Notes Indenture.

        (c)     Description of the Common Stock

        The Common Stock. Transtel's authorized capital stock consists of 50,000,000,000 ordinary shares, par value Ps1.00 per share, referred to in this Disclosure Statement as Common Stock. As of the date of this Disclosure Statement, there are 34,611,747,976 shares of Common Stock. These are the Existing Shares, which are owned 50% by each Existing Shareholder. In accordance with Transtel's by-laws and applicable Colombian law, each share of Common Stock entitles its holder to one vote on any matter submitted to the vote of the shareholders, including, but not limited to, the election of members of the Board and the election of Transtel's Statutory Auditor. Holders of Common Stock are entitled to receive dividends if, as and when approved in accordance with the by-laws and applicable Colombian law. The terms of the New Senior Notes will prohibit payment of dividends on Transtel's Common Stock. Pursuant to the Shareholders Agreement, described below, holders of Common Stock party to the agreement will waive their right to receive dividends thereon, including, but not limited to, any dividends mandated under Colombian law, for so long as receipt of such dividends is prohibited under the New Senior Notes.

        Capitalization Transactions. On the Effective Date, Transtel will issue the Creditor Capitalization Shares to the Shares Trust SPV for the benefit of the holders of Claims that receive the Capitalization Treatment. These Capitalization Shares will be issued in exchange for such holders' capitalization of the Capitalized Amount of their Claims. The Shares Trust SPV will transfer a portion of the Capitalization Shares it receives to Existing Shareholders who vote to approve the Restructuring Agreement. The Creditor Capitalization Shares will represent a significantly higher percentage of the Effective Date Shares to the extent that the Shares Trust SPV does not transfer Capitalization Shares to the Existing Shareholders. Specifically, these Capitalization Transactions will be as follows:

        . Each Existing Shareholder who votes for the Restructuring Agreement will transfer his Existing Shares to his Existing Shareholder SPV.

        . The Electing Holders and Siemens, if applicable, will capitalize 38.154947% of the Eligible Amount of their Claims in exchange for Creditor Capitalization Shares at their par value of Ps1.00 per share. For this purpose, Dollar-denominated Claims will be converted into Pesos at an exchange rate of Ps2,828.08 for $1.00, the Representative Market Rate at September 30, 2002 (the Claims Determination Date for Transtel's Law 550 Proceeding) determined by the Superintendency of Banking. The Creditor Capitalization Shares will be issued to the Shares Trust SPV.

        . If either Existing Shareholder does not vote for the Restructuring Agreement, the capitalization will proceed in two steps. First, the Electing Holders and Siemens, if applicable, will capitalize Ps15,388,252,024 of the Capitalized Amount of their

                Claims, which is equal to Transtel's authorized but unsubscribed capital. Second, immediately following the Effective Date Shareholders Meeting, at which Transtel's authorized capital will be increased to Ps1,500,000,000,000, Subject to appropriate adjustment, the Electing Holders and Siemens, if applicable, will capitalize the remaining portion of the Capitalized Amount of their Claims.

        . The Shares Trust SPV will sell to the Existing Shareholder SPV of each Existing Shareholder that votes for the Restructuring Agreement, such Existing Shareholder's Existing Shareholder Capitalization Shares for a purchase price equal to the aggregate par value of such shares converted back to Dollars at the rate of Ps2,828.08 for $1.00.

        . The purchase price will not bear interest and will be payable on the earlier of the payment in full of the New Senior Notes and the occurrence of a Sale Event under the Mandatory Sale Process Agreement. Each Existing Shareholder will guarantee payment of the purchase price, which guarantee will be secured by a pledge of the ownership interests in such Existing Shareholder SPV. If the New Senior Notes are paid in full prior to the occurrence of a Sale Event, the purchase price will be forgiven. If not, the purchase price will be satisfied in full by transfer of title to the ownership interests in the Existing Shareholder SPV pursuant to the pledge of the related Existing Shareholder, who will waive any rights he may against the Existing Shareholder SPV.

        Share Ownership. The Shares Trust SPV will sell to the Existing Shareholders that vote for the Restructuring Agreement all Capitalization Shares that would result in the Shares Trust SPV holding more than its applicable Creditor Capitalization Share Percentage of the Effective Date Shares. The following table shows the Creditor Capitalization Share Percentage of Effective Date Shares and the respective percentage of Effective Date Shares of the Existing Shareholders assuming (a) all Existing Noteholders, and no other creditors, elect the Capitalization Treatment and (b) all Electing Holders and Siemens elect the Capitalization Treatment, and also assuming, for each case,
(i) both Existing Shareholders vote for the Restructuring Agreement and (ii) one Existing Shareholder votes for the Restructuring Agreement and the other does not.

                                                        Creditor
                                                     Capitalization       Existing           Existing
                                                       Percentage       Shareholder 1      Shareholder 2
                                                    ---------------    ---------------    ---------------
All Existing Noteholders:/1/

                Both Existing Shareholders Vote/2/            20.00%             40.00%             40.00%

      Existing Shareholder 1 Votes / 2 Does Not/3/            46.73%             46.73%              6.54%

All Electing w/ Siemens:/4/

                Both Existing Shareholders Vote/2/            28.72%             35.64%             35.64%

      Existing Shareholder 1 Votes / 2 Does Not/3/            47.63%             47.63%              4.74%

----------
/1./ Assumes all Existing Noteholders, and no other creditors, elect the Capitalization Treatment.

/2./ Assumes that Existing Shareholders 1 and 2 vote for the Restructuring Agreement.

/3./ Assumes that Existing Shareholder 1 votes for the Restructuring Agreement and Existing Shareholder 2 does not.

/4./    Assumes all Electing Holders and Siemens elect the Capitalization
        Treatment.

        The following table shows the percentages of the Effective Date Shares and the Conversion Date Shares that would be held on an aggregate basis by (a) the Existing Noteholders, (b) the Other Electing Holders and Siemens together and (c) the Existing Shareholders, in each case, assuming that all of the Electing Holders and Siemens elect the Capitalization Treatment and the Existing Shareholders receive their respective Existing Shareholder Capitalization Shares. The table does not show the effect of possible issuances of other shares in the future. The issuance of additional shares of Common Stock will be prohibited under the New Senior Notes Indenture while the New Senior Notes are outstanding and will be subject to compliance with certain requirements under the Shareholders Agreement described in Sections II.D.1(d).

                                          As of Effective Date   As of Conversion Date
                                          --------------------   ---------------------
    Existing Noteholders                         20.00%                 49.45%
    Other Electing Holders and Siemens            8.72%                 21.55%
    Existing Shareholders                        71.28%                 29.00%
                                              --------               --------
                               Total            100.00%                100.00%

        Shares Trust Certificates. On the Effective Date, Transtel will issue the Capitalization Shares to the Shares Trustee for the benefit of the Electing Holders that elect the Capitalization Treatment and Siemens if it elects the Capitalization Treatment. The Shares Trustee will issue to each such Electing Holder and Siemens, if applicable, Shares Trust Certificates representing such party's underlying Creditor Capitalization Shares, after giving effect to the sale of all Existing Shareholder Capitalization Shares as part of the Capitalization Transactions. The Shares Trustee will enter into, and the Creditor Capitalization Shares will be subject to the rights and obligations under, the Shareholders Agreement, the Mandatory Sale Process Agreement and the Shares Trust Agreement.

        Description of the Shares Trust Agreement. The Shares Trust Agreement will provide for the governance and management of the Creditor Capitalization Shares by the Shares Trustee. Pursuant to the Shares Trust Agreement, the Shares Trustee will vote the Creditor Capitalization Shares, in respect of any action to be taken by the holders of the Creditor Capitalization Shares, in accordance with the written instructions of the holders of Shares Trust Certificates representing at least a majority of the Creditor Capitalization Shares held by the Trustee. The Shares Trustee will also collect and receive all distributions that may be made in respect of the Creditor Capitalization Shares. To the extent such distributions are not otherwise prohibited, the Shares Trustee will distribute the same to the holders of the Shares Trust Certificates in accordance with their beneficial ownership interests in the Creditor Capitalization Shares; provided that any distributions of voting securities of Transtel or its affiliates will be held by the Trustee as additional voting securities under the Shares Trust Agreement. The Shares Trust Agreement will terminate upon the earlier of (i) eight years from the Effective Date and (ii) such time as there are no Creditor Capitalization Shares outstanding.

        Shares Trust SPV. Although the description of the Capitalization Treatment contemplates that the Capitalization Shares will be issued to the Shares Trust SPV, those shares will in fact be issued to the Shares Trustee under the Shares Trust Agreement, and the Shares Trust will transfer any shares it holds to the Shares Trust SPV only immediately prior to the Closing of a Sale under the Mandatory Sale Process Agreement. References throughout this Disclosure Statement to the Shares Trust SPV are therefore actually references to the Shares Trust, until such transfers occur.

        (d)     Description of the Shareholders Agreement

        On the Effective Date, Transtel, the Shares Trustee, the Shares Trust SPV, each Existing Shareholder who votes for the Restructuring Agreement and his Existing Shareholder SPV will enter into the Shareholders Agreement. All of the Effective Date Shares (other than the Siemens Collateral Shares and the Existing Shares of any Existing Shareholder who does not vote for the Restructuring Agreement) will be subject to the Shareholders Agreement.

        The Shareholders Agreement will provide a voting procedure to maintain two Noteholder Directors as Board members through the date the New Senior Notes are fully paid, as well as the governance and management arrangements described in Section VIII. The Shareholders Agreement will also provide the holders of Creditor Capitalization Shares (a) tag-along rights to participate in sales of Common Stock effected by the Existing Shareholders and (b) pre-emptive rights to subscribe to a pro rata share of any new issuance of Common Stock. Pursuant to the Shareholders Agreement, the Existing Shareholders party to the agreement will have a drag along right to require participation in any sale of all or substantially all of their Common Stock. Finally, the parties to the Shareholders Agreement will waive payment of mandatory dividends by Transtel while dividends are prohibited under the New Senior Notes Indenture.

        (e)     Description of the Mandatory Sale Process Agreement

        On the Effective Date, Transtel, the New Senior Notes Trustee, the New Convertible Notes Trustee, the Shares Trustee, each Existing Shareholder who has voted for the Restructuring Agreement and the Existing Shareholder SPV of each Existing Shareholder who has voted for the Restructuring Agreement will enter into the Mandatory Sale Process Agreement. The Mandatory Sale Process Agreement will govern the Sale of Transtel following the occurrence of a Sale Event and the distribution of the proceeds of such Sale.

        Sale Event; Controlling Securities. The Sale Process will commence upon the occurrence of a Sale Event, which is the earlier to occur of:

        . an acceleration of the New Senior Notes following an Event of Default thereunder or a failure to pay the New Senior Notes at maturity; and

        . maturity without redemption on or before the maturity date of the New Convertible Notes.

        If the Sale Process is triggered by the first event listed above, the holders of the New Senior Notes will have certain control rights in connection with the Sale Process. If the Sale Process is triggered by the second event listed above, the holders of the Shares Trust Certificates will have those rights. If both events listed above occur on the same date, the Sale Process will be deemed to be triggered by the first event listed above. The issue of securities having such control rights is referred to as the "Controlling Securities".

        Sale Structure. A Sale pursuant to the Sale Process will be effected by way of a sale of the capital stock of Transtel, including the New Senior Notes Conversion Shares, either directly or through, or in combination with, a sale of the ownership interests in the SPVs. The Sale structure will be as determined in the sole discretion of the holders of a majority in principal amount or number, as the case may be, of the outstanding Controlling Securities. In all events, reasonable efforts will be made to structure a Sale to avoid material adverse tax consequences to the Existing Shareholders, provided, that, such efforts do not adversely impact the Sale Process or consideration payable in any Sale.

        A Sale will include all of the capital stock of Transtel, except it will not include (a) the Siemens Collateral Shares, if they then remain subject to the lien in favor of Siemens, without the consent of Siemens, or (b) the Existing Shares of any Existing Shareholder who does not vote for the Restructuring Agreement, without the consent of such Existing Shareholder and the holders of a majority in principal amount or number, as the case may be, of the outstanding Controlling Securities.

        Sale Process. The Sale Process will be managed by an internationally-recognized investment bank with expertise in the sale of telecommunications companies. The investment bank shall be selected by the Board from three nominees selected by the holders of a majority in principal amount or number, as the case may be, of the outstanding Controlling Securities. The investment banks nominated by the Controlling Securities must (a) within the two years prior to commencement of the Sale Process, have been ranked by Thompson Financial among the top 10 advisors by transaction values in international or telecommunications mergers and acquisitions and (b) have completed at least one prior transaction in Latin America. The qualifications of investment banks meeting these criteria will be conclusively presumed and may not be challenged by the Board.

        The investment bank selected will solicit bids for 100% of the equity ownership of Transtel, assuming Transtel is free of the obligations under the New Senior Notes. The Sale Process will be conducted over a period of nine months, which period may be extended with the consent the holders of 90% in principal amount or number, as the case may be, of the outstanding Controlling Securities. The Mandatory Sale Process Agreement will require that a Sale shall be effected to the bidder with the highest or otherwise best bid as determined by the Board, with the advice and recommendation of the investment bank. The Board will have no discretion as to whether a Sale should be effected.

        An Existing Shareholder may not be a bidder in the Sale Process if the New Senior Notes are the Controlling Securities. An Existing Shareholder may be a bidder in the Sale Process if the Shares Trust Certificates are the Controlling Securities, but subject to certain requirements specified in the Mandatory Sale Process Agreement, including: (a) written notification to the Board and the other Existing Shareholders within thirty days after the commencement of the Sale Process of an intent to bid; and (b) upon the Board's receipt of such notification, resignation of each Existing Shareholder who is then serving as an officer or director of Transtel and the Transtel Subsidiaries.

        An Existing Shareholder who directly or indirectly prevents the effectuation of a Sale will be liable to the holders of the New Capitalization Securities for liquidated damages specified in the Mandatory Sale Process Agreement. If at any time during the Sale Process, the holders of at least 25% in principal amount or number, as the case may be, of the outstanding Controlling Securities (or 40% in the event that more than $115,000,000 in principal amount of New Senior Notes are then outstanding) determine that an Existing Shareholder has directly or indirectly interfered with the Sale Process, they will promptly notify the New Senior Notes Indenture Trustee or the Shares Trustee, as applicable, who will promptly notify the Existing Shareholders of such determination (which notification will include a reasonably detailed explanation of the alleged interference) so that the Existing Shareholders may have an opportunity to cease such interference. This notice is referred to as a "Determination of Current Shareholder Interference".

        Distribution of Sale Proceeds; Conversion of New Senior Notes; Existing Shareholder Recovery. Immediately prior to the closing of a Sale, the New Senior Notes will be converted into New Senior Notes Conversion Shares, which will be issued to the Shares Trust SPV. At the closing, the capital stock of Transtel that is subject to the Sale will be transferred, directly or indirectly in accordance with the Sale Process, to the purchaser against payment of the purchase price.

        The aggregate proceeds of the Sale will be applied in the following order:

        . first, to the payment of the direct expenses of the Sale incurred by Transtel and the reasonable costs and expenses incurred in connection the Sale by the Senior Notes Indenture Trustee, if the New Senior Notes are the Controlling Securities, or by the Shares Trustee, if the Conversion Shares are the Controlling Securities;

        . second, in an amount up to the New Senior Notes Conversion Shares Priority Amount, pro rata to the sellers of the New Senior Notes Conversion Shares; and

        .       third, pro rata to the sellers of the Common Stock.

        If the New Senior Notes are the Controlling Securities in connection with a Sale, each of Guillermo Lopez and Gonzalo Caicedo may elect, on the following conditions, to receive their respective Existing Shareholder Recovery from the Sale proceeds. Each of Mr. Lopez' Existing Shareholder Recovery and Mr. Caicedo's Existing Shareholder Recovery is an amount equal to 5% of the proceeds otherwise distributable to the sellers of the New Senior Notes Conversion Shares as described above. In the case of each of Mr. Lopez and Mr. Caicedo, he will not be entitled to elect to receive his Existing Shareholder Recovery if either
(a) he did not vote for the Restructuring Agreement or (b) if he shall have received a Determination of Current Shareholder Interference and failed to cease the relevant interfering activity within five business days after receipt of such notice. In addition, if both Mr. Lopez and Mr. Caicedo have voted for the Restructuring Agreement, neither will be entitled to elect his Existing Shareholder Recovery if either shall have received a Determination of Current Shareholder Interference and failed to cease the relevant interfering activity within five business days after receipt of such notice. Further, if either Mr. Lopez or Mr. Caicedo elects to receive his Existing Shareholder Recovery, he will assign to the Shares Trustee for the benefit of the sellers of the New Senior Notes Conversion Shares all of his rights and interests in and to, and claims against, the Company and his Existing Shareholder SPV.

        The entitlement of Mr. Lopez and Mr. Caicedo to their respective Existing Shareholder Recoveries shall apply, notwithstanding any termination of the Mandatory Sale Process Agreement, subject to the conditions described above, in any direct or indirect sale of capital stock or assets of Transtel or the Transtel Subsidiaries which is controlled or directed by the New Senior Notes Indenture Trustee, the New Convertible Notes Indenture Trustee or the Shares Trustee at the direction of their holders. In no event will there be any entitlement to the Existing Shareholder Recovery in any sale conducted pursuant to a mandatory liquidation or any similar proceeding not so controlled or directed.

        If the shares of Common Stock of an Existing Shareholder who is not receiving an Existing Shareholder Recovery are included in a Sale, that Existing Shareholder will receive his pro rata share of Sale proceeds, if any, distributable to the sellers of Common Stock in the third priority distribution described above (or of any distribution in respect of the Common Stock in connection with any sale or liquidation of Transtel or the Transtel Subsidiaries). If the Existing Shareholder Shares of an Existing Shareholder are held by an Existing Shareholder SPV that has been transferred to the Shares Trust SPV upon the occurrence of a Sale Event as provided in the Capitalization Transactions, such pro rata share shall nonetheless be calculated as if such Existing Shareholder (and not the Shares Trust SPV) were the seller (or holder) of such shares.

        2.      Base Treatment of the Existing Notes

        On the Effective Date, Transtel will issue New Base Notes to each holder of Existing Senior Notes and Existing Discount Notes that has not elected the Capitalization Treatment in a principal amount equal to the Eligible Amount of their Claims. No additional consideration will be given in respect of amounts accruing or accreting on the Existing Notes of such holders after September 30, 2002.

        As described in Sections II.E, F, G, H, I, J and M, Other Electing Holders will also receive the Base Treatment if they do not elect the Capitalization Treatment, Siemens will receive the Base Treatment if it so elects and other Creditors (other than the holders of Pension Institution Claims and Employee Claims and DIAN in respect of its Claims for withholding taxes) will receive the Base Treatment. Parties that receive the Base Treatment will not receive any New Senior Notes, New Convertible Notes or Common Stock of Transtel, will be unsecured and will not have any rights under the Mandatory Sale Process Agreement or the Shareholders Agreement.

        (a)     Description of the New Base Notes

        Principal Amount; Payment Terms. Transtel will issue New Base Notes in the aggregate principal amount of up to $212,896,567 to Existing Noteholders that receive the Base Treatment. No interest will accrue or be payable on the New Base Notes prior to the third anniversary of the Effective Date. Interest will accrue on the New Base Notes from the third anniversary of the Effective Date at the Applicable Rate and will be payable quarterly on December 31, March 31, June 30 and September 30 of each year. The Applicable Rate for the New Base Notes will be a rate per annum equal to Three Month LIBOR as in effect on the third anniversary of the Effective Date and adjusted on each December 31, March 31, June 30 and September 30 thereafter to Three Month LIBOR in effect on each such date. No principal payments will be required on the New Base Notes prior to maturity. The unpaid principal balance of the New Base Notes will mature on the tenth anniversary of the Effective Date.

        In addition to the New Base Notes, Transtel will issue New Base Promissory Notes in the aggregate principal amount of up to $97,267,382, of which (a) up to $92,790,418 in the aggregate will be issuable to Other Electing Holders that receive the Base Treatment and Siemens, if it elects the Base Treatment, and (b) $4,381,606 will be issued to Non-Electing Holders. The New Base Promissory Notes will have terms substantially similar to the terms of the New Base Notes, except that the New Base Promissory Notes will not be issued under an indenture.

        Redemption; Mandatory and Optional. The New Base Notes will not be subject to mandatory redemption. Transtel may, at its option, redeem all or any portion of the New Base Notes at any time without premium or penalty. All optional redemptions will be made on a pro rata basis and at a redemption price of principal amount plus accrued and unpaid interest through the date of redemption. Transtel's ability to make optional redemptions of New Base Notes will be restricted under the New Senior Notes Indenture.

        Guarantees; Security. The New Base Notes will not be guaranteed or secured.

        Ranking. The New Base Notes will be senior obligations of Transtel ranking pari passu with the New Senior Notes and with all other existing and future senior indebtedness of Transtel.

        Covenants. The covenants contained in the New Base Note Indenture will be limited to those required pursuant to the TIA, including covenants requiring Transtel to report certain information and to pay when due all taxes, assessments and governmental charges and other valid claims. The New Base Notes Indenture will not limit the ability of Transtel and the Transtel Subsidiaries to merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company, provided the successor assumes the obligations under the New Base Note Indenture.

        Events of Default. The only events of default under the New Base Notes Indenture will be a failure to pay when due amounts payable under the New Base Notes and the commencement of a Transtel bankruptcy or other insolvency proceedings.

        Amendments and Waivers. The New Base Notes Indenture may be amended without the consent of the holders of the New Base Notes for certain purposes specified in the New Base Notes Indenture, so long as such amendments do not adversely affect the rights of any holder, including, without limitation, amendments to cure ambiguities or inconsistencies, provide additional rights or benefits to the holders or effect or maintain the qualification of the New Convertible Notes Indenture under the TIA. Other amendments may be made to the New Convertible Notes Indenture with the consent of the holders of not less than a majority in accreted value of the outstanding New Convertible Notes, except that no amendment may, with respect to the New Base Notes held by any holder, without such holder's consent, change the payment terms of the New Base Notes or reduce the principal amount of the New Base Notes required to effect any amendment of the New Base Notes Indenture.

E.      Siemens Claims

        1.      Description of Siemens Contracts

        The Operating Subsidiaries and Transtel entered into the Siemens Contracts in connection the Company's initial infrastructure buildout. The Siemens Contracts include the International Lease Agreements, the Purchase Agreements and the Services Agreements. The Siemens Contracts have been modified by the Acta Final and the Acta Complementaria.

        International Lease Agreements. Between May 1996 and September 1999, the Operating Subsidiaries entered into the International Lease Agreements with GTO, an affiliate of the Company formed for the purpose of acting as a financing vehicle for the acquisition of telecommunications equipment from Siemens. Under these arrangements, GTO acquired equipment from Siemens pursuant to vendor financings secured by purchase money liens on the acquired equipment and assignments of the International Lease Agreements. The financial terms of the International Lease Agreements were intended to provide GTO sufficient funds to meet its obligations on the vendor financings they secured, with some additional amounts for the benefit of GTO. The International Lease Agreements are accounted for by Transtel as capitalized leases under Colombian GAAP.

        Purchase Agreements. In May 1997 Transtel purchased from Siemens certain equipment to be used by Caucatel, which purchase was also subject to vendor financing. Transtel also assumed or entered into a number of purchase agreements with Siemens for equipment used by TeleGirardot, which purchases were also subject to vendor financing.

        Services Agreements. Between April 1996 and March of 1998 the Operating Subsidiaries entered into agreements with Siemens for design, installation, construction and training services in connection with its infrastructure build-out.

        Acta Final. In January 2001, Transtel, GTO and Siemens entered into the Acta Final, pursuant to which, among other things, (a) the parties settled certain equipment-related claims of the Company, (b) a payment schedule for amounts owing under the Siemens Contracts was established and (c) GTO transferred all of its right, title and interest in the Leased Equipment and the International Lease Agreements to the Lease Trustee.

        In the latter part of 2001, Siemens delivered default notices to certain of the Operating Subsidiaries relating to defaults under Siemens Contracts other than the International Lease Agreements. In January 2002, the Lease Trustee delivered to Unitel, TeleJamundi, TelePalmira, TeleCartago and Bugatel notices of payment default under their International Lease Agreements.

        Acta Complementaria. In April 2002, the Operating Subsidiaries, GTO and Siemens entered into the Acta Complementaria pursuant to which, among other things, (a) the aggregate amount of obligations owing by the Company under the Siemens Contracts was agreed to be $91.0 million, representing $79.7 million of imputed principal and $11.3 million of imputed interest that was accrued and unpaid, (b) a payment schedule for this amount was established, (c) the Operating Subsidiaries agreed to establish the Siemens Double Coupon, under which the Siemens Double Coupon Receivables, which represent a specified percentage of the Operating Subsidiaries' monthly gross revenues, are to be remitted directly by customers to the Siemens Double Coupon Bank Accounts to be applied by Siemens to amounts due under the Siemens Contracts, and (d) one of the Existing Shareholders pledged the Siemens Collateral Shares, which represent 30% of the outstanding Common Stock, to secure payment of the amounts due under the Siemens Contracts, subject to release by Siemens on satisfaction of certain conditions.

        The payment schedule under the Acta Complementaria provides for monthly payments over 165 months, commencing April 2002 and ending December 2015, equal to greater of (a) the Minimum Monthly Payment specified below for such month and
(b) the Gross Percentage Payment for such month. The Gross Percentage Payment for any month is an amount equal to the percentage specified below of the gross revenue of the Operating Subsidiaries for such month. The following table shows for each month in the periods specified the percentage used to determine the Gross Percentage Payment and the amount of the Minimum Monthly Payment.

                                                     Percentage for                            Amount of
            Calendar Months                     Gross Percentage Payment                Minimum Monthly Payment
            ---------------                     ------------------------                -----------------------
Effective Date through March 2004                         7.6%                                $  380,000
April 2004 through March 2005                             8.8%                                $  440,000
April 2005 through March 2006                             9.8%                                $  490,000
April 2006 through March 2007                            10.0%                                $  500,000
April 2007 through March 2009                            10.4%                                $  520,000
April 2009 through November 2015                         17.0%                                $  850,000
December 2015                                            17.0%                                $  578,427

The Siemens Double Coupon Receivables are applied as collected to the payment of the current months required payment. Any shortfall from the total amount due for any month must be paid within the first five days of the following month. All payments pursuant to the Acta Complementaria are to be made without deduction or withholding. Pursuant to the Acta Complementaria, so long as the Operating Subsidiaries are making payments in accordance with this schedule, no other payments are required under the Siemens Contracts.

        The Company has timely made all payments required under the Acta Complementaria through the date of this Disclosure Statements. Assuming an Effective Date of October 31, 2003, Transtel anticipates that, since entering into the Acta Complementaria in April 2002, the Operating Subsidiaries will have paid an aggregate $3,955,302 in respect of the Siemens Contracts Obligation.

        As of the date of this Disclosure Statement, the Company has fully implemented the billing procedure required by the Siemens Double Coupon. However, Siemens has not yet established all of the Siemens Double Coupon Bank Accounts required to fully implement direct remittance to Siemens of the Siemens Double Coupon Receivables. As a result, the Company continues to collect a portion of the Siemens Double Coupon Receivables and remit to Siemens amounts due pursuant to the Acta Complementaria.

        Siemens has disputed the effectiveness of the Acta Complementaria. A successful challenge could adversely affect Transtel's cash flow and ability to meets its obligations under the New Notes, see Section X.

        2.      Treatment of Siemens Claims under the Restructuring Agreement

        Siemens may elect to receive either the Capitalization Treatment or the Base Treatment under the Restructuring Agreement or to retain its rights under Siemens Contracts, as modified by the Acta Final and the Acta Complementaria. If Siemens does not vote or votes against the Restructuring Agreement, it will retain its rights under Siemens Contracts, as modified by the Acta Final and the Acta Complementaria.

        The Capitalization Treatment will be as described above under Section II.D.1, provided that no creditors other than the Existing Noteholders are entitled to the Restructuring Fee. The Base Treatment will be as described above under Section II.D.2. If Siemens elects the Capitalization Treatment or the Base Treatment, it will be required, as a condition to receiving such treatment, to
(a) release its claims against the Operating Subsidiaries under the Siemens

Contracts, (b) convey title to the Leased Equipment to the Operating Subsidiaries, (c) discontinue the Siemens Double Coupon and (d) release its lien on the Siemens Collateral Shares.

        If Siemens retain its rights under Siemens Contracts, as modified by the Acta Final and the Acta Complementaria, the Operating Subsidiaries will continue to make payments in accordance with the schedule established by the Acta Complementaria.

F.      Other General Claims

        1.      Description

        Other General Claims are Claims of creditors who are included in Voting Class E under Law 550, other than the Existing Noteholders, Siemens and the Transtel Subsidiaries. These creditors consist of one non-Colombian bank lender and various suppliers of goods and services located in Colombia and the United States. These creditors are identified in Exhibit C, together with the Voting Amount and Eligible Amount of their Claims and their percentage of Voting Rights.

        2.      Treatment

        The holders of Other General Claims, as well as the holders of Regulated Institution Claims described in Section II.H, constitute the Other Electing Holders and may elect either the Capitalization Treatment or the Base Treatment. Holders that do not elect the Capitalization Treatment will receive the Base Treatment. The Capitalization Treatment will be as described above under Section II.D.1, provided that (a) in the case of Other Electing Claims denominated in Pesos, the principal amounts of New Notes issuable in respect of such Claims will be determined by converting the Eligible Amount of such Claims into Dollars at the exchange rate in effect on September 30, 2002 and (b) no creditors other than the Existing Noteholders are entitled to the Restructuring Fee. The Base Treatment will be as described above under Section II.D.2, except that (i) Other Electing Claims that are denominated in Pesos will receive a Peso-denominated New Base Promissory Note, which will bear interest at the UVR, and (ii) with respect to Other Electing Claims that are not currently represented by a note or other instrument, Transtel may, at its option, rely on the terms of the Restructuring Agreement in lieu of issuing a New Base Promissory Note and such Claim will be restructured on the same terms as if a New Base Promissory Note had been issued.

G.      Subsidiary Claims

        1.      Description

        Subsidiary Claims consist of the Claims of four Operating Subsidiaries. These Operating Subsidiaries are identified in Exhibit C, together with the Voting Amount of their Claims and their percentage of Voting Rights. Subsidiary Claims are included in Voting Class E under Law 550.

        2.      Treatment

        The Operating Subsidiaries holding Subsidiary Claims, together with DIAN (other than in respect of its Claims for withholding taxes), the Superintendency of Companies and the holders of

Senior Management Claims, constitute the Non-Electing Holders. The Claims of the Non-Electing Holders will receive the Base Treatment. The Base Treatment will be as described above under Section II.D.2, except that (a) the Subsidiary Claims, which are denominated in Pesos, will receive a Peso-denominated New Base Promissory Note, which will bear interest at the UVR, and (b) with respect to the Subsidiary Claims that are not currently represented by a note or other instrument, Transtel may, at its option, rely on the terms of the Restructuring Agreement in lieu of issuing a New Base Promissory Note and such Claim will be restructured on the same terms as if a New Base Promissory Note had been issued.

H.      Regulated Institution Claims

        1.      Description

        Regulated Institution Claims consist of the Claims of two Colombian financial institutions regulated by the Superintendency of Banks. These financial institutions are identified in Exhibit C, together with the Voting Amount and Eligible Amount of their Claims and their percentage of Voting Rights. Regulated Institution Claims are included in Voting Class D under Law 550.

        2.      Treatment

        The holders of Regulated Institution Claims, as well as the holders of Other General Claims described in Section II.F, constitute the Other Electing Holders and may elect either the Capitalization Treatment or the Base Treatment. Holders that do not elect the Capitalization Treatment will receive the Base Treatment. The Capitalization Treatment will be as described above under Section II.D.1, provided that (a) in the case of Other Electing Claims denominated in Pesos, the principal amounts of New Notes issuable in respect of such Claims will be determined by converting the Eligible Amount of such Claims into Dollars at the exchange rate in effect on September 30, 2002 and (b) no creditors other than the Existing Noteholders are entitled to the Restructuring Fee. The Base Treatment will be as described above under Section II.D.2, except that (i) Other Electing Claims that are denominated in Pesos will receive a Peso-denominated New Base Note, which will bear interest at the UVR, and (ii) with respect to Other Electing Claims that are not currently represented by a note or other instrument, Transtel may, at its option, rely on the terms of the Restructuring Agreement in lieu of issuing a New Base Note and such Claim will be restructured on the same terms as if a New Base Note had been issued.

I.      DIAN Claims

        1.      Description

        DIAN Claims consist of the Claims of the Colombian taxing authority, Departamento de Impuestos y Aduanas Nacionales, or DIAN, relating to withholding taxes, income taxes and acquisition of "Peace Notes." Peace Notes were issued by the Colombian Government in 1999 and 2000 to finance military and national security spending, and all Colombian companies were required to subscribe at specified levels. The Peace Notes mature in 2006 and 2007 and bear interest at a rate per annum equal to 110% of the IPC (Indice de Precios al Consumidor), the Colombian consumer price index. The Voting Amount of the DIAN Claims and the related percentage of Voting Rights is set forth in Exhibit C. The DIAN Claims are included in Voting Class C under Law 550.

        2.      Treatment

        DIAN Claims in respect of withholding taxes ($95,358) will be paid on the fifth anniversary of the Effective Date, with interest accruing thereon from the Effective Date at the rate of 2.215% per month, payable monthly.

        DIAN (other than in respect of its Claims for withholding taxes), together with the Operating Subsidiaries holding Subsidiary Claims, the Superintendency of Companies and the holders of Senior Management Claims, constitute the Non-Electing Holders. The Claims of the Non-Electing Holders will receive the Base Treatment. The Base Treatment will be as described above under
Section II.D.2, except that (a) the Subsidiary Claims, which are denominated in Pesos, will receive a Peso-denominated New Base Promissory Note, which will bear interest at the UVR, and (b) with respect to the Subsidiary Claims that are not currently represented by a note or other instrument, Transtel may, at its option, rely on the terms of the Restructuring Agreement in lieu of issuing a New Base Promissory Note and such Claim will be restructured on the same terms as if a New Base Promissory Note had been issued.

J.      SuperSociedades Claim

        1.      Description

        The SuperSociedades Claim is the Claim of the Superintendency of Companies for the annual assessment due from companies it supervises to cover its operating expenses. The amount of the assessment is based on company's total asset value, not to exceed 0.001% of such value. The Voting Amount of this Claim and the related percentage of Voting Rights is set forth in Exhibit C. The SuperSociedades Claim is included in Voting Class C under Law 550.

        2.      Treatment

        The Superintendency of Companies, together with the Operating Subsidiaries holding Subsidiary Claims, DIAN (other than in respect of its Claims for withholding taxes) and the holders of Senior Management Claims, constitute the Non-Electing Holders. The Claims of the Non-Electing Holders will receive the Base Treatment. The Base Treatment will be as described above under
Section II.D.2, except that (a) the Subsidiary Claims, which are denominated in Pesos, will receive a Peso-denominated New Base Promissory Note, which will bear interest at the UVR, and (b) with respect to the Subsidiary Claims that are not currently represented by a note or other instrument, Transtel may, at its option, rely on the terms of the Restructuring Agreement in lieu of issuing a New Base Promissory Note and such Claim will be restructured on the same terms as if a New Base Promissory Note had been issued.

K.      Other Pension Institution Claims

        1.      Description

        Other Pension Institution Claims consist of the Claims of eight pension institutions, including three Colombian governmental entities. These institutions are identified in Exhibit C, together with the Voting Amount of their Claims and their percentage of Voting Rights. Other Pension Institution Claims are included in Voting Class C under Law 550.

        2.      Treatment

        Other Pension Institution Claims will be paid in full in cash on the Effective Date.

L.      Employee Claims

        1.      Description

        Employee Claims consist of the Claims of two non-management employees of Transtel. These employees are identified in Exhibit C, together with the Voting Amount of their Claims and their percentage of Voting Rights. Employee Claims are included in Voting Class B under Law 550.

        2.      Treatment

        Employee Claims will be paid in full in cash on the Effective Date.

M.      Senior Management Claims

        1.      Description

        Senior Management Claims consist of the Claims of two members of Transtel's senior management. These persons are identified in Exhibit C, together with the Voting Amount of their Claims and their percentage of Voting Rights. Senior Management Claims are included in Voting Class B under Law 550.

        2.      Treatment

        The holders of Senior Management Claims, together with the Operating Subsidiaries holding Subsidiary Claims, DIAN (other than in respect of its Claims for withholding taxes) and the Superintendency of Companies, constitute the Non-Electing Holders. The Claims of the Non-Electing Holders will receive the Base Treatment. The Base Treatment will be as described above under Section II.D.2, except that (a) the Subsidiary Claims, which are denominated in Pesos, will receive a Peso-denominated New Base Promissory Note, which will bear interest at the UVR, and (b) with respect to the Subsidiary Claims that are not currently represented by a note or other instrument, Transtel may, at its option, rely on the terms of the Restructuring Agreement in lieu of issuing a New Base Promissory Note and such Claim will be restructured on the same terms as if a New Base Promissory Note had been issued.

N.      Existing Shareholder Interests

        1.      Description.

        Existing Shareholder Interests consist of the Interests of the five Existing Shareholders. The Existing Shareholders own 100% of the outstanding Common Stock of Transtel prior to the Effective Date. They have only nominal Voting Rights. Existing Shareholder Interests are included in Voting Class A under Law 550.

        2.      Treatment

        On the Effective Date, each Existing Shareholder that votes for the Restructuring Agreement will complete the Capitalization Transactions described in Section II.D.1(c), his Existing Shareholder SPV will pledge the Existing Shareholder Shares its holds to secure the New Senior Notes and such Existing Shareholder and his Existing Shareholder SPV will enter into the Shareholders Agreement and the Mandatory Sale Process Agreement and have the rights and obligations provided in such agreements, which are described in Sections II.D.1.(d) and (e). If an Existing Shareholder does not vote for the Restructuring Agreement, he will not receive any Existing Shareholder Capitalization Shares and, as result, his percentage ownership of Transtel's Common Stock will be diluted by the Capitalization Transactions to a significantly greater extent than if he had voted for the Restructuring Agreement. An Existing Shareholder that does not vote for the Restructuring Agreement will not be party to the Shareholder Agreement or Mandatory Sale Process Agreement and will not be entitled to elect to receive his Existing Shareholder Recovery in the event of a subsequent Sale.

O.      Administrative Claims and other Claims Accrued after the Commencement
        Date

        Administrative Claims are Claims incurred from the Commencement Date through the Effective Date in connection with the administration of Transtel's Law 550 Proceeding. Administrative Claims, including the Promotor's compensation and the fees and expenses of professionals providing services to Transtel and the Existing Noteholders, including, but not limited to, the Rothschild Restructuring Fee, will be paid preferentially and in accordance with the priority of claims established in the Colombian Civil Code and related regulations, as well as the provisions of the Restructuring Agreement. A default in the payment of an Administrative Claim or other Claim arising after the Effective Date during the term of the Restructuring Agreement will allow the holder of the Administrative Claim to enforce collection by coercive means, and may result in the termination of the Restructuring Agreement, unless the holder receives the relevant payment within three months after the default, or accepts a payment plan offered by Transtel in accordance the terms of the Restructuring Agreement.

                                      III.

          Securities Law Matters Relating To New Noteholder Securities

                ISSUANCE AND RESALE OF NEW NOTEHOLDER SECURITIES
               MAY BE RESTRICTED UNDER APPLICABLE SECURITIES LAWS

        The issuance and resale of New Noteholder Securities must comply with the federal and state securities laws of the United States and similar laws of other applicable jurisdictions. The applicability and effect of relevant laws and regulations depend heavily on the facts and circumstances relating to each Existing Noteholder and any proposed transfer by them.

        As a result, the following discussion is for general information only. Transtel makes no representation as to the applicability of these matters to the particular circumstances of any individual holder, including whether any New Noteholder Securities may be freely transferred, and urges Existing Noteholders to consult their own counsel.

A.      Certain United States Securities Law Considerations

        1.      Issuance and Resale of New Noteholder Securities

        The New Noteholder Securities will be issued in exchange for the Existing Notes pursuant to the exemption from the registration requirements of the Securities Act provided under Section 3(a)(9) thereof.

        The treatment under the Securities Act of resales of New Noteholder Securities will depend on whether the Existing Notes for which they were exchanged were originally issued in a public offering. An aggregate $149,160,000 of the outstanding principal amount of the Existing Senior Notes were issued in a public offering. The remaining $940,000 of the outstanding principal amount of the Existing Senior Notes and all of the Existing Discount Notes were not issued in a public offering.

        The Existing Senior Notes that were issued in a public offering do not, and the New Noteholder Securities being issued in exchange for them will not, constitute "restricted securities" within the meaning of Rule 144(a)(3). Holders that are not considered to be "affiliates" of Transtel within the meaning of Rule 144(a)(1) may transfer them without regard to the requirements of Rule 144, including any required holding periods thereunder.

        The Existing Discount Notes and all of the Existing Senior Notes that were not issued in a public offering are, and the New Noteholder Securities being issued in exchange for them will be, "restricted securities" within the meaning of Rule 144(a)(3). Accordingly, holders of such New Noteholder Securities can only transfer them pursuant to a registration statement or an applicable exemption from registration under the Securities Act, such as Rule
144. New Noteholder Securities issued in exchange for the Existing Notes not issued in a public offering must be held for at least one year before they may be transferred pursuant to Rule 144. However, pursuant to Rule 144(d)(3), holders who receive restricted securities in a Section 3(a)(9) exchange will be treated as having acquired the New Noteholder Securities at the same time as they acquired the surrendered securities. Accordingly, recipients of New Noteholder Securities issued in exchange for the Existing Notes will be deemed to have held such New Noteholder Securities for the combined period during which they have held the New Noteholder Securities and the Existing Notes. Holders that are not considered to be "affiliates" of Transtel within the meaning of Rule 144(a)(1) and have held (or are deemed to have held) their New Noteholder Securities for at least two years may transfer them pursuant to Rule 144(k) without regard to the other requirements of Rule 144, including any required holding periods thereunder. No sales may be made under Rule 144 until New Noteholders Securities have been held (or deemed held) for at least one year.

        Pursuant to Rule 144, affiliates and others who resell restricted securities and affiliates who resell securities which are not restricted securities, will be deemed not to be engaged in a distribution of such securities and therefore will not be considered "underwriters" of such securities within the meaning of Section 2(11) of the Securities Act, if they comply with certain conditions of Rule 144 (in addition to the holding period described above) including, in general terms: (a) the availability of adequate current public information with respect to the issuer, (b) limiting the amount of securities sold within any three-month period to the greater of one percent of the securities outstanding or the average weekly trading volume and (c) selling the securities only through "brokers' transactions." However, Transtel is not required under the Restructuring Agreement and does not intend to list the New Noteholder Securities on any national securities exchange or qualifying inter-dealer quotation system. Unless it does so, holders will not be able to effect brokers' transactions.

        2.      Subsequent Transfers Under State Law

        The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the New Noteholder Securities. Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

B.      Securities Laws of Other Jurisdictions

        Securities laws of other relevant jurisdictions may raise similar issues. Holders must rely on, and are urged to consult, their own counsel in this regard.

                                       IV.

              Certain United States Federal Income Tax Consequences
                         of the Restructuring Agreement

        This discussion summarizes certain U.S. federal income tax consequences applicable to certain U.S. Holders (as defined below) of the Existing Notes of
(i) the exchange of the Existing Notes for New Capitalization Securities or New Base Notes and (ii) the ownership and disposition of New Capitalization Securities or New Base Notes. This discussion does not apply to a U.S. Holder that is subject to special rules, including a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, a bank, an insurance company, a person liable for alternative minimum tax, a partnership, a person that actually or constructively owns 10% or more of the Company's voting stock for U.S. federal income tax purposes, a person that holds New Capitalization Securities or New Base Notes as part of a straddle or a hedging, conversion, constructive sale or other integrated transaction, or a person whose functional currency is not the U.S. Dollar.

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, published rulings and court decisions, all as currently in effect and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not consider U.S. state, local or foreign tax laws that may be applicable to a particular U.S. Holder.

        As used herein, the term "U.S. Holder" means a beneficial owner of the Existing Notes that is for U.S. federal income tax purposes:

        .       an individual citizen or resident of the United States,

        . a corporation or other entity (other than a partnership) created or organized in or under the laws of the United States or any political subdivision thereof,

        . an estate whose income is subject to U.S. federal income tax regardless of its source, or

        . a trust if either (i) it is eligible to elect and has validly elected to continue to be treated as a U.S. person under prior law or (ii) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

        THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE RESTRUCTURING AGREEMENT, INCLUDING THE EXCHANGE OF THE EXISTING NOTES FOR NEW CAPITALIZATION SECURITIES OR NEW BASE NOTES AND THE OWNERSHIP AND DISPOSITION OF NEW CAPITALIZATION SECURITIES OR NEW BASE NOTES.

A. Tax Characterization of the Existing Notes, the New Capitalization Securities and the New Base Notes

        1.      Securities or not Securities

        The U.S. federal income tax consequences of the Restructuring Agreement to U.S. Holders of the Existing Notes depend, in part, on whether the Existing Senior Notes and the Existing Discount Notes as well as the New Senior Notes and the New Base Notes received in exchange therefor constitute "securities" for U.S. federal income tax purposes. The term "security" is not defined in the Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions or published rulings. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities.

        The Existing Senior Notes and the Existing Discount Notes have, and the New Base Notes, when issued, will have, a weighted average maturity at issuance of more than five years. However, the weighted average maturity of the New Senior Notes, when issued, should be less than five years at the time of issuance. The following discussion assumes that the Existing Senior Notes, the Existing Discount Notes and the New Base Notes constitute "securities" for U.S. federal income tax purposes, and that the New Senior Notes do not constitute "securities" for U.S. federal income tax purposes.

        2.      Single Property or Separate Property

        The New Capitalization Securities will be issued as units consisting of a proportionate principal amount of New Convertible Notes and a number of Creditor Capitalization Shares (represented by a Shares Trust Certificate) attached to each $1,000 principal amount of New Senior Notes. The New Convertible Notes and the Creditor Capitalization Shares cannot be transferred separately from the New Senior Notes until repayment in full of the New Senior Notes or unless the non-detachability feature is eliminated by a 90 percent vote of the holders of the New Senior Notes. The New Capitalization Securities are described in Section II.D.1.

        Because of the non-detachability feature described above, it is not certain whether, for U.S. federal income tax purposes, the New Capitalization Securities should be treated as a single property or as three properties separate from each other (i.e., the New Senior Notes, the New Convertible Notes and the Creditor Capitalization Shares). The following discussion assumes that the New Capitalization Securities are comprised of three separate properties: the New Senior Notes, the New Convertible Notes and the Creditor Capitalization Shares for U.S. federal income tax purposes.

        3.      Debt or Equity

        There is no definition in the Code or Treasury Regulations that may be used in determining whether an interest in a corporation constitutes debt or equity for income tax purposes. The characterization of an investment in a corporation as debt or equity generally is determined under principles developed in case law by analyzing numerous factors that are intended to identify the economic substance of the investor's interest in the corporation. Whether an interest constitutes debt or equity will depend on various factors, including but not limited to the presence or absence of a maturity date, subordination to any indebtedness of the corporation, source of the payments, right to enforce payment of principal and interest, right to participation in management and adequate capitalization of the corporation.

        Pursuant to the Restructuring Agreement, interest on the New Convertible Notes will not be paid in cash but will be accreted quarterly, and the New Convertible Notes will automatically be converted into Common Stock upon maturity, a change of control of the Company or a default. As a result, the New Convertibles Notes would likely be viewed as equity in the Company for U.S. federal income tax purposes. The following discussion assumes that the New Convertible Notes are equity for U.S. federal income tax purposes. The New Convertible Notes are described in Section II.D.1(b).

        The Company has not requested a ruling from the U.S. Internal Revenue Service with respect to any of the aspects of the Restructuring. No assurance can be given that the U.S. Internal Revenue Service or the courts will agree with any of the above assumptions or any particular portion of the following discussion or will not treat the Existing Notes, the New Capitalization Securities or the New Base Notes in a manner different from that described herein. If (i) the Existing Senior Notes, the Existing Discount Notes or the New Base Notes were not treated as securities, (ii) the New Senior Notes were treated as securities, (iii) the New Senior Notes, the New Convertible Notes and the Creditor Capitalization Shares comprising the New Capitalization Securities were not treated as separate properties but as a single property or (iv) the New Convertible Notes were not treated as equity but as debt, then the amount, character, timing or source of income, gain or loss recognized by a U.S. Holder may be different from the tax treatment described below. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the tax characterization of the Existing Notes and the New Noteholder Securities.

B.      U.S. Holders Who Receive New Base Notes in Exchange for Their Existing
        Notes

        1.      The Exchange of Existing Notes for New Base Notes

        (a)     The Exchange

        The receipt of New Base Notes and, if any, cash by a U.S. Holder in exchange for its Existing Notes should constitute a recapitalization for U.S. federal income tax purposes. The U.S. Holder of such Existing Notes generally will not recognize loss upon such exchange, but will recognize any gain to the extent of cash, if any, received on the exchange (other than cash allocated to the accrued but unpaid interest). Generally, the gain will be a long-term capital gain if the Existing Notes are capital assets in the hands of the U.S. Holder and such U.S. Holder has held such Existing Notes for more than one year, unless the U.S. Holder had previously claimed a bad debt deduction or had accrued market discount with respect to such Existing Notes. See Section IV.B.1(c) for a discussion of accrued market discount.

        In addition, the U.S. Holder's aggregate tax basis in the New Base Notes (other than those allocated to the accrued but unpaid interest) received in exchange for its Existing Notes will equal the U.S. Holder's aggregate adjusted tax basis in such Existing Notes increased by any gain recognized with respect to such Existing Notes and decreased by cash, if any, received from the exchange (other than those allocated to the accrued but unpaid interest). In general, the U.S. Holder's holding period for the New Base Notes will include such holder's holding period for its Existing Notes except to the extent that the New Base Notes are issued in respect of accrued but unpaid interest.

        (b)     Distributions with Respect to Accrued Unpaid Interest

        In general, to the extent that any amount received (whether stock, cash, or other property) by a U.S. Holder is treated as received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if and to the extent not previously included in the U.S. Holder's gross income). Conversely, a U.S. Holder would generally recognize a deductible loss to the extent that any accrued interest was previously included in its gross income and is not paid in full. However, it is not clear whether the New Base Notes received by a U.S. Holder in satisfaction of the accreted value of the Existing Discount Notes attributable to accrued interest on such Existing Discount Notes should be treated as part of the recapitalization described above. If so treated, the U.S. Holder would not be able to deduct any loss realized on the receipt of the New Base Notes in exchange for the accreted value of such Existing Discount Notes attributable to such accrued interest. Each U.S. Holder is urged to consult its tax advisor regarding the tax consequences of the receipt of New Base Notes in exchange for the accreted value of its Existing Discount Notes attributable to accrued interest.

        (c)     Market Discount

        A U.S. Holder that purchased Existing Notes from a prior holder with market discount will be subject to the market discount rules of the Code. Under those rules, assuming that the U.S. Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of the Existing Notes for New Base Notes (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Existing Notes as of the date of the exchange. Any accrued market discount not treated as ordinary income upon such exchange should carry over to the New Base Notes received, and any gain recognized by the holder upon a subsequent disposition of such New Base Notes will be treated as ordinary income to the extent of any accrued market discount not previously included in income.

        2.      Tax Consequences of Owning New Base Notes

        (a)     Quarterly Interest Payments and Original Issue Discount

        A debt instrument will be considered to have original issue discount ("OID") for U.S. federal income tax purposes if the stated redemption price at maturity of such debt instrument exceeds the issue price by more than a de minimis amount (i.e., 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity of a debt instrument is the aggregate of all payments due to the holders under such debt instrument at or before its maturity date, other than qualified stated interest. Qualified stated interest is interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates.

        Generally, the issue price of a debt instrument issued for property other than cash depends on whether such debt instrument or such property is treated as being publicly traded. If the debt instrument or the property is treated as being publicly traded, then the issue price of such debt instrument will be the fair market value of the debt instrument or the property for which it is issued. The issue price of a debt instrument that is neither publicly traded nor issued for property so traded will generally be its stated principal amount if the debt instrument provides for adequate stated interest. Generally, a debt instrument will have adequate stated interest so long as interest is payable on the instrument at a rate at least equal to the appropriate applicable federal rate.

        Because the quarterly interest payments on the New Base Notes will be based on certain applicable Three Month LIBOR and only accrue from the third anniversary of the Effective Date, such interest payments will not constitute qualified stated interest nor satisfy the stated interest requirements as described in the Treasury Regulations regarding variable rate debt instrument, and as a result, the New Base Notes will have OID which will not be de minimis and also be subject to the contingent payment debt instrument rules set forth in the Treasury Regulations. Therefore, such interest payments will not be included in income of a U.S. Holder in accordance with its method of accounting, but instead will be treated as part of OID and included by such U.S. Holder as interest income over the term of the New Base Notes. Since the New Base Notes are also subject to contingent payment debt instrument rules, a U.S. Holder of the New Base Notes not only will recognize interest income for U.S. federal income tax purposes with respect to the three-year period after the Effective Date even if no quarterly interest payments will accrue on such Notes during such period but also may recognize more interest income than such U.S. Holder would have recognized had the New Base Notes been regular OID debt instrument. In addition, the Existing Senior Notes may be viewed as being traded on an established market. Under such circumstances, the New Base Notes might have additional OID and result in additional interest income to a U.S. Holder before receipt of such income by such U.S. Holder.

        The above interest income will be considered foreign source income and will generally be passive income and, in the case of certain U.S. Holders, financial services income for purposes of calculating a U.S. Holder's limitation on foreign tax credits for U.S. federal income tax purposes. In the case of a U.S. Holder other than a corporation, such interest income will, in general, also constitute investment income for purposes of determining the deduction allowable for investment interest.

        In the event that Colombian taxes are withheld with respect to a payment to a U.S. Holder, such U.S. Holder may deduct the amount of such taxes from its income or, alternatively, may elect to credit, subject to generally applicable limitations, the amount of such taxes against its U.S. federal income tax liability under the foreign income tax credit provisions of the Code.

        (b)     Sale, Exchange or Other Disposition

        Upon the sale, exchange or other disposition of New Base Notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount realized on such sale, exchange or other disposition and the U.S. Holder's adjusted basis in such New Base Notes. Since the contingent payment debt instrument rules set forth in the Treasury Regulations apply to the New Base Notes, all or a portion of such gain or loss may be treated as ordinary income or loss instead of capital gain or loss. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of holding a debt instrument subject to the contingent payment debt instrument rules set forth in the Treasury Regulations.

C. U.S. Holders Who Receive New Capitalization Securities in Exchange for Their Existing Notes

        1.      The Exchange of Existing Notes for New Capitalization Securities

        (a)     The Exchange

        The receipt of New Capitalization Securities and, if any, cash by a U.S. Holder in exchange for its Existing Notes should constitute a recapitalization for U.S. federal income tax purposes. The U.S. Holder of such Existing Notes generally will not recognize loss upon such exchange, but will recognize any gain to the extent of cash, if any, received on the exchange and the fair market value of the New Senior Notes (other than cash or New Senior Notes allocated to the accrued but unpaid interest). Although the issue is not free from doubt, the fair market value of the New Senior Notes, for this purpose, should be their issue price. See Section IV.B.2(a) for a discussion of issue price.

        Generally, the gain will be a long-term capital gain if the Existing Notes are capital assets in the hands of the U.S. Holder and such U.S. Holder has held such Existing Notes for more than one year, unless the U.S. Holder had previously claimed a bad debt deduction or had accrued market discount with respect to such Existing Notes. See Section IV.C.1(c) for a discussion of accrued market discount. In addition, the U.S. Holder's aggregate tax basis in the Creditor Capitalization Shares and the New Convertible Notes received (other than those allocated to the accrued but unpaid interest) in exchange for its Existing Notes will equal the U.S. Holder's aggregate adjusted tax basis in such Existing Notes increased by any gain recognized with respect to such Existing Notes and decreased by cash, if any, and the fair market value of the New Senior Notes received from the exchange (other than those allocated to accrued but unpaid interest). In general, the U.S. Holder's holding period for the Creditor Capitalization Shares and the New Convertible Notes will include such holder's holding period for its Existing Notes except to the extent that the Creditor Capitalization Shares and the New Convertible Notes are issued in respect of accrued but unpaid interest. The initial tax basis of the New Senior Notes will be the fair market value of such New Senior Notes, and the holding period will begin the day following the issuance of such New Senior Notes.

        (b)     Distributions with Respect to Accrued Unpaid Interest

        In general, to the extent that any amount received (whether stock, cash, or other property) by a U.S. Holder is treated as received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if and to the extent not previously included in the U.S. Holder's gross income). Conversely, a U.S. Holder would generally recognize a deductible loss to the extent that any accrued interest was previously included in its gross income and is not paid in full. However, it is not clear whether the New Capitalization Securities received by a U.S. Holder in satisfaction of the accreted value of the Existing Discount Notes attributable to accrued interest on such Existing Discount Notes should be treated as part of the recapitalization described above. If so treated, the U.S. Holder would not be able to deduct any loss realized on the receipt of the New Capitalization Securities in exchange for the accreted value of such Existing Discount Notes attributable to such accrued interest. Each U.S. Holder is urged to consult its tax advisor regarding the tax consequences of the receipt of New Capitalization Securities in exchange for the accreted value of the Existing Discount Notes attributable to accrued interest.

        (c)     Market Discount

        A U.S. Holder that purchased the Existing Notes from a prior holder with market discount will be subject to the market discount rules of the Code. Under those rules, assuming that the U.S. Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of Existing Notes for New Capitalization Securities (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Existing Notes as of the date of the exchange. Any accrued market discount not treated as ordinary income upon such exchange should carry over, on an allocable basis, to the Creditor Capitalization Shares and the New Convertible Notes received, and any gain recognized by the U.S. Holder upon a subsequent disposition of such Creditor Capitalization Shares or New Convertible Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

        (d)     Receipt of Restructuring Fee

        The U.S. federal income tax treatment of the receipt of the Restructuring Fee by a U.S. Holder of the Existing Notes is subject to uncertainty. The Restructuring Fee may be treated as a separate fee that would be subject to U.S. federal income tax as ordinary income. Alternatively, the Restructuring Fee may be treated as additional consideration for the Existing Notes, in which case the Restructuring Fee would be treated as part of the amount paid to such U.S. Holder in exchange for the Existing Notes. See Section IV.C.1(a) above for a discussion of the tax consequences of the receipt of cash as part of the exchange for the Existing Notes. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the receipt of the Restructuring Fee.

        2.      Tax Consequences of Owning New Senior Notes

        (a)     Reporting Interest Income

        Each U.S. Holder of New Senior Notes will be required to report interest with respect to such notes on its U.S. federal income tax return when such interest is received or accrued by the U.S. Holder, depending upon its method of accounting. Such interest will be considered foreign source income and will generally be passive income and, in the case of certain U.S. Holders, financial services income for purposes of calculating the U.S. Holder's limitation on foreign tax credits for U.S. federal income tax purposes. In the case of a U.S. Holder other than a corporation, such interest income will generally also constitute investment income for purposes of determining the deduction allowable for investment interest.

        In the event that Colombian taxes are withheld with respect to a payment to a U.S. Holder, such U.S. Holder may deduct the amount of such taxes from its income or, alternatively, may elect to credit, subject to generally applicable limitations, the amount of such taxes against its U.S. federal income tax liability under the foreign income tax credit provisions of the Code.

        (b)     Original Issue Discount

        As discussed in Section IV.A.2, neither the New Senior Notes, the New Convertible Notes nor the Creditor Capitalization Shares are separately transferable until repayment in full of the New Senior Notes or unless the non-detachability feature is eliminated by a 90 percent vote of the holders of New Senior Notes. As a result, the New Senior Notes, the New Convertible Notes and the Creditor Capitalization Shares may be considered as investment units for U.S. federal income tax purposes, even if such New Senior Notes, New Convertible Notes and Creditor Capitalization Shares are treated as three properties separate from each other for U.S. federal income tax purposes. In addition, the Existing Senior Notes may be viewed as being traded on an established market. Under any such circumstances, the New Senior Notes could have an issue price less than the stated redemption price at maturity and result in OID which may not be de minimis. If the New Senior Notes have OID, a U.S. Holder of a New Senior Notes will be required to include OID income as interest income over the term of the New Senior Notes under a constant yield-to-maturity basis and, therefore, could recognize additional income before receipt of such income. See
Section IV.B.2(a) for a discussion of issue price, stated redemption price at maturity and OID. As discussed in Sections II.D.1(a) and (e) above, if a Sale Process is triggered, a portion of the sale proceeds otherwise distributable to the holders of the New Senior Notes could be required to be distributed to the Existing Shareholders instead of the holders of the New Senior Notes. As a result, the New Senior Notes could be subject to the contingent payment debt instrument rules set forth in the Treasury Regulations. If the contingent payment debt instrument rules apply to the New Senior Notes, a U.S. Holder of New Senior Notes may be required to recognize additional income before such holder receives or becomes entitled to such income. Furthermore, ordinary income or loss rather than capital gain or loss treatment as described in Section IV.C.2(c) below may apply to any gain or loss on the sale, exchange or other disposition of the New Senior Notes.

        (c)     Sale, Exchange or Other Disposition

        Upon the sale, exchange or other disposition of New Senior Notes, a U.S. Holder will generally recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and the U.S. Holder's adjusted basis in such New Senior Notes. Subject to the discussion in Section IV.C.2(b) above, such gain or loss generally will be long-term capital gain or loss (except to the extent attributable to accrued but unpaid interest that has not been included in income, which will be taxable as ordinary income) if the New Senior Notes are capital assets in the hands of the U.S. Holder and have been held by the U.S. Holder for more than one year at the time of such sale, exchange or other disposition. A reduced tax rate on long-term capital gains will apply to a U.S. Holder that is an individual, estate or trust. The deductibility of capital losses is subject to limitations. Any gain or loss realized on a sale, exchange or other disposition of New Senior Notes by a U.S. Holder generally will be treated as U.S. source income.

        3.      Tax Consequences of Owning New Convertible Notes

        (a)     Reporting of Distributions

        As discussed in Section IV.A.3, the interest on the New Convertible Notes will not be paid in cash but will be accreted quarterly from the Effective Date at the rates set forth in Section II.D.1(b) hereof. The New Convertible Notes will automatically be converted into Common Stock upon maturity, a change of control of the Company or a default. As a result, the New Convertibles Notes would likely be viewed as equity in the Company for U.S. federal income tax purposes. However, it is not clear whether the New Convertible Notes should be treated as common stock or preferred stock for U.S. federal income tax purposes.

        If the New Convertible Notes were treated as common stock, accreted interest on the New Convertible Notes should not be included as dividend income by a U.S. Holder of New Convertible Notes. If, however, the New Convertible Notes were treated as preferred stock, accreted interest may be treated as a dividend for U.S. federal income tax purposes. See Section IV.C.4(a) for a discussion of dividend treatment.

        (b)     Sale, Exchange or Other Disposition

        Subject to the discussion in Sections IV.C.1(c) and IV.C.5, a U.S. Holder will generally recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of New Convertible Notes if the U.S. Holder holds such New Convertible Notes as a capital asset. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Capital gains recognized by a noncorporate U.S. Holder (including an individual) are generally taxed at a reduced tax rate when the property is held more than one year. The deductibility of capital losses is subject to limitations.

        (c)     Alternative Characterization

        The Company has not requested a ruling from the U.S. Internal Revenue Service with respect to the characterization of the New Convertible Notes as debt or equity, and no assurance can be given that the U.S. Internal Revenue Service or the courts will agree with the characterization of the New Convertible Notes as equity. The U.S. Internal Revenue Service may rely on the form of the New Convertible Notes and characterize such New Convertible Notes as debt, despite the fact that the interest on the New Convertible Notes will be accreted quarterly, and that the New Convertible Notes will automatically be converted into Common Stock upon maturity, a change of control of the Company or a default. If the New Convertible Notes were treated as debt, such New Convertible Notes would be considered to have OID for U.S. federal income tax purposes, which will not be de minimis. In such circumstance, a U.S. Holder of New Convertible Notes will be required to include the interest income under a constant yield-to-maturity basis, regardless of when the interest is actually payable in cash, such U.S. Holder's method of accounting or the current or accumulated earnings and profits of the Company. In addition, the New Convertible Notes should be subject to the contingent payment debt instrument rules set forth in the Treasury Regulations. If the contingent payment debt instrument rules apply to the New Convertible Notes, a U.S. Holder of New Convertible Notes may be required to recognize additional income before such holder receives or becomes entitled to such income.

Furthermore, ordinary income or loss rather than capital gain or loss treatment may apply to any gain or loss on the sale, exchange or other disposition of the New Convertible Notes. See Section IV.B.2(a) for an additional discussion of OID.

        In addition, if the New Convertible Notes were treated as debt, it is possible that they may not be characterized as "securities" for U.S. federal income tax purposes, because, due to the redemption provisions, the New Convertible Notes may not have a weighted average maturity at issuance of more than five years. In such circumstance, a U.S. Holder of Existing Notes who receives New Capitalization Securities in exchange for its Existing Notes may have to recognize additional gain on the exchange for U.S. federal income tax purposes to the extent of the fair market value of the New Convertible Notes received in exchange for such Existing Notes.

        (d)     Conversion

        Whether or not the New Convertible Notes are treated as debt, preferred stock or common stock, a U.S. Holder generally will not recognize gain or loss upon the conversion of the New Convertible Notes into Common Stock. However, if the New Convertible Notes are treated as debt or preferred stock and a portion of the accreted value of the New Convertible Notes attributable to accrued interest on such New Convertible Notes has not been previously taken into income by the U.S. Holder as interest or dividend, a portion of the shares of Common Stock received by the U.S. Holder may be treated as taxable interest or dividend. Except for those shares of Common Stock that are treated as interest or dividend, the tax basis of Common Stock received generally will be equal to the tax basis of the New Convertible Notes surrendered, and the holding period of such Common Stock generally will include the holding period of such New Convertible Notes.

        4.      Tax Consequences of Owning Creditor Capitalization Shares

        (a) Reporting of Dividends

        As discussed in Section X, the Company does not anticipate paying dividends on its Common Stock. If, however, any dividend is paid, subject to the discussion in Sections IV.C.5 and IV.C.6, a U.S. Holder will be required to include in gross income the gross amount of such dividend paid out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In addition, a U.S. Holder will be required to include any Colombian tax withheld from the dividend payment in this gross amount even though the U.S. Holder does not in fact receive the amount withheld. Such dividend will be considered foreign source income and will generally be passive income and, in the case of certain U.S. Holders, financial services income for purposes of calculating the U.S. Holder's limitation on foreign tax credits for U.S. federal income tax purposes. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a U.S. holder's basis in its Creditor Capitalization Shares and thereafter as gain from sale or exchange of such Creditor Capitalization Shares (which will generally be treated as income from sources within the United States for foreign tax credit limitation purposes).

        The dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Also, the dividend received by U.S. Holders will not be eligible for the reduced tax rate of 15 percent (or 5 percent in certain circumstances) applicable to certain dividends received by individuals through taxable years beginning on or before December 31, 2008 from certain qualified foreign corporations.

        The amount of a distribution that a U.S. Holder will be required to include in income will be the Dollar value of the payments made, determined by reference to the Peso/Dollar exchange rate on the date the distribution is includible in income, regardless of whether the payment is in fact converted into Dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in the income of the U.S. Holder to the date the payment is converted into Dollars will be treated as ordinary income or loss. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Subject to certain limitations, including certain minimum holding period requirements, the Dollar value of any Colombian tax withheld from any distribution will be creditable against the U.S. Holder's U.S. federal income tax liability. Alternatively, a U.S. holder may claim a deduction for such amount of Colombian tax withheld.

        (b)     Sale, Exchange or Other Disposition

        Subject to the discussions in Sections IV.C.1(c) and IV.C.5, a U.S. Holder will generally recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of Creditor Capitalization Shares if the U.S. Holder holds such Creditor Capitalization Shares as a capital asset. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Capital gains recognized by a noncorporate U.S. Holder (including an individual) are generally taxed at a reduced tax rate when the property is held more than one year. The deductibility of capital losses is subject to limitations.

        5.      Passive Foreign Investment Company

        The Company believes that it is currently not as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes and does not anticipate becoming a PFIC in the near future. However, an actual determination of PFIC status is factual in nature and generally cannot be made until the close of the applicable taxable year. Therefore, there is no assurance that the Company is not, and will not become, a PFIC.

        The Company will be a PFIC if either (i) 75% or more of its gross income in a taxable year is passive income, which includes dividends, interest, royalties, rents, commodities gains and some types of other gains or (ii) the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%. If the Creditor Capitalization Shares or the New Convertible Notes held by a U.S. Holder were treated as shares of a PFIC, such U.S. Holder would be subject to certain adverse U.S. tax consequences, including the possible characterization of gain as ordinary income and an interest charge at the time of the disposition of such Creditor Capitalization Shares or New Convertible Notes. U.S. Holders are urged to consult their own tax advisers concerning the potential application of the PFIC rules.

        6.      Foreign Personal Holding Company

        The Company believes that it is currently not a foreign personal holding company ("FPHC") for U.S. federal income tax purposes and does not anticipate becoming a FPHC in the near future. However, an actual determination of FPHC status is factual in nature and requires facts which may not be available to the Company. Therefore, there is no assurance that the Company is not, and will not become, a FPHC.

        The Company will be a FPHC if (i) more than 50% of its stock is owned, directly or indirectly (including pursuant to certain attribution rules), by five or fewer individuals who are U.S. citizens or residents and (ii) at least 60% (50% in certain years) of its gross income is foreign personal holding company income, which generally includes interest, dividends, royalties, rents, and gains from the sale of securities. If the Company were treated as an FPHC, a U.S. Holder would be treated as receiving a dividend at the end of each taxable year in an amount equal to such holder's pro rata share of the Company's undistributed foreign personal holding company income. U.S. Holders are urged to consult their own tax advisers concerning the potential application of the FPHC rules.

        7.      Tax Treatment of Capitalization Transaction

        The U.S. federal income tax treatment of the Capitalization Transaction as described in Section II.D.1(c) above is unclear. The Capitalization Transaction may be characterized as a mere security arrangement for U.S. federal income tax purposes, in which case the U.S. federal income tax consequences to the U.S. Holders of the exchange of New Capitalization Securities for the Existing Notes and the ownership and disposition of New Capitalization Securities described above would generally apply to such U.S. Holders. If, however, the Capitalization Transaction were not characterized as a mere security arrangement for U.S. federal income tax purposes, then the U.S. federal income tax consequences to the U.S. Holders of the exchange of New Capitalization Securities for the Existing Notes and the ownership and disposition of New Capitalization Securities may be different from those described above. For example, a U.S. Holder who receives New Capitalization Securities in exchange for the Existing Notes may be required to recognize additional income, gain, loss or deduction at the time of such exchange or from time to time thereafter. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the Capitalization Transaction.

D.      Backup Withholding and Information Reporting

        Backup withholding and certain information reporting requirements may apply to a U.S. Holder with respect to payments on, or receipt, sale or other disposition of, New Noteholder Securities. U.S. Holders are urged to consult their own tax advisers concerning the potential application of backup withholding and information reporting requirements.

E.      Certain Disclosure and Recordkeeping Requirements

        The Treasury Department recently issued final Treasury Regulations establishing rules for "reportable transactions." The language of the Regulations is broad and, if applicable to the Restructuring (or any of the transactions undertaken in connection with the Restructuring), would require a U.S. Holder that is required to file U.S. federal income tax returns (and, in some cases, certain direct and indirect interest holders of certain U.S. Holders) to disclose to the U.S. Internal Revenue Service information relating to the Restructuring (or any of such transactions), and to retain certain documents and other records related thereto. Although the Company does not believe that the Restructuring is a reportable transaction, there can be no assurance that the U.S. Internal Revenue Service will not take a contrary position. U.S. Holders are urged to consult their own tax advisers concerning the potential application of the reportable transactions rules.

        THE FOREGOING DISCUSSION HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF EXISTING NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE RESTRUCTURING AGREEMENT APPLICABLE TO THEM.

        8.      Holding Creditor Capitalization Shares through the Shares Trust

        The Creditor Capitalization Shares will be held by the Shares Trust rather than being held by U.S. Holders directly. If the Shares Trust is not treated as a grantor trust for U.S. federal income tax purposes, U.S. Holders may be required to recognize additional gain upon the exchange of New Capitalization Securities for the Existing Notes. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of holding Creditor Capitalization Shares through the Shares Trust.

                                       V.

                       Law 550 and the Law 550 Proceeding

A.      General

        Following a severe recession in Colombia, many companies experienced great difficulty reorganizing under Colombia's traditional business reorganization proceedings ("concordato"). Law 550 was introduced in Colombia in 1999 to provide a more flexible reorganization proceeding. Under Law 550, the principal stakeholders of a company, with required participation by the specified Voting Classes, can effect a restructuring on the terms of a privately negotiated restructuring agreement that binds all creditors and shareholders of the company, whether or not they vote to approve the restructuring agreement. Law 550, among other things, establishes a required timetable for the proceeding, provides for the appointment of a "promotor" to oversee it, defines the minimum voting requirements for approval of the restructuring agreement and stays certain enforcement actions against the company while the proceeding is pending.

B.      Timetable

        A Law 550 proceeding may be initiated, subject to certain conditions, by the creditors or officers of a company or by the competent supervising authority of the company (the Superintendency of Companies, in the case of Transtel). A Law 550 proceeding is required to be completed within eight months after its initiation, subject to extension for periods during which the proceeding may be suspended in certain circumstances.

        There are three key dates in the required timetable of a Law 550 proceeding:

        . The Commencement Date -- the date on which the competent supervising authority gives public notice of the proceeding and appoints a promotor. Transtel's Commencement Date was October 4, 2002.

        . The Voting Rights Determination Date -- the date on which the promotor finally determines the voting rights for the approval of the restructuring agreement. The Voting Rights Determination Date must occur not later than four months after the Commencement Date. Transtel's Law 550 Proceeding was suspended from

                December 13, 2002 through June 18, 2003, during which period certain disputes regarding Siemens' Voting Rights were resolved. Transtel's Voting Rights Determination Date was June 18, 2003.

        . The Approval Date -- the date on which the restructuring agreement is approved and executed. The Approval Date must occur not later than four months after the Voting Rights Determination Date. If the Approval Date does not timely occur, the promotor must file a petition with the Superintendency of Companies to commence a liquidation of the company. Transtel's Approval Date must occur on or before October 17, 2003.

C.      The Promotor

        On the Commencement Date, the Superintendency appoints an individual to act as promotor. The promotor oversees the Law 550 proceeding and has four key responsibilities, namely to:

        . analyze the historical and projected financial condition and operations of the company and issue an opinion on its viability to the Superintendency;

        . determine the voting rights of the creditors and shareholders of the company;

        . coordinate and facilitate negotiation of the restructuring agreement among creditors and shareholders and, if required, act as mediator with the ability to issue binding decisions among the parties; and

        . participate in the Supervisory Committee that oversees the implementation of the restructuring agreement.

        The promotor has full access to the company's books and records and may request from the company's officers, auditors and accountants any additional information or clarification that the promotor may require to fulfill his or her duties.

        On December 6, 2002, the Promotor issued to the Superintendency of Companies a favorable opinion on the viability of Transtel. A copy of the Viability Opinion is attached as Exhibit E hereto. The Promotor is not required to, and does not intend to, update this opinion during the Law 550 Proceeding.

D.      Voting

        1.      Determination of Voting Rights

        The promotor determines the voting rights of the company's creditors and shareholders based on information provided by the company and these parties. The company is required to provide the promotor a statement, based on the company's financial statements as of the Claims Determination Date, of the company's creditors and shareholders and their respective claims and shares of paid-in capital.

        The promotor allocates voting rights in accordance with the following rules:

        . Votes are allocated on the basis of claims and equity interests as of the Claims Determination Date.

        . Each creditor is allocated one vote for each Peso of principal amount of claim, including duly capitalized interest, if any, but excluding (except in the case of DIAN) interest that has not been capitalized, fines and penalties.

        . Each shareholder is allocated one vote for each Peso included in the shareholder's allocable percentage of paid-in capital. If the company has negative shareholder's equity, each shareholder is allocated one vote equivalent to one Peso.

        . Claims denominated other than in Pesos are converted to Pesos at the exchange rate applicable as of the Claims Determination Date.

        The promotor is required to convene a meeting of the company's creditors and shareholders to inform them of the determination of voting rights. If a creditor or shareholder raises an objection to the determination of voting rights which is not resolved at the meeting, such party may file a complaint with the Superintendency of Companies. If there are no unresolved objections at the meeting or no complaint is filed within five days after the meeting, the promotor's determination will be final and the meeting date will constitute the Voting Rights Determination Date. The decision of the Superintendency of Companies with respect to any timely filed complaint will be final and non-appealable. The date such decision is issued will constitute the Voting Rights Determination Date.

        On December 13, 2002, the Promotor announced an initial determination of the Voting Rights at a meeting of Transtel's creditors and shareholders. Siemens objected to its allocation of approximately 1.2% of the Voting Rights on the grounds that such allocation improperly omitted Claims for which Transtel had become jointly and severally liable pursuant to the Acta Complementaria. On December 30, 2002, Siemens filed a complaint against the Promotor regarding the voting rights determination. On February 28, 2003, the Promotor agreed with Siemens' position stated in its objection. On February 7, 2003, one of the Existing Shareholders filed a complaint with the Superintendency of Companies stating that the December 13, 2002 allocation was correct and disputing Siemens' objection. On March 7, 2003 the Superintendency of Companies issued a determination accepting the Promotor's agreement. On March 14, 2003, one of the Existing Shareholders filed a complaint objecting to this determination. On May 21, 2003, Siemens and the Existing Shareholder withdrew their respective objections. On June 18, 2003, the Superintendency of Companies issued a final order ending all the objections proceeding to the Voting Rights determination. The Promotor made a final determination allocating to Siemens approximately 29.5% of the Voting Rights, including all of Transtel's obligations under the Acta Complementaria, and proportionately reducing the allocation of Voting Rights initially made to all other parties. Siemens subsequently assigned these Voting Rights to the Lease Trustee.

        The revised allocation of Voting Rights became final, and the Voting Rights Determination Date occurred, on June 18, 2003. The Voting Rights as finally determined are set forth in Exhibit C.

        2.      Vote Required to Approve a Restructuring Agreement

        Under Law 550, creditors and shareholders are divided into five Voting Classes; namely:

        .       Class A -- shareholders

        .       Class B -- employees and pensioners

        . Class C -- governmental entities and social security institutions

        . Class D -- financial institutions supervised by the Superintendency of Banks

        .       Class E -- all other creditors

        To become effective, a restructuring agreement must be approved by the holders of more than 50% of the total voting rights, including at least one holder from each of at least three of the five Voting Classes. If only three Voting Classes are represented, the approving majority must include holders in two of those Voting Classes. If a single holder representing a majority of the voting rights votes to approve a restructuring agreement, the approval of other holders representing not less than 25% of the voting rights will be required. If a restructuring agreement is approved by the Required Majority, it will bind all creditors and shareholders of the company whether or not they voted to approve it.

        Law 550 provides veto rights in favor of employees, shareholders and tax authorities, but only with respect to provisions of a restructuring agreement that violate rights of the holder of the veto right. The provisions of the Restructuring Agreement, if approved by the Required Majority, do not trigger any veto rights.

E.      Amendment and Termination of a Restructuring Agreement

        1.      General

        A restructuring agreement may be amended with the approval of the same majority required for its initial approval. Voting rights with respect to any amendment are determined based upon the company's financial statements as of the month-end prior to a meeting summoned by the promotor to discuss the amendment.

        A restructuring agreement will terminate on the expiration of its stated term or upon the earlier agreement of the parties, provided all obligations under the agreement have been fulfilled. In addition, a restructuring agreement may be terminated if so decided at a creditors' meeting called by the promotor or the Supervisory Committee upon the occurrence of any of the following events:

        .       a non-remediable event of default;

        . the Supervisory Committee determines that unforeseen circumstances will prevent the restructuring agreement from being performed;

        . a default with respect to any obligation incurred after the Commencement Date, provided that the relevant creditor is not paid within the three months following the default, or does not accept the settlement arrangement proposed at the creditors' meeting; or

        . a significant default under the Business Code adopted in the restructuring agreement, or the negligence of the company in executing the acts provided for in the restructuring agreement.

        If the restructuring agreement is terminated other than upon the expiration of its term or earlier full performance, the Superintendency must commence a liquidation of the company. In the last event noted above, the creditors may, in lieu of terminating the restructuring agreement, entrust the administration of the company to a trust company ("sociedad fiduciaria") in order to prevent the adverse effects that may derive from the company's misconduct.

        2.      Transtel's Restructuring Agreement

        The Restructuring Agreement will automatically terminate on the earlier of (a) January 31, 2016, and (b) the date on which all of the obligations restructured under the Restructuring Agreement are repaid in full. The Restructuring Agreement may be terminated prior to the date specified in the preceding sentence, upon the occurrence of any of the following Early Termination Events and as otherwise provided under applicable law:

        . The Supervisory Committee determines that circumstances have arisen that were not anticipated by the parties to the Restructuring Agreement at the time of its execution, which circumstances prevent the performance of the Restructuring Agreement (other than its underlying agreements, such as the new Senior Notes Indenture, New Convertible Notes Indenture, etc.).

        . Transtel defaults in the payment of a Claim accrued after the Commencement Date (other than a Claim in respect of an obligation under one of the Restructuring Agreement's underlying agreements), and (a) the creditor holding the Claim does not, within three months following the default, receive such payment or accept the payment formula offered and (b) Transtel fails to make such payment or propose a payment formula acceptable to such creditor within 30 days after receipt of written notice from the Supervisory Committee of the event described in the preceding clause (a).

        . Transtel commits a material violation of the Business Code (other than a violation based on the occurrence of a default or event of default under any of the Restructuring Agreement's underlying agreements), in the judgment of the Supervisory Committee, and Transtel fails, within 30 days after receipt by Transtel's Board of Directors and Chief Executive Officer of written notification thereof from the Supervisory Committee, to adopt measures reasonably satisfactory to the Supervisory Committee to remedy such violation, and to avoid any further similar violation, of the Business Code.

        . Transtel commits a material default in the execution or performance of acts contemplated in the Restructuring Agreement (other than a violation of the Business Code or a default under any of the Restructuring Agreement's underlying agreements) as a result of a failure of Transtel's Board or shareholders to give any Board or shareholder approval required for such execution or performance, and Transtel fails to cure such default within 30 days after receipt by Transtel's Board of Directors and Chief Executive Officer of written notification thereof from the Supervisory Committee.

        . A Transtel default under the New Notes or any of the Restructuring Agreement's other underlying agreements results in an acceleration of the payment obligations thereunder and the holders of 90% of the accelerated payment obligations give written notice to the Supervisory Committee requesting that a meeting of shareholders and creditors holding Claims for the obligations restructured under the Restructuring Agreement be summoned as provided in Law 550, provided that, in the case of the acceleration of a New Base Promissory Note, the request of the holders of 90% of the aggregate outstanding principal amount of all new Base Promissory Notes, whether or not accelerated, will be required.

        . The Restructuring Agreement does not become effective on or before December 31, 2003 or such later date as External Creditors holding not less than one-third of the Voting Rights determine.

        Upon the occurrence of any Early Termination Event, the Supervisory Committee will convene a meeting of Transtel's shareholders and creditors. At such meeting, other than a meeting convened due to a material violation of the Business Code, the Restructuring Agreement may be terminated by an affirmative vote of the Company's shareholders and creditors holding Claims in respect of obligations restructured under the Restructuring Agreement that would be sufficient to approve the Restructuring Agreement in accordance with the requirements of Law 550. At any meeting summoned upon a material violation of the Business Code, the trust management contemplated by Par. 3 of article 35 of Law 550 (as described in Section V.E.1 hereof) may be adopted for Transtel by the affirmative vote of creditors holding not less than a majority in principal of the outstanding Claims in respect of obligations restructured under the Restructuring Agreement, or the Restructuring Agreement will be terminated by operation of law.

F.      Liquidation under Colombian Law

        Pursuant to Law 550, in the event that (i) the Restructuring Agreement is not approved and executed within four months of the Voting Rights Determination Date, or (ii) the Restructuring Agreement becomes effective within the required time period, but the Company defaults or a Early Termination Event occurs thereunder, the Company shall be required to liquidate.

        Upon the occurrence of either of the conditions set forth above, the Promotor shall notify the Superintendency of Companies, which shall in turn initiate a mandatory liquidation proceeding. The liquidation proceeding is a statutory process, supervised by the Superintendency of Companies, which is similar in principle to a liquidation proceeding under Chapter 7 of the United States Bankruptcy Code.

        Upon commencement of a Colombian liquidation proceeding, the company must immediately cease doing business. The Superintendency will designate a liquidator from an officially maintained list of liquidators, as well as a liquidation board consisting of representatives of the company's creditors and shareholders. The liquidator will administer the liquidation of the company's assets, and distribute the proceeds thereof to the company's creditors in the following order of priority: (i) labor and social security liabilities; (ii) tax obligations; (iii) secured obligations; and (iv) unsecured obligations. Any remaining proceeds will be distributed pro rata to the company's shareholders.

                                       VI.

                                Voting Procedures

        Detailed instructions are provided in the form of Voting Direction accompanying this Disclosure Statement. Please read those instructions and follow them carefully. You should use only the form of Voting Direction that accompany this Disclosure Statement.

                                   IMPORTANT !

        If your Certificates or Existing Discount Notes are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, you must deliver your Voting
        Direction to them in sufficient time for them to process them and return them to the Voting Agent before the Voting
        Deadline.

        To complete the Voting Directions you must elect one of the following three options:

        . Approve the Restructuring Agreement and elect the Capitalization Treatment;

        .       Approve the Restructuring Agreement and elect the Base
                Treatment; or

        .       Reject the Restructuring Agreement.

Your vote for the Restructuring Agreement and election of the Capitalization Treatment will also constitute your direction to the Shares Trustee to vote your Creditor Capitalization Shares at the Effective Date Shareholders Meeting to approve the Implementing Resolutions described in Section X.A.

        To be counted, your properly completed and signed Voting Direction must be received before the Voting Deadline. Transtel, with the consent of the Committee, reserves the right to accept, or permit the cure of, non-complying Voting Directions received prior to the Creditors Meeting.

                        VOTING INFORMATION AND ASSISTANCE

        Please  contact the Voting Agent at the number below if:

        . you did not receive a form of Voting Direction with this Disclosure Statement

        .       your Voting Direction becomes damaged or lost

        .       you have any questions regarding voting procedures.

        Beneficial owners, call toll-free: +1-800-848-3416

        Brokers, banks and other nominees, call collect: +1-212-269-5550

A.      Your Voting Rights

        The Promotor has allocated Voting Rights to the Claims and Interests entitled to vote on the Restructuring Agreement as set forth in Exhibit C. The Voting Rights allocated to the Existing Notes are as follows:

                                    % Voting Rights      % Voting Rights
                                      (aggregate)        (per $1,000)/1/
                                    ---------------     ----------------
        Existing Senior Notes           55.5%               0.00037%
        Existing Discount Notes         11.4%               0.00012%

        ----------
        /1/ Shows the percentage of total Voting Rights per $1,000 principal amount of Existing Senior Notes and per $1,000 principal at maturity of Existing Discount Notes.

        To become effective, the Restructuring Agreement must be approved by the holders of more than 50% of the total Voting Rights allocated to all holders of Claims and Interests and the approving holders must include at least one holder from each of at least three of the five Voting Classes. If the Restructuring Agreement is approved by the Required Majority, it will bind you whether or not you vote to approve it. In that event: if you have voted in favor of the Restructuring Agreement, you will receive the treatment you elect in your Voting Direction; or, if you have voted against the Restructuring Agreement or have not timely submitted any Voting Direction, you will receive the Base Treatment.

        The Voting Parties will vote the Existing Senior Notes and the Existing Discount Notes at the Creditors' Meeting in accordance with timely received, properly completed Voting Directions. The Creditors' Meeting will be held on or before October 17, 2003, on not less than 15 business days' prior notice given by the Promotor. The Promotor's notice will specify the date, time and location in Colombia of such meeting and will be given by publication in El Tiempo, a newspaper published in Bogota with national circulation in Colombia, and in a local newspaper published in Cali, where Transtel has its headquarters. If the Restructuring Agreement is not approved at the Creditors' Meeting and no alternative restructuring is approved by October 17, 2003, Transtel will be required to liquidate. Please keep in mind that the failure to timely submit a properly completed Voting Direction is the equivalent of a vote against the Restructuring Agreement.

B.      Voting Parties

        If you hold Certificates, your Voting Direction directs the Pass Through Trustee to vote a corresponding principal amount of Existing Senior Notes at the Creditors' Meeting. If you hold Existing Discount Notes, your Voting Direction authorizes and directs the Existing Discount Notes Indenture Trustee to vote your Existing Discount Notes on your behalf at the Creditors' Meeting.

        In each case, your Voting Direction authorizes your Voting Party to act at the Creditors' Meeting through a duly authorized attorney-in-fact. Each of the Voting Parties has duly appointed [name] to act in this capacity. Each Voting Party may appoint additional or substitute attorneys-in-fact.

C.      Voting Deadline

        If your Certificates or Existing Discount Notes are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, you must deliver your Voting Direction to them in sufficient time for them to process them and return them to the Voting Agent before the Voting Deadline.

        In order for your vote to be counted, your Voting Direction must be received by the Voting Agent at the following address before the Voting Deadline of 2:00 p.m., New York Time, on October 10, 2003:

                        If by overnight courier, hand delivery
                        or standard mail, or by facsimile:

                        D.F. King & Co., Inc.
                        48 Wall Street, 22nd Floor
                        New York, NY 10005
                        U.S.A.
                        Facsimile: (212) 809-8839

                                      VII.

                              Financial Information

        You are urged to read the 2002 Annual Report and the Company's June 30, 2003 Interim Financials together with the information provided in the rest of this Disclosure Statement, including its other Exhibits. The 2002 Annual Report includes the Company's Audited Financial Statements for the years ended and as of December 31, 2000, 2001 and 2002, as well as the related management's discussion and analysis of financial condition and results of operations. The June 30, 2003 Interim Financials include the Company's Unaudited Financial Statements through and as of June 30, 2003 as well as the related management's discussion and analysis of financial condition and results of operations.

                                      VIII.

                       Governance of Reorganized Transtel

A.      Board of Directors

        On the Effective Date, Transtel's Board will be increased from three to five members and a two member Audit Committee will be established. The Board will include two Noteholder Directors and (a) if the Existing Shareholders have received their respective Existing Shareholder Capitalization Shares, three Shareholder Directors and (b) if only one Existing Shareholder has received his Existing Shareholder Capitalization Shares, two Shareholder Directors and one independent Director selected jointly by the two Noteholder Directors and the two Shareholder Directors. Each Director will have two alternates who may act the in absence of such Director. The Audit Committee will be comprised of the two Noteholder Directors.

        The initial term of the Directors will be from the Effective Date through the date the obligations under the New Senior Notes are discharged. During the initial term, vacancies will be filled as provided in the Shareholders Agreement so that the Board will remain composed as described above.

        Upon expiration of the initial terms of the Noteholder Directors and the Shareholder Directors, the members of the Board will be elected by vote of the holders of Common Stock, and such parties will be entitled to elect a number of Board members in proportion to the votes they hold.

        On the Effective Date, the new Board will consist of the following Directors and alternates:

         Directors:

             Ricardo Urdaneta................Director (Noteholder Director)
             Hernan Roman....................Director (Noteholder Director)
             Luis Carlos Valenzuela..........Director (Shareholder Director)
             [To be designated]..............Director (Shareholder Director)
             [To be designated]..............Director (Shareholder Director)

         Alternates:

             Maria Cristina Mejia............Alternate Noteholder Director
             Sergio Regueros.................Alternate Noteholder Director
             Sara Ordonez....................Alternate Noteholder Director
             Maria del Rosario Sintes........Alternate Noteholder Director
             Pablo Ruben Vernaza.............Alternate Shareholder Director
             Guillermo O. Lopez..............Alternate Shareholder Director
             [To be designated]..............Alternate Shareholder Director
             [To be designated]..............Alternate Shareholder Director
             [To be designated]..............Alternate Shareholder Director
             [To be designated]..............Alternate Shareholder Director

    Directors:

        Ricardo Urdaneta, 38, is a founding partner of Urdaneta, Velez, Pearl & Abdallah Abogados (UVP&A). After receiving a J.D. from Rosario University in Bogota, Colombia, and a Masters in International Economics and Management from S.D.A.-Bocconi in Milan, Italy, he specializes in international transactional law, contract management and international arbitration, with emphasis on the area of construction and engineering law. Amongst his clients are major Colombian engineering firms, whom he has advised on transactions in Colombia and abroad, and heavy equipment vendors from the U.S., whom he assists on contract negotiation and management, as well as handling of claims when necessary. In this context he has represented his clients in successful international arbitration proceedings under ICC rules. Mr. Urdaneta is fluent in Spanish, French, English and Italian.

        Hernan Roman, 53, was CEO of Telecom, Colombia's incumbent long distance company and a major fixed line company, during 2001 and 2002. At present, he is Managing Director of EPE Associated Consultants, which has executed consulting projects in Colombia, Peru, Ecuador, Costa Rica, Trinidad and Tobago, among others. Mr. Roman was previously Economic Advisor to the Ministry of Development and the National Planning Department, and for 10 years was an economist in the Projects Analysis Department of the InterAmerican Development Bank in Washington. Mr. Roman is a Ph.D. candidate in Applied Economics from Stanford University, where he has an M.S. in Industrial Engineering.

        Luis Carlos Valenzuela, 43, is a Partner in the firm of Sumatoria, an investment banking boutique established in 2001, which specializes in mergers and acquisitions and corporate governance. In 2000, Mr. Valenzuela served as advisor to the board of Avianca, Latin America's oldest airline and as president of Celumovil, Colombia's largest mobile phone company. From 1998 through 2000, he was Minister of Mines and Energy, where he served as Chairman of the Board of ECOPETROL and headed the Energy Regulatory Commission. From 1994 through 1998, Mr. Valenzuela held several positions at Corporacion Financiera del Valle, Colombia's largest portfolio management institution. He has served on the boards of over 30 companies in the last 15 years. Mr. Valenzuela holds a master's degree in public administration from Harvard University, a master's degree in urban planning from the London School of Economics, and a master's degree in economics from the Universidad de Los Andes Colombia. He speaks Spanish, English and French.

    Alternates:

        Maria Cristina Mejia, is a Principal of the Bogota office of Heidrick & Struggles. She is an active member of the firm's Information Technology and Telecommunications Practices. Mrs. Mejia joined the firm in July, 2000. Prior to becoming an Executive Search Consultant she held the following positions:
President of Celumovil (One of Colombia's two mobile phone companies), Director of Andiarios (National Publisher's Association), Vice Minister of Telecommunications and Director of Inravision (The National Institute of Radio and TV). Born in Medellin, Colombia, she received her degree in Law from the Universidad Externado de Colombia, where she has postgraduate studies in Public Law and held the post of Professor. She also has postgraduate studies in Political Sciences from the University of Paris. She has been a Board Member of Avianca, Americatel, Caracol TV, Colseguros, Aseguradora Grancolombiana, Focine, Asocel, and Inravision. Mrs. Mejia speaks Spanish, French and English.

        Sergio Regueros, 41, was CEO of the Bogota fixed line telephone company, ETB, from 1995 to 2001. Under his tenure, ETB expanded its scope of services, successfully launching its long distance, value added, data and Internet services; increased line installation by 60% per annum and achieved a revenue growth of 36% per annum since 1995. EBIDTA margin increased from 30% in 1996 to 50% in 2000. When he retired, ETB was solidly established as the leading telecommunications company in Colombia and one of the largest in Latin America, with 2.5 million customers and revenues over 500 million dollars. Prior to joining ETB, Mr. Regueros was consultant for multinational telecommunications companies in their strategy throughout the Andean Region. He was also Secretary General of the Ministry of Communications and Vice-Minister of Communications. In the international arena, he was counselor in ITU, Administrative Council and member of its High Level
Committee. Sergio is a frequent speaker in telecommunications forums and seminars throughout Latin America and USA. Mr. Regueros has served on the Board of Directors of Comcel, ETB, Canal Capital, TelePacifico, TeleCartagena and TeleAntioquia. In 1998, the Ministry of Communications awarded him the medal "Murillo Toro" in recognition of distinguished merits in the telecommunications sector. He is fluent in Spanish, English and German. Mr. Regueros is a lawyer from Universidad Externado de Colombia and has an MBA from M.I.T.

        Sara Ordonez, 58, who has a Law Degree from Universidad Javeriana, in Colombia, was Minister of Communications from 1976 to 1978. She had previously served as Vice-Minister, from 1974 to 1978. Mrs. Ordonez has been the CEO of several Colombian financial institutions, including Corporacion Financiera Colombiana and Financiera Energetica Colombiana, and served as Assistant Legal Counsel to the InterAmerican Development Bank. Mrs. Ordonez recently served as Minister of Health, from July 2000 to October 2001, and as Superintendent of Banking, from August 1998 until July 2000. She has served on the Boards of Directors of several institutions, and currently heads her own private legal practice.

        Maria del Rosario Sintes, 52, was Minister of Communications from July 2000 to June 2001. She had previously served as Minister of Agriculture in 1990. She has served as CEO of several Colombian financial institutions, such as Granahorrar, Banco Standard Chartered and Extebandes de Colombia, and as Vice-President of Credit at Banco de Bogota. In addition, Mrs. Sintes has served on the Boards of Directors of EAAB (Bogota's water utility), Adpostal, Telecom and Inravision, and currently serves in the Board of ETB, Bogota's fixed line phone company. Mrs. Sintes would only be appointed to the Board of Transtel upon the expiration of her term as Board member of ETB. Mrs. Sintes is an economist from Universidad de los Andes, in Bogota.

        Pablo Ruben Vernaza, 64, is a Colombian lawyer. He is a senior private practitioner in different areas of public and private law and member of a number of boards in a variety of sectors. Mr. Vernaza received his J.D. from Javeriana University in Bogota, Colombia, and a Master of Cannoning Law from the same university. In addition, he has been affiliated with several law schools in Cali, Colombia. From 1965 through 1970, Mr. Vernaza joined Cali's judicial system. In 1970, he joined Cali's local government and held a number of positions, including Local Government Secretary. In 1971, Mr. Vernaza became Cali's Local General Attorney, and in 1972, he became General Director of Cali's Health Department. In 1973, Mr. Vernaza became Director of the General Benefactor Foundation of the Department of Valle del Cauca. In 1982, he became Secretary of Finance of the Department of Valle del Cauca. In 1985, Mr. Vernaza was appointed by the President of Colombia as Vice-Minister of State and, in 1986, was appointed as Minister of State. Mr. Vernaza has twice been Senator of the Republic (1982-1986 and 1990-1994). He was been law lecturer and professor in a number of Universities in Bogota and Cali and was Dean of Law School at the San Buenaventura University in the city of Cali. Since 1968, he has served a number of boards, such as Anchicaya Power Company, San Juan de Dios Hospital, Corpes, Regional Planning Council of the Department of Valle del Cauca and Transtel S.A.

        Guillermo O. Lopez, 47, is a lawyer by training and has been a director of several Colombian companies, as well as a consultant for other companies. Before joining the Company, Mr. Lopez provided business, financial and managerial advice to certain members of the Caicedo family. He has been a member of the Board of Directors and President of the Company since December 1994. Between 1992 and 1993, his principal occupation was the creation of the Company. Upon incorporation of the Company, Mr. Lopez joined the Company as General Manager and held that position until he was appointed President.

        [Alternate Shareholder Director]

        [Alternate Shareholder Director]

        [Alternate Shareholder Director]

B.      Senior Management

        On the Effective Date, the "Core Management Team" of Transtel and each Operating Subsidiary will consist of a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Comptroller, each of whom must be reasonably acceptable to the Committee and Siemens. The members of the Core Management Team will be identified in the Restructuring Agreement Supplement. Any change in a member of the Core Management Team after the Effective Date must be approved by at least four of the five Board members.

        On the Effective Date, the Core Management Team will consist of the following members:

          Guillermo O. Lopez...............Director and Chief Executive Officer
          Jose Efren Sanz Rodriguez........Chief Operating Officer
          Alfonso Contreras Jaramillo......Chief Financial Officer
          Guillermo Barrera Alfaro.........Comptroller

        Jose Efren Sanz Rodriguez, 44, joined Transtel in July 1997 as Commutation Project Manager and became Operations Manager in March 2001. Among his other duties, as Operations Manager, Mr. Sanz was the officer in charge of the expansion of Transtel's Operating Subsidiaries, as well as the supervisor of operations and management of the Operating Subsidiaries' equipment and services. Prior to joining Transtel, Mr. Sanz was with the Empresas Municipales de Cali from December 1988 through July 1997, where he held several engineering positions. He studied Electronic Engineering at the Universidad del Cauca, and studied Business Administration at the Universidad del Valle. Mr. Sanz has participated in several engineering and technical studies in Cali and Palmira, and has completed numerous telecommunications administration, maintenance and other courses.

        Alfonso Contreras Jaramillo, 38, has been with Transtel since 2002, when he joined the Company as Vice President of Finance. Mr. Contreras oversees the Company's treasury, financial planning, [human resources], internal controls, taxes and other administrative areas. Prior to joining Transtel, Mr. Contreras served as General Comptroller of Tetra Pak Colombia from 2000 through 2002, and was a [Budget Manager] with Comcel from 1999 to 2000. Born in Bogota, Mr. Contreras received his degree from Colegio Anglo Colombiano, and subsequently studied at the School of Business Administration, in Bogota, concentrating a [Business Administration] and [Finance].

        Guillermo Barrera Alfaro, has held the position of Comptroller since [August 2003]. Mr. Berrara has over 20 years of experience in economics, finance and related matters, with an emphasis on reorganization and restructuring of companies. He has served as Chief Financial Officer of several institutions, most recently the Hospital Universitario San Ignacio, where he was engaged from May 2002 through July 2003, and where he contemporaneously served as Chief Commercial Officer. Mr. Barrera twice served as Chief Executive Officer of Hipocampus

Cartagena S.A. (from June 1994 to August 1996, and from May 1997 to August
1998), and as Chief Financial Officer of CEMCO S.A. (Grupo 1000 Ltda.) (from September 1996 to May 1997, and from August 1998 to January 2002). Mr. Barrera has also acted as Chief Financial Officer of Protabaca S.A., and of Meals de Colombia S.A., where he contemporaneously served as Chief Administrative Officer. Mr. Barrera is based in Cali.

        Lopez Employment Agreement. On the Effective Date, Transtel will enter into an employment agreement with Mr. Lopez. Immediately prior, and as a condition, to the execution of this agreement, Mr. Lopez and the Company have agreed to terminate any and all contracts which Mr. Lopez may have directly or indirectly with the Company. Mr. Lopez and the Company shall execute the required labor conciliation and settlement agreements pursuant to which, in exchange for Mr. Lopez releasing the Company from any and all claims he may have, the Company will agree to discharge certain personal indebtedness of Mr. Lopez in an amount not to exceed $663,000. The agreement will have a one year term that will automatically renew unless terminated by vote of four of the five Board members. The agreement will automatically terminate upon the occurrence of an event of default under the New Senior Notes Indenture or a failure by the Company to make required payments in respect of VAT or amounts due to telecom operators, subject to normal operational cure periods, unless subsequently waived by vote of four of the five Board members. In the event of an automatic termination that is not waived, any Shareholder director designated solely by Mr. Lopez will resign and shall be replaced by an alternate Noteholder Director.

        Mr. Lopez will receive a monthly base salary of $5,000. He will also enter into a consulting agreement pursuant to which he will receive a $25,000 monthly consulting fee. Both of the above shall be payable in arrears. Mr. Lopez will also be entitled to a quarterly performance bonus of $30,000, payable pro rata monthly in arrears, subject to (a) meeting certain targeted levels of consolidated EBITDA (as defined in the agreement) for the Company on a rolling twelve-month basis and (b) no automatic termination of the agreement that is not waived prior to the date of payment. Payments will be determined in Dollars and paid in Pesos at the market exchange rate on the last business day of the month for which they are due and will be net of any withholding taxes. If Mr. Lopez' employment is terminated by the Board, he will be entitled to a lump sum severance payment to the greater of (a) any required payment under applicable Colombian labor laws and (b) $720,000, if the termination is prior to November 30, 2005, or $450,000, thereafter. No payment other than as may be required by applicable Colombian labor laws will be due in the event of an automatic termination. In addition, Mr. Lopez will be entitled to medical and life insurance benefits and other perquisites.

        Resignation by Mr. Lopez as Chief Executive Officer of Transtel after the Effective Date will constitute an event of default under the New Senior Notes Indenture if such resignation is (i) without "good reason" (e.g., material diminution in duties, responsibilities or title; health or safety concerns),
(ii) following any malfeasance on the part of Mr. Lopez or (iii) otherwise without the approval of the Board.

        Caicedo Consulting Agreement. On the Effective Date, Transtel may enter into a consulting agreement with Gonzalo Caicedo Toro pursuant to which Mr. Caicedo would provide ongoing consulting services, as and when reasonably required by Transtel. Under the terms of this agreement Mr. Caicedo would receive a monthly payment of up to $20,000 plus, if and so long as Mr. Caicedo resides outside of Colombia, an additional amount of up to 11% of the base payment to cover any applicable Colombian withholding taxes. Mr. Caicedo's consulting agreement would terminate upon the occurrence of any default under the New Notes. If and when Mr. Lopez may elect to resign, he shall be entitled to enter into a consulting agreement on the similar terms.

C.      Supervisory Committee

        The Restructuring Agreement, as required under Law 550, establishes a "Supervisory Committee". The Supervisory Committee will have four members consisting of two representatives of the creditors who receive the Capitalization Treatment, one representative of the Shareholders and one representative of DIAN, together with the Promotor, as a non-voting member. Each member will have two alternates who may act in the absence of such member. On the Effective Date, the two Noteholder Directors will serve as the representatives of the creditors who receive the Capitalization Treatment, the alternate Noteholder Directors will serve as their alternates, and Mr. Lopez will serve as the representative of the shareholders, with his alternates to be designated on or prior to the Effective Date. The DIAN representative and alternates will be as designated by DIAN to Transtel. In the event any Noteholder Director or Mr. Lopez believes there to be a conflict between his or her duties as a member of the Supervisory Committee and as a member of the Board, he or she will be replaced by an alternate.

        The Supervisory Committee will have only the functions that it is required to have under Law 550. Subject to the preceding sentence, the Supervisory Committee will, among other things monitor compliance with the Restructuring Agreement, including the Business Code; and interpret the Restructuring Agreement (excluding its underlying agreements, such as the New Senior Notes Indenture, the New Convertible Notes Indentures, etc.).

        Further to its functions, the Supervisory Committee will have only certain powers specified in the Restructuring Agreement and such other powers as it is required to have under Law 550. Subject to the preceding sentence, the Supervisory Committee will have, among others, the power to:

        . adopt its internal regulations and appoint a chairman and secretary;

        . recommend, through the legal representative of Transtel, any measures it deems necessary to accomplish fulfillment of the Restructuring Agreement (other than its underlying agreements);

        . request the information it deems necessary to verify that the operations entered into or carried out on behalf of Transtel are in accordance or consistent with the terms of the Restructuring Agreement, including, but not limited to, the Code of Conduct;

        . summon a meeting of shareholders and creditors to consider termination of the Restructuring Agreement upon the occurrence of any Early Termination Events;

        . to remove the Promotor serving from time to time and appoint a successor; and

        . to limit, but not extend, the powers and functions provided in the Restructuring Agreement and to dissolve itself when its existence is not required by Law 550.

The Supervisory Committee is required to dissolve itself when no longer required by Law 550.

D.      Business Code

        Under Law 550, the Restructuring Agreement is required to adopt a Business Code. Compliance with the Business Code will be supervised by the Supervisory Committee. A material breach of Transtel's Business Code, as determined by the Supervisory Committee, will be grounds for termination of the Restructuring Agreement. Transtel's Business Code will require Transtel in the conduct of its business to (a) comply with all applicable laws in the jurisdiction where it does business, (b) comply with all of its contracts and agreements including the New Notes, (c) maintain true and complete accounting and books in accordance with Colombian general accepted accounting principles and prepare its financial statements in accordance with these principles, consistently applied; (d) effect all transactions with its affiliates, subordinates and related parties in accordance with applicable principles of transparency, equality and equity; and (e) manage its cash flow in accordance with applicable principles of transparency, equality and equity.

                                       IX.

                  Other Aspects of the Restructuring Agreement

A.      Effective Date Shareholders Meeting

        On the Effective Date, if both Existing Shareholders have voted for the Restructuring Agreement, they will hold a shareholders meeting prior to the Capitalization Transactions to approve an increase in the authorized capital of Transtel as required to effect the Capitalization Transactions, and the Effective Date Shareholders Meeting will be held immediately following the completion of the Capitalization Transactions. If an Existing Shareholder has failed to vote for the Restructuring, the Effective Date Shareholders Meeting will be held immediately upon completion, as described in Section II.D.1(c), of the capitalization of the first portion of the Capitalized Amount of Claims receiving the Capitalization Treatment.

        At the Effective Date Shareholders Meeting, the Shares Trustee and each Existing Shareholder that has voted for the Restructuring Agreement will vote their shares of Common Stock to adopt the Implementing Resolutions to do the following:

        . If required by the Capitalization Transactions, increase the authorized capital of Transtel;

        . Adopt the Amended By-Laws in substantially the form attached as Exhibit F hereto;

        . Elect as members of the Board and alternates the persons named in Section VIII.A;

        . Instruct the members of the Board to confirm in their respective offices the Core Management Team named in Section VIII.B;

        . Instruct the members of the Board to approve and ratify Mr. Lopez' employment agreement, substantially on the terms described in Section VIII.B; and

        . Any other matter as may be required for, or incidental to, the effectiveness of the Restructuring Agreement.

        Your vote for the Restructuring Agreement and election of the Capitalization Treatment will also constitute your direction to the Shares Trustee to vote your Creditor Capitalization Shares at the Effective Date Shareholders Meeting to approve the Implementing Resolutions described above.

B.      Distribution of New Capitalization Securities and New Base Notes

        1.      New Global Securities

        The New Capitalization Securities will be issued as units, which units will be issued as New Global Units consisting of New Notes and Shares Trust Certificates. The New Base Notes will be issued as New Global Base Notes. Together, the New Global Units and New Global Base Notes are referred to as the New Global Securities. Upon the issuance of the New Global Securities, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such New Global Securities to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by the trustee under each of the New Senior Notes Indenture, New Convertible Notes Indenture, the New Base Notes Indenture and the Shares Trust Agreement. Ownership of beneficial interests in a New Global Security will be limited to Agent Members or persons who hold interests through Agent Members. Ownership of beneficial interests in the New Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Agent Members) and the records of Agent Members (with respect to interests of persons other than Agent Members).

        So long as DTC, or its nominee, is a registered holder of a New Global Security, DTC or such nominee, as the case may be, will be considered the absolute owner or holder of the New Senior Notes, the New Convertible Notes, the Shares Trust Certificates or the New Base Notes (as the case may be) represented by such New Global Security for all purposes under such indentures or agreements, and such notes or certificates, and the Agent Members, as well as any other persons on whose behalf Agent Members may act (including Euroclear and Clearstream and account holders and participants therein), will have no rights under such Indentures or Agreements or under a New Global Security. Owners of beneficial interests in a New Global Security will not be considered to be the owners or holders of notes or shares issued under the New Senior Notes Indenture, New Convertible Notes Indenture, the Shares Trust Agreement and the New Base Notes Indenture.

        In addition, no beneficial owner of an interest in a New Global Security will be able to exchange or transfer that interest, except in accordance with the applicable procedures of DTC.

        Payments in respect of each New Global Security registered in the name of DTC's nominee will be made to the order of DTC's nominee as the registered owner of such New Global Security. Neither the Company nor the trustee under the applicable indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the New Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        The Company expects that DTC or its nominee, upon receipt of any payment in respect of a New Global Security, will immediately credit the accounts of Agent

Members with payments in the amounts proportionate to their respective beneficial interests in the amount of such New Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Agent Members to owners of beneficial interests in such New Global Security held through such Agent Members will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Agent Members.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with the applicable procedures of DTC and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of a New Senior Note, New Convertible Note, Shares Trust Certificate or New Base Note (as the case may be) only at the direction of one or more Agent Members to whose account the DTC interests in the New Global Securities is credited and only in respect of such portion of the aggregate principal amount of New Global Securities as to which such Agent Member or Agent Members has or have given such direction.

        The Company understands: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (for purposes of this section, "indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee under the New Senior Notes Indenture, New Convertible Notes Indenture, the Shares Trust Agreement and the New Base Notes Indenture (as the case may be) will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under rules and procedures governing its operations.

        2.      New Certificated Securities

        Interests in a New Global Security will be exchangeable or transferable, as the case may be, for New Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such New Global Securities, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such New Global Securities and holders of such New Global Securities who hold more than

25% in aggregate principal amount of the New Global Securities advise the trustee under the applicable indenture through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) with respect to the New Global Securities is no longer required. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate New Certificated Securities to be delivered.

C.      Releases

        On the Effective Date, by executing the Restructuring Agreement, the Existing Shareholders, the Existing Noteholders, Transtel and the Transtel Subsidiaries will enter into mutual releases as to any and all matters, with the intention that the sole remaining responsibilities, obligations and liabilities among such parties shall be solely as set forth in the documentation executed in connection with the Restructuring.

                                       X.

                                  Risk Factors

        Existing Noteholders should read and consider carefully the following risk factors before voting to approve or reject the Restructuring Agreement. These factors should be considered together with the information provided in the rest of this Disclosure Statement, including its Exhibits and the Restructuring Agreement Supplement.

Transtel must liquidate if a restructuring agreement is not approved by October 17, 2003.

        Under Law 550, if a restructuring agreement is not approved and signed on or before October 17, 2003, the Approval Date Deadline, the Promotor must file a petition with the Superintendency of Companies to commence a liquidation of Transtel. If the Restructuring Agreement is not approved at the Creditors' Meeting, even if the parties could agree on alternative restructuring terms, there will not be sufficient time to negotiate such terms and solicit new Voting Directions before the Approval Date Deadline. While Transtel has not completed a formal liquidation analysis, it believes that the recoveries by the Existing Noteholders in a liquidation would be significantly less favorable than under the Restructuring Agreement.

        If Siemens does not vote for the Restructuring Agreement, the Restructuring Agreement can not be approved without the vote of the holders of at least 74.9% of the Voting Rights assigned to the Existing Notes (assuming no other creditors vote to approve).

Transtel must liquidate if the Restructuring Agreement is approved but later terminated by reason of the failure of the Effective Date to occur or a subsequent default.

        If the Restructuring Agreement is approved but is later terminated by reason of a failure of the Effective Date to occur or the occurrence of a default after the Effective Date, the Superintendency of Companies is required by Law 550 to commence a liquidation of Transtel. This liquidation proceeding would be subject to the terms and procedures of applicable Colombian law, and the terms of the Restructuring Agreement would not apply, except for the priorities established in the Restructuring Agreement if approved by not less than 60% of the Voting Rights. Transtel believes that recoveries to its creditors would be materially adversely affected by a liquidation. These circumstances should be distinguished from the conduct of a Sale Process in accordance with the terms of the Restructuring Agreement following the occurrence of Sale Event. The Sale Process would seek to sell the Company as an integrated business in a private transaction controlled by Transtel's creditors and managed by an internationally recognized investment bank with expertise in the sale of telecommunications companies. On the other hand, the mandatory liquidation proceeding is a strict judicial process under which the Superintendency of Companies supervises a liquidation in accordance with a statutorily defined procedure. Creditors have no control over the liquidation process, which tends to be protracted and unsophisticated. The sale of the Company as an integrated business would likely not be feasible in a judicial liquidation. Rather, the liquidation would more likely consist of separate sales of Transtel's interests in the Operating Subsidiaries.

        Further, upon the occurrence of specified defaults after the Effective Date, the creditors of Transtel have the right to terminate the Restructuring Agreement on the terms provided therein. In the event of such a termination, the Superintendency of Companies would be required to commence a liquidation of Transtel.

Transtel may be unable to satisfy its obligations, including under the New Senior Notes and New Base Notes, if the Operating Subsidiaries do not generate sufficient operating cash flow.

        Transtel will be significantly less leveraged after giving effect to the Restructuring Agreement, but will continue to have substantial indebtedness, including significant obligations under capitalized leases. Transtel will depend on the future performance of the Operating Subsidiaries to meet these obligations. Many factors, some of which will be beyond Transtel's control (such as prevailing economic conditions), may affect this performance. There can be no assurance that the Operating Subsidiaries will generate sufficient operating cash flow to allow Transtel to make required payments when due under the New Senior Notes, the New Base Notes and its other obligations. If they do not, Transtel may seek to repay those obligations through a refinancing or from the proceeds of asset sales. In such circumstances, there can be no assurance whether debt or equity funding or asset sales sufficient for a refinancing or repayment could be effected by Transtel on terms acceptable to Transtel.

An acceleration of obligations under the New Senior Notes would constitute a Sale Event, which would trigger a Sale Process. There can be no assurance whether a sale of Transtel could be effected in such event or at a price sufficient to allow Transtel to pay its obligations under the New Senior Notes or New Base Notes in full or provide any distribution on the Conversion Shares and Creditor Capitalization Shares.

The obligations under the New Senior Notes may be discharged without full payment thereof in cash.

        In connection with the consummation of a Sale pursuant to the Sale Process, the New Senior Notes will be converted into New Senior Notes Conversion Shares in full satisfaction of the Company's obligations thereunder. Although the New Senior Notes Conversion Shares will have a priority entitlement to the net proceeds of the Sale in an amount up to the unpaid principal and interest of all outstanding New Senior Notes at the time of conversion, there can be no assurance that such net proceeds will not be less than this amount. In certain circumstances, the

Existing Shareholders will have the right to receive a portion of the net proceeds otherwise payable to the holders of the New Senior Notes Conversion Shares. See Section II.D.1(e).

Transtel's substantial indebtedness and related contractual restrictions could adversely affect its business and Transtel's ability to satisfy its obligations, including under the New Senior Notes and the New Base Notes.

        After giving effect to the Restructuring Agreement, Transtel will have substantial payment obligations under the New Senior Notes. A substantial portion of the Company's anticipated operating cash flow will be required for scheduled payments under the New Senior Notes and the Siemens Contracts, unless Siemens has elected to receive the Capitalization Treatment or the Base Treatment. Portions of Excess Cash Flow will be applied to required redemptions of the New Senior Notes, leaving a limited reserve for working capital and capital expenditures. In addition, Transtel will be subject to restrictive covenants limiting, among other things, its incurrence of additional indebtedness for working capital, capital expenditures, repayment of debt or other purposes. As a result, Transtel may be less able to remain competitive and more vulnerable to downturns in general economic conditions or in its business, and its ability to meet its financial obligations, including under the New Senior Notes and New Base Notes, may be adversely affected.

Siemens has disputed the effectiveness of the Acta Complementaria. A successful challenge could adversely affect Transtel's cash flow and ability to meet its obligations under the New Notes.

        The Acta Complementaria, among other things, established a 14-year payment schedule for the aggregate $90 million of obligations under the Siemens Contracts. Pursuant to the Acta Complementaria, so long as the Operating Subsidiaries are making payments in accordance with this schedule, no other payments are required under the Siemens Contracts. If Siemens were successfully to challenge the Acta Complementaria, Transtel could be required to make a significant catch-up payment of arrears under the Acta Final payment schedule and would thereafter have significantly greater monthly payment obligations than under the Acta Complementaria. This could adversely affect the Company's cash flow and ability to meet its obligations under the New Notes.

Payment of Transtel's obligations under the New Senior Notes and New Base Notes will depend on Transtel's ability to receive cash from the Operating Subsidiaries or, in the case of the New Senior Notes, the holders' ability to enforce the New Senior Notes Guarantees.

        Transtel is a holding company with no business operations of its own. The operations of the Company are conducted through the Operating Subsidiaries, which are separate and distinct legal entities and are owned in part by local municipalities. The New Senior Notes and New Base Notes will be issued by Transtel and the New Senior Notes will be guaranteed by the Operating Subsidiaries. Transtel will depend on payments received under the Inter-Company Notes and the Reimbursement Agreements, which will be assigned to Transtel, to meet its payment obligations under the New Senior Notes. The Operating Subsidiaries will otherwise have no obligation to make any funds available to Transtel in this regard. If payments are not timely made by Transtel, the right of the holders of New Senior Notes to receive payment from the Operating Subsidiaries will depend on their ability to enforce the New Senior Notes Guarantees.

        The obligations of the Operating Subsidiaries under the Inter-Company Notes, the Reimbursement Agreements, the Reimbursement Agreement Assignment and the New Senior Notes Guarantees have been approved by Transtel as majority shareholder at duly held meetings of the Operating Subsidiaries' boards of directors. The minority shareholders of the Operating Subsidiaries have not voted to approve these agreements. There can be no assurance that these minority shareholders will not subsequently seek to challenge the enforceability of these agreements.

In a sale or liquidation of Transtel, there may be insufficient proceeds to pay the obligations under the New Base Notes after payment in full of the New Senior Notes.

        The New Base Notes will be unsecured obligations of Transtel. The obligations under the New Senior Notes will be secured by substantially all of the assets of Transtel and the Operating Subsidiaries (excluding certain assets, as described in Section II.D.1(a), if the Restructuring Agreement is approved by less than 60% of the Voting Rights or Siemens does not elect the Capitalization Treatment or the Base Treatment). The net proceeds of any sale or liquidation of Transtel would be applied first to satisfy Transtel's secured obligations, including the New Senior Notes, and then to satisfy other senior but unsecured obligations of Transtel, including the New Base Notes. Accordingly, in a sale or liquidation of Transtel, payments would be made on the New Base Notes only to the extent proceeds remain after payment in full of the New Senior Notes.

The collateral securing the New Senior Notes will depend on the percentage of Voting Rights that approve the Restructuring Agreement.

        Under Law 550, Transtel may not secure the New Senior Notes with assets of Transtel that do not already secure the Existing Notes unless the Restructuring Agreement is approved by not less than 60% of all Voting Rights. If the Restructuring Agreement is approved by more than 50% but less than 60% of all Voting Rights, the collateral securing the New Senior Notes will not include any assets of Transtel other than the Existing Inter-Company Notes (Existing Senior Notes). The principal assets that would be excluded from the collateral as a result of receiving the approval of less than 60% of the Voting Rights are Transtel's ownership interests in the Operating Subsidiaries and the Existing Inter-Company Notes (Existing Discount Notes). The voting requirements of Law 550 do not on their face limit the ability of the Operating Subsidiaries to grant collateral to secure the New Senior Notes. As with many matters regarding Law 550, a relatively recent enactment, no assurance can be given as to how a Colombian court would rule.

        If Siemens does not vote for the Restructuring Agreement, the vote of the holders of at least 89.7% of the Voting Rights assigned to the Existing Notes (assuming no other creditors vote to approve) would be required for approval of the Restructuring Agreement by 60% of the Voting Rights.

The benefits of the Colombian law Security Documents securing the New Senior Notes may not be the same, or as readily realizable, as security interests created under United States law.

        The New Senior Notes will be secured by a pledge of at least some of the Inter-Company Notes. The pledge is a security instrument governed primarily by the Codigo de Comercio

(Commercial Code) and the Codigo de Procedimiento Civil (Code of Civil Procedure) of Colombia. There can be no assurance that this arrangement will be effective to create a senior perfected security interest in the Inter-Company Notes enforceable in the same manner and to the same extent as a security interest granted under United States laws. An action to enforce the pledge can only be executed before a Colombian court. The process employed in executing the pledge entails a court order to sell the pledged asset to the public, either by public auction or through a local stock exchange, with the proceeds of the sale going to pay the defaulted obligations. The right to initiate the judicial proceedings to enforce a pledge expires four years after the obligation becomes enforceable. Historically, the enforcement of pledges before Colombian courts has been a long process. Delay in a trial to enforce the pledge may have a material adverse effect on a Colombian court's ability to obtain sales proceeds which can be used to repay the principal amount of the New Senior Notes.

It may not be possible to enforce in Colombia a judgment of a United States court against the Company or its directors and officers.

        Transtel is a sociedad anonima organized under the laws of Colombia, and substantially all of the assets of the Company are located in Colombia. As a result, it may not be possible for the holders of New Noteholder Securities to effect service of process within the United States upon the Company, including with respect to matters arising under the Securities Act, or to enforce against the Company judgments of courts of the United States based on civil liability, whether or not predicated upon civil liability provisions of the United States federal securities laws. The same will be true with respect to Transtel's directors and officers to the extent they reside outside of the United States and all or a substantial portion of their assets are located outside the United States.

        The United States and Colombia do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. In order for a foreign judgment to be effective and enforceable in Colombia, it must be proved in accordance with the Rules of Court in Colombia, as contained in the Colombian Code of Civil Procedure, pursuant to which a demand for an exequatur (proceedings in the Colombian Judicial System for recognition of a foreign judicial decision or arbitral award) must be presented before Colombia's Supreme Court of Justice. Therefore, a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States federal securities laws, can be enforceable in Colombia against the Company only if it is proven in accordance with the Colombian Rules of Court. The Company also has been advised by its Colombian counsel that there can be no assurance as to the enforceability in original actions in Colombian courts of liabilities predicated solely on United States federal or other non-Colombian securities laws.

It may be difficult or impossible to sell the New Noteholder Securities due to the lack of a trading market as well as applicable transfer restrictions. Transtel makes no representation as to the price at which any New Noteholder Securities can be sold, if at all.

        There is no existing trading market for the New Notes, the New Base Notes or the Common Stock. Transtel is not required under the Restructuring Agreement and does not intend to list the New Noteholder Securities on any national securities exchange or qualifying inter-dealer quotation system. The New Capitalization Securities will be issued as units and will not be separately transferable prior to the payment in full of the New Notes, except as required in connection with mandatory redemptions of New Senior Notes. The Shareholders Agreement will prohibit partial sales of Creditor Capitalization Shares. Transfers of New Noteholder Securities may also be subject to restrictions under United States federal and state securities laws and similar laws of other jurisdictions. As a result, no assurance can be given as to whether or at what price any holder may be able to sell any New Noteholder Securities.

Transtel does not anticipate paying dividends on its Common Stock, including the Creditor Capitalization Shares and any Conversion Shares, in the foreseeable future.

        For the foreseeable future, the Company's cash flows will be required for operations and to make payments under the New Senior Notes and meet other financial obligations of the Company. In addition, the New Indentures will contain restrictions on Transtel's ability to pay dividends on its Common Stock. Therefore, Transtel does not anticipate paying dividends on its Common Stock, including the Creditor Capitalization Shares and any Conversion Shares, in the foreseeable future. Accordingly, all parties to the Shareholders Agreement will waive any right to receive dividends on the Common Stock, including, but not limited to, any dividends mandated under Colombian law.

The Existing Shareholders will initially own a majority of the Common Stock and have the ability to control the Board and the management of the Company.

        After giving effect to the Restructuring Agreement, the Existing Shareholders will continue to beneficially own a majority of the Common Stock. Three members of the Board as of the Effective Date will be designated by the Existing Shareholders. Thereafter, if the Existing Shareholders act as a group, they may be in a position for some period to control election of a majority of the Board and other matters voted on by shareholders. Such voting actions would be subject to the provisions of the Shareholders Agreement and the Restructuring Agreement. Although the Shareholders may, at any given time, control the majority of the Board, certain actions will require the approval of four of the five Directors, which would require the approval of at least one Noteholder Director.

The Law 550 Proceeding could have a continuing adverse impact on Transtel and its business.

        Transtel cannot predict what impact, if any, the Law 550 Proceeding may have on the operations of the Reorganized Company. Transtel believes that expeditious approval and consummation of the Restructuring Agreement will have minimal further adverse impact on its relationships with its customers, suppliers and employees, especially in view of the fact that the Restructuring Agreement is supported by the Committee and Siemens.

        However, there can be no assurance that the Law 550 Proceeding will not have a detrimental impact on future sales and patronage as a result of creating a negative image and reputation of Transtel in the eyes of its customers and suppliers. Notwithstanding the support offered by the Committee and Siemens for the Restructuring Agreement, the Law 550 Proceeding could also make it more difficult for Transtel to retain and attract management and other key personnel and could require senior management to spend significant amounts of time and effort dealing with Transtel's financial problems instead of focusing on the operation of its business.

Transtel's business is subject to competitive risks.

        There is currently no restriction in Colombia on competition within the local telephone industry. Therefore, no assurances can be made that competitors, including companies with substantially greater capital or other resources than the Company, would not commence operations in the Company's service area and offer wireline, wireless, cellular, Personal Communication Services ("PCS") or other competitive telecommunications services. The Company currently faces competition in certain cities primarily from various state-run providers of local telephone service. Competition is based on services offered, quality of service and coverage area.

The Company depends on other telecommunications providers.

        The success of the Company's telecommunications systems will in many cases depend upon access to the systems of other local telecommunications providers, some of which may be competitors of the Company. Although access to such service is required by Law 142 (as further described herein), the revocation, loss or modification of any of the existing arrangements or the failure to obtain necessary agreements and/or arrangements in the future could have a material adverse effect on the Company.

        The Operating Subsidiaries are additionally required by Colombian law to enter into interconnection arrangements with Colombia Telecomunicaciones S.A., formerly known as Empresa Nacional de Telecommunicaciones ("TELECOM"), a state-owned company. Although TELECOM is currently providing such service and is required to continue to do so under Colombian law, formal agreements are not in place with the Operating Subsidiaries, as is also the case with other telecommunications providers.

        There can be no assurance that such arrangements will continue to be regulated by the Colombian government. Additionally, a breach of these interconnection agreements by any of the Operating Subsidiaries could lead to loss of such agreements, which could have a material adverse effect on the Company.

The Company depends on key personnel.

        The Company is currently managed by a small number of key management and operating personnel whose efforts largely determine the Company's success. The success of the Company also depends upon its ability to hire and retain qualified operating, marketing, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense. Accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel, and the loss of key management personnel would likely have a material adverse effect on the Company.

        Notwithstanding the foregoing, a resignation by Guillermo O. Lopez, the Chief Executive Officer of Transtel, in certain circumstances, could constitute an event of default under the New Senior Notes as described in Section VIII.B hereof that would likely result in the loss of his Existing Shares.

If the advanced technologies used by the Company experience technical problems or become disfavored or obsolete, the Company's business would likely be materially adversely affected.

        The Operating Subsidiaries generally use advanced technologies. Although many of these technologies have been developed by international telecommunications companies, some have only recently been developed and commercially introduced. There can be no assurance that the Operating Subsidiaries will not experience technical problems in the commercial deployment of these technologies, particularly because they are being introduced in a developing country. In addition, the technology used in wireless communications is evolving rapidly, and one or more of the technologies utilized by the Company may not be preferred by its customers or may become obsolete, which in either case would likely have a material adverse effect on the Company. There can be no assurance that the Company will be able to keep pace with ongoing technological changes in the telecommunications industry.

The Company's business is subject to governmental regulation. Changes in those regulations or their application to the Company could have a material adverse effect on the Company.

        The privatization of telecommunications services in Colombia is dependent upon Law 142, enacted in 1994, which established the basic guidelines and regulations to support the telecommunication sector's privatization. There can be no assurance that changes to Law 142 will not occur in the future which will be materially adverse to the Company. Additionally, certain of the Operating Subsidiaries could become subject to service requirements, restrictions on interconnection to government-owned or private telephone networks and government requirements regarding rates and tariffs, among other things. These requirements may be difficult to comply with, particularly given demographic, geographic, or other issues in a particular market. Additional changes in the regulatory framework may limit the Operating Subsidiaries' ability to add subscribers to developing systems. An Operating Subsidiary's failure to comply with applicable governmental regulations or operating requirements could have a material adverse effect on the Company. Further, Transtel's current and anticipated ownership interests in the Operating Subsidiaries are subject to continued support by the Colombian government of privatization of the telecommunications sector.

        Additionally, the pricing of the Operating Subsidiaries' services and related matters are subject to regulation by the Comision de Regulacion de Telecommunicaciones (Telecommunications Regulatory Commission or "CRT"). Changes in the regulation of the Company's pricing or a change in the interpretation of the existing regulations could have a material adverse effect on the Company.

The Company's business would likely be materially adversely affected if certain licenses and permits issued to the Operating Subsidiaries were modified or revoked.

        The frequency assigned to the Company with respect to Unitel's fixed wireless system, which was assigned by the Ministerio de Telecommunicaciones (Ministry of Communications), could be revoked if the Company operates out of its assigned frequency, offers services other than those approved by the Ministry of Communications or fails to comply with other regulations governing such license.

        The ability of each of the Operating Subsidiaries to exploit its respective existing civil works permits is essential to the Company's construction of its network. These permits are granted by the municipalities in the areas served. Although the municipalities are required to grant such permits under Law 142, there can be no assurance that these permits will not become difficult to obtain, that the law will always require their issuance, or that some prohibited action of any of the Operating Subsidiaries will not cause their termination. The Operating Subsidiaries may have only limited legal recourse if any of these events occur, and such occurrence could have a material adverse effect on the Company.

There is likely to be less and different available information regarding the Restructured Company under Colombian corporate disclosure and accounting standards than under United States standards.

        A principal objective of the securities laws of the United States, Colombia and other countries is to promote disclosure of all material corporate and financial information. It is likely that there would be less or different publicly available information regarding the Company in Colombia than would be available regarding issuers listed on stock exchanges in the United States or certain other countries. However, the New Indentures will require the periodic delivery of certain financial information, as set forth in the forms of New Indentures attached to the Restructuring Agreement Supplement.

        In addition, the Company prepares its financial statements in accordance with Colombian GAAP, which differs in significant respects from U.S. GAAP. Thus, Colombian financial statements and reported earnings may differ from those of companies in other countries in this and other respects. For example, the Company's shareholders' equity (deficit) and net income (loss) as of and for the year ended December 31, 2002 was Ps 82.481.028 and Ps 183.804.851, respectively, under Colombian GAAP, and Ps 372.049.391 and Ps 289.607.725, respectively, under U.S. GAAP. For a description of the principal differences between Colombian GAAP and U.S. GAAP, insofar as they are relevant to the Company, see Note 32 to the Company's audited consolidated financial statements included in the 2002 Annual Report.

Transtel's business is subject to political, economic and other risks associated with Colombia.

        Transtel is located in Colombia and is subject to political, economic and other uncertainties, including expropriation, nationalization, renegotiation, or nullification of existing contracts, currency exchange restrictions and international monetary fluctuations. Furthermore, Colombia has experienced violence related to guerrilla activity. The New Senior Note Indenture will not require Transtel, and Transtel does not intend, to maintain insurance against such risks.

        Cali and its metropolitan area, the Company's largest market, has been the center of operations of one of Colombia's most powerful drug organizations, and, as such, has endured prolonged violence and unrest resulting from the Colombian government's efforts to curb the drug trade. Cali may also have received portions of capital generated by the drug trade that was reinvested locally. The Company believes that neither the drug trade nor the violence resulting from the efforts to curb it have had a material adverse effect on its business. However, no assurance can be given that such activity in the future will not have a material adverse effect on the economy of the region and thereby on the Company.

        In addition to these political and social uncertainties, investment in Colombia, as with all emerging markets, is subject to economic uncertainties. Colombia is divided into thirty-two political subdivisions called departamentos (departments). The Company's operations are dependent upon the performance of the Colombian economy generally, and, in particular, upon the performance of the economies of the departments of Valle del Cauca, Cauca and Cundinamarca. The economy of Colombia and these departments is in a stage of development and structural reform, and the possibility exists that rapid fluctuations in consumer prices, gross domestic product and interest rates will occur. The Company's financial results may be affected by such fluctuations in the economy of Colombia, Valle del Cauca, Cauca, and Cundinamarca and of any other departments in which the Company operates in the future, and such fluctuations may affect the ability of customers to pay for the Company's services and the ability of the market to support the growth of telephone operations.

        The Colombian government has historically exercised significant influence over the Colombian economy. Governmental actions concerning the economy could continue to have an important effect on Colombian entities, including the Company, and on market conditions, prices, and returns on Colombian securities, including the New Notes [and the New Base Notes]. There can be no assurance that recent policies that have resulted in favorable economic growth will be maintained by this government or any new government or that such growth will continue.

Transtel's ability to meet its obligations under the New Senior Notes could be adversely affected by currency fluctuations, foreign exchange controls and devaluation.

        The obligations under the New Senior Notes, the New Base Notes (other than New Base Notes in respect of Peso-denominated Claims) will be denominated in U.S. Dollars, while the Company generates revenues in Colombian Pesos. Therefore, the Company is exposed to currency exchange rate risks that could significantly affect Transtel's ability to meet these obligations. Transtel does not plan to enter into hedging transactions with respect to these foreign currency risks, and it is unlikely that it would be able to obtain hedging arrangements on commercially satisfactory terms with respect to such risks. The exchange rate of Pesos to the Dollar is a freely floating rate which has declined in recent years, and any significant decrease in the value of the Peso relative to the Dollar may have a material adverse effect on the Company and on Transtel's ability to meet its obligations under the New Senior Notes. During 2001 and 2002, the Peso devalued relative to the Dollar approximately 9.22% and 8.17%, respectively.

        The Colombian government does not currently restrict the ability of Colombian persons or entities to convert Pesos to Dollars. However, Colombian law permits the government to impose foreign exchange controls on dividend payments and remittance of interest and principal in the event that the foreign currency reserves of the Central Bank fall below a level equal to the value of three months of imports into Colombia. No such foreign exchange controls are currently applicable to payments on debt instruments such as the New Notes [and the New Base Notes]. Nevertheless, there is no assurance that such restrictions will not be imposed in the future, and any such restrictions could prevent or restrict Transtel's access to Dollars with which to meet its obligations, including its obligations under the New Notes [and the New Base Notes]. There are no limitations imposed by the Colombian government on nonresident or foreign owners' ability to hold or vote the New Noteholder Securities.

The New Noteholder Securities could be adversely affected by the level of inflation in Colombia.

        Throughout most of the 1980s and 1990s, Colombia experienced high levels of inflation. While the Colombian government adopted policies which resulted in reducing the inflation rate from 26.8% in 1991 to 6.99% for the year ended December 31, 2002, there can be no assurance that the performance of the Colombian economy or its securities markets, the operating results of the Company, or the value of the New Noteholder Securities will not be adversely affected by continuing or increased levels of inflation.

                                    GLOSSARY

        This Glossary sets forth the definition of capitalized terms used in this Disclosure Statement. Unless otherwise specified, all references in this Disclosure Statement to Sections and Exhibits are to Sections and Exhibits of this Disclosure Statement.

2002 Annual Report              The Company's Annual Report for the year ended
                                December 31, 2002, a copy of which is attached as Exhibit B-1 hereto.

Acta Complementaria             The Complementary Certificate to the Final
                                Certificate of Agreement, dated April 27, 2002, complementing the Acta Final, among the Operating Subsidiaries, GTO, Siemens, Gonzalo
                                Caicedo and Guillermo Lopez.

Acta Final                      The Final Certificate of Agreement, dated
                                January 19, 2001, among Transtel, GTO and
                                Siemens.

Agent Members                   Persons who are members of, or participants in,
                                DTC.

Allocated Percentage            For each Existing Noteholder electing the
                                Capitalization Treatment, (a) the percentage of the Effective Date Shares equal to such Existing
                                Noteholder's Pro Rata Share of 20.00% and (b) the percentage of the Conversion Shares represented by the Conversion Shares issued upon conversion of such Existing Noteholder's New
                                Convertible Notes.

                                For each Other Electing Holder electing the
                                Capitalization Treatment, (a) the percentage of the Effective Date Shares equal to such Other Electing Holder's Pro Rata Share of 0.54% and
                                (b) the percentage of the Conversion Shares represented by the Conversion Shares issued upon conversion of such Other Electing Holder's New Convertible Notes.

Amended Bylaws                  The bylaws of Transtel, amended to reflect the
                                terms of the Restructuring, substantially in the form attached as Exhibit F hereto.

Amended Inter-Company Notes     The Existing Inter-Company Notes as amended and
                                restated in the form to be included in the Restructuring Agreement Supplement.

Applicable Rate                 For any date, (a) in the case of any obligation
                                denominated in Pesos, UVR in effect for such date, and (b) in the case of an obligation denominated in Dollars, Three Month LIBOR in effect on the Effective Date and adjusted on each September 30, December 31, March 31 and
                                June 30 thereafter to Three Month LIBOR in effect on such date.

Approval Date                   The date on which a restructuring agreement is
                                approved and executed in accordance with Law
                                550.

Approval Date Deadline          October 17, 2003.

Audit Committee                 The audit committee of the Board.

Base Treatment                  The treatment under the Restructuring Agreement
                                pursuant to which Existing Noteholders receive
                                New Base Notes in exchange for their Claims and Other Electing Holders, Siemens and Non-Electing
                                Holders receive New Base Promissory Notes in exchange for their Claims. The Base Treatment is described in Sections II.D.2, II.E.2, II.F,
                                II.G, II.H, II.I, II.J and II.M.

Bugatel                         Bugatel S.A. E.S.P.

Board The Board of Directors of Transtel, the members of which as of the Effective Date will be as set forth in Section VIII.A.

Business Code                   Provisions specified in Law 550 for the conduct
                                of a company operating under, and required by Law 550 to be incorporated in, a restructuring agreement, which in the case of the Restructuring Agreement are contained in Chapter
                                Eight -- Code of Conduct thereof.

Cablevision                     Collectively, Cablevision S.A. and Suscripciones
                                Audiovisuales S.A.

Capitalization Shares           The shares of Common Stock issuable upon
                                capitalization of the Capitalized Amount of Claims receiving the Capitalization Treatment.

Capitalization Transactions     The transactions pursuant to which, among other
                                things, the creditors electing the
                                Capitalization Treatment capitalize the
                                Capitalized Amount of their Claim in exchange for the Capitalization Shares and sell the Existing Shareholder Capitalization Shares to the Existing Shareholders that vote for the Restructuring Agreement. The Capitalization
                                Transactions are described in Section II.D.1(c).

Capitalization Treatment        The treatment under the Restructuring Agreement
                                pursuant to which Electing Holders and Siemens receive New Senior Notes, New Convertible Notes and Creditor Capitalization Shares (represented by Shares Trust Certificates). The
                                Capitalization Treatment is described in
                                Sections II.D.1, II.E.2, II.F and II.H.

Capitalized Amount              38.154947% of the Eligible Amount of a Claim
                                that is receiving the Capitalization Treatment.

Cash Concentration Account      An agreement governing the terms of the Cash
Agreement                       Concentration Accounts, in the form to be
                                included in the Restructuring Agreement
                                Supplement.

Cash Concentration Accounts     Special-purpose trust accounts maintained by the
                                Operating Subsidiaries with one or more major commercial banks in Colombia.

Caucatel                        Caucatel S.A. E.S.P.

Clearstream                     Clearstream Banking, societe anonyme, or any
                                successor securities clearing agency.

Certificate Guarantees          Transtel's guarantees of the obligations under
                                the Certificates.

Certificate Guarantee Trustee   HSBC Bank USA, as Guarantee Trustee under the
                                Certificate Guarantees.

Certificates                    The 12 1/2% Exchange Certificates due 2007
                                issued by the Pass Through Trustee in the aggregate principal amount of $150 million representing in the aggregate 100% of the beneficial interests in the Existing Senior
                                Notes.

Claim A right to (a) payment from Transtel, whether or not such right is reduced to judgment, liquidated, unliquidated fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) an equitable remedy for breach or performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Claims Determination Date       With respect to a proceeding under Law 550, the
                                last day of the month preceding the month in which the Commencement Date for such proceeding occurs, which date in the case of Transtel's Law
                                550 Proceeding was September 30, 2002.

Commencement Date               With respect to a proceeding under Law 550, the
                                date on which the competent supervisory
                                authority gives public notice in accordance with Law 550 of the initiation of the proceeding, which date in the case of Transtel's Law 550
                                Proceeding was October 4, 2002.

Commencement Date Claims        A Claim against Transtel arising on or prior to
                                the Commencement Date, including, but not limited to, any Claim against Transtel that is unliquidated, contingent, unmatured or disputed as of the Commencement Date and that becomes liquidated, fixed, matured or undisputed after the Commencement Date.

Committee                       The informal committee of holders of more than a
                                majority in aggregate principal amount of the Certificates and the Existing Discount Notes.

Common Stock                    Common stock of Transtel.

Company                         Transtel and the Transtel Subsidiaries.

Concentration Account           The Concentration Account Agreements,
Agreements                      substantially in the form attached as Schedule I
                                to the Restructuring Agreement, to be entered into on the Effective Date by each Subsidiary and by the financial institutions party thereto.

Consolidated Net Receipts       The Company's consolidated cash receipts in any
                                quarter (excluding insurance proceeds used to repair or replace damaged or lost assets) less specified payments and accruals for the same period, as calculated in accordance with the New
                                Senior Notes Indenture.

Controlling Securities          The New Senior Notes, if a Sale Process is
                                triggered by an acceleration of the New Senior notes following an Event of Default thereunder or a failure to pay at maturity.

                                The Shares Trust Certificates, if a Sale Process is triggered by maturity without payment of the New Convertible Notes.

Conversion Shares               The shares of Common Stock issuable upon
                                conversion of the New Convertible Notes.

Core Management Team            For Transtel and each Operating Subsidiary, a
                                Chief Executive Officer, Chief Operating
                                Officer, Chief Financial Officer and
                                Comptroller, each of whom must be reasonably acceptable to the Committee and Siemens.

Creditor Capitalization         The percentage of the Effective Date Shares
Percentage                      represented by the Creditor Capitalization
                                Shares.

Creditor Capitalization Shares  The Capitalization Shares other than the
                                Existing Shareholder Capitalization Shares.

Creditors' Meeting              A meeting of the holders of Claims and Interests
                                summoned by the Promotor for the purpose of voting to approve or reject the Restructuring
                                Agreement.

DIAN Departamento de Impuestos y Aduanas Nacionales, the Colombian taxing authority.

Disclosure Statement            This document, including its Exhibits.

Dollars or $                    United States dollars.

DTC The Depository Trust Company, a New York Corporation, or its nominee or successors and assigns.

Early Termination Event         The occurrence of any event set forth in Section
                                V.E.2 hereof.

Effective Date                  The date on which the Restructuring Agreement
                                becomes effective in accordance with its terms.

Effective Date Shareholders     A meeting of the Shares Trustee and each
Meeting                         Existing Shareholder who has voted for the
                                Restructuring Agreement on the Effective Date to adopt the Implementing Resolutions.

Effective Date Shares           The shares of Common Stock of Transtel
                                outstanding on the Effective Date after giving effect to the issuance of all shares of Common
                                Stock to be issued on the Effective Date pursuant to the Restructuring Agreement.

Electing Holders                The Existing Noteholders and the Other Electing
                                Holders.

Eligible Amount                 With respect to Claims under Existing Senior
                                Notes, an amount equal to the unpaid principal of, and accrued and unpaid interest on, such Existing Senior Notes as of September 30, 2002.
                                The aggregate Eligible Amount of the Claims under the Existing Senior Notes is $181,974,467.

                                With respect to Claims under Existing Discount Notes, an amount equal to the accreted value of such Existing Discount Notes as of September 30, 2002. The aggregate Eligible Amount of the Claims under the Existing Discount Senior Notes is $30,922,100.

                                With respect to Other Electing Claims, an amount equal to the unpaid principal of, and accrued and unpaid interest on, such Other Electing Claims as of September 30, 2002. The aggregate Eligible Amount of the Other Electing Claims is $4,476,964.

Euroclear                       Euroclear Bank S.A./N.V., as operator of the
                                Euroclear System, or any successor securities clearing agency.

Excess Cash Flow                The Company's Consolidated Net Receipts for any
                                quarter, subject to the Company's retention of a minimum cash balance of $3.0 million plus a reserve for annual capital expenditures of up to $1.5 million, as calculated in accordance with the New Senior Notes Indenture.

Excess Cash Flow Expenditures   Expenditures in an aggregate amount of up to $1
                                million annually from 30% of Excess Cash Flow in any quarter that are used to make (a) capital expenditures in excess of the $1.5 million annual reserve, to the extent approved by four of the five members of the Board, and (b) prepayments of certain amounts owing to DIAN.

Existing Discount Notes         The 20.32% Senior Existing Discount Notes due
                                2008 issued by Transtel in the original
                                principal amount of $15 million, with an accreted value as of September 30, 2002 of $30,918,528 and having an aggregate principal amount at maturity of $95,663,185.

Existing Discount Notes         The Indenture between Transtel and the Existing
Indenture                       Discount Notes Indenture Trustee, dated as of
                                December 31, 1998, governing the Existing
                                Discount Notes.

Existing Discount Notes         HSBC Bank USA, as the indenture trustee under
Indenture Trustee               the indenture governing the Existing Discount
                                Notes.

Existing Global Note            Either the Existing Discount Notes Global Note
                                or the Existing Senior Notes Global Note.

Existing Inter-Company Notes    The Existing Inter-Company Notes (Existing
                                Discount Notes) and the Existing Inter-Company
                                Notes (Existing Senior Notes).

Existing Inter-Company Notes    Promissory notes issued by Caucatel,
(Existing Discount Notes)       TeleCartago, TeleGirardot and Unitel in favor of
                                Transtel evidencing advances of a portion of the proceeds received from the issuance of the Existing Discount Notes.

Existing Inter-Company Notes    Promissory notes issued by Bugatel, Caucatel,
(Existing Senior Notes)         TeleCartago, Telejamundi, TelePalmira and Unitel
                                in favor of Transtel evidencing advances of a portion of the proceeds received from the issuance of the Existing Senior Notes.

Existing Noteholder             A holder of outstanding Certificates or Existing
                                Discount Notes.

Existing Notes                  The Existing Senior Notes and Existing Discount
                                Notes.

Existing Senior Notes           The 12 1/2% Senior Notes due 2007 issued by
                                Transtel in the aggregate principal amount of $150 million.

Existing Senior Notes           The Indenture between Transtel and the Existing
Indenture                       Senior Notes Indenture Trustee, dated as of
                                October 28, 1997, governing the Existing Senior
                                Notes.

Existing Senior Notes           HSBC Bank USA, as the indenture trustee under
Indenture Trustee               the indenture governing the Existing Senior
                                Notes.

Existing Shareholder Recovery   The right of each of the two Existing
                                Shareholders, subject to certain conditions, to elect to receive 5% of the net proceeds of a Sale otherwise distributable to the holders of the New Senior Notes Conversion Shares. The
                                Existing Shareholder Recovery is described in
                                Section II.D.1(d).

Existing Shareholders           Unless otherwise specified, (a) collectively,
                                Guillermo O. Lopez Esquivel and Marta Cecilia
                                Dominguez A., and (b) collectively, Maria
                                Eugenia Llano de Caicedo, Valentina Caicedo
                                Llano and G.C.T. I, a company the sole
                                beneficiary of which is Gonzalo Caicedo Toro.

Existing Shareholder            Capitalization Shares transferred to Existing
Capitalization Shares           Shareholders who vote to approve the
                                Restructuring Agreement pursuant to the
                                Capitalization Transactions. The Capitalization
                                Transactions are described in Section II.D.1(c).

Existing Shareholder Shares     The Existing Shares and the Existing Shareholder
                                Capitalization Shares.

Existing Shareholder SPVs       Each of the special purpose vehicles, to be
                                organized in Bermuda prior to the Effective Date and owned by the Existing Shareholders, to which the Existing Shareholder Shares will be transferred on the Effective Date.

Existing Shares                 34,611,747,976 shares of Common Stock,
                                representing 100% of the outstanding shares into which the capital of Transtel is divided prior to giving effect to the Restructuring.

Global Note                     A permanent global Existing Senior Note or
                                Existing Discount Note issued pursuant to the indenture governing the Existing Senior Notes or the indenture governing the Existing Discount
                                Notes, as applicable.

GTO                             Global Telecommunications Operations, Inc., a
                                British Virgin Islands company.

Implementation Agreement        Implementation Agreement of the Restructuring
                                Process under Law 550 of Transtel, dated May 16,
                                2003 among the Existing Shareholders, Transtel, the Operating Subsidiaries, the members of the Committee and Siemens A.G.

Implementing Resolutions        Resolutions adopted at the Effective Date
                                Shareholders Meeting effecting those matters set forth in Section IX.A.

Inter-Company Notes             The Amended Inter-Company Notes or the Existing
                                Inter-Company Notes, as the case may be.

Interest The rights and interests of a holder of capital stock of Transtel, including the Existing Shareholders, in such holder's capacity as such.

International Lease             The lease agreements entered into by the
Agreements                      Operating Subsidiaries and GTO as further
                                described in Section II.D.1.

June 30, 2003 Interim           The Unaudited Financial Statements of the
Financials                      Company through and as of June 30, 2003.

Law 550                         Law 550 of 1999 of the Republic of Colombia.

Law 550 Proceeding              Transtel's reorganization proceeding under Law
                                550.

Lease Trustee                   Citibank, N.A., as trustee under that certain
                                Trust Agreement dated January 19, 2001, as amended.

Mandatory Sale Process          The agreement among the New Senior Notes
Agreement                       Trustee, the Shares Trustee, the Existing
                                Shareholders, the Existing Shareholder SPVs and
                                Transtel providing for the commencement and conduct of the Sale Process and related matters in the form to be included in the Restructuring
                                Agreement Supplement.

New Base Note Indenture         The indenture governing the New Base Notes in
                                the form to be included in the Restructuring
                                Agreement Supplement.

New Base Notes                  Senior Unsecured Floating Rate Notes due 2013 to
                                be issued by Transtel pursuant to the New Base
                                Note Indenture.

New Base Promissory Notes       Senior unsecured floating rate promissory notes
                                due 2013 to be issued by Transtel

New Capitalization Securities   The New Notes, the Creditor Capitalization
                                Shares (including the Shares Trust Certificates) and the Conversion Shares.

New Certificated Notes          New Senior Notes, New Convertible Notes, and New
                                Base Notes (as the case may be) issued in the form of registered definitive certificates.

New Convertible Notes           Increasing Rate Cumulative Convertible
                                Subordinated Notes to be issued by Transtel pursuant to the New Convertible Note Indenture.

New Convertible Notes           The indenture governing the New Convertible
Indenture                       Notes in the form to be included in the
                                Restructuring Agreement Supplement.

New Convertible Notes           The indenture trustee under the New Convertible
Indenture Trustee               Notes Indenture.

New Global Base Note            A permanent global New Base Note, in registered
                                form, deposited with the Indenture Trustee for the New Base Notes Indenture, as custodian for DTC.

New Global Securities           The New Global Units and the New Global Base
                                Notes.

New Global Units                Permanent global securities consisting of units
                                of New Notes and Shares Trust Certificates.

New Indentures                  The New Senior Notes Indenture and the New
                                Convertible Notes Indenture.

New Noteholder Securities       The New Capitalization Securities and the New
                                Base Notes issuable to the Existing Noteholders.

New Notes                       The New Senior Notes and the New Convertible
                                Notes.

New Senior Notes                12 1/2% Senior Secured Convertible Notes to be
                                issued by Transtel pursuant to the New Senior
                                Notes Indenture.

New Senior Notes Conversion     Shares of capital stock of Transtel issuable
Shares                          upon conversions of the New Senior Notes at the
                                closing of a Sale, which have priority
                                entitlement to the net proceeds of the Sale in an amount up to the New Senior Notes Priority
                                Amount.

New Senior Notes Conversion     An amount equal to the unpaid principal and
Shares Priority Amount          interest of the New Senior Notes at the time of
                                conversion in to New Senior Notes Conversion
                                Shares.

New Senior Notes Guarantees     Guarantees of the obligations under the New
                                Senior Notes by each of the Operating
                                Subsidiaries in the form included in the Restructuring Agreement Supplement.

New Senior Notes Indenture      The indenture governing the New Senior Notes in
                                the form to be included in the Restructuring
                                Agreement Supplement.

New Senior Notes Indenture      The indenture trustee under the New Senior Notes
Trustee                         Indenture.

Non-Electing Holders            Operating Subsidiaries holding Subsidiary
                                Claims, DIAN (other than in respect of its Claims for withholding taxes), the
                                Superintendency of Companies and the holders of Senior Management Claims.

Noteholder Directors            Two members of the Board designated by the
                                Committee in accordance with the Shareholders
                                Agreement.

Notes Trust                     A trust (Fiducia Mercantil Irrevocable de
                                Administracion y Garantia de Pago) for the benefit of holders of New Senior Notes into which all Reimbursed Amounts and Inter-Company
                                Notes payments shall be deposited by each Operating Subsidiary when due or earned.

Operating Subsidiaries          Unitel, TeleJamundi, TelePalmira, TeleCartago,
                                Caucatel, Bugatel and TeleGirardot.

Other Electing Claims           Other General Claims and Regulated Institution
                                Claims.

Other Electing Holders          Holders of Other General Claims and Regulated
                                Institution Claims. Other Electing Holders, like the Existing Noteholders, are entitled to elect the Capitalization Treatment or the Base
                                Treatment.

Other General Claims            The Claims listed in Exhibit C under the caption
                                "Other General Claims" and described in Section
                                II.F.1.

Pass Through Trust Agreement    The Amended and Restated Pass Through Trust
                                Agreement, dated as of October 28, 1997, among Transtel, the Pass Through Trustee and HSBC
                                Bank, as successor registrar and paying agent.

Pass Through Trustee            Wilmington Trust Company, as Trustee under the
                                Pass Through Trust Agreement in such capacity.

Pesos or Ps                     Colombian pesos.

Promotor The promotor of a restructuring agreement for Transtel appointed by the Superintendency of Companies, initially, Mr. Mario Pacheco Cortes.

Pro Rata Share                  For any Existing Noteholder, a fraction, the
                                numerator of which is the Eligible Amount of such Existing Noteholder's Claim and the denominator of which is $212,896,567, the aggregate Eligible Amount of the Claims of all Existing Noteholders.

                                For any Other Electing Holder, a fraction, the numerator of which is the Eligible Amount of such Other Electing Holder's Claim and the denominator of which is $5,706,165, the aggregate Eligible Amount of the Claims of all Other Electing Holders.

Purchase Agreements             Agreements between Transtel and Siemens for the
                                purchase of certain telecommunications
                                equipment.

Regulated Institution Claims    The Claims listed in Exhibit C under the caption
                                "Regulated Institution Claims" and described in
                                Section II.H.1.

Reimbursed Amounts              Amounts reimbursed to Unitel by the other
                                Operating Subsidiaries on a monthly basis for internet services, corporate services, maintenance, transportation services and overhead/administrative costs.

Reimbursement Agreements        Services and reimbursement agreements entered
                                into by Unitel and each of the other Operating
                                Subsidiaries for the payment of Reimbursed
                                Amounts to Unitel in the form to be included in the Restructuring Agreement Supplement.

Reorganized Company             Reorganized Transtel and the Transtel
                                Subsidiaries as of the Effective Date.

Reorganized Transtel            Transtel, S.A., as reorganized as of the
                                Effective Date in accordance with the
                                Restructuring Agreement.

Required Majority               Holders of not less than a majority of the
                                Voting Rights, including at least one holder from each of at least three of the five Voting
                                Classes.

Restructuring                   The restructuring of Claims against and
                                Interests in Transtel pursuant to the
                                Restructuring Agreement.

Restructuring Agreement         The Restructuring Agreement, substantially in
                                the form attached as Exhibit A hereto, as supplemented by the Restructuring Agreement
                                Supplement.

Restructuring Agreement         A supplemental appendix to the Restructuring
Supplement                      Agreement, containing, among other things, final
                                forms of the New Indentures, the New Senior
                                Notes Guarantee, material Security Documents, the Mandatory Sale Process Agreement, the
                                Amended By-Laws and the Shareholders Agreement.

Restructuring Fee               The fee payable to each Existing Noteholder that
                                elects the Capitalization treatment as
                                consideration for making such election. The
                                Restructuring Fee is described in Section
                                II.D.1(a).

Rothschild Restructuring Fee    The restructuring fee payable to NM Rothschild
                                and Sons, S.A. de C.V. (Mexico), RC Corporate
                                Consultants Ltda and Rothschild Inc. in the aggregate amount of US$1,080,000, to be paid in 6 monthly installments of US$180,000, plus value added tax as applicable.

Rule 144                        Rule 144 under the Securities Act.

Sale Any sale of the Company whether by sale of substantially all of its assets or of the ownership interests in Transtel or of the SPVs.

Sale Event                      The occurrence of (a) an acceleration of the New
                                Senior Notes following an Event of Default thereunder or (b) maturity without payment of the New Convertible Notes.

Sale Process                    A process set forth in detail in the Mandatory
                                Sale Process Agreement for a Sale of Transtel triggered upon the occurrence of any Sale Event.

Securities Act                  The United States Securities Act of 1933, as
                                amended.

Security Documents              The documents, instruments and agreements
                                creating, evidencing or administering the liens and security interests in the collateral securing the obligations under or in connection with the New Senior Notes and providing for the rights and remedies of the New Senior Notes
                                Indenture Trustee as secured party. The forms of the material Security Documents will be included in the Restructuring Agreement Supplement.

Services Agreements             Agreements between Siemens and the Operating
                                Subsidiaries providing for installation, construction and training services in connection with the Company's infrastructure build-out.

Shareholder Directors           Three members of the Board designated by the
                                Existing Shareholders.

Shareholders Agreement          The Shareholders Agreement among the Shares
                                Trustee, the Existing Shareholder SPVs and
                                Transtel in the form to be included in the Restructuring Agreement Supplement.

Shares Trust Agreement          The Trust Agreement, substantially in the form
                                attached to the Restructuring Agreement as Schedule Z, to be entered into on the Effective
                                Date by HSBC Bank USA, as Trustee, and the holders of ownership interests in the Shares
                                Trust SPV, which governs the Shares Trust and the Shares Trust Certificates.

Shares Trust Certificates       Trust certificates issued by the Shares Trustee,
                                representing 100% of the beneficial interest in the Shares Trust SPV and, indirectly, in the Creditor Capitalization Shares held by the Shares Trust SPV.

Shares Trustee                  HSBC Bank USA, as trustee under a trust for the
                                benefit of creditors receiving the
                                Capitalization Treatment established to hold all of the Creditor Capitalization Shares.

Shares Trust SPV                Each of the special purpose vehicles, to be
                                organized in Bermuda prior to the Effective Date and owned by the Shares Trust, to which the Capitalization Shares will be issued on the Effective Date.

                                Although the description of the Capitalization Treatment contemplates that the Capitalization Shares will be issued to the Shares Trust SPV, those shares will in fact be issued to the Shares Trustee under the Shares Trust Agreement, and the Shares Trust will transfer any shares it holds to the Shares Trust SPV only immediately prior to the Closing of a Sale under the Mandatory Sale Process Agreement. References throughout this Disclosure Statement to the Shares Trust SPV are therefore actually references to the Shares Trust, until such transfers occur.

Siemens Collectively, (a) Siemens Aktiengesellschaft, a commercial corporation with domicile in Berlin and Munich, Germany, (b) Siemens S.A., a commercial corporation with domicile in Bogota D.C., Colombia, (c) Siemens ELASA, S.A., with domicile in Zaragoza, Spain, and (d) the Lease Trustee.

Siemens Collateral Shares       Existing Shares representing 30% of all Existing
                                Shares pledged by Guillermo Lopez to Siemens pursuant to the Acta Complementaria.

Siemens Contracts               The International Lease Agreements, the Purchase
                                Agreemnts and the Services Agreements.

Siemens Double Coupon           The billing system in which each customer
                                invoice includes two remittance coupons; one providing for payment of a specified portion of such invoice to be remitted to the Siemens
                                Double Coupon Bank Accounts, the other providing for the balance of such invoice to be remitted to the account of the relevant Operating
                                Subsidiary.

Siemens Double Coupon Bank      Bank accounts established and maintained by
Accounts                        Siemens for the collection of the Siemens Double
                                Coupon Receivables.

Siemens Double Coupon           Customer receivables of the Operating
Receivables                     Subsidiaries representing a specified percentage
                                of monthly gross revenues and billed using the Siemens Double Coupon.

SPVs                            The Existing Shareholder SPVs and the Shares
                                Trust SPV.

Statutory Auditors              The auditors required by Colombian law to be
                                appointed at a meeting of the shareholders of a corporation.

Subsidiary Claims               The Claims listed in Exhibit C under the caption
                                "Subsidiary Claims" and described in Section
                                II.G.1.

Superintendency                 With respect to a Colombian entity, the
                                competent supervisory authority under Colombian law.

Superintendency of Banks        Superintendencia Bancaria of the Republic of
                                Colombia.

Superintendency of Companies    Superintendencia de Sociedades of the Republic
                                of Colombia.

Supervisory Committee           The Supervisory Committee to be established
                                under the Restructuring Agreement in accordance with Law 550, the members of which will be identified in the Restructuring Agreement
                                Supplement.

TeleCartago                     Telefonos de Cartago S.A. E.S.P.

TeleGirardot                    Empresa de Telecomunicaciones de Girardot S.A.
                                E.S.P.

TeleJamundi                     Empresa de Telefonos de Jamundi S.A. E.S.P.

TelePalmira                     Telefonos de Palmira S.A. E.S.P.

Three Month LIBOR               On the Effective Date and on each September 30,
                                December 31, March 31 and June 30 thereafter, the London Interbank Offered Rate, as defined in the Wall Street Journal.

TIA The United States Trust Indenture Act of 1939, as amended.

Transtel Transtel, S.A. en Restructuracion, a commercial company, duly organized and existing under the laws of the Republic of Colombia.

Transtel Subsidiaries           The Operating Subsidiaries, Cablevision and
                                Transtel's other subsidiaries.

Unitel                          Unitel S.A. E.S.P.

UVR Unidad de Valor Real Constante, a daily index issued by the Banco de la Republica (Colombian Central Bank) based on the average accreted inflation rate within a three-month period applying a specific formula.

Viability Opinion               The opinion of the Promotor with respect to the
                                viability of Transtel delivered to the
                                Superintendency of Companies pursuant to Law 500 on December 6, 2002, a copy of which is attached as Exhibit E hereto.

Voting Agent                    D.F. King & Co., Inc. See Section VII for
                                contact information.

Voting Amount                   For any Claim, the principal amount of such
                                Claim, plus any capitalized interest thereon, as of September 30, 2002. The Voting Amounts of the
                                Claims, as finally determined, are set forth in Exhibit C.

Voting Class                    Each of the five classes of creditors under Law
                                550.

Voting Deadline                 2:00 p.m. (New York City Time) on October 10,
                                2003, unless this deadline is extended.

Voting Direction                Written directions of an Existing Noteholder in
                                the form accompanying this Disclosure Statement authorizing and directing the applicable Voting
                                Party to vote such holder's Voting Securities at the Creditors Meeting, as specified therein.

Voting Party                    With respect to (a) the holder of a Certificate,
                                the Pass Through Trustee and (b) the holder of an Existing Discount Note, the Existing Discount
                                Note Indenture Trustee; provided, in each case, such Voting Party may act at the Creditors'
                                Meeting through a duly authorized
                                attorney-in-fact.

Voting Rights                   The voting rights referred to in Article 23 of
                                Law 550 of the Holders of Claims and Interest.
                                The Voting Rights, as finally determined, are set forth in Exhibit C.

Voting Rights Determination     The date on which the promotor finally
Date                            determines the voting rights for the approval of
                                a restructuring agreement in a proceeding under Law 550, which date in the case of Transtel's
                                Law 550 Proceeding was June 18, 2003.

Voting Securities               In the case of a holder of Certificates, a
                                principal amount of Existing Senior Notes equal to the percentage of outstanding Certificates held by such Holder. In the case of a holder of Existing Discount Notes, the principal amount of outstanding Existing Discount Notes held by such holder.

                                                                   EXHIBIT T3E-A

                         FORM OF RESTRUCTURING AGREEMENT

On October ____, 2003, the following signatories:

(i) TRANSTEL S.A. ("Transtel"), a commercial company, duly organized and existing under the laws of the Republic of Colombia, represented herein by Guillermo Lopez Esquivel, in his capacity as Chief Executive Officer and as Legal Representative of Transtel, duly empowered for such purpose in accordance with the documents attached hereto as Schedule A;

(ii) The Shareholders of Transtel who have executed this agreement and are identified in Schedule B hereto (the "Executing Shareholders"); and

(iii) The External Creditors of Transtel who have executed this agreement and are identified in Schedule C hereto (the "Executing External Creditors" which, together with Transtel and the Executing Shareholders, shall be hereinafter referred to as the "Parties");

enter into this agreement (this "Agreement") to restructure Transtel's obligations, which shall be governed by Colombian law, in particular by the provisions of Law 550 of 1999 ("Law 550"), and by the provisions hereinafter set forth.

                                     WHEREAS

(i) Transtel is a commercial company, subject to supervision by the Superintendency of Companies, whose corporate purpose is to perform any commercial act related to investment in companies that, in turn, carry on fixed and wireless telephony service activities and/or provide subscription television and other telecommunications services.

(ii) In furtherance of its corporate purpose, Transtel maintains investments in the following companies, among others: Unitel S.A. E.S.P. ("Unitel"), Empresa de Telefonos de Jamundi S.A. E.S.P. ("TeleJamundi"), TelePalmira S.A. E.S.P. ("TelePalmira"), Telefonos de Cartago S.A. E.S.P. ("TeleCartago"), Caucatel S.A. E.S.P. ("Caucatel"), Bugatel S.A. E.S.P.("Bugatel"), Empresa de Telecomunicaciones de Girardot S.A. E.S.P. ("ETG" which, together with all of the foregoing, shall be hereinafter referred to as the "Subsidiaries").

(iii) Transtel is the parent company of the Subsidiaries upon the terms of numeral 1 of article 261 of the Commercial Code. Furthermore, because there is unity of purpose and management between Transtel and the Subsidiaries, they form a business group under the terms of article 28 of Law 222 of 1995. This business interrelationship has been recorded in the commercial registry kept by the

                                                                         1 of 33
        competent Chambers of Commerce at the domicile of Transtel and the Subsidiaries.

(iv) On April 29, 2002, Mr. Guillermo Lopez Esquivel, in his capacity as an External Creditor of Transtel in respect of the Claims identified in Schedule D, requested the Superintendency of Companies to promote a restructuring agreement for Transtel in accordance with the procedure established in Law 550.

(v) On its part, on July 31, 2002, Transtel supported and supplemented the request made by Mr. Guillermo Lopez Esquivel.

(vi) The Superintendency of Companies, by means of communication number 155-2002-01-181860 dated as of October 4, 2002, agreed to the promotion of a restructuring agreement for Transtel. In the course of the relevant proceedings, Mr. Mario Pacheco was appointed promoter of such agreement (the "Promoter"), and accepted his appointment.

(vii) The voting rights of the Shareholders and the External Creditors referred to in article 23 of Law 550 (the "Voting Rights") are set forth in the document prepared by the Promoter attached hereto as Schedule E.

(viii) This Agreement sets forth the terms and conditions of Transtel's restructuring and has been approved and duly executed within the time period established in article 27 of Law 550 by External Creditors and Shareholders holding sufficient Voting Rights to satisfy the majority requirements of article 29 of Law 550, including the requirement for the concurrence of at least three of the classes of creditors referred to therein.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

                  CHAPTER ONE - INTERPRETATION AND DEFINITIONS

1.1 Interpretation: (a) For the purposes of this Agreement, unless expressly provided otherwise, capitalized terms used herein shall have the meaning assigned to them in Section 1.2 below. Section headings are included for reference and convenience purposes only but in no way limit, define or describe the scope and intention of this Agreement and are not deemed part hereof. All references herein to Chapters, Sections, Exhibits and Schedules shall be deemed references to Chapters and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

        (b) Any differences that arise with respect to the interpretation of this Agreement shall be settled by the Supervisory Committee, to the extent provided in Section 6.4.

                                                                         2 of 33

1.2 Definitions: For purposes of this Agreement, the following definitions are established, which shall have the meaning indicated below, whether they are used in singular or plural.

        Administrative Claim: Means a Claim against Transtel arising during the Negotiation, including, but not limited to, the remuneration of the Promoter accrued during the Negotiation. It being understood that any Claim against Transtel that is unliquidated, contingent, unmatured or disputed as of the Commencement Date and that becomes liquidated, fixed, matured or undisputed after the Commencement Date constitutes a Commencement Date Claim and does not constitute an Administrative Claim.

        Acta Complementaria: Means the Complementary Minute to the Final Minute of Agreement, dated April 27, 2002, complementing the Acta Final, among the Operating Subsidiaries, GTO, Siemens, Gonzalo Caicedo and Guillermo Lopez.

        Acta Final: Means the Final Certificate of Agreement, dated January 19, 2001, among Transtel, GTO and Siemens.

        Agreement: Means this Agreement.

        Bugatel: Has the meaning assigned in the preamble to this Agreement.

        Capital Increase: Means the increase in the authorized capital of Transtel from Col$50,000,000,000 to Col$_____.

        Capitalization Stock: Has the meaning assigned in Section 3.4.2.1(b).

        Capitalization Stock Purchase Obligation: Means the, for each Qualified Shareholder SPV, the obligation to pay the purchase price for the Capitalization Stock to be purchased on the Effective Date by such Qualified Shareholder SPV as provided in Section 3.4.2.1(d).

        Caucatel: Has the meaning assigned in the preamble to this Agreement.

        Certificates: Means the 12.5% Pass Through Certificates due 2007 issued by the Transtel Pass Through Trust in the aggregate principal amount of US$150,000,000, together with all 12.5% Pass Through Exchange Certificates due 2007 issued in exchange therefor, which certificates represent the beneficial interest in the Senior Notes.

        Claim: Means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) a right to an

                                                                         3 of 33
        equitable remedy for breach or performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        Code of Conduct: Means the Code of Conduct established for Transtel in Chapter Eight.

        Col$: Means pesos in the official currency of the Republic of Colombia.

        Collateral: Means the collateral subject to the Pledge Agreements.

        Collateral Agent: Means HSBC Bank USA, as Collateral Agent under the New Senior Notes Indenture.

        Commencement Date: October 4, 2002, the date of the commencement of the Negotiation.

        Commencement Date Claim: Means a Claim against Transtel arising on or prior to the Commencement Date, including, but not limited to, any Claim against Transtel that is unliquidated, contingent, unmatured or disputed as of the Commencement Date and that becomes liquidated, fixed, matured or undisputed after the Commencement Date.

        Commencement Date Obligations: Means the Obligations in respect of a Commencement Date Claim.

        Commercial Establishment: Means, in relation to Transtel or any Subsidiary, all the assets belonging to it other than the Excluded Assets.

        Concentration Accounts: Means the accounts to be established and maintained by the Subsidiaries with the Concentration Banks pursuant to the Concentration Account Agreements.

        Concentration Account Agreements: Means the Concentration Account Agreements, substantially in the form attached hereto as Schedule F, to be entered into on the Effective Date by each Subsidiary and the Concentration Banks.

        Concentration Banks: Means the financial institutions party to the Concentration Account Agreements.

        Conditions to Closing: Has the meaning assigned in Section 10.10.

        Core Management Team: Has the meaning assigned in Section 7.1.

                                                                         4 of 33

        Creditor: Means any Person holding a Claim against Transtel.

        Creditor Capitalization Stock: Means shares of Capitalization Stock representing in aggregate [__]% of the Effective Date Stock.

        Current Stock: Means the 34,611,747,976 shares of common stock of Transtel outstanding as of the date of this Agreement, all of which are held by the Shareholders as set forth in Exhibit B hereto.

        DIAN: Means the Direccion de Impuestos y Aduanas Nacionales de Colombia.

        Discount Notes: Means the 20.32% Senior Discount Notes due 2008 issued by Transtel in an aggregate principal amount at maturity of US$95,663,185.

        Discount Notes Indenture: Means the Indenture, dated as of December 31, 1998, between Transtel and HSBC Bank USA (formerly Marine Midland Bank), as Trustee, governing the Discount Notes.

        Dollars: Means dollars in the official currency of the United States of America.

        Effective Date: Means the date this Agreement becomes effective in accordance with Section 10.10.

        Effective Date Shareholders Meeting: Means a meeting of shareholders of Transtel, including the Shares Trust SPV and each Qualified Shareholder SPV, to be convened on the Effective Date to approve the matters listed on Schedule G.

        Effective Date Stock: Means the Current Stock and the Capitalization Stock.

        Effectuating Agreements: Means the New Senior Notes Indenture, the New Convertible Notes Indenture, the New Base Notes Indenture, the New Senior Notes, the New Convertible Notes, the New Base Notes, the New Base Promissory Notes (Dollars), the New Base Promissory Notes (Pesos), the Pledge Agreements, the Reimbursed Amounts Agreement, the Concentration Account Agreements, the Mandatory Sale Process Agreement, the Shares Trust Agreement, the Shares Trust Certificates, the Shareholders Agreement and the ancillary agreements entered into pursuant, or in connection with, any of the foregoing.

        ETG: Has the meaning assigned in the preamble to this Agreement.

        Excluded Assets: Means the assets of Transtel and the Subsidiaries listed in Schedule H to this Agreement.

                                                                         5 of 33

        Executing External Creditors: Has the meaning given in the preamble to this Agreement.

        Executing Shareholders: Has the meaning assigned in the preamble to this Agreement.

        [Existing Intercompany Notes Pledge Agreement: Means the Pledge Agreement, dated as of October 28, 1997, between HSBC Bank USA (formerly Marine Midland Bank) and Transtel, which governs the pledge of the Existing Intercompany Notes.]

        External Creditors: Means those Creditors listed in the document prepared by the Promoter which is attached to this Agreement as Schedule I.

        GTO: Global Telecommunications Operations, Inc., a British Virgin Islands company.

        Intellectual Property: Means, in relation to Transtel and each of its Subsidiaries, all the rights and intangibles assets of any nature and description, now or hereafter belonging to Transtel or to each of its Subsidiaries or in which one of them may now or hereafter have any other right, title or beneficial interest, including their trademarks, trade names, patents, copyrights and ensigns.

        Intercompany Notes: Means the notes payable to Transtel issued by the Subsidiaries and evidencing advances by Transtel of proceeds received from the issuance of the International Bonds in the principal amounts outstanding as of the date hereof shown on Schedule J.

        International Bonds: Means (i) the Senior Notes and (ii) the Discount Notes.

        Labor Claims: Has the meaning assigned in Section 3.1.1.

        Labor Obligations: Means the Obligations in respect of the Labor Claims. Law 550: Has the meaning assigned in the preamble to this Agreement.

        Leased Equipment: Means the assets leased from Siemens by the Subsidiaries pursuant to the Siemens Contracts.

        Lease Trustee: Means Citibank N.A., as Trustee under the Trust Agreement, dated as of January 19, 2001, as amended, among Siemens, GTO, Guillermo Lopez Esquivel, Gonzalo Caicedo Toro and Citibank N.A..

                                                                         6 of 33

        Mandatory Sale Process Agreement: Means the Mandatory Sale Process Agreement, substantially in the form attached hereto as Schedule K, to be entered into on the Effective Date by Transtel, the Senior Notes Indenture Trustee, the New Convertible Notes Indenture Trustee, the Shares Trust Trustee, the Shares Trust SPV, the Shareholders and the Shareholder SPVs.

        Negotiation: Means the negotiation process of this Agreement, according to the procedure established in Law 550, which began on the Commencement Date and ends on the Effective Date.

        New Base Notes: Means the Senior Unsecured Floating Rate Notes due 2013, substantially in the form attached hereto as Schedule L, to be issued on the Effective Date by Transtel pursuant to Section 3.4 of this Agreement and the New Base Notes Indenture in the aggregate principal amount shown in Schedule 3.4.1.

        New Base Notes Indenture: Means the Indenture, substantially in the form attached hereto as Schedule M, to be entered into on the Effective Date by Transtel and HSBC Bank USA, as Indenture Trustee, which governs the New Base Notes.

        New Base Notes Indenture Trustee: Means HSBC Bank USA, as Indenture Trustee under the New Base Notes Indenture.

        New Base Promissory Notes: Means the New Base Promissory Notes (Dollars) and the New Base Promissory Notes (Pesos).

        New Base Promissory Notes (Dollars): Means the senior unsecured floating rate promissory notes due 2013, substantially in the form attached hereto as Schedule N, denominated in Dollars to be issued on the Effective Date by Transtel pursuant to Section 3.4 of this Agreement in the aggregate principal amount shown in Schedule 3.4.1.

        New Base Promissory Notes (Pesos): Means the senior unsecured floating rate promissory notes due 2013, substantially in the form attached hereto as Schedule O, denominated in Pesos to be issued on the Effective Date by Transtel pursuant to Section 3.4.4 of this Agreement in the aggregate principal amount shown in Schedule 3.4.1.

        New Convertible Notes: Means the Cumulative Convertible Subordinated Notes due 2008, substantially in the form attached hereto as Schedule P, to be issued on the Effective Date by Transtel pursuant to Section 3.4 of this Agreement and the New Convertible Notes Indenture in the aggregate principal amount shown in Schedule 3.4.1.

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

        New Convertible Notes Indenture: Means the Indenture, substantially in the form attached hereto as Schedule Q, to be entered into on the Effective Date by Transtel and HSBC Bank USA, as Indenture Trustee, which governs the New Convertible Notes.

        New Convertible Notes Indenture Trustee: Means HSBC Bank USA, as Indenture Trustee under the New Convertible Notes Indenture.

        [New Intercompany Notes: Means the notes payable to Transtel, substantially in the form attached hereto as Schedule R, to be issued on the Effective Date by the Subsidiaries in the principal amounts shown on Schedule S hereto, which amend and restate the Intercompany Notes.]

        [New Intercompany Notes Pledge Agreement: Means the Note Pledge Agreement, substantially in the form attached hereto as Schedule T, to be entered into on the Effective Date by Transtel and the Collateral Agent, which governs the pledge by Transtel of the New Intercompany Notes to secure the New Senior Notes.]

        New Senior Notes: Means the 12 1/2% Senior Secured Convertible Notes due 2008, substantially in the form attached hereto as Schedule U, to be issued on the Effective Date by Transtel pursuant to Section 3.4 of this Agreement and the New Senior Notes Indenture in the aggregate principal amount shown in Schedule 3.4.1.

        New Senior Notes Indenture: Means the Indenture, substantially in the form attached hereto as Schedule V, to be entered into on the Effective Date by Transtel and HSBC Bank USA, as Indenture Trustee, which governs the New Senior Notes.

        New Senior Notes Indenture Trustee: Means HSBC Bank USA, as Indenture Trustee under the New Senior Notes Indenture.

        New Senior Notes Trust: Means the Fiducia Mercantil Irrevocable de Administracion y Garantia de Pago established by the New Senior Notes Trust Agreement.

        New Senior Notes Trust Agreement: Means the Trust Agreement, substantially in the form attached hereto as Schedule W, to be entered into on the Effective Date by [____], as Trustee, and each Subsidiary.

        Obligations: Means Transtel's obligations in respect of a Claim.

        Parties: Has the meaning assigned in the preamble to this Agreement.

                                                                         8 of 33

        Payroll Tax Claims: Has the meaning assigned in Section 3.1.4.

        Payroll Tax Obligations: Means the Obligations in respect of the Payroll Tax Claims.

        Person: Means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, estate, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        Pesos: Means pesos in the official currency of the Republic of Colombia.

        Pledge Agreements: Means the Shareholder Stock Pledge Agreements, the SPV Stock Pledge Agreements, [the Subsidiaries Stock Pledge Agreement,] the Subsidiary Collateral Pledge Agreements, the [Transtel Collateral Pledge Agreement] and [the New Intercompany Notes Pledge Agreement] [The Existing Intercompany Notes Pledge Agreement].

        Pro Rata Share: Means for each Qualified Shareholder SPV, a fraction the numerator of which is the number of shares of Current Stock owned by it and the denominator which is the total number of shares of Current Stock owned by all Qualified Shareholder SPVs, provided that for the purpose of this calculation, the Related Shareholder SPV of Guillermo Lopez shall be deemed to own the Siemens Collateral Shares.

        Promoter: Has the meaning assigned in the preamble to this Agreement.

        PT Trust Agreement: Means the Amended and Restated Pass Through Trust Agreement, dated as of October 28, 1997, among Transtel, Wilmington Trust Company, as Pass Through Trustee and HSBC Bank USA (formerly Marine Midland Bank), as Registrar and Paying Agent, governing the Transtel Pass Through Trust and the Certificates.

        Qualified Shareholder SPV: Means each Shareholder SPV all the Related Shareholders of which are Executing Shareholders.

        Reimbursed Amounts Agreement: Means the Services and Reimbursement Agreement, substantially in the form attached hereto as Schedule X, to be entered into on the Effective Date by Unitel and each of the other Subsidiaries, relating to the supply of the telecommunications and internet services by Unitel to each of the other Subsidiaries.

                                                                         9 of 33

        Related Shareholder: Means, for each Shareholder SPV, each Shareholder that is to transfer Current Stock to such Shareholder SPV in exchange for ownership interests in such Shareholder SPV in accordance with the Conditions to Closing.

        Related Shareholder SPV: Means, for each Shareholder, the Shareholder SPV to which such Shareholder is to transfer such Shareholder's Current Stock on or prior to the Effective Date in accordance with the Conditions to Closing.

        Restructured Obligations: Means the Obligations expressly provided under this Agreement (including, but not limited to the Effectuating Agreements) in respect of the Commencement Date Claims listed in Schedule E.

        Restructuring Formula-Debt Forgiveness: Means the treatment of Commencement Date Claims provided in Section 3.3.

        Restructuring Formula with Capitalization: Means the treatment of Commencement Date Claims provided in Section 3.4.

        Restructuring Formula without Capitalization: Means the treatment of Commencement Date Claims provided in Section 3.3.

        Senior Notes: Means the 12 1/2% Senior Notes due 2007 issued by Transtel in an aggregate principal amount of US$150,000,000.

        Senior Notes Indenture: Means the Indenture, dated as of October 28, 1997, between Transtel and HSBC Bank USA (formerly Marine Midland Bank), as Indenture Trustee, governing the Senior Notes.

        Shareholders: Means each of the Persons identified in Schedule B.

        Shareholder Capitalization Stock: Means the shares of Capitalization Stock other than the Creditor Capitalization Stock.

        Shareholders: Has the meaning assigned in the preamble to this Agreement.

        Shareholders Agreement: Means the Shareholders Agreement, substantially in the form attached hereto as Schedule Y, to be entered into on the Effective Date by Transtel, each Shareholder SPV and the Shares Trust Trustee.

        Shareholder SPV: Means each special purpose Bermuda company to be organized on or prior to the Effective Date for the purpose of holding the Shareholder Stock of it its Related Shareholders as provided in the Conditions to Closing.

                                                                        10 of 33

        Shareholder SPV Stock Pledge Agreements: Means the Stock Pledge Agreements, substantially in the form attached hereto as Schedule Z, to be entered into on the Effective Date by each Shareholder SPV and the Collateral Agent, which govern the pledge by each Shareholder SPV of all the common stock of Transtel owned by such Shareholder SPV to secure the New Senior Notes.

        Shareholder Stock: Means the Current Stock and the Shareholder Capitalization Stock.

        Shareholder Stock Pledge Agreements: Means the Stock Pledge Agreements, substantially in the form attached hereto as Schedule AA, to be entered into on the Effective Date by each Shareholder and the Collateral Agent, which govern the pledge by each Shareholder of all the ownership interests in such Shareholder's Related Shareholder SPV to secure (a) with a first lien, the Capitalization Stock Purchase Obligation of such Related Shareholder SPV and (b) with a second lien, the New Senior Notes.

        Shares Trust: Means the trust established by the Shares Trust Agreement to hold the Creditor Capitalization Stock.

        Shares Trust Agreement: Means the Trust Agreement, substantially in the form attached hereto as Schedule BB, to be entered into on the Effective Date by HSBC Bank USA, as Trustee, and [__], which governs the Shares Trust and the Shares Trust Certificates.

        Shares Trust Certificates: Means the certificates, substantially in the form attached hereto as Schedule CC, to be issued on the Effective Date by the Shares Trust pursuant to Section 3.4, which represent an undivided interest in the Shares Trust.

        Shares Trust SPV: Means each special purpose Bermuda company to be organized on or prior to the Effective Date for the purpose of holding the Creditor Capitalization Stock.

        Shares Trust Trustee: Means HSBC Bank, as Trustee under the Shares Trust Agreement.

        Siemens: Means, collectively, Siemens Aktiengesellschaft, Siemens Sociadad Anonima, Siemens Elasa, S.A. and their respective affiliates, subsidiaries and trustees, including the Lease Trustee.

        Siemens Claims: Has the meaning assigned in Section 4.1.1.

                                                                        11 of 33

        Siemens Collateral Shares: Means the shares of Current Stock beneficially owned by Guillermo Lopez and subject to a pledge in favor of Siemens pursuant to the Acta Complementaria.

        Siemens Contracts: Means the contracts, agreements and other instruments listed in Schedule 4.1.1 among Siemens, Transtel and the Subsidiaries.

        Siemens Obligations: Means the Obligations in respect of the Tax Claims.

        Statutory Auditors: Means the auditors required by Colombian law to be appointed by the shareholders meeting of a corporation.

        Subsidiaries: Has the meaning assigned in the preamble to this Agreement.

        [Subsidiary Stock Pledge Agreement: Means the Stock Pledge Agreement, substantially in the form attached hereto as Schedule DD, to be entered into on the Effective Date by Transtel and the Collateral Agent, which governs the pledge by Transtel of the ownership interests owned by Transtel in the Subsidiaries to secure the New Senior Notes.]

        Subsidiary Collateral Pledge Agreements: Means the Collateral Pledge Agreement, substantially in the form attached hereto as Schedule EE, to be entered into on the Effective Date by each Subsidiary and the Collateral Agent, which govern the pledge by each Subsidiary of its Commercial Establishment to secure the New Senior Notes.

        Subsidiary Guarantee: Means the guarantee of the New Senior Notes by each Subsidiary included in the New Senior Notes Indenture.

        Supervisory Committee: Has the meaning assigned in Section 6.1.

        Tax Claims: Has the meaning assigned in Section 3.2.1.

        Tax Obligations: Means the Obligations in respect of the Tax Claims.

        TeleCartago: Has the meaning assigned in the preamble to this Agreement.

        TeleJamundi: Has the meaning assigned in the preamble to this Agreement.

        TelePalmira: Has the meaning assigned in the preamble to this Agreement.

        Transtel: Has the meaning assigned in the preamble to this Agreement.

        Transtel Collateral Pledge Agreement: Means the Collateral Pledge Agreement, substantially in the form attached hereto as Schedule FF, to be

                                                                        12 of 33
        entered into on the Effective Date by Transtel and the Collateral Agent, which governs the pledge by Transtel of its Commercial Establishment to secure the New Senior Notes.

        Transtel Pass Through Trust: Means the Pass Through Trust established by the PT Trust Agreement to acquire the Senior Notes and issue the Certificates

        TRM: Means the Representative Exchange Rate on September 30, 2002 of Col$2,828.08 per US$1.00, certified by the Superintendency of Banking of Colombia.

        Unitel: Has the meaning assigned in the preamble to this Agreement.

        US$: Means dollars in the official currency of The United States of America.

        Voting Rights: Has the meaning assigned in the preamble to this Agreement.

                        CHAPTER TWO - OBJECT AND EFFECTS

2.1 Object: The Parties hereby agree to restructure the Commencement Date Obligations in the manner hereinafter set forth. This Agreement has been approved, upon the terms of article 29 of Law 550, by the affirmative vote of a plural number of Shareholders and External Creditors representing [__%] of the admissible votes and comprised of votes cast by three or more types of Creditors, as described in the same article 29 of Law 550, as set forth in Schedule 2.3.

2.2 Effects: This Agreement, having the affirmative votes of a number of Shareholders and External Creditors exceeding the absolute majority of the votes determined by the Promoter, cast by at least the three classes provided by Law 550, binds all Creditors of Transtel, including those absent or dissident.

2.3 Certification of Vote: The Promoter has certified the final percentage of the Shareholders and External Creditors who voted to approve or disapprove this Agreement or who did not vote, including by name of Shareholder and External Creditor, the percentages of affirmative votes, negative votes and absent votes, in accordance with the provisions of article 29 of Law 550. The Promoter's certification evidences (a) the capacity in which each of the signatories to the Agreement is acting and
        (b) that each Party has acknowledged this Agreement, in accordance with the provisions of Decree 1250 of 1970 and of article 31 of Law 550. The Promoter's certification is attached hereto as Schedule 2.3.

2.4 Restructured Obligations: As of and after the Effective Date, Transtel shall have no Obligations in respect of any Commencement Date Claim except for the Restructured Obligations.

                                                                        13 of 33

2.5 Priority of Claims: The Restructured Obligations shall be paid in the order of priority for Claims established in this Agreement. To such end, and as provided in item 12 of article 34 of Law 550, this Agreement has been voted favorably by a plural number of Shareholders and External Creditors representing at least sixty percent (60%) of the Claims against Transtel and comprised of at least three (3) of the classes of credits referred to in article 29 of Law 550, as provided in the Promoter's certification attached hereto as Schedule 2.3. Nevertheless, nothing provided in this Agreement shall affect the first priority of the Tax Obligations, the Labor Obligations and the Payroll Tax Obligations. The priority for Restructuring Obligations provided in this Agreement shall also apply in any subsequent liquidation of Transtel.

2.6 Administrative Claims: Administrative Claims shall be paid preferentially, in the corresponding order according to the priority of claims established in the Civil Code and the other related regulations, as well as the provisions of Law 550. Default in the payment of an Administrative Claim shall enable the Creditor holding such Claim to enforce collection of such Claim by coercive means, unless such Creditor receives the relevant payment within three (3) months following the default, or accepts a payment formula offered by the legal representative of Transtel, upon the terms of numeral 5 of article 35 of Law 550.

                     CHAPTER THREE - RESTRUCTURING FORMULAS

3.1     Payment of Labor Obligations and Payroll Tax Obligations

3.1.1 List of Labor Claims: Schedule 3.1.1 lists the Commencement Date Claims of Transtel's employees on account of salaries, severance pay and other fringe benefits and labor indemnifications (the "Labor Claims"). The Labor Obligations shall be paid in accordance with the terms and conditions specified in this Section 3.1.

3.1.2 Payment of Labor Obligations: The Labor Obligations shall be paid in accordance with the priority established in Section 3.1.3 in cash on the Effective Date.

3.1.3 Priority of Labor Obligations: The Parties acknowledge that, as provided in article 354 of the Substantive Labor Code, the Labor Obligations belong to the first category established in article 2495 of the Colombian Civil Code and are privileged over other Obligations (other than Payroll Tax Obligations).

3.1.4 List of Payroll Tax Claims: Schedule 3.1.4 lists the Commencement Date Claims for payroll taxes and those corresponding to the obligations derived from the

                                                                        14 of 33
        general pension system and the health social security system of Transtel (the "Payroll Tax Claims").

3.1.5 Payment of Payroll Tax Obligations: Payroll Tax Obligations shall be paid in accordance with the priority established in Section 3.1.6 in cash on the Effective Date.

3.1.6 Priority of Payroll Tax Obligations: The Parties acknowledge that, as provided in articles 126 and 270 of Law 100 of 1993, the Payroll Tax Obligations belong to the first category referred to in article 2495 of the Civil Code and have the same priority as the Labor Obligations.

3.2     Restructuring of Tax Obligations

3.2.1 List of Tax Claims: Schedule 3.2.1 lists the Commencement Date Claims of DIAN for taxes (the "Tax Claims").

3.2.2 Payment of Tax Obligations: Tax Obligations shall be paid in accordance with the priority established in Section 3.2.3 and on the terms and conditions set forth in Schedule 3.2.3.

3.2.3 Priority of the Tax Obligations: Observing under all circumstances the priority assigned to this type of obligation by article 2495 of the Civil Code, the Tax Obligations shall be paid in accordance with the terms and conditions set forth in Schedule 3.2.3.

3.3     Debt Restructuring Formula without Capitalization

3.3.1   Creditors subject to the Restructuring Formula without Capitalization:
        Schedule 3.3.1 lists (a) the Creditors subject to the Restructuring Formula without Capitalization, (b) whether their Claims are in respect of (x) the International Bonds, (y) Obligations (other than the International Bonds) denominated in Dollars or (z) Obligations (other than International Bonds) denominated in Pesos, and (c) the amount their Commencement Date Claims for outstanding principal and accrued and unpaid interest as of September 30, 2002. Creditors subject to the Restructuring Formula without Capitalization shall suffer no reduction in the principal amount of their Commencement Date Claims shown in
        Schedule 3.3.1.

3.3.2 Restructuring of International Bonds Obligations: On the Effective Date, each Creditor listed in Schedule 3.3.1 as holding a Claim in respect of the International Bonds shall receive a New Base Note in a principal amount (denominated in Dollars) equal to the amount of such Creditor's Claim for outstanding principal and accrued and unpaid interest as of September 30, 2002 shown in

                                                                        15 of 33

        Schedule 3.3.1. The New Base Notes shall be entirely governed by the New Base Notes Indenture.

3.3.3   Restructuring of Non-International Bond Obligations denominated in
        Dollars: On the Effective Date, each Creditor listed in Schedule 3.3.1 as holding a Claim in respect of Obligations (other than the International Bonds) denominated in Dollars shall receive a New Base Promissory Note (Dollars) in a principal amount (denominated in Dollars) equal to the amount of such Creditor's Claim for outstanding principal and accrued and unpaid interest as of September 30, 2002 shown in
        Schedule 3.3.1. The New Base Promissory Notes (Dollars) will not be governed by the New Base Notes Indenture.

3.3.4   Restructuring of Non-International Bond Obligations denominated in
        Pesos: On the Effective Date, each Creditor listed in Schedule 3.3.1 as holding a Claim in respect of Obligations (other than the International Bonds) denominated in Pesos shall receive a New Base Promissory Note (Pesos) in a principal amount (denominated in Pesos) equal to the amount of such Creditor's Claim for outstanding principal and accrued and unpaid interest as of September 30, 2002 shown in Schedule 3.3.1. The New Base Promissory Notes (Pesos) will not be governed by the New Base Notes Indenture.

3.3.5 Restructured Obligations: As of and after the Effective Date, Transtel shall have no Obligations in respect of the Commencement Date Claims of Creditors subject to the Restructuring Formula without Capitalization except for its Obligations under this Agreement, the New Base Notes Indenture, the New Base Notes, the New Base Promissory Notes (Dollars) and the New Base Promissory Notes (Pesos), as applicable.

3.4     Debt Restructuring Formula with Capitalization

3.4.1   Creditors Subject to the Restructuring Formula with Capitalization:
        Schedule 3.4.1 lists (a) the Creditors subject to the Restructuring Formula with Capitalization and (b) the amount of their Commencement Date Claims for outstanding principal and accrued and unpaid interest as of September 30, 2002. Each of the Creditors listed in Schedule 3.4.1 has opted for the Restructuring Formula with Capitalization. Creditors that have opted for the Restructuring Formula with Capitalization shall capitalize a portion of their Commencement Date Claims as provided in this Section 3.4.

                                                                        16 of 33

3.4.2   Restructuring of Obligations

        3.4.2.1 Capitalization Transactions: On the Effective Date, each Creditor subject to the Restructuring Formula with Capitalization shall complete the Capitalization Transactions as follows:

                (a) Such Creditor shall capitalize, in exchange for shares of common stock of Transtel at par value of Col$1.00 per share, a portion of its Claim for outstanding principal and accrued and unpaid interest as of September 30, 2002 shown in Schedule 3.4.1 equal to the product of (i) the amount of such Claim and (ii) 0.38154947.

                (b) Transtel will issue to the Shares Trust SPV, for the benefit of the Creditors subject to the Restructuring Formula with Capitalization, all shares of common stock issuable pursuant to Section 3.4.2.1(a) (the "Capitalization Stock").

                (c) If the Capital Increase has not previously been approved, immediately upon completion of the issuance of 15,388,252,024 shares of Capitalization Stock pursuant to Section 3.4.2.1(b), the capitalization of Claims pursuant to Section 3.4.2.1(a) shall be suspended and the Effective Date Shareholders Meeting shall be convened. Immediately upon approval of the Capital Increase at the Effective Date Shareholders Meeting, the capitalization of Claims pursuant to Section 3.4.2.1(a) shall be resumed and completed.

                (d) The Shares Trust SPV shall sell to each Qualified Shareholder SPV such Shareholder SPV's Pro Rata Share of the Shareholder Capitalization Stock for a purchase price equal to Col$1.00 per share on the terms set forth on Schedule 3.4.2.1(d).

        3.4.2.2 Issuance of New Units. Immediately upon completion of the Capitalization Transactions, each Creditor subject to the Restructuring Formula with Capitalization shall receive units consisting of the following:

                (a) New Senior Notes in an aggregate principal amount equal to the product of (i) the amount of such Creditor's Claim for outstanding principal and accrued and unpaid interest as of September 30, 2002 shown in Schedule
                        3.4.1 and (ii) 0.51668283. The New Senior Notes shall be entirely governed by the New Senior Notes Indenture;

                                                                        17 of 33

                (b) New Convertible Notes in an aggregate principal amount equal to the product of (i) the amount of such Creditor's Claim for outstanding principal and accrued and unpaid interest as of September 30, 2002 shown in
                        Schedule 3.4.1 and (ii) 0.10176770. The New Convertible Notes shall be entirely governed by the New Convertible Notes Indenture; and

                (c) Shares Trust Certificates representing such Creditor's Pro Rata Share of the Shareholder Capitalization Stock. The Shares Trust Certificates shall be entirely governed by the Shares Trust Agreement.

        3.4.2.3 Treatment of Obligations Denominated in Dollars: For the purposes of Section 3.4.2.1(a), claims that are denominated in Dollars at the time of the execution of this Agreement shall be converted into Pesos at the TRM. Schedule 3.4.1 shows the amount of such Claims converted into Pesos as provided in this Section 3.4.2.3.

        3.4.2.4 Treatment of Obligations denominated in Pesos: For the purposes of Section 3.4.2.2, Claims that are denominated in Pesos at the time of execution of this Agreement shall be converted into Dollars at the TRM. Schedule 3.4.1 shows the amount of such Claims converted into Dollars as provided in this Section 3.4.2.4.

3.4.3 Collateral: [(a)] In exchange for the concessions made by the Creditors subject to the restructuring formula with Capitalization, and pursuant to article 33, numeral 2 of Law 550, the New Senior Notes shall (i) be guaranteed by the Subsidiaries pursuant to the Subsidiary Guarantees,
        (ii) be secured by a security interest in, and lien on, the Collateral pursuant to the Pledge Agreements and (iii) have the benefit of the beneficiary rights in the New Senior Notes Trust.

        [(b)    Transtel and HSBC Bank USA, as Collateral Agent, hereby affirm, ratify and preserve the Existing Intercompany Notes Pledge Agreement and agree that the pledges of Existing Intercompany Notes granted thereunder shall secure the payment of the New Senior Notes, as the resulting securities from the novation of the International Bonds effected hereunder in connection with the application of the Restructuring Formula with Capitalization.]

3.4.4 Restructured Obligations: As of and after the Effective Date, Transtel shall have no Obligations in respect of the Commencement Date Claims of Creditors subject to the Restructuring Formula with Capitalization except for the Obligations under

                                                                        18 of 33
        this Agreement, the New Senior Notes Indenture, the New Convertible Notes Indenture, the New Senior Notes, the New Convertible Notes, the Creditor Capitalization Stock, the Pledge Agreements, the Reimbursed Amounts Agreement, the New Senior Notes Trust, the Mandatory Sales Process Agreement, the Shareholders Agreement and any other agreement entered into, or documents or instrument delivered, pursuant to, or in connection with the foregoing.

                 CHAPTER FOUR - OBLIGATIONS TO SIEMENS ENTITIES

4.1     Siemens Obligations

4.1.1 List of Siemens Claims: Schedule 4.1.1 lists the Commencement Date claims of Siemens (the "Siemens Claims"). The Siemens Obligations shall be:

        . [unaffected by the Restructuring Agreement, and Siemens, Transtel and the Subsidiaries shall retain all of their respective rights and obligations under the Siemens Contracts].

        .       [subject to Section 4.1.2, restructured as provided in Section
                3.3].

        .       [subject to Section 4.1.2, restructured as provided in Section
                3.4].

4.1.2 [Restructuring of Obligations: As a condition to receiving the treatment provided in Section 4.1.1, Siemens shall on the Effective Date (a) exchange mutual releases with the Subsidiaries, (b) convey to the Subsidiaries title to the Leased Equipment and (c) release its lien on the Siemens Collateral Shares and deliver them to the relevant Shareholder SPV.]

4.2 Restructured Obligations: As of and after the Effective Date, Transtel and the Subsidiaries shall have no Obligations in respect of the Siemens Obligations except for the Obligations under:

        .       [the Siemens Contracts].

        .       [the Effectuating Agreements listed in Section 3.3.5].

        .       [the Effectuating Agreements listed in Section 3.4.4].

                  CHAPTER FIVE - REPRESENTATIONS AND WARRANTIES

5.1 Representations and warranties of Transtel: Transtel represents and warrants to the External Creditors that the following statements are true as of the date of this Agreement and shall be true as of the Effective Date:

                                                                        19 of 33

        (i) Due organization: Transtel is a stock company, duly organized and existing under Colombian law.

        (ii) Corporate power and authority: (a) Transtel has the required corporate power and authority to enter into this Agreement and the ancillary agreements hereto and to fulfill the obligations contained in both; (b) Transtel has all the necessary authorizations and requirements under the law, rules, regulations, by-laws and other applicable legal and contractual provisions under Colombian law to enter into this Agreement and the ancillary agreements hereto and to fulfill the obligations contained herein and therein; and (c) each Subsidiary has all the necessary authorizations and requirements under the law, rules, regulations, by-laws and other applicable legal and contractual provisions under Colombian law to enter into documents to be executed by it pursuant to this Agreement and to perform its obligations thereunder.

        (iii) Nature of the obligations and enforceability: Once executed, and subject to the terms and conditions established in this Agreement, Transtel's obligations under this Agreement are fully binding for Transtel and, therefore, enforceable in case of default, upon the terms and conditions established in Law 550, particularly subject to the provisions of article 37 thereof.

        (iv) Non-existence of Conflicts: Neither the execution nor the performance by Transtel of this Agreement or of any other agreement, act or document to be entered into by Transtel in connection herewith shall (a) conflict with, constitute a default under, or result in the acceleration of, any obligation in accordance with: (x) the by-laws of Transtel; or (y) any material agreement, contract, document, lease, license, arrangement or instrument to which Transtel is a party, or by which it is bound, except to the extent any counterparty thereto has not voted to approve this Agreement; or (z) any Colombian decision, decree, order, statute, rule or regulation applicable to Transtel, or by which Transtel may be bound, as far as Transtel and its administrators are aware; or (b) result in any lien or encumbrance on the assets of Transtel, other than as contemplated by this Agreement, including, but not limited to, the Effectuating Agreements.

        (v) Government authorizations: All government authorizations to execute and perform the obligations under this Agreement and the ancillary agreements hereto have been or shall be obtained by Transtel and the Subsidiaries in due course.

                                                                        20 of 33

        (vi) Financial information: The financial statements that served as a basis to determine the Voting Rights and for the Promoter to determine the feasibility of the restructuring formula, were prepared in accordance with Colombian accounting standards, in particular with the provisions of Decree 2649 of 1993, have been audited by the Statutory Auditors and verified by the Superintendency of Companies. Such financial statements are true and correct and fairly present in all material respects, on a consolidated basis with its subsidiaries, the financial condition and the results of operations of Transtel and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

        (vii) Litigations: Except as indicated in Schedule 5.1(vii), there are no pending, or, to the best of Transtel's or its management's knowledge, threatened judicial litigations, actions or proceedings or governmental or regulatory against Transtel nor, to the best of Transtel's or its management's knowledge, any pending orders, injunctions or decrees, against Transtel, its assets or its business.

        (viii) Compliance with Rules: Except as provided in Schedule 5.1(viii), Transtel is in compliance in all material respects with (a) any pending judicial decision, order, judgment or decree which specifically refers to it; and (b) to the knowledge of Transtel and its management, any Colombian law, ordinance or regulation which may be applicable to its business or assets, including, without limitation, Colombian rules and regulations regarding environmental protection, Colombian antitrust rules and regulations and applicable urban development, construction, health and safety laws and ordinances. Except as indicated in
                Schedule 5.1(viii), Transtel (a) has all material governmental and regulatory permits, licenses, orders, approvals, authorizations, concessions and franchises necessary to conduct its business; (b) all such permits, licenses, orders, approvals, concessions and franchises are in full force and effect; and (c) to the best of Transtel's and its management's knowledge, there are no pending proceedings, threatening to revoke or limit any of the foregoing.

        (ix) Indebtedness: From the Commencement Date to the date of this Agreement, Transtel has not become subject to any obligation outside its ordinary course of business, upon the terms of article 17 of Law 550.

        (x) Subsidiaries: Transtel has no subsidiaries other than the Subsidiaries, Suscripciones Audiovisuales E.U. and Cablevision E.U.

        (xi) Payment of Taxes: All taxes due and owing by Transtel on the Commencement Date are included either as Payroll Tax Obligations or

                                                                        21 of 33

                Tax Obligations. Since the Commencement Date, Transtel has been fulfilling its payment obligations for taxes, levies and contributions of a national or municipal nature, to the extent that they have become due.

        (xii) Immunity: To Transtel's knowledge, Transtel is not protected by any law which grants it judicial immunity from a possible Claim by the Creditors of Transtel.

        (xiii)  Ownership: Except as provided in Schedule 5.1(xiii), Transtel
                (a) owns, leases or otherwise has the right to use all of the assets necessary to conduct its business as presently conducted and (b) has good and sufficient title to its owned material assets and a valid leasehold interest in its material leased assets, in each case, free and clear of all mortgages, liens, security interests, charges and encumbrances (other than as contemplated by this Agreement, including but not limited to, the Effectuating Agreements).

        (xiv)   Contracts:

                (a) Except for the contracts listed in Schedule 5.1(xiv) to this Agreement, Transtel is not a party to any of the following agreements:

                        (i) any agreement whose performance involves an amount in excess of Col$100,000,000;

                        (ii) any agreement which restricts or contains limitations to Transtel's power and authority to conduct business in any jurisdiction; or

                        (iii)   any agreement with the Shareholders;

                (b) Each contract listed in Schedule 5.1(xiv) is valid and in full force and effect.

        (xv) Intellectual Property: Transtel is the holder and is exclusively entitled to assign the full right, title and interest to the intellectual property rights (and to any and all the goodwill associated with these) identified in Schedule 5.1(xv). Each one of said rights is in full force and effect. Neither Transtel nor its management is aware of any information which might invalidate Transtel's rights associated with said intellectual property.

                                                                        22 of 33

                       CHAPTER SIX - SUPERVISORY COMMITTEE

6.1 Composition: As established in item 1 of article 33 of Law 550, a supervisory committee (the "Supervisory Committee") shall be formed on the Effective Date. In order to provide adequate representation in the Supervisory Committee to each type of Creditor, the Supervisory Committee shall be composed of four (4) principal members with their respective corresponding alternates, representing the following Parties:

            PRINCIPAL                         ALTERNATE 1                         ALTERNATE 2
------------------------------------------------------------------------------------------------------
Representative of the              Representative of the              Representative of the
Shareholders                       Shareholders                       Shareholders
------------------------------------------------------------------------------------------------------
Representative of the Creditors    Representative of the Creditors    Representative of the Creditors
subject to the Restructuring       subject to the Restructuring       subject to the Restructuring
Formula with Capitalization        Formula with Capitalization        Formula with Capitalization
------------------------------------------------------------------------------------------------------
Representative of the Creditors    Representative of the Creditors    Representative of the Creditors
subject to the Restructuring       subject to the Restructuring       subject to the Restructuring
Formula with Capitalization        Formula with Capitalization        Formula with Capitalization
------------------------------------------------------------------------------------------------------
Representative of DIAN             Representative of DIAN             Representative of DIAN
------------------------------------------------------------------------------------------------------

6.1.1 Initial Members; Removals and Vacancies: The initial principal and alternate members of the Supervisory Committee representing the Shareholders and the Creditors subject to the Restructuring Formula with Capitalization are listed in Schedule 6.1. Principal and alternate members may be removed and vacancies may filled by (a) the Shareholders holding a majority of the Current Stock, in the case of members representing the Shareholders, (b) Creditors holding a majority in principal amount of the outstanding New Senior Notes, in the case of members representing Creditors subject to the Restructuring Formula with Capitalization, and (c) DIAN in the case of members representing DIAN.

6.1.2 Payment in Full of the New Senior Notes: Upon payment in full of the New Senior Notes, the members of the Supervisory Committee representing the Creditors subject to the Restructuring Formula with Capitalization shall be replaced by Creditors representing the then unpaid Restructured Obligations.

6.2 Meetings: The Supervisory Committee shall meet quarterly, immediately following each scheduled quarterly meeting of Transtel's board of directors, unless its members decide otherwise, and extraordinarily when called by the legal representative of Transtel, by Transtel's Statutory Auditor or by two (2) of the Supervisory Committee members, when so warranted by the circumstances. Notice of each meeting shall be given by written communication, sent no less than forty-eight (48) hours in advance, to the address which each of the members has registered with the secretary of the Supervisory Committee.

                                                                        23 of 33

        The Supervisory Committee shall deliberate validly with the presence of three (3) members (determined including one alternate member per absent principal) and shall require, in order to make decisions, the affirmative vote of the majority of the attendees at the meeting. The Promoter or his delegate may participate at meetings of the Supervisory Committee, with the right to speak but not to vote.

        Minutes of each meeting of the Supervisory Committee shall be prepared and shall be entered in a book duly registered at the Chamber of Commerce of Transtel's corporate domicile. Said minutes shall be signed by the Chairman and Secretary of the meeting. In connection with any instruction or decision adopted at a meeting, the Supervisory Committee shall indicate in the corresponding minutes the term established for such purpose.

        It is understood that the functions of the Supervisory Committee are not the administration or management or co-administration or co-management of Transtel and, therefore, its members do not assume any responsibility for Transtel's results.

6.3 Chairman and Secretary: The Supervisory Committee shall appoint from among its members a chairman and a secretary. In the event that the Shareholders representative should be an executive officer of Transtel, such person shall not be eligible to serve as chairman of the Supervisory Committee.

6.4     Functions and Powers:

6.4.1 Functions. The Supervisory Committee shall have only the functions that it is required to have by Law 550. Subject to the first sentence of this
        Section 6.4.1, the Supervisory Committee shall have the following functions:

        (i) to monitor compliance by Transtel and the Subsidiaries with this Agreement, including, but not limited to, the Code of Conduct;

        (ii) to regulate the proceedings for payments in kind in favor of the External Creditors pursuant to Section 10.1;

        (iii) to interpret, with a binding nature for all Parties, the provisions of this Agreement (excluding the Effectuating Agreements, the interpretation of which shall be determined solely as therein provided), so that it will attain its objectives, and answer any questions posed in this respect by the External Creditors; and

        (iv) to communicate, as required, with the Promoter, including in connection with the removal or replacement of the Promoter.

                                                                        24 of 33

6.4.2 Powers. In furtherance of the functions provided in Section 6.4.1, the Supervisory Committee shall have only the following powers and such other powers as it is required to have by Law 550:

        (i) to adopt its internal regulations by a majority of the votes of its members;

        (ii) to recommend, through the legal representative of Transtel, any measures it deems necessary to accomplish fulfillment of this Agreement; provided that the Supervisory Committee shall not have the foregoing power with respect to the Effectuating Agreements;

        (iii) to request from the legal representative of Transtel, the accountant, the comptroller and the Statutory Auditors the reports it deems necessary for the proper operation of Transtel;

        (iv) to consider Transtel's financial statements, including its balance sheets.

        (v) to request the information it deems necessary in order to verify that the operations entered into or carried out on behalf of Transtel are in accordance or consistent with the terms of this Agreement, including, but not limited to, the Code of Conduct;

        (vi) to summon, or cause to be summoned, as provided in article 33 of Law 550 a meeting of the Shareholders and External Creditors holding Claims for the Restructured Obligations upon the occurrence of any of the events specified in clause (i) through
                (v) of Section 9.2.1;

        (vii) to appoint a chairman and secretary for the period provided in the internal regulations adopted by the Supervisory Committee;

        (viii) to know the annual operating budget and the annual projections of Transtel's cash flow;

        (ix) to review the reports presented to it and referred to in Section 10.2(iii) and 10.2(iv);

        (x) to remove the Promoter serving from time to time and appoint a successor; and

        (xi) to limit but not extend the powers and functions provided herein and to dissolve itself when its existence is not required by Law 550.

6.4.3 Dissolution of Supervisory Committee. The Supervisory Committee shall dissolve itself when its existence is not required by Law 550.

                                                                        25 of 33

                      CHAPTER SEVEN - CORE MANAGEMENT TEAM

7.1 Core Management Team: The Parties agree that Transtel shall have a management team (the "Core Management Team") whose members shall be the Chief Executive Officer, Chief Operating Officer, the Chief Financial Officer and the Comptroller. As of the Effective Date the following persons shall be in such positions: (i) Guillermo Lopez Esquivel as Chief Executive Officer, (ii) Jose Elfren Sanz Rodriguez as Chief Operating Officer, (iii) Alfonso Contreras Jaramillo as Chief Financial Officer and (iv) Guillermo Barrera Alfaro as Comptroller. The Parties agree that any change to the Core Management Team shall be approved by the Board of Directors of Transtel with the majority vote of 4 of 5 members of the Board of Directors.

                         CHAPTER EIGHT - CODE OF CONDUCT

As provided in article 44 of Law 550 of 1999, the Parties have established the following Code of Conduct to ensure the performance of the Agreement and the viability of Transtel.

Transtel shall:

        (i) comply with all applicable laws in the jurisdiction where it does business;

        (ii) comply with all of its contracts and agreements, including the Effectuating Agreements;

        (iii) maintain true and complete accounting and books in accordance with Colombian general accepted accounting principles and prepare its financial statements in accordance with these principles, consistently applied;

        (iv) effect all transactions with its affiliates, subordinates and related parties in accordance with applicable principles of transparency, equality and equity; and

        (v) manage its cash flow in accordance with applicable principles of transparency equality and equity.

                     CHAPTER NINE - DURATION AND TERMINATION

9.1 Term: This Agreement shall automatically terminate on the earlier to occur of (a) January 31, 2016 and (b) the date on which all of the Restructured Obligations have been paid in full. Upon the termination of this Agreement as provided in this Section 9.1, the legal representative of Transtel shall inform the

                                                                        26 of 33

        Superintendency of Companies of such termination and shall file a report of such termination with the Chamber of Commerce of its corporate domicile. This Agreement may be terminated prior to the dates provided in this Section 9.1 pursuant to Section 9.2.

9.2     Early Termination of the Agreement:

9.2.1 Early Termination Events: Upon the occurrence of any of the following events, a meeting of the Shareholders and External Creditors holding Claims for the Restructured Obligations shall be summoned as provided in article 35 of Law 550:

        (i) The Supervisory Committee determines that circumstances have arisen that were not anticipated by the Parties at the time of execution of this Agreement and prevent performance of this Agreement; provided that the Supervisory Committee shall not have the foregoing power in connection with the Effectuating Agreements which shall be governed by their respective terms.

        (ii) Transtel defaults in the payment of a Claim accrued after the Commencement Date (other than a Claim for the Restructured Obligations) and (a) the Creditor holding the Claim does not, within three (3) months following the default, receive such payment or accept the payment formula offered and (b) Transtel fails to make such payment or propose a payment formula acceptable to such Creditor within 30 days after receipt of written notice from the Supervisory Committee of the occurrence of the event described in the preceding clause (a).

        (iii) Transtel commits a material violation of the Code of Conduct (other than a violation based on the occurrence of a default or event of default under any Effectuating Agreement), in the judgment of the Supervisory Committee, and Transtel fails, within 30 days after the receipt by Transtel's Board of Directors and Chief Executive Officer of written notification thereof from the Supervisory Committee, to adopt measures reasonably satisfactory to the Supervisory Committee to remedy such violation, and avoid any further similar violation, of the Code of Conduct.

        (iv) There is a material default by Transtel in the execution or performance of acts contemplated in this Agreement (other than a violation of the Code of Conduct or a default under any Effectuating Agreement) as a result of the failure of Transtel's Board of Directors or shareholders to give any board or shareholder approval required for such execution or performance, and Transtel fails to cure such default within 30 days after the receipt by

                                                                        27 of 33

                Transtel's Board of Directors and Chief Executive Officer of written notification thereof from the Supervisory Committee.

        (v) A Transtel default under an Effectuating Agreement results in an acceleration of the payment Obligations thereunder and the holders of 90% of the accelerated payment Obligations give written notice to the Supervisory Committee requesting that a meeting of Shareholders and External Creditors holding Claims for the Restructured Obligations be summoned as provided in article 33 of Law 550, provided that, in the case of the acceleration of a New Base Promissory Note, the request of the holders of 90% of the aggregate outstanding principal amount of all New Base Promissory Notes, whether or not accelerated, will be required.

        (vi)    This Agreement does not become effective as described in Section
                10.10 on or before December 31, 2003 or such later date as External Creditors holding not less than one-third of all Voting Rights determine.

9.2.2 Actions at Meeting: At any meeting summoned pursuant to Section 9.2.1, other than upon the occurrence of an event specified in clause (iii) thereof, this Agreement may be terminated by an affirmative vote of the Shareholders and External Creditors holding Claims for the Restructured Obligations that would be sufficient to approve this Agreement in accordance with the requirements of Law 550. At any meeting summoned pursuant to Section 9.2.1 upon the occurrence of an event specified in clause (iii) thereof, the trust management contemplated by Par. 3 of article 35 of Law 550 may be adopted for Transtel by the affirmative vote of External Creditors holding not less than a majority in principal of the outstanding Claims for the Restructured Obligations or this Agreement shall be terminated by operation of law as provided in Par. 3 of article 35 of Law 550.

9.2.3 Liquidation: Upon termination of this Agreement as provided in Sections 9.2.1, and 9.2.2, the Promoter or his delegate shall file a mandatory liquidation proceeding before the Superintendency of Companies. The mandatory liquidation proceeding will be governed in Colombia by applicable Code of Commerce rules.

                               TEN - MISCELLANEOUS

10.1 Payments in Kind: Without prejudice to the provisions of this Agreement, including, but not limited to, the Effectuating Agreements, Transtel may extinguish the Restructured Obligations (other than any Restructured Obligations owed to any affiliates of Transtel) in whole or in part by means of a payment in kind, in accordance with the following rules:

                                                                        28 of 33

        (i) A payment in kind will always require the express acceptance of the External Creditor in whose favor the payment in kind is to be made.

        (ii) Any payments in kind made must strictly observe the priority of payments set forth in this Agreement.

        (iii) Payments in kind must always be preceded by appraisals made in accordance with Decree 422 of 2000 and shall observe the percentages established in article 46 of Law 550.

        (iv) Any payments in kind in the form of real properties made under this Agreement, shall be deemed an act for an indeterminate amount for purposes of notarial fees, registration and stamp taxes, in accordance with article 31 of Law 550.

        (v) A payment in kind shall be preceded by an offer addressed to all Creditors which according to the priority of claims are entitled to receive the payment, in order to preserve the equality of the creditors.

        (vi) Creditors holding collateral shall have priority to receive payments in kind over those whose delivery is thus proposed.

        (vii) The payment in kind of encumbered assets to those who are not the holders of the collateral requires the express acceptance of the pledge or mortgage Creditor.

        (viii) In the event that encumbered assets are given in payment to Creditors who are not the holders of the collateral, the pledge or mortgage Creditor shall retain the priority corresponding to its Claim.

        (ix) The portion of the pledge or mortgage claim not covered by the payment in kind, shall be of an unsecured nature.

        (x) The payments in kind authorized herein shall only be made after the Labor Obligations, the Payroll Tax Obligations and the Tax Obligations have been paid in full and are expressly authorized by these, unless the beneficiary of the payment in kind has priority over DIAN.

10.2 Setoff: As of the Effective Date, reciprocal obligations between Transtel and its Creditors may be set off, in accordance with the following rules:

        (i) The obligations to be set off between Transtel and its Creditors must have arisen prior to the Effective Date and they must be duly recorded in Transtel's accounts.

                                                                        29 of 33

        (ii)    The relevant Creditor must have consented to the setoff.

        (iii)   The setoff must be reported to the Supervisory Committee.

        (iv) Reasonable documentary support for the setoff procedure must exist for review by the Supervisory Committee.

        The setoffs authorized herein may only be made after all Labor Obligations, Payroll Tax Obligations and Tax Obligations have been paid in full.

10.3 Registration and deposit: The notice of the execution of the Agreement shall be entered in the commercial registry of the Chamber of Commerce of Cali. An original copy of this Agreement shall be deposited with the Superintendent of Companies.

10.4 Amendments to the Agreement: Amendments to this Agreement shall be subject to the provisions of paragraph third of Article 29 of Law 550.

10.5 Binding Effect: This Agreement is binding on and benefits (a) each of the Parties, (b) all Creditors holding Commencement Date Claims who are not Parties, including, but not limited to, those who voted against or did note vote on the Restructuring Agreement, and (c) the respective successors, heirs and permitted assigns of each of the foregoing.

10.6 Novation: As of the Effective Date this Agreement shall cause the novation of all the Obligations herein restructured.

10.7    Language: This Agreement is executed in Spanish.

10.8 Governing law: This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Colombia.

10.9 Severability: The invalidity or non-enforceability of one or several of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof.

10.10 Effective Date: This Agreement shall become effective on the date in which each of the following closing conditions (the "Conditions to Closing") shall have been satisfied or waived by the beneficiary of such closing condition:

        (i) (a) Executed copies of this Agreement shall have been delivered to each of the Parties or to their representatives; (b) the Promoter shall have certified to the Parties in writing that sufficient Shareholders and External Creditors have approved this Agreement in accordance with Section 2.3; and

                                                                        30 of 33

                (c) evidence of this Agreement shall have been entered into the commercial registry of the Chamber of Commerce of Cali, Colombia;

        (ii) The Effectuating Agreements shall have been duly executed and delivered by each of the parties thereto;

        (iii) Each Executing External Creditor and Transtel and the Subsidiaries shall have executed and delivered a mutual release between such External Creditor on the one hand and Transtel and the Subsidiaries, on the other, substantially in the form attached hereto as Schedule GG hereto, in settlement of all legal claims between them as of the date of this Agreement;

        (iv) The New Senior Notes Indenture Trustee shall have received evidence to its reasonable satisfaction that each Concentration Account has been established in accordance with the Concentration Account Agreements;

        (v) The New Senior Notes Indenture Trustee, new Convertible Notes Indenture Trustee and the New Base Notes Indenture Trustee shall have received customary legal opinions in form and substance satisfactory to them covering customary matters, including the legality and enforceability of the relevant Effectuating Agreements, the validity of liens and security interests created thereunder and the authorization and validity of the Capitalization Stock;

        (vi) The Related Shareholder SPV of each Executing Shareholder shall have been duly organized to the reasonable satisfaction of its Related Shareholders and all Current Stock owned by its Related Shareholders (other than, in the case of Guillermo Lopez, the Siemens Collateral Shares) shall have been assigned and transferred to it;

        (vii) An employment agreement between Transtel and Guillermo Lopez Esquivel on substantially the terms described in Transtel's Disclosure Statement dated September 18, 2003 shall have been duly executed and delivered; and

        (viii) By action duly taken at a meeting of shareholders, Transtel's shareholders shall have: (a) authorized such increase in Transtel's authorized capital as may be necessary or desirable in connection with consummation of the transitions contemplated by this Restructuring Agreement, (b) amended and restated the estatutos sociales of Transtel substantially in the form of Schedule HH hereto, (c) elected as members of Transtel's Board of Directors and alternates the persons named in Schedule 10.10(vii) hereto,

                                                                        31 of 33

                (d) instructed the members of Transtel's Board of Directors to
                (x) confirm in their respective offices the Core Management Team identified in Section 7.1 and (y) approve and ratify the employment agreement referred to in the preceding clause (vi) of this Section 10.10.

                                                                        32 of 33

In witness whereof the Parties have duly executed this Agreement as the date first above written.

                                                     [SIGNATORIES]

                                                                        33 of 33

                                   EXHIBIT B-1

                               2002 ANNUAL REPORT

                         TRANSTEL S.A. AND SUBSIDIARIES

                    OPERATING AND FINANCIAL REVIEW PROSPECTS

                                     GENERAL

        Transtel S.A. ("Transtel" or the "Company") is the largest private telephone company in Colombia, providing telephone service to both business and residential subscribers. Through its seven operating subsidiaries, the Company currently owns and operates seven telephone systems with their complete infrastructure, serving ten cities, with an aggregate population of 3.3 million, located in the southwestern region of Colombia. As of December 31, 2002, the Company's systems provided telephone service to approximately 225,177 subscribers and also had an average penetration of 25.6 lines per 100 people. Additionally, Transtel had, as of December 31, 2002, 24,109 Internet subscribers and 12,728 pay television subscribers.

        In 2002, the Company continued providing special services to its subscribers including call waiting, conference calling and voice mail service. By December 31, 2002, 377,931 special services were connected to customer lines, and Uniweb, Transtel's full service ISP provider, had 24,109 subscribers. These services are specifically targeted by the Company to increase customer usage revenues. During 2002, the Company continued to focus its efforts on the installation of new lines. Colombia's economic recession is particularly severe in the area serviced by the Company, and has led to a considerable reduction in average per capital income, significantly impacting the Company's efforts. Despite Colombia's economic recession, in 2002, the Company installed 24,409 new telephone lines.

        Transtel's seven telephone systems are operated by the following subsidiaries: Bugatel S.A. E.S.P. ("Bugatel"), Caucatel S.A. E.S.P. ("Caucatel"), Telefonos de Cartago S.A. E.S.P. ("Telecartago"), Empresa de Telefonos de Jamundi S.A. E.S.P. ("Telejamundi"), Empresa de Telecomunicaciones de Girardot S.A. E.S.P. ("Telegirardot"), Empresa de Telefonos de Palmira S.A. E.S.P. ("Telepalmira") and Unitel S.A. E.S.P. ("Unitel", and together with the foregoing subsidiaries, the "Operating Companies"). Through two other subsidiaries, Subscripciones Audiovisuales E.U. ("Subscripciones") and Cablevision E.U (together with Subscripciones, "Cablevision" and together with the Operating Companies, the "Subsidiaries"). Transtel holds the exclusive license to provide pay television service in Cali and the surrounding area. Of its seven Operating Companies, the Company expects Unitel to grow significantly in future years. In 2002, the Company continued with the expansion of Unitel in the city of Cali, Colombia, taking advantage of important synergies derived from the Transtel's 1998 acquisition of Cablevision. For example, a large part of the existing fiber optic network of Cablevision contributed to the Unitel telephone project, using Siemens "Fast Link" technology. As a result, by December 31, 2002, Unitel had installed 8,611 new telephone lines, 3,612 of which correspond to telephone wired lines through the fiber optic network, within the development of the Fast Link technology.

        The residential/business ratio for the total lines installed by Unitel during 2002 was 61:39. Through the expansion of Unitel, the Company continued to have a positive impact on sales with its multinational customers who have international standards; the Company achieves those standards through the installation of digital links for voice and data transmission.

        By taking advantage of its fiber optic systems and through the new telephone lines installed during the expansion of Unitel, it has been possible for the Company to market Internet access for residential areas and dedicate channel connections for corporate clients, thus, in the Company's opinion, achieving high levels of browsing performance for its customers. Additionally, the Company is presently positioned to be the first and sole provider of high-speed Internet in its serving area.

    Factors That Will Affect Future Results of Operations--Principal Sources
                             of Revenue and Expenses

        The Company has formulated a business plan based on, among other assumptions, the following ideas regarding penetration, call volume, usage patterns, capital expenditures and churn, all of which could significantly affect its future results of operations.

        Penetration. As of December 31, 2002, the Company's system provided service to an aggregate of 225,177 subscribers and had an average penetration of
25.6 lines per 100 people in the Colombian municipalities of Cali, Cartago, Buga, Popayan, Yumbo, Jamundi, Palmira and Girardot.

        Call Volume/Usage Patterns. Charges for local and domestic long-distance service vary with the price per impulse (1 impulse = 3 minutes) and minute, and the number of impulses and minutes consumed on a monthly basis. The charge per minute depends on the time of day, the day of the week and the duration of the call. Telephone usage also depends on the number of lines in service, the volume and impulses and minutes, the number of new lines to be installed and applicable tariffs. Telephone usage differs for residential, commercial and rural subscribers.

        Revenues. The Company's revenues are comprised of: (i) basic fixed charges, (ii) local usage charges, (iii) access charges for national and international long distance calls and cellular incoming or outgoing calls, and servicing fees received from long-distance and cellular providers (iv) charges for Internet services (v) charges for other value-added services, (vi) charges for connection fees and (vii) charges for the sale of equipment to subscribers. The Company bills for its services as they are provided, except for connection fees, as discussed below. Telephone rates in Colombia, excluding connection fees, are subject to inflationary adjustments on a monthly basis in accordance with rules established by the Regulatory Telecommunications Commission (CRT). For 2002, 2001 and 2000, the Colombian Consumer Price Index increased 6.99%, 7.65% and 8.75%, respectively, while basic charges in constant pesos increased approximately 22.4%, 26.1% and 25.6%, respectively, and local usage rates increased approximately 24.8%, 41% and 23.1%, respectively. The Company collects its service fees from its customers on a monthly basis. The Company, who acts as the local operator for its serving area, bills and collects a fixed monthly fee, local usage, long distance and cellular revenues from each customer. The Company retains a portion of access charges, from long distance and cellular incoming or outgoing calls and earns servicing fees from the long-distance and cellular carriers. The CRT sets tariffs for all operators either in accordance with their historical costs or levels established by the local operator's competition.

        Tariffs. Tariffs and usage patterns differ significantly for the three major categories of subscribers in Colombia: (i) residential, (ii) commercial/industrial and (iii) rural subscribers. In addition, the CRT imposes a progressive tariff structure whereby higher income customers are charged a higher tariff to subsidize lower income subscribers. Tariffs are based on the economic strata for which the subscriber qualifies. Rural customers are usually charged the highest tariffs as an incentive to the telephone providers to service such customers.

        The following table sets forth tariff information as of December 31, 2002 for residential and business customers of the Company.

                                                              AMOUNTS EXPRESSED IN COL Ps
                                            -------------------------------------------------------------
            SERVICE.                              RESIDENTIAL TARIFF                 BUSINESS TARIFF
Connection Fees......................       Ps    285,312 ($99.59)           Ps    342,374 ($119.5)
Basic Charges........................              12,290 ($4.29)/month             14,748 ($5.15)/month
Local Usage Charges..................               19,70 ($.007)/minute             23,65 ($.008)/minute
Long Distance Charges................               58,57 ($.02)/minute              58,57 ($.02)/minute

        Connection Fees. Tariffs with respect to installation or connection fees as of December 31, 2002 ranged in each of Transtel's subsidiary Operating Companies from Ps144,960 to Ps289,920 ($50.60 - $101.20) for residential subscribers and were Ps347,904 ($121.40) for business subscribers. As of December 31, 2002, the top 41 telephone operators in Colombia had an average residential connection tariff of Ps267,507 ($93.30) and a business connection tariff of Ps323,290 ($112.80). The Company sets its connection tariffs in each municipality based either on either its predecessor's prices or those of its competitors.

        Under Colombian GAAP, the Company recognizes income from connection fees when full payment is received from the customer, or when the customer signs a promissory note and a telephone number is assigned. These events may occur prior to connecting the customer to the network and the customer becoming a subscriber. As of December 31, 2002, the Company has recorded Ps726 million ($0.25 million) in connection fees revenue. Connection fees are refundable only if the customer cancels its service within six months of installation.

        Receivables from subscribers at December 31, 2000, 2001 and 2002 include Ps52,670 million, Ps28,743 million and Ps6,896 million, respectively, for connection fees represented by promissory notes, which are payable over a period of 36 months. During 2001 and 2002, the Company did not accept promissory notes from subscribers related to connection fees.

        Basic Charges. The Company's basic charges vary by municipality and are negotiated based on either its predecessor's prices or those of its competitors. For the year ended December 31, 2002, the Company's average monthly basic fee for residential customers was Ps12,290 ($4.29) and for business customers was Ps14,748 ($5.15). The national average for the top 41 operators in Colombia was Ps9,324 ($3.20) for residential customers and Ps11,233 ($3.90) for business customers. The following chart illustrates the Company's residential and business basic monthly charges as of December 31, 2002 by Operating Company.

   TELEPALMIRA        TELECARTAGO         CAUCATEL          BUGATEL              UNITEL           TELEJAMUNDI        TELEGIRARDOT
Ps 12,664 ($4.42)  Ps 18,406 ($6.42)  Ps 9,120 ($3.18)  Ps 16,852 ($5.88)   Ps 14,204 ($4.96)  Ps 14,204 ($4.96)   Ps 11,226 ($3.92)

        Local Usage Charges. The Company collects a monthly local usage charge from its customers. Local usage is based on the number of impulses generated by each subscriber, valued at the price-per-impulse existing at the time of billing. In 2002, the Company generated an average of 320.85 impulses per month for residential and business subscribers and had a monthly usage charge of Ps65,02 ($0.023) per impulse.

        Long Distance and Cellular Charges. The Company's local telephone network provides a pathway for incoming or outgoing calls. The Company retains a portion of access charges from long distance and cellular incoming or outgoing calls, and earns servicing fees from the long-distance and cellular carriers. The long distance and cellular carriers receive a portion of the access charge
(i) on a per minute basis or (ii) based on a fraction of completed calls. The Company pays the balance of the particular access charge to the applicable long distance or cellular service provider. Long distance and cellular access tariffs are set by the CRT and are identical for all operators throughout Colombia. In 2002, the Company generated an average of 158 minutes per month for residential and business subscribers and had a monthly average usage charge of Ps58.57 ($.02). Additionally, the long distance or cellular service provider pays to the local operator a charge of Ps744.8 ($0.26) per month for each bill, which includes long distance charges. This charge includes billing and collecting activities for such month, as well as customer relations carried out by the local operator on behalf of the long distance or cellular service provider.

        Internet Services. The number of subscribers increased from 17,437, at December 31, 2001, to 24,109, at December 31, 2002, leading to an increase in Internet service-related revenues of Ps1,335 million ($0.46 million) from Ps2,605 million ($0.90) to Ps3,940 million ($1.38 million) for 2001 and 2002 respectively. The Company bills each of its subscribers a fixed monthly average fee of Ps23,000 ($8.0) for its Internet services.

        Other Revenues. Other revenues consist of, among other things, the revenues of pay phones, supplementary services, and reconnection fees.

        Operating Costs. The Company incurs operating costs from the following primary activities: (i) operations, (ii) general administration and (iii) sales expenses. In each such category, the Company's primary cost of operations is due to personnel. Substantially all of the expenses incurred by the Company during its development period were deferred as pre-operating costs and consisted primarily of expenses associated with due diligence, research and execution of the Company's acquisition strategy and build up of the Company's corporate infrastructure. Such pre-operating costs are being amortized over a period of five (5) years on a straight-line basis, beginning in 1998. Such accumulated net deferred costs were Ps9,0 billion, Ps6,5 billion and Ps0,327 billion [no US Dollar amounts?] at December 31, 2000, 2001 and 2002, respectively.

        Operating Expenses. Operating expenses consist of costs associated with repairs and maintenance, network implementation and technology expenses, and other operation costs. Initially, the cost of operations for the Company was limited to costs associated with "turn-key" contracts with Siemens (as further defined herein). These contracts contained a warranty component to cover repairs and damage. The Company expects its operating expenses will increase, but at a lower rate than its revenue growth from subscribers, due to the downsizing of operations and to a reduction in costs stemming from increased efficiency and modernization. Beyond the installation and warranty period, operating expenses consist predominantly of general maintenance. In 2002, the Company carried out preventive maintenance on its external networks. The incurred cost for this maintenance, in the amount of Ps1,370 million, was accounted for as a deferred charge, which will be completely amortized in 2003.

        Administrative and Sales Expenses. Administrative expenses include finance, labor cost, management, expenses and services and miscellaneous cost.

        Labor Costs. During 2001 and 2002, the Company reduced its overall headcount form 574 to 529 employees. Labor costs increased by Ps599 million ($0.21 million) from Ps11.716 million in 2001 to ($4.1 million) to Ps12,315 million ($4.2 million) in 2002.

        Net non-operating Income (Expenses). Net non-operating income (expenses) consists primarily of interest income, interest expense and net foreign exchange losses. The Indentures governing Transtel's 12 1/2% Senior Notes due 2007 (the "Senior Notes") and Transtel's 20.32% Senior Discount Notes due 2008 (the "Discount Notes" and, together with the Senior Notes, the "Notes") impose certain restrictions on the Company's ability to incur additional indebtedness. Interest expense on the Senior Notes is $18.8 million (Ps54,893 million) per year, while interest on the Discount Notes is $5.5 million (Ps14,552 million) per year. Since a significant portion of the Company's indebtedness, including the Notes and a portion of the Company's vendor financing, is denominated in U.S. dollars ("Dollars"), net foreign exchange losses will be incurred if the exchange rate in Colombian pesos ("Pesos") related to the Dollar continues its devaluation. For example, in 2001 Ps2,291.18 equaled US$1. In 2002, the peso was further devalued, so that Ps2,864.79 equals US$1.

        Capital Expenditures. During 2001, the Company finished its expansion process and it is in the current phase of maintenance of its networks.

        Churn. Churn consists of both residential and business customers that change premises, disconnect telephone service once established, switch to other service providers, if and where available, or otherwise terminate the Company's services. As a result of: (i) Colombia's continued national economic recession,
(ii) continued high unemployment, and (iii) technical difficulties encountered by the Company in 2000 and part of 2001, the Company's churn continued to be above normal standards during the last three (3) years, including 2002. In the years ended December 31, 2001 and 2002, the Company as a whole experienced an annual average churn rate of 13.19% and 10.14%, respectively.

                        ANALYSIS OF HISTORICAL CHURN RATE

        (Since date of Company ownership of each Operating Company)

TELEPALMIRA

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................        20,126             --      0.00%
1996...................................        25,888             23      0.09%
1997...................................        39,209             20      0.05%
1998...................................        56,998            246      0.43%
1999...................................        66,256            469      0.71%
2000...................................        68,693          5,167      7.52%
2001...................................        64,478          6,435     10.00%
2002...................................        66,445          6,074      9.14%

TELECARTAGO

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................            --             --        --
1996...................................            --             --        --
1997...................................        15,506              6      0.04%
1998...................................        22,932            159      0.69%
1999...................................        30,264            257      0.85%
2000...................................        32,335          7,362     22.77%
2001...................................        24,521          3,964     16.17%
2002...................................        23,690          2,410     10.17%

CAUCATEL

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................            --             --        --
1996...................................            --             --        --
1997...................................        12,231             --      0.00%
1998...................................        18,834             --      0.00%
1999...................................        23,211            164      0.71%
2000...................................        23,313          4,676     20.06%
2001...................................        18,983          2,346     12.36%
2002...................................        18,800          2,848     15.15%

                                   BLANK SPACE

TELEJAMUNDI

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................            --             --        --
1996...................................            --             --        --
1997...................................         2,729             --      0.00%
1998...................................         6,952             20      0.29%
1999...................................        11,866            101      0.85%
2000...................................        12,691          1,239      9.76%
2001...................................        11,197          1,874     16.74%
2002...................................        10,843          1,039      9.58%

UNITEL

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................            --             --        --
1996...................................            --             --        --
1997...................................         2,922              4      0.14%
1998...................................        21,475            160      0.75%
1999...................................        56,309            498      0.88%
2000...................................        63,198         24,663     39.03%
2001...................................        45,096          9,404     20.85%
2002...................................        46,554          4,668     10.03%

BUGATEL

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................            --             --        --
1996...................................            --             --        --
1997...................................        10,983             --      0.00%
1998...................................        14,182            109      0.77%
1999...................................        23,257            201      0.86%
2000...................................        26,692          5,508     20.64%
2001...................................        21,115          2,975     14.09%
2002...................................        20,997          2,179     10.38%

TELEGIRARDOT

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................            --             --        --
1996...................................            --             --        --
1997...................................            --             --        --
1998...................................        32,721             68      0.21%
1999...................................        50,659            324      0.64%
2000...................................        47,596         15,836     33.27%
2001...................................        37,654          2,412      6.41%
2002...................................        37,205          3,541      9.52%

CONSOLIDATED

                                            AVERAGE         CHURN        CHURN
YEAR                                      SUBSCRIBERS    SUBSCRIBERS     RATE
---------------------------------------   -----------    -----------     -----
1995...................................        20,126             --      0.00%
1996...................................        25,888             23      0.09%
1997...................................        83,580             30      0.04%
1998...................................       174,094            762      0.44%
1999...................................       261,822          2,014      0.77%
2000...................................       274,518         64,451     23.48%
2001...................................       223,044         29,410     13.19%
2002...................................       224,534         22,759     10.14%

                           ANNUAL 2000, 2001 AND 2002

        The following is a discussion of the Company's consolidated financial position as of December 31, 2001 and 2002 and the results of operations for the years ended December 31, 2000, 2001 and 2002. The discussion should be read in conjunction with the Consolidated Annual Financial Statements of the Company and the notes thereto included elsewhere herein. The Consolidated Annual Financial Statements have been prepared in accordance with Colombian GAAP, which differs in certain significant respects from U.S. GAAP. Note 31 to the Company's Consolidated Annual Financial Statements provides a reconciliation to U.S. GAAP of the Company's net income (loss) and shareholders' equity (deficit) as of and for the years ended December 31, 2000, 2001 and 2002. Unless otherwise indicated, the financial information has been presented in constant Pesos as of December 31, 2002. Dollar amounts are translated from Colombian pesos ("Pesos") amounts at the Representative Market Rate on December 31, 2002, which was 2,864.79 Pesos to one Dollar. No representation is made that the Peso or Dollar amounts shown herein could have been or could be converted into Dollars or Pesos, as the case may be, at any particular rate or at all.

                              RESULTS OF OPERATIONS

        The composition of the Company's revenues for each of the years discussed herein is as follows:

                                                           Year Ended December 31
                               ----------------------------------------------------------------------------------
                                    2000           %            2001             %            2002             %
                               ---------------    ---      ---------------      ---     ----------------      ---
                                                 (In thousands of constant Pesos of December 31, 2002
                                                        purchasing power, except percents data)
Connection fees                Ps    6,006,109      4%     Ps    2,033,026        2%    Ps       726,657        1%
Local usage charges                 57,370,497     43%          36,105,268       34%          39,095,040       35%
Basic charges                       32,615,466     24%          24,542,320       23%          28,257,613       26%
Long distance charges               23,490,975     17%          25,710,354       24%          24,199,936       22%
Internet charges                             -      0%           2,605,846        2%           3,940,316        4%
Other operating income              10,609,346      8%          10,181,279       10%           9,370,393        8%
                               ---------------    ---      ---------------      ---     ----------------      ---
Total Telephone                    130,092,393     96%         101,178,093       95%         105,589,955       96%
Pay television services              6,099,884      4%           5,259,177        5%           4,644,305        4%
                               ---------------    ---      ---------------      ---     ----------------      ---
Total                          Ps  136,192,277    100%     Ps  106,437,270      100%    Ps   110,234,260      100%
                               ===============    ===      ===============      ===     ================      ===

        The following table expresses certain financial data from the Company's statement of income as a percentage of total revenues:

                                                       YEAR ENDED DECEMBER 31
                                                    ---------------------------
                                                     2000      2001       2002

   Revenues                                         100.00%   100.00%    100.00%
                                                    ------    ------    -------
   Costs and expenses:
    Operating costs ...............................  18.82     33.13      33.96
    Administrative and selling expenses. (*) ......  70.98     74.59      44.43
                                                    ------    ------    -------
       Total ......................................  89.80    107.72      78.39
                                                    ------    ------    -------
   Operating income (loss) ........................  10.20     (7.72)     21.61
   Non-operating expenses ......................... (49.43)   (91.19)   (232.11)
   Net monetary inflation adjustment income .......  21.92     37.56      45.44
                                                    ------    ------    -------
   Loss before income taxes and minority interest . (17.31)   (61.35)   (165.07)
   Income tax expense .............................  (3.22)    22.83      (2.97)
                                                    ------    ------    -------
   Loss before minority interest .................. (20.53)    38.52    (168.03)
   Minority interest ..............................   0.94      3.02       1.29
                                                    ------    ------    -------
   Net income (loss) .............................. (19.59)    35.50    (166.74)
                                                    ------    ------    -------

   EBITDA .......................................... 34.23%    81.13%     51.72%
                                                    ======    ======    =======

(*) During 2000, the Company adopted the policy of writing off the accounts receivable of doubtful collection. As a result, the write-off was a charge to administrative expenses of Ps42,272 million ($14.8 million) in 2000 and Ps24,197 million ($8.4 million) in 2001. For 2002, write-offs of Ps14,041 ($4.9 million), were classified as non-operating expenses because such accounts receivables write-off in 2002 were solely related to non-collected receivables representing billings of years previous to 2002, which is permitted by Colombian GAAP.

        The following is a discussion of the consolidated results of operations of the Company for the year ended December 31, 2002 ("Annual 2002"), the year ended December 31, 2001 ("Annual 2001") and the year ended December 31, 2000.

    YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

        Revenues. Total revenues for the year ended December 31, 2002 increased by Ps3,797 million ($1.3 million), or 3.57%, from Ps106,437 million ($37.1 million) to Ps110,234 million ($38.5 million) for the years ended December 31, 2001 and 2002 respectively. The net increase in revenues for the year 2002 was mainly due to an increase in local usages and basic charges and growth in the number of Internet subscribers. This net increase was offset by connection fees revenue as explained in the following paragraph:

        Connection fees revenue decreased by Ps1,306 million ($0.5 million), or 64.24%, from Ps2,033 million ($0.7 million) to Ps727 million ($0.3 million) for the years ended December 31, 2001 and 2002, respectively. This decrease was mainly due to a 2002 market strategy of gaining new customers by not charging for them connection fees.

        Local usage charge increased by Ps2,990 million ($1.0 million), or 8.28%, from Ps36,105 million ($12.6 million) to Ps39,095 million ($13.6 million) for the years ended December 31, 2001 and 2002 respectively. This effect is related to an average tariff increase of 24.8% in 2002.

        Basic charges increased by Ps3,715 million ($1.3 million), or 15.14%, from Ps24,542 million ($8.6 million) to Ps28,257 million ($9.9 million) for the years ended December 31, 2001 and 2002 respectively. This effect is related to an average tariff increase of 22.4% during the year 2002.

        Costs and Expenses. Costs and expenses decreased by Ps28,230 million ($9.9 million), or 24.62%, from Ps114,650 million ($40.0 million) to Ps86,420 million ($30.1 million) for the years ended December 31, 2001 and 2002, respectively. The decrease is mainly due to: (i) a strong administrative policy followed by the Company in 2002 that focused on reducing and controlling expenses, (ii) a decrease in the write-offs of those accounts receivable classified within operating expenses from Ps24,197 million ($8.4 million) to Ps0 ($0 million) for 2001 and 2002, respectively, and (iii) the provision for write-down of properties, plant and equipment, and for the write-down of investments decreased by Ps6,965 million ($2.4 million) from Ps7,147 million ($2.5 million) to Ps181 million ($0.1 million), respectively.

        Net Operating Costs increased by Ps2,179 million ($0.8 million), or 6.18%, from Ps35,259 million ($12.3 million) to Ps37,438 million ($13.0 million) for the years ended December 31, 2001 and 2002, respectively, as a result of the increase in depreciation in the amount of Ps2,290 million ($0.8 million) from Ps8,373 million ($2.9 million) to Ps10,663 million ($3.7 million).

        Administrative and selling expenses decreased by Ps30,409 million ($10.6 million), or 38.30%, from Ps79,391 million ($27.7 million) to Ps48,982 million ($17.0 million) for the years ended December 31, 2001 and 2002, respectively. The decrease was mainly due to reduction in write-off of accounts receivable to operating expenses in 2002, and a decrease in provisions for write-down of properties, plant and equipment and for write-down of investments, as explained above, offset by a higher depreciation and amortization of Ps3,227 million ($1.1 million.).

        Operating Income (Loss). Operating income increased by Ps32,027 million ($11.1 million), or 389.95%, from a loss of Ps8,213 million ($-2.9 million) to Ps23,814 million ($8.3 million) for the years ended December 31, 2001 and 2002, respectively. The increase in operating income was mainly due to local usage and basic charges and a decrease in cost and expenses related to the policies and situations previously explained.

        EBITDA. Consolidated EBITDA is calculated in accordance with the Indenture governing the Senior Notes (the "Senior Notes Indenture"), as follows (Capitalized terms used in this definition have the meanings assigned to them in the Senior Notes Indenture.): For any period, the Consolidated Net Income for such period plus to the extent deducted in calculating Consolidated Net Income,
(i) Consolidated Income Tax Expense, (ii) net monetary inflation adjustment,
(iii) depreciation and amortization expenses, (iv) Net Financial Expense, (v) minority interest, (vi) interest expense attributable to Capitalized Leases in accordance with U.S. GAAP (whether or not in accordance with GAAP) and (vii) all other non-cash charges (other than non-cash charges which require an accrual of a reserve for cash charges in future periods), less any non-cash items which have the effect of increasing consolidated net income for such period, plus
(less) to the extent deducted (included) in consolidated Net Income, extraordinary losses (gains) and nonrecurring items (including gains and losses on Asset Sales) deducted (included) in calculating Consolidated Net Income, each (except with respect to (vi) above) determined in accordance with GAAP. Consolidated EBITDA decreased by Ps29,345 million ($10.2 million), or 33.98%, from Ps86,356 million ($30.1 million) to Ps57,011 million ($19.9 million) for the years ended December 31, 2001 and 2002, respectively.

                                   BLANK SPACE

        Non operating Income (Expenses). Non operating income (expenses), net for Annual 2001 and Annual 2002 consisted of the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                                  2001               2002
                                                            ---------------    ----------------
                                                            (in thousands of constant Pesos of
                                                            December 31, 2002 purchasing power)
FINANCIAL INCOME:
Interest ................................................   Ps   15,529,129    Ps     1,659,601
Exchange gains ..........................................         8,438,873             303,605
Recovery ................................................            13,223             360,463
Other financial income ..................................         2,660,704                 943
                                                            ---------------    ----------------
                                                                 26,641,929           2,324,612
                                                            ---------------    ----------------
FINANCIAL EXPENSES:
Interest bonds ..........................................       (57,800,496)        (69,445,558)
Interest expenses .......................................       (32,486,019)        (23,177,591)
Bank commissions ........................................        (1,709,178)         (1,693,563)
Exchange losses .........................................       (16,569,579)       (143,180,537)
Bank expenses ...........................................        (1,396,842)           (216,843)
Other financial expenses ................................        (7,844,426)         (1,057,153)
                                                            ---------------    ----------------
                                                               (117,806,540)       (238,771,245)
                                                            ---------------    ----------------
OTHER:
Write offs of accounts receivable (a) ...................       (10,346,751)        (14,041,406)
Physical inventory adjusment ............................         7,063,334                   -
Equity inflation adjustment (b) .........................                 -          (8,759,626)
Adjustment reconcile the supliers and operator balance...           104,411           4,778,935
Other inflations adjustments ............................        (2,469,625)            539,621
Tax toUphold democratic security ........................                 -            (124,906)
Other, income (expenses) ................................          (252,029)         (1,806,537)
                                                            ---------------    ----------------
                                                                 (5,900,660)        (19,413,919)
                                                            ---------------    ================
Total Non operating Income (expenses)                       Ps  (97,065,271)   Ps  (255,860,552)
                                                            ===============    ================

(a) Due to the national recession and the particular economic difficulties in the areas the of Company services, effective January 2000 Transtel adopted the policy of writing off the accounts receivable of doubtful collection. As a result, the write-off affected the Income Statement for year 2002 by Ps14,041 million ($4.9 million) (See Note 26).

        The effectiveness of accounts receivable collection has been affected by external conditions, such as the existing laws and the economic capacity of the Company's customers. Under Colombian Law 142, the Company is not allowed to discriminate against customers on the basis of income or credit history; therefore, the Company must provide service to all customers regardless of income wherever the Company has allocated its network.

(b) Adjustments made by Transtel in accordance with regulations issued by Superintendency of Corporations. (Resolutions No. 355-2766 and 355-004040 of October and December 2002.) (See Notes 25 and 26).

        Net Non-operating Expenses. Net non-operating expenses increased by Ps158,795 million ($53.5 million), or 163.60%, from Ps97,065 million ($33.9 million) to Ps255,860 million ($89.3 million) for the years ended December 31, 2001 and 2002 respectively. This increase is mainly due to: (i) an exchange rate loss of Ps126,611 million ($44.2 million), or 764.14%, from Ps16,569 million ($5.8 million) to Ps143,180 million ($50.0 million), (ii) interest expenses of bonus of Ps11,645 million ($4.1 million), or 20.15%, from Ps57,800 million ($20.2 million) to Ps69,446 million ($24.2 million) and (iii) an accounting adjustment in accordance with Superintendency of Corporations, of Ps8,759 ($3.1 million) as mentioned above, for years 2001 and 2002 respectively.

        Net Monetary Inflation Adjustment Income. Net monetary inflation adjustment income increased by Ps10,117 million ($3.5 million), or 25.31%, from Ps39,978 million ($14.0 million) to Ps50,095 million ($17.5 million) for the years ended December 31, 2001 and 2002, respectively as a result of inflationary adjustments on non monetary balance accounts.

        Income Tax Expense (benefit). Income tax expense [increased] by Ps27,568 million ($9.6 million), or 113.47%, from an income tax benefit of Ps24,295 ($8.5 million) to an income tax expense of Ps3,273 million ($1.1 million) for the years ended December 31, 2001 and 2002 respectively, as a result of the reversion in the deferred tax asset. See Notes 8 and 18.

        Minority Interest. Minority interest decreased by Ps1,793 million ($0.6 million), or 55.80%, from Ps3,213 million ($1.1 million) to Ps1,420 million ($0.5 million) for the years ended December 31, 2001 and 2002 respectively, mainly due to the fact that the subsidiaries such as Telecartago, TeleGirardot and Caucatel recorded a net loss in their financial statements for year 2002.

        Net Loss. Net loss increased by Ps146,013 million ($51.0 million), or 386.36%, from Ps37,792 million ($13.2 million) to Ps183,805 million ($64.2 million) for the years ended December 31, 2001 and 2002 respectively, as a result of the factors discussed above.

    YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

        Revenues. Total revenues decreased by Ps29,755 million ($10.4 million), or 21.85%, from Ps136,192 million ($47.5 million) to Ps106,437 million ($37.2 million) for the years ended December 31, 2000 and 2001 respectively. The decrease in revenues for year 2001 was mainly due to connection fees, local usage charges, basic charges and a negative churn of 13.19%.

        Connection fees decreased by Ps3,973 million ($1.4 million), or 66.15%, from Ps6,006 million ($2.0 million) to Ps2,033 million ($0.7 million) for the years ended December 31, 2000 and 2001 respectively, as a result of a market promotion strategy of gaining new customers by not charging for them connection fees.

        Local usage charges decreased by Ps21,265 million ($7.4 million) or 37.07%, from Ps57,370 million ($20.0 million) to Ps36,105 million ($12.6 million) for the years ended December 31, 2000 and 2001 respectively. Local usage charges decreased mainly due to a decreased number of subscribers that were consuming services (less billings occurred) during the year 2001.

        Basic charges decreased by Ps8,073 million ($2.8 million) or 24.75%, from Ps32,615 million ($11.4 million) to Ps24,542 million ($8.6 million) for the years ended December 31, 2000 and 2001 respectively. Basic charges decreased mainly due to a decrease number of subscribers that were consuming services (less billing occurred) during the year 2001.

        Cost and Expenses. Cost and expenses decreased by Ps7,655 million ($2.7 million), or 6.26%, from Ps122,305 million ($42.7 million) to Ps114,650 million ($40.0 million) for the years ended December 31, 2000 and 2001 respectively. The decrease is mainly explained by two factors: (i) account receivable write-offs decreased by Ps18,076 million ($6.3 million), or 42.76%, from Ps42,272 million ($14.8 million) to Ps24,197 million ($8.4 million) for the years ended December 31, 2000 and 2001, respectively, and (ii) the write down provision for properties, plant and equipment decreased by Ps10,816 million ($3.8 million), or 86.38%, from Ps12,522 million ($4.4 million) to Ps1,705 million ($0.6 million) for the years ended December 31, 2000 and 2001, respectively.

        The effectiveness of the accounts receivable collection has been affected by external conditions such as the existing law and the economic capacity of the Company's customers. Under Colombian Law 142, the Company is not allowed to discriminate against customers on the basis of income or credit history; therefore, the Company must provide service to all customers regardless of income where the Company has allocated its network.

        Operating costs increased by Ps9,627 million ($3.4 million), or 37.56%, from Ps25,632 million ($8.9 million) to Ps35,259 million ($12.3 million) for the years ended December 31, 2000 and 2001, respectively, as a result of the net increase as follows: i) salaries of Ps3,858 million ($1.3 million), ii) rentals of Ps4,422 million ($1.5 million), iii) depreciation of Ps2,428 million ($0.8 million) and iv) pay television service programming costs of Ps3,122 million ($1.1 million).

        Administrative expenses decreased by Ps17,282 million ($6.0 million), or 17.88%, from Ps96,673 million ($33.7 million) to Ps79,391 million ($27.7 million) for the years ended December 31, 2000 and 2001, respectively. The decrease was mainly attributable to the fact that during 2001 less receivables write-offs occurred and the allowance for the write down of property, plant and equipment items also reduced from year to year, as mentioned above.

        Operating Income. Operating income decreased by Ps22,100 million ($7.7 million), or 159.14%, from Ps13,887 million ($4.8 million) to Ps-8,213 million ($-2.9 million) for the years ended December 31, 2000 and 2001, respectively. This decrease was mainly attributable to a reduction in connection fees revenue, local usage charges, and basic charges, offset by operating cost and expenses of Ps7,656 million ($2.7 million.)

        Non-Operating Income (Expenses). Non-operating income (expenses), net for Annual 2000 and Annual 2001 consisted of the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                                  2000               2001
                                                            ---------------    ----------------
                                                            (in thousands of constant Pesos of
                                                            December 31, 2001 purchasing power)
FINANCIAL INCOME:
Interest ................................................   Ps    1,536,540    Ps   15,529,129
Exchange gains ..........................................         1,264,780          8,438,873
Recovery ................................................                 -             13,223
Indemnities .............................................        32,469,127                  -
Other financial income ..................................         4,652,037          2,660,704
                                                            ---------------    ---------------
                                                                 39,922,484         26,641,929
                                                            ---------------    ---------------
FINANCIAL EXPENSES:
Interest bonds ..........................................       (33,615,364)       (57,800,496)
Interest expenses .......................................                          (32,486,019)
Bank commissions ........................................        (3,296,724)        (1,709,178)
Exchange losses .........................................       (32,223,777)       (16,569,579)
Bank expenses ...........................................          (345,636)        (1,396,842)
Other financial expenses ................................       (10,989,588)        (7,844,426)
                                                            ---------------    ---------------
                                                                (80,471,089)      (117,806,540)
                                                            ---------------    ---------------
OTHER:
Write offs of accounts receivable (*) ...................       (31,392,655)       (10,346,751)
Physical inventory adjustment ...........................                            7,063,334
Adjustment reconcile the supliers and operator balance ..                 -            104,411
Other, income (expenses) ................................         4,625,144         (2,721,654)
                                                            ---------------    ---------------
                                                                (26,767,511)        (5,900,660)
                                                            ---------------    ---------------
Total Non operating Income (expenses) ...................   Ps  (67,316,116)   Ps  (97,065,271)
                                                            ===============    ===============

(*) Due to the national recession and the particular economic difficulties in the areas the Company services, Transtel adopted the policy of writing off the accounts receivable of doubtful collection. As a result, the write-off affected the Income Statement for the year 2001 by Ps10,347 million ($5.1 million). (See Note 27).

        Net Non-Operating Expenses. Net non-operating expenses increased by Ps29,749 million ($10.4 million), or 44.19%, from Ps67,316 million ($23.5 million) to Ps97,065 million ($33.9 million) for the years ended December 31, 2000 and 2001 respectively. This growth is mainly due to an increase in financial expenses of Ps56,672 million ($19.8 million), offset by financial income in Ps13,281 million ($4.6 million).

        Net Monetary Inflation Adjustment Income. Net monetary inflation adjustment income increased by Ps10,132 million ($3.5 million), or 33.95%, from Ps29,846 million ($10.4 million) to Ps39,978 million ($14.0 million) for the years ended December 31, 2000 and 2001, respectively, as a result of inflationary adjustments on non monetary assets as well as shareholders' equity accounts.

        Income Tax Expense. Income tax expense decreased by Ps28,686 million ($10.0 million), or 653.29%, from an income tax expense of Ps4,391 million ($1.5 million) to an income tax benefit of Ps24,295 million ($8.5 million) for the years ended December 31, 2000 and 2001, respectively, due to the reversion of deferred tax liability of Ps21,776 million ($7.6 million) in year 2000.

        Minority Interest. Minority interest increased by Ps1,928 million ($0.7 million), or 149.92%, from Ps1,286 million ($0.4 million) to Ps3,214 million ($1.1 million) for the years ended December 31, 2000 and 2001, respectively, due to the fact that Operating Companies, such as Telecartago and Telepalmira, had higher profits in their financial statements during 2001.

        Net Loss. Net loss increased by Ps11,105 million ($3.9 million), or 41.61%, from Ps26,687 million ($9.3 million) to Ps37,792 million ($13.1 million) for the years ended December 31, 2000 and 2001, respectively. This increase in net loss was as a result of the factors discussed above.

                         LIQUIDITY AND CAPITAL RESOURCES

        The fixed landline telephone business is a capital-intensive business, which requires substantial investment to acquire and upgrade the telephone networks in each of the Company's markets. Between 1996 and 1999, the Company incurred significant financial obligations to finance its initial infrastructure build-out, which it completed in the fourth quarter of 2000. The significant obligations incurred include the Senior Notes (as further described below), the Discount Notes (as further described below), and certain vendor obligations owed to Siemens A.G. and certain of its affiliates (collectively, "Siemens"), as well as related lease obligations owed to the trustee under such lease (the "Lease Trustee"). The expansion of the Operating Companies was completed in 2001. Accordingly, liquidity and capital resources are now dedicated to operations and the service of debt incurred to finance the expansion plan.

        For the year ended December 31, 2002, cash provided by operating activities amounted to Ps10,711 million ($3.7 million). The operating activities during 2002 are related to: (i) an increase in depreciation expenses of Ps3,559 ($1.2 million), or 34.85%, from Ps10,212 ($3.5 million) to Ps13,771 ($4.8 million) (ii) an increase in unrealized foreign exchange losses of Ps107,950 ($37.7 million), or 942.2%, from Ps11,457 ($4.0 million) to Ps119,407 ($41.7 million), (iii) an increase in net inflation adjustment from balance sheet non monetary accounts of Ps10,117 ($3.6) and (iv) an increase in accounts payable of Ps70,903 (24.8 million) for years 2001 and 2002, respectively. Net cash used in investing activities was Ps2,234 million ($0.8 million) for the year ended December 31, 2002. Net cash used in financing activities was Ps6,900 million ($2.4 million) for the year ended December 31, 2002.

        On October 28, 1997, Transtel issued $150 million of its 12 1/2% Senior Notes due 2007 (the "Senior Notes") in connection with the financing of its expansion plan. Transtel, which is a holding company with no business operations of its own, conducts its operations through the Operating Companies, which are separate and distinct legal entities.

        The Company has loaned a portion of the proceeds from the Senior Notes to six of its Operating Companies as evidenced by intercompany notes (the "Intercompany Notes (Senior Note Advances)"). The Intercompany Notes (Senior Note Advances) bear interest at 12 1/2% per annum, are payable in Dollars, and are due on November 1, 2007. As of December 31, 2002, the outstanding principal balances of these Intercompany Notes (Senior Note Advances) are as follows (See
Note 11):

                                                AS OF DECEMBER 31, 2002
                                       ----------------------------------------
                                          (in thousands of constant Pesos of
                                                      December 31,
                                         2002 purchasing power and in Dollars)

Unitel..............................   Ps          85,916,081  $     29,990,359
TeleJamundi ........................               62,327,729        21,756,474
TelePalmira ........................               65,288,154        22,789,857
TeleCartago ........................               28,175,883         9,835,235
Caucatel ...........................               21,153,738         7,384,045
Bugatel ............................               10,609,767         3,703,506
                                       ----------------------  ----------------
                                       Ps         273,471,352  $     95,459,476
                                       ======================  ================

        Summarized financial information on a Colombian GAAP basis of each of the Operating Companies that has issued an Intercompany Note (Senior Note Advances) to Transtel, as of and for the year ended December 31, 2002 is presented as follows:

      INCOME STATEMENT INFORMATION OF SUBSIDIARIES WITH INTERCOMPANY NOTES
                      FOR THE YEAR ENDED DECEMBER 31, 2002

 (Amounts in thousands of constant Pesos of December 31, 2002 purchasing power)

                                TELEPALMIRA        UNITEL      TELEJAMUNDI      TELECARTAGO     BUGATEL      CAUCATEL
                                -----------     -----------    -----------      -----------    ---------    ---------
Total revenues-subscribers ...   34,512,854      30,226,774      2,771,288       11,611,192    9,554,167    6,070,844
Operating income (Loss) ......   16,278,763       5,283,593       (853,999)       5,208,419    4,315,298    1,561,560
Net income (Loss) ............    3,357,720     (13,499,022)    (7,547,724)      (2,063,288)      52,989     (767,208)

                                   BLANK SPACE

          CASH FLOW INFORMATION OF SUBSIDIARIES WITH INTERCOMPANY NOTES
                      FOR THE YEAR ENDED DECEMBER 31, 2002

 (Amounts in thousands of constant pesos of December 31, 2002 purchasing power)

                                              TELEPALMIRA     UNITEL      TELEJAMUNDI   TELECARTAGO    BUGATEL     CAUCATEL
                                              -----------    --------     -----------   -----------   --------    ----------
Cash flow provided operating activities .....   8,056,464     943,176     (1,457,416)    1,470,263     536,329     1,423,773
Cash flow used by investing activities ......    (482,331)   (922,021)        (2,981)       20,679     (91,353)     (336,128)
Cash flow provided by financing activities ..  (7,259,857)    296,971      1,341,025    (1,532,249)   (340,132)   (1,258,519)

   BALANCE SHEETS OF SUBSIDIARIES WITH INTERCOMPANY NOTES AT DECEMBER 31, 2002

 (Amounts in thousands of constant Pesos of December 31, 2002 purchasing power)

                                  TELEPALMIRA       UNITEL       TELEJAMUNDI      TELECARTAGO      BUGATEL        CAUCATEL
                                  -----------     -----------    -----------      -----------     ----------     ----------
Current assets .................   11,564,732      17,322,531      1,595,920        3,794,411      4,422,320      1,615,676
Propiedad planta y equipo ......  121,182,635     303,823,546     70,107,402       78,249,960     57,603,952     52,767,180
Other Noncurrent assets ........   90,116,845      61,352,159     32,435,094       31,014,651     18,019,925     12,212,157
                                  -----------     -----------    -----------      -----------     ----------     ----------
Total assets                      222,864,212     382,498,236    104,138,416      113,059,022     80,046,197     66,595,013
                                  ===========     ===========    ===========      ===========     ==========     ==========

Current liability ..............   27,170,300      84,793,392     23,104,069       13,852,821     18,220,774      8,211,436
Long term debt .................   25,126,163     112,498,610     12,636,328       17,486,533     17,284,839        255,385
Intercompany to Transtel .......   65,288,154     128,942,097     63,973,215       45,079,770     10,609,767     21,809,303
Other Noncurrent liabilities ...   13,602,560      33,398,478      5,755,938        8,062,731      7,191,543      3,902,573
                                  -----------     -----------    -----------      -----------     ----------     ----------
       Total liabilities          131,187,177     359,632,577    105,469,550       84,481,855     53,306,923     34,178,697
Total shareholders equity ......   91,677,035      22,865,659     (1,331,134)      28,577,167     26,739,274     32,416,316
                                  -----------     -----------    -----------      -----------     ----------     ----------
Total liabilities and
 shareholders equity              222,864,212     382,498,236    104,138,416      113,059,022     80,046,197     66,595,013
                                  ===========     ===========    ===========      ===========     ==========     ==========

        On December 31, 1998, the Company issued $15.0 million (Ps42,972 million) of its 20.32% Senior Discount Notes due 2008 (the "Discount Notes", and, together with the Senior Notes, the "Notes"). The Discount Notes accrete at the rate of 20.22% per annum, compounded semi-annually, and will have an accreted value at scheduled maturity of approximately $95.7 million (Ps274,160 million). Interest accrues on the accreted value of the Discount Notes at the rate of 0.10% per annum and is payable on February 13 and August 13, until their scheduled maturity of August 13, 2008. As of September 30, 2002, the accreted value of the Discount Notes was approximately $30.9 million.

        The Discount Notes are unsecured obligations of Transtel. The net proceeds of approximately $14.3 million (Ps40,966 million) were used to acquire certain minority interests in certain of the Company's Subsidiaries, to pay for capital expenditures, to provide working capital and fund future acquisitions. Each Operating Company that received proceeds from the issuance of the Discount Notes from Transtel is required under the Indenture governing the Discount Notes (the "Discount Notes Indenture") to guarantee the Discount Notes.

        The Company has loaned $8.3 million (Ps23,778 million) of the proceeds from the Senior Discount Notes to four of its Operating Companies as evidenced by Intercompany Notes. The Intercompany Notes bear interest at 20.32% per annum, are payable in Dollars, and have a scheduled maturity of August 13, 2008. As December 31, 2002, the accreted value of the Intercompany Notes (Discount Note Advances) are as follows (See also Note 11):

                                 AS OF DECEMBER 31, 2002
                    -----------------------------------------------
                    (in thousands of constant Pesos of December 31,
                         2002 purchasing power and in Dollars)

                                         Capital plus interest
                                  ---------------------------------
   Unitel ..........              Ps    35,103,479    $  12,253,421
   Girardot ........                    18,921,977        6,605,014
   TeleCartago .....                    16,903,888        5,900,568
   Caucatel ........                       655,565          228,835
                                  ----------------    -------------
                                  Ps    71,584,909    $  24,987,838
                                  ================    =============

        Between 1996 and 1999, the Operating Companies and Transtel entered into contracts with Siemens in connection with the acquisition and financing of telecommunications equipment. Transtel is jointly and severally liable for the obligations under the contracts with Siemens, which have been restructured pursuant to the Acta Final and the Acta Complementaria (See Note 12). The Acta Complementaria, among other things, fixed the aggregate amount owing under the contracts with Siemens and established a payment schedule for this amount. Pursuant to the Acta Complementaria, so long as the Operating Companies are making payments in accordance with this schedule, no other payments are due under the contracts.

        Due to economic difficulties, most of which relate to a Colombian economic recession and the devaluation of the Colombian peso, the Company's cash flow from operations has not been sufficient to meet required payments on its financial obligations since the fourth quarter of 2000. In April 2001, Transtel entered into a Forbearance Agreement with an informal committee of holders of the Notes (the "Noteholders," and such committee, the "Committee"). The Forbearance Agreement has since expired, with Transtel in default thereof, but restructuring discussions have continued with the Committee.

        On October 4, 2002, Transtel commenced a reorganization proceeding in Colombia under Law 550 and is now seeking to restructure its obligations, including the Notes, on the terms provided in a proposed restructuring agreement (the "Restructuring Agreement"). Under the Restructuring Agreement, Noteholders and other non-priority creditors may elect one of two treatments: the "Capitalization Treatment" or the "Base Treatment." Creditors who elect the Capitalization Treatment will receive (i) "New Senior Notes" with a principal amount equal to approximately 50% of their claims for principal and accrued interest outstanding at September 30, 2002, the claims determination date for Transtel's Law 550 proceeding (such allowed claim, the "Eligible Amount"), (ii) "New Convertible Notes" equal to approximately 10% of the Eligible Amount of their claims, including outstanding but unpaid principal and interest thereon; and (iii) shares of Common Stock of the Company in exchange for the remaining approximately 40% Eligible Amount of their claims. Under the Base Treatment, creditors will receive "New Base Notes" with a principal amount equal to 100% of the Eligible Amount of their Claims.

        Under the Restructuring Agreement, Siemens may elect the Capitalization Treatment or the Base Treatment, or it may elect to retain its rights under its existing contracts. The Committee and the Company discontinued Restructuring Agreement negotiations with Siemens in early September 2003. As a result, the Company has no assurance as to how Siemens will vote on the Restructuring Agreement or the effect on Transtel's ability to approve the Restructuring Agreement if Siemens does not vote for it.

        In order to become effective, the Restructuring Agreement must be approved by a majority of holders of claims under Law 550 of Transtel's creditors and shareholders. If the required approvals are not received on or before October 17, 2003, Transtel will be required by Law 550 to liquidate.

ACCOUNTING FOR INFLATION

        As a Colombian Company, the Company maintains its financial records in Colombian pesos. Colombian GAAP requires that the financial statements of Colombian companies be adjusted to account for inflation. The inflation rate for the year ended December 31, 2002 was 7.03%. Financial statements are adjusted for the effects of inflation on the basis of changes in the Colombian Middle-Income Consumer Price Index (the "MCPI"), with a one-month lag, or as established by the National Administrative Statistics Department. This index is applied on a one-month lagging basis to non-monetary assets and liabilities, and shareholders' equity. Monetary balances are not adjusted because they reflect the purchasing power of the currency on the date of the balance sheet. Foreign currency balances are not adjusted because they are translated into Pesos at the exchange rate in effect on the same date. The resulting net gain or loss from exposure to inflation is reflected as "Net monetary inflation adjustment income (loss)" in the income statement for each period in question. On December 27, 2002, the Colombian Congress decreed a National Fiscal Change to be applied after January 1, 2003. This regulation establishes that starting in said year, the adjustment over inventories, which had been eliminated since 1999, would become effective again. (See Notes 2 and 30 to the Consolidated Annual Financial Statements).

INCOME TAX MATTERS

        Consolidated income tax returns are not permitted in Colombia. The statutory income tax rate for Transtel was 35% for 2000, 2001 and 2002.

        Transtel must pay a minimum tax of 35% based on 2002 and 2001 income before tax, or 6% of shareholders' equity for tax purposes at the end of the immediately preceding year. For the year 2000 this percentage of shareholders' equity for tax purposes was 5%. However, operating companies such as Transtel's Operating Companies are not subject to such a minimum income tax. According to local law (Colombian Law 550 of 1999), during the negotiation and execution phase of the Restructuring Agreement, it was established that Transtel, a parent company, will not be required to pay a minimum tax of 6% of shareholders' equity for tax purposes at the end of the immediately preceding year. This treatment will remain in place for a maximum of 8 years beginning at the official signing of the proposed Restructuring Agreement.

        In accordance with Colombian Law 142 of 1994 and Colombian Law 223 of 1995, entities which render basic residential telephone services and which are mixed capital companies (i.e. companies with both public and private capital, such as certain of the Company's Subsidiaries) were exempt in 1995 and partially exempt from the payment of income taxes for a term of seven years from 1996 with respect to profits which are retained for upgrading, expansion or replacement of telephone systems. These companies were exempt from taxes on 100% of income related to basic telephone services for 1996; thereafter, the exemption decreased by 10 percentage points each taxable year through 2000 and then decreased by 20 percentage points in 2001 and 2002. After 2002, there was no longer any exemption.

        During 2000, Colombian Law 633 of 2000 modified the exemption percentages described in the above paragraph in the following way: 30% exemption for the year 2001, 10% for the year 2002, and from there on there will be no exemption for local telephone companies with mixed capital.

        In 2001, the Company reversed the deferred tax liability generating an income of Ps21,776 millions, as a consequence and in accordance with article 211 of the tax local law.

        On December 31, 2001, the Company had a recorded deferred tax asset of Ps29,670 million (historic cost), the recoverability of which was conditioned on the amortization of fiscal losses through future profits. For the year 2002, pursuant to Resolution No. 355-002766 issued by the Superintendency of Corporations, on October 3, 2002, the Company wrote off the deferred tax asset as a direct charge to retained earnings.

RECONCILIATION TO U.S. GAAP

        The Consolidated Annual Financial Statements are prepared in accordance with Colombian GAAP, which differs from U.S. GAAP in certain significant respects. A comparison of the Company's net income (loss) and shareholders' equity (deficit) at and for the years ended December 31, 2000, 2001 and 2002, under Colombian GAAP and after reflecting the material adjustments which arise when U.S. GAAP is applied instead of Colombian GAAP, is shown below:

                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                                 2000               2001                2002
                                           ----------------   ----------------   ------------------
                                                     (in thousands of constant Pesos of
                                                     December 31, 2002 purchasing power)
Net Income (Loss):
 Colombian GAAP ......................     Ps   (26,686,989)  Ps   (37,791,568)  Ps    (183,804,851)
 U.S. GAAP ...........................          (63,365,757)       (76,753,412)        (263,606,308)
Shareholders' Equity (Deficit):
 Colombian GAAP ......................           85,113,597         59,419,316          (82,481,028)
 U.S. GAAP ...........................          (10,644,252)       (83,878,536)        (311,577,533)
EBITDA:
 Colombian GAAP ......................           46,624,980         86,356,641           57,011,228
 U.S. GAAP ...........................           13,577,039         75,605,822           63,999,321

        As more fully described and quantified in Note 32 to the Consolidated Financial Statements, the major differences between Colombian GAAP and U.S. GAAP in each period relate to income taxes, revaluation of assets, depreciation expense, capitalized interest, deferred charges, capital leases, revenue recognition, reversal of monetary correction and purchase of properties from a shareholder.

        Effective the first quarter of fiscal 1999, the Company prospectively changed its method of accounting for connection fee income for U.S. GAAP purposes from an "installation date basis," which historically has been consistent with industry practice, to a "deferred basis." Under this new policy, connection fee income less direct installation costs and direct selling costs are deferred and amortized into income over the estimated customer relationship period of five years using the straight-line method. This change was made to reflect income in excess of direct costs over an estimated service period.

MACROECONOMIC FACTORS

        During 2002, the world economy continued the downturn that began toward the end of 2001. During this period low consumer consumption and an increase in unemployment were observed in developed countries as well as less developed nations. The downturn in the telecommunications technology sector, in particular, was a true reflection of the change in economic circumstances. In Latin America area, it is also important to highlight (i) the failure of the country of Argentina in its ability to pay its national debt; (ii) the uncertainty over the future outcome of Brazil's debt; (iii) the political impact of the economic instability in Venezuela; and (iv) the political changes in Peru and later in Ecuador. Additionally, it should be noted that the telecommunications sector was also shaken by the failure of international operators to fulfill their obligations in the international securities market. Instead, the operators divested their holdings, and reinvested at lower rates.

        During 2002, Colombian foreign debt owed to the World Bank remained outstanding, as a result of the fiscal austerity process established by the government and the International Monetary Fund. Colombia's short-term viability has been insured by the implementation of short-term monetary structural reforms. Nonetheless, monetary authorities of Colombia's government and from international institutions have announced the need to carry out deeper reforms through the year 2005. The previously mentioned structural reforms, contrary to what was expected, were presented before Congress without problems. A new tax norm was approved which lead to (i) an increase in overall taxes, (ii) an elimination of tax exemptions, (iii) new goods being subjected to taxes, and
(iv) a new "democratic security" tax. In general terms, Colombia's economy kept a low profile, with a minimal growth of only 1.65%. At the center of Colombia's economic situation, is weak domestic demand, which is the result of (i) an increase in unemployment, (ii) the country's continuing internal conflicts,
(iii) low coffee prices, and (iv) a decrease in nontraditional exports, such as flowers, leather, etc.

        During 2002, demand for Colombian exports showed mixed results. External demand was negatively affected by the American and Venezuelan recessions; thus, Colombian coffee and coal exports decreased overall. However, oil exports increased on account of international prices, although the effect has reduced Colombia's reserves. Initial forecasts indicate that the country's self-sufficiency may be affected adversely. It is also important to point out the devastating effect of the continued devaluation of the Colombian peso, which once again reached extraordinary low levels of approximately 24% during 2002. This circumstance adversely affected not only the exporting sector, but fundamentally impacted the payment of foreign debt and brought an overall devaluing effect. Presently, economic indicators suggest that the Colombian peso is significantly below its actual value. Colombia's currency will continue to be vulnerable on a short-term basis due to the general economic situation in Latin America, and to risk-averse investors.

        The greatest challenge for Colombia in the future will depend on two prevailing factors: 1) security measures adopted by the Colombian Executive branch to counteract the increase of conflict in the urban sector, and 2) the short term approval of the referendum adopted structural reforms, including changes in the political system.

                                   BLANK SPACE

                          INDEX TO FINANCIAL STATEMENTS

                                  TRANSTEL S.A.

Independent Auditors' Report........................................................................................    F-2
Consolidated Balance Sheets at December 31, 2000, 2001 and 2002.....................................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 2000, 2001 and 2002..........................    F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 2000, 2001 and 2002.....    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 2001 and 2002..........................    F-6
Notes to the Consolidated Financial Statements......................................................................    F-7

[LETTERHEAD OF DELOITTE & TOUCHE]

                         TRANSTEL S.A. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
Transtel S.A. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Transtel S.A., and subsidiaries as of December 31, 2000, 2001, 2002, and the related consolidated statements of operations, shareholders' equity and cash flow for the years then ended (all expressed in Colombian pesos of December 31, 2002 purchasing power). These financial statements are responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in Colombia. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Transtel S.A. and subsidiaries as of December 31, 2000, 2001, 2002, and the results of its operations, changes in shareholders' equity and cash flow for the years then ended in conformity with accounting principle generally accepted in Colombia.

        As discussed in Note 3, the accompanying consolidated financial statements, for the years ended December 31, 2002, 2001 and 2000 have been prepared assuming that the Company will continue as a going concern. At December 31, 2002, 2001, and 2000 the Company i) has a working capital deficiency of Ps695,401 million, Ps559,662 million and Ps87,986 million, respectively, ii) incurred a net loss of Ps183,805 million, Ps37,791 million, and Ps26,687 million for the years ended December 31, 2002, 2001, and 2000, respectively, and iii) has a history of incurring net losses. Additionally, at December 31, 2002 the Company was in default with the bondholder's debt as further described in Notes 3, and 11. Management's plans concerning theses matters are also described in
Note 3. The accompanying consolidated financial statements do not include, any adjustments related to the recoverability and reclassification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

        Accounting principles generally accepted in Colombia vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated shareholders' equity as of December 31, 2000, 2001 and 2002, and the determination of net income (loss) for each of the years ended December 31, 2000, 2001 and 2002, to the extent or summarized in Note 32 to the consolidated financial statements.

        Our audits included the translations of Colombian pesos into U.S. dollars amounts and, in our opinion, such translations have been made in conformity with the basis stated in Note 2. Such U.S. dollar amounts are presented solely for the convenience of the readers.

Deloitte & Touche

DELOITTE & TOUCHE
June 30, 2003
Cali, Colombia


[LOGO OF DELOITTE TOUCHE TOHMATSU]

                         TRANSTEL S.A. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                       ------------------   ------------------   ------------------   ------------
                                                              2000                 2001                 2002              2002
                                                       ------------------   ------------------   ------------------   ------------
                                                            Thousands of Colombian pesos December 31, 2002 of         Thousands of
                                                                        purchasing power (Note 1)                     U.S. dollars
                                                                                                                      (convenience
                                                                                                                      translation)

                                                                                                                        (Note 1)
                                                              ASSETS
CURRENT ASSETS
 Cash and cash equivalents .........................   Ps       7,551,093   Ps       2,118,629   Ps       3,556,670   $     1,241
 Accounts receivable, net (Note 5) .................          103,968,618           42,687,932           34,179,044        11,931
 Inventories, net (Note 6) ........................            2,049,461            3,130,674            2,501,125           873
 Prepaid expenses ..................................              331,820            1,207,730            1,847,099           645
                                                       ------------------   ------------------   ------------------   -----------
    Total current assets ...........................          113,900,992           49,144,965           42,083,938        14,690

LONG-TERM INVESTMENTS (Note 4) .....................            4,047,695            3,445,432            2,849,245           995
LONG-TERM ACCOUNTS RECEIVABLE (Note 5) .............           25,636,496           16,017,795           21,078,346         7,358
PROPERTY, PLANT AND EQUIPMENT, NET (Note 7) ........          737,290,377          787,627,717          776,315,772       270,985
DEFERRED COST NET ( Note 8) ........................           82,574,792          118,756,282          183,938,643        64,207
DEFERRED MONETARY CORRECTION .......................            5,056,819            5,373,664            4,439,884         1,550
INTANGIBLE ASSET, NET (Note 9) .....................            8,116,253            9,527,815            5,622,609         1,963
OTHER ASSETS .......................................                    -               79,367               58,522            20
REAPPRAISAL OF ASSETS (Note 10) ....................           53,956,698           59,903,966           58,432,114        20,397
                                                       ------------------   ------------------   ------------------   -----------
TOTAL ASSETS .......................................   Ps   1,030,580,122   Ps   1,049,877,003   Ps   1,094,819,073   $   382,165
                                                       ==================   ==================   ==================   ===========

                                               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 12.5% Senior notes due 2007 (Note 11) .............   Ps               -   Ps     367,803,125   Ps     429,718,500   $   150,000
 20.32% Senior discount notes due 2008 (Note 11) ...                    -                    -           92,960,469        32,449
 Current portion of financial obligation (Note 11) .           36,196,647           18,796,574           12,887,105         4,498
 Debt with Siemens (Note 12) .......................           27,903,717           70,116,986            9,440,956         3,296
 Accounts payable (Note 13) ........................           87,351,307           87,691,321          142,766,096        49,835
 Tax liabilities (Note 14) .........................           26,150,363           23,720,530           31,822,808        11,108
 Labor liabilities (Note 15) .......................            2,192,007            1,171,091              999,321           349
 Other liabilities (Note 16) .......................           20,724,442           38,225,268           15,690,030         5,477
 Accrued Pension Obligations (Note 17) .............            1,368,839            1,282,155            1,200,006           419
                                                       ------------------   ------------------   ------------------   -----------
    Total current liabilities ......................          201,887,322          608,807,050          737,485,291       257,431

12.5% SENIOR NOTES DUE 2007 (Note 11) ..............          385,670,432                    -                    -             -
20.32% SENIOR DISCOUNT NOTES DUE 2008 (Note 11) ....           56,758,812           65,626,768                    -             -
FINANCIAL OBLIGATIONS (Note 11) ....................           14,299,602            7,869,460           16,528,659         5,770
DEBT WITH SIEMENS (Note 12) ........................          173,884,836          152,522,231          249,787,463        87,192
ACCOUNTS PAYABLE (Note 13) .........................              513,486           25,344,389           39,079,199        13,641
TAX LIABILITIES (Note 14) ..........................                    -           15,561,957           14,951,893         5,219
DEFFERRED MONETARY CORRECTION ......................           12,355,445           17,744,062           15,485,706         5,406
OTHER LIABILITIES (Note 16) ........................            2,537,480            2,354,440           11,767,416         4,109
ACCRUED PENSION OBLIGATIONS (Note 17) ..............            6,789,980            6,437,021            6,024,593         2,103
                                                       ------------------   ------------------   ------------------   -----------
TOTAL LIABILITIES ..................................   Ps     854,697,395   Ps     902,267,378   Ps   1,091,110,220   $   380,870
                                                       ==================   ==================   ==================   ===========
MINORITY INTEREST (Note 19) ........................           90,769,130           88,190,309           86,189,881        30,086
SHAREHOLDERS' EQUITY (Note 21) .....................           85,113,597           59,419,316          (82,481,028)      (28,791)
                                                       ------------------   ------------------   ------------------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........   Ps   1,030,580,122   Ps   1,049,877,003   Ps   1,094,819,073   $   382,165
                                                       ==================   ==================   ==================   ===========

MEMORANDUM ACCOUNTS (Note 20) ......................   Ps     340,644,428   Ps     508,434,037   Ps     907,607,753   $   316,815
                                                       ==================   ==================   ==================   ===========

    The accompanying notes are an integral part of the consolidated financial statements.

                        TRANSTEL S.A. - AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------------
                                                             2000                2001                2002                2002
                                                       ----------------    ----------------    ----------------    ----------------
                                                                             Thousands of                            Thousands of
                                                                        Colombian pesos, except                      U.S. dollars
                                                                per share amounts, of December 31, 2002              (convenience
                                                                               (Note 1)                              translation)
                                                                                                                        (Note 1)
REVENUES
  Telecommunications Services:
Service revenues (Note 22) ..........................  Ps   136,192,277    Ps   106,437,270    Ps   110,234,260    $         38,479
                                                       ----------------    ----------------    ----------------    ----------------
Total Revenues ......................................       136,192,277         106,437,270         110,234,260              38,479
                                                       ----------------    ----------------    ----------------    ----------------

COST OF REVENUES
  Cost of telecommunications services ...............        19,687,838          26,886,261          26,775,743               9,346
  Depreciation ......................................         5,944,185           8,373,085          10,662,699               3,722
                                                       ----------------    ----------------    ----------------    ----------------
Total Cost of Revenues (Note 23) ....................        25,632,023          35,259,346          37,438,442              13,068
                                                       ----------------    ----------------    ----------------    ----------------
GROSS PROFIT ........................................       110,560,254          71,177,924          72,795,818              25,411
                                                       ----------------    ----------------    ----------------    ----------------

OPERATING EXPENSES
  Administrative and selling ........................        56,267,038          41,408,542          26,447,289               9,232
  Depreciation, Amortization and provision of assets.        40,405,725          37,982,385          22,534,511               7,866
                                                       ----------------    ----------------    ----------------    ----------------
Total Operating Expenses (Note 24) ..................        96,672,763          79,390,927          48,981,800              17,098
                                                       ----------------    ----------------    ----------------    ----------------
OPERATING INCOME (LOSS) .............................        13,887,491          (8,213,003)         23,814,018               8,313
                                                       ----------------    ----------------    ----------------    ----------------

OTHER INCOME (EXPENSE)
  Financing income (Note 25) ........................        39,922,484          26,641,929           2,324,612                 811
  Financing expenses (Note 25) ......................       (80,471,089)       (117,806,540)       (238,771,245)            (83,347)
  Other income (expenses) (Note 26) .................       (26,767,511)         (5,900,660)        (19,413,919)             (6,777)
                                                       ----------------    ----------------    ----------------    ----------------
Total Other Expense .................................       (67,316,116)        (97,065,271)       (255,860,552)            (89,313)
                                                       ----------------    ----------------    ----------------    ----------------

LOSS BEFORE INCOME TAX AND NET MONETARY
 CORRECTION .........................................       (53,428,625)       (105,278,274)       (232,046,534)            (81,000)
                                                       ----------------    ----------------    ----------------    ----------------
NET MONETARY CORRECTION (Note 27) ...................        29,846,728          39,977,590          50,094,807              17,486
                                                       ----------------    ----------------    ----------------    ----------------
LOSS BEFORE INCOME TAX AND MINORITY
INTEREST ............................................       (23,581,897)        (65,300,684)       (181,951,727)            (63,514)
INCOME TAX (Note 18) ................................        (4,390,918)         24,295,476          (3,272,847)             (1,142)
MINORITARY INTEREST .................................         1,285,826           3,213,640           1,419,723                 496
                                                       ----------------    ----------------    ----------------    ----------------
NET LOSS FOR THE YEAR ...............................  Ps   (26,686,989)   Ps   (37,791,568)   Ps  (183,804,851)   $        (64,160)
                                                       ================    ================    ================    ================
NET LOSS PER SHARE ..................................  Ps        (0.77)    Ps         (1.09)   Ps         (5.31)
                                                       ================    ================    ================
WEIGHTED AVG. NUMBER OF SHARES
 OUTSTANDING (in thousands) .........................        34,611,748          34,611,748          34,611,748
                                                       ================    ================    ================

    The accompanying notes are an integral part of the Consolidated Financial
                                   Statements

                                   BLANK SPACE

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 Thousand of Colombian pesos of purchasing power
                                December 31, 2002

                                                                                            REVALUATION
                                                COMMON         LEGAL           OTHER       SHAREHOLDER'S
                                                STOCK         RESERVES        RESERVES         EQUITY
                                            -------------   ------------   -------------   -------------
Balance, at December 31, 1999 ...........   Ps 34,611,748   Ps 1,644,672   Ps 14,802,044   Ps 17,211,393
  Transfer to Reserves ..................               -        456,700       4,110,307               -
  Valuation .............................               -              -               -               -
  Movement during the year ..............               -              -               -               -
  Effects of constant peso restatement...               -              -               -       5,008,373
  Net loss ..............................               -              -               -               -
                                            -------------   ------------   -------------   -------------
Balance, at December 31, 2000 ...........      34,611,748      2,101,372      18,912,351      22,219,766
  Valuation .............................               -              -               -               -
  Movement during the year ..............               -              -               -               -
  Effects of constant peso restatement...               -              -               -       5,538,026
  Net loss ..............................               -              -               -               -
                                            -------------   ------------   -------------   -------------
Balance, at December 31, 2001 ...........      34,611,748      2,101,372      18,912,351      27,757,792
  Valuation .............................               -              -               -       8,759,626
  Movement during the year ..............               -              -               -               -
  Effects of constant peso restatement...               -              -               -       4,105,623
  Net loss ..............................               -              -               -               -
                                            -------------   ------------   -------------   -------------
Balance, at December 31, 2002 ...........   Ps 34,611,748   Ps 2,101,372   Ps 18,912,351   Ps 40,623,041
                                            =============   ============   =============   =============

                                               RETAINED            NET           VALUATION         TOTAL
                                               EARNINGS          INCOME           SURPLUS       SHAREHOLDER'S
                                               (DEFICIT)         (LOSS)         OTHER ASSETS       EQUITY
                                            --------------   ---------------   -------------   ---------------
Balance, at December 31, 1999 ...........   Ps           -   Ps   27,607,461   Ps 15,006,224   Ps  110,883,542
  Transfer to Reserves ..................                -        (4,567,007)              -                 -
  Valuation .............................                -                 -       5,379,376         5,379,376
  Movement during the year ..............                -         1,971,613               -         1,971,613
  Effects of constant peso restatement...                -       (13,193,840)              -        (8,185,467)
  Net loss ..............................                -       (24,935,467)              -       (24,935,467)
                                            --------------   ---------------   -------------   ---------------
Balance, at December 31, 2000 ...........                -       (13,117,240)     20,385,600        85,113,597
  Valuation .............................                -                 -       8,586,716         8,586,716
  Movement during the year ..............      (21,521,263)       23,137,669               -         1,616,406
  Effects of constant peso restatement...                -        (3,643,861)              -         1,894,165
  Net loss ..............................                -       (37,791,568)              -       (37,791,568)
                                            --------------   ---------------   -------------   ---------------
Balance, at December 31, 2001 ...........      (21,521,263)      (31,415,000)     28,972,316        59,419,316
  Valuation .............................                -                 -      (1,381,215)        7,378,411
  Movement during the year ..............         (994,527)       35,312,623               -        34,318,096
  Effects of constant peso restatement...                -        (3,897,623)              -           208,000
  Net loss ..............................                -      (183,804,851)              -      (183,804,851)
                                            --------------   ---------------   -------------   ---------------
Balance, at December 31, 2002 ...........   Ps (22,515,790)  Ps (183,804,851)  Ps 27,591,101   Ps  (82,481,028)
                                            ==============   ===============   =============   ===============

    The accompanying notes are an integral part of the consolidated financial statements.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------------------------
                                                                     2000             2001             2002              2002
                                                                --------------   --------------   ---------------   --------------
                                                                         Thousands of Colombian pesos of             Thousands of
                                                                                December 31, 2002                    U.S dollars
                                                                                                                     (convenience
                                                                                                                     translation)
                                                                                                                       (Note 1)
OPERATING ACTIVITIES:
 Net income (loss) ..........................................   Ps (26,686,989)  Ps (37,791,568)  Ps (183,804,851)  $      (64,160)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation ..............................................        7,490,861       10,211,691        13,771,308            4,807
  Amortization of intangible, deferred charges and other
   assets ...................................................       17,640,310       22,542,698        20,169,564            7,041
  (Gain) on sale of properties plant and equipment ..........         (107,834)        (129,809)       (1,798,660)            (628)
  Recalculation of revaluation of shareholder's equity ......                -                -         8,759,626            2,869
  Other Inflation adjustment ................................                                            (539,622)
  Deferred Income taxes .....................................          592,392        6,838,038         2,837,391              990
  Loss on sale of investments ...............................                -          185,156                 -                -
  Deferred monetary correction net ..........................       (4,231,955)               -                 -                -
  Net monetary correction ...................................      (29,846,728)     (39,977,590)      (50,094,807)         (17,486)
  Unrealized foreign exchange loss ..........................       13,670,648       11,457,519       119,407,395           41,681
  Allowance for doubful investments .........................        4,062,341         (529,824)                -                -
  Write off of accounts receivable ..........................       73,665,454       34,543,943        14,041,406            4,825
  Allowance for doubtful accounts ...........................        2,801,972       11,489,516           869,866              304
  Valuation allowance and adjusments of fixed assets ........       12,521,735        3,800,177           (80,561)             (28)
  Minoritary Interest .......................................       (1,285,826)      (3,213,640)       (1,419,723)            (496)
  Accrued interest on bonds .................................                -                -        48,980,315           17,097
  Addition of deferred charges ..............................      (32,310,806)     (36,377,600)       (9,875,146)          (3,371)
 Changes in operating assets and liabilities:
  Accounts receivable, net ..................................      (53,337,730)       9,666,454       (35,975,949)         (12,558)
  Inventories ...............................................          665,886       (1,229,050)          424,192              148
  Prepaid expenses and other assets .........................          110,408         (899,846)       (3,221,123)          (1,124)
  Other assets ..............................................      (18,049,705)      (1,949,634)                -                -
  Accounts payable ..........................................       70,034,942       13,156,342        70,902,936           24,750
  Income tax and other taxes ................................       (6,577,513)      13,063,523         7,231,566            2,524
  Payroll and vacation pay ..................................          851,714         (650,608)          (94,952)             (33)
  Accrued expenses ..........................................                -        5,628,735        (1,968,430)            (687)
  Other liabilities .........................................       19,514,591       (3,279,728)       (7,810,318)          (2,726)
                                                                --------------   --------------   ---------------   --------------
  Net cash provided by (used in) operating activities .......       51,188,168       16,554,895        10,711,423            3,739
                                                                --------------   --------------   ---------------   --------------
FINANCING ACTIVITIES:
  Increase (decrease) in short-term debt net of repayments ..                -      (14,797,843)       (6,864,910)          (2,396)
  Payment of long-term debt .................................      (42,282,668)      (3,239,752)         (775,289)            (271)
  Issuance of long-term debt ................................       47,390,284                -         1,254,279              438
  Dividend paid to minority interest ........................       (1,025,110)               -          (514,286)            (180)
  Sale of customer accounts receivable ......................        6,104,946                -                 -                -
                                                                --------------   --------------   ---------------   --------------
  Net cash provided by financing activities .................       10,187,452      (18,037,595)       (6,900,206)          (2,409)
                                                                --------------   --------------   ---------------   --------------
INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment ..............      (63,172,267)      (4,210,793)       (3,651,612)          (1,275)
  Sales of investments ......................................        8,409,757                -                 -                -
  Acquisition of intagibles .................................                -                -           (37,213)             (13)
  Acquisition of investment .................................                -                -          (200,375)             (70)
  Proceeds from maturity of short term investment ...........       (5,110,315)       1,265,310         1,654,996              578
                                                                --------------   --------------   ---------------   --------------
  Net cash used in investing activities .....................      (59,872,825)      (2,945,483)       (2,234,204)            (780)
                                                                --------------   --------------   ---------------   --------------
  Effect of constant peso restatement .......................         (530,436)      (1,004,281)         (138,972)             (49)
                                                                --------------   --------------   ---------------   --------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........          972,359       (5,432,464)        1,438,041              501
CASH AND CASH EQUIVALENTS:
 At the beginning of the year ...............................        6,578,734        7,551,093         2,118,629              740
                                                                --------------   --------------   ---------------   --------------
 At the end of the year .....................................   Ps   7,551,093   Ps   2,118,629   Ps    3,556,670   $        1,241
                                                                ==============   ==============   ===============   ==============
Cash paid during the year for:
Interest ....................................................   Ps  25,161,212   Ps  34,936,498   Ps   14,915,285   $        5,206
                                                                ==============   ==============   ===============   ==============
Income taxes ................................................   Ps  18,826,037   Ps   2,583,963   Ps    1,803,474   $          630
                                                                ==============   ==============   ===============   ==============

    The accompanying notes are an integral part of the consolidated financial statements.

                         TRANSTEL S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Thousands of Pesos of purchasing power as of December 31, 2002 and thousands of US Dollars convenience translation)

NOTE 1--REPORTING ENTITY

        Transtel S.A. (the "Company" or "Transtel") was created under Colombian law on August 23, 1993 for a term expiring on February 13, 2027; this term may be extended by an amendment of the Company's bylaws. Transtel maintains its accounting records and prepares its financial statements in Colombian pesos ("Pesos"). As more fully explained in Note 2, the accompanying annual financial statements are restated to constant Pesos of purchasing power as of December 31, 2002.

        The Company's business consists of the design, installation, operation and ownership of fixed telephone networks in various areas of Colombia. In 1998 the Company began the operation of pay television and internet access services in Cali, Colombia.

        Transtel has grown primarily through the formation of subsidiaries, with municipalities as their minority shareholders. Transtel contributed cash (except in the case of Caucatel, where Transtel's contribution consisted of cash and equipment) to each subsidiary in exchange for a majority ownership. In exchange for a minority ownership position in the subsidiary, the relevant municipality either (i) transferred its currently owned telecommunications infrastructure along with its cooperation in various forms, including the provision of its demographic information and the required civil works permits on an expedited basis, or (ii) where such current infrastructure did not exist, contributed nominal cash and demographic information and cooperation with respect to required permits only. Once the subsidiary structure was in place, Transtel then focused on expanding the subscriber base and either upgrading the current infrastructure or building a new infrastructure, as the case may be.

        Restructuring Agreement - On October 4, 2002, Transtel's request to begin a restructuring proceeding under Law 550 of 1999 of Colombia was approved by the Superintendency of Corporations in Letter number 155-050998. Transtel and its major creditors are currently negotiating an agreement (the "Restructuring Agreement"), which memorializes the terms set forth in a term sheet agreed upon in July 2002 and updated in May 2003, subject to certain additions and other charges. Implementation of the Restructuring Agreement is subject to certain conditions, including approval of the restructuring by the required voting percentages and by other Columbian Law 550 requirements.

        As of December 31, 2002, Transtel has nine operating subsidiaries as follows:

                                                                                                         DATE
                                                                         PRIMARY           DATE       COMMERCIAL   PERCENT
                                                                           AREA        INCORPORATED   OPERATIONS   OWNED BY
SUBSIDIARY                                                                SERVED        BY TRANSTEL      BEGAN     TRANSTEL
Empresa de Telefonos de Jamundi S.A., E.S.P. ("TeleJamundi") ..........  Jamundi          9/29/93       6/1/97         99.9
Unitel S.A. E.S.P. ("Unitel") .........................................  Yumbo            3/11/94       6/1/97         95.0
Empresa de Telefonos de Palmira S.A., E.S.P. ..........................  Palmira and
   Telepalmira ........................................................  Candelaria       6/1/95        9/2/95         60.0
Telefonos de Cartago S.A., E.S.P. ("TeleCartago") .....................  Cartago          1/3/97        4/1/97         65.0
Caucatel S.A., E.S.P. ("Caucatel") ....................................  Popayan          4/30/97       5/1/97         51.0
Bugatel S.A., E.S.P. ("Bugatel") ......................................  Buga             6/16/97       7/1/97         60.0
Empresa de Telecomunicaciones de Girardot S.A.E.S.P. ("TeleGirardot") .  Girardot        12/31/97       1/1/98         60.0
Suscripciones Audiovisuales E.U. ......................................  Cali             7/15/98       1/31/98       100.0
Cablevision E.U. ......................................................  Cali             9/15/98       1/31/98       100.0

        As of December 31, 2002, Transtel S.A. (the "Parent Company") had no operations or assets and liabilities except for its investments in its Subsidiaries, obligations under the Senior Notes and the Discount Notes, and the investments of a portion of the proceeds thereof.

                         TRANSTEL S.A. AND SUBSIDIARIES

        TeleJamundi and Unitel were formed by Transtel contributing cash of Ps39,954,260 and Ps123,591,230, for a 70.0% and 80.0% interest, respectively. In December 1997, Transtel purchased an additional ownership investment of approximately 15% in Unitel by exchanging Ps8,918,062 of its advances to Unitel for Unitel shares. In December 1999, Transtel purchased an additional ownership investment of approximately 29.8% in TeleJamundi for Ps5,905,781 corresponding to a liability capitalization. The municipalities of Jamundi and Yumbo contributed Ps17,122,266 and Ps30,898,961 in cash for their minority interests in TeleJamundi and Unitel, respectively, as these municipalities did not own existing telephone systems. On December 21, 2001, the Company acquired a zero point one percent (0.1%) share of Telejamundi for an amount of Ps5,050,366, consisting of tangible assets of Ps3, 409,187 and good will of Ps1,641,159.

        TelePalmira was formed on May 31, 1995 by Transtel contributing cash of Ps21,977,438 for a 60% interest and the Municipality of Palmira contributing a portion of its telephone system with a fair value of Ps14,648,550 for a 40% minority interest. Concurrently, TelePalmira purchased the remaining assets of Palmira's telephone system for Ps19,779,349 in cash.

        During the year ended December 31, 1997, Transtel acquired the telephone operations of the municipalities of Cartago, Popayan, Buga and Girardot. The acquisitions were effected by Transtel forming Operating Companies with the municipalities having a minority interest as follows:

                                     TRANSTEL S.A.                         MUNICIPALITY
                          ----------------------------------   -----------------------------------
                                                  OWNERSHIP                             OWNERSHIP
                             INVESTMENT           PERCENTAGE       INVESTMENT           PERCENTAGE
                          ----------------        ----------   -----------------        ----------
TeleCartago               Ps     6,833,680(1)         65       Ps      3,679,673(3)         35
Caucatel                        12,454,681(2)         51              12,126,486(4)         49
Bugatel                          9,987,537(1)         60               6,685,860(3)         40
TeleGirardot                    14,556,947(1)         60               9,704,707(4)         40
                          ----------------                     -----------------
                          Ps    43,832,845                     Ps     32,196,726
                          ================                     =================

(1)     Cash invested by Transtel

(2) Cash of Ps2,557,659 and equipment with a cost of Ps9,897,022 were contributed by Transtel.

(3) Portions of the telephone systems of Cartago and Buga were contributed to the Operating Companies and recorded at estimated fair value.

(4) The entire telephone system was contributed to the subsidiary and recorded at the Municipality's historical book value plus Transtel's portion of the excess of fair value over that book value.

        Upon formation, TeleCartago and Bugatel paid the municipalities of Cartago and Buga Ps14,632,995 and Ps8,501,462, respectively, in cash for the portion of their telephone systems not originally contributed. Transtel financed these acquisitions by borrowing Ps23,134,452 from banks.

        On December 31, 1997, TeleGirardot was formed by Transtel contributing Ps14,556,947 in cash for its 60% interest and the Municipality of Girardot contributing the net assets of its wholly-owned telephone subsidiary, TeleGirardot, totaling Ps9,704,707 for its 40% minority interest. Transtel used a portion of its proceeds from the Senior Notes due 2007 to finance its investment in TeleGirardot. The transaction was recorded at fair market value.

        In July and September of 1998, the Company acquired 97% of Suscripciones Audiovisuales E.U. and Cablevision E.U. (together "Cablevision") for Ps17,304,167 and Ps7,906,904 in cash, respectively. The Company acquired the remaining 3% of both companies on December 15, 1998 for Ps7,906,904 in cash. These companies own and operate a license for the

                         TRANSTEL S.A. AND SUBSIDIARIES
operation of pay television services in the city of Cali and its surrounding area. Transtel used a portion of the proceeds from the Senior Notes to finance this purchase.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

        The most important accounting policies utilized by the Company in the preparation and presentation of its Consolidated Financial Statements are described below:

        a.      Consolidation

        Companies in Colombia must keep their accounting records and prepare their financial statements in conformity with rules prescribed by the government of Colombia. These are considered by law to be accounting principles generally accepted in Colombia ("Colombian GAAP"). Consolidated financial statements in Colombia include the Subsidiaries in which the Company owns, directly or indirectly, more than 50% of the common stock. All of the Company's Subsidiaries are consolidated, and Intercompany accounts and transactions are eliminated.

        b.      Inflation accounting

        Financial statements are adjusted for the effects of inflation on the basis of changes in the Colombian MCPI, also known as the Colombian PAAG index. On December 24, 1998, the Colombian Congress decreed a new fiscal law to apply after January 1, 1999. This regulation eliminated, for book and tax purposes, future inflation adjustments related to inventories and profit and loss ("P&L"). Monetary balances are not adjusted because they reflect purchasing power of the currency at the date of the balance sheet. Foreign currency balances are not adjusted since they are translated into Colombian pesos at the date of the balance sheet and consequently reflect the purchasing power of the currency on that date.

        The adjusted costs of the non-monetary assets may not exceed the net realizable value of the assets.

        The exposure to inflation is reflected in each non-monetary item of the consolidated financial statements. The net gain or loss from exposure to inflation is reflected as "net monetary inflation adjustments income (loss)" in the consolidated statements of operations. The individual components of the consolidated statements of operations have been adjusted to reflect the effect of inflation during the year. The net effect of inflation during the year on these revenue and expense components is also recorded as a portion of the "net monetary inflation adjustment income (loss)" account.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        Accordingly, the "net monetary inflation adjustment income (loss)" shown in the income statement of the Company is the result of netting or offsetting the following items:

i)      A credit (or income entry) for inflation affecting non-monetary assets;

ii) A charge (or expense entry) for inflation affecting non-monetary liabilities and shareholders' equity.

        Unless expressly stated otherwise, the financial information included in the accompanying financial statements and notes thereto for all periods presented had been restated into constant Colombian pesos as of December 31, 2002 in order to express all financial information in purchasing power as of that date. The rate of inflation and the constant peso factor as measured by the Colombian MCPI, applied to the Company's nominal financial statement data for each period is as follows:

                                             RATE OF
                                           INFLATION FOR   PAAG CONSTANT
                                              THE YEAR      PESO FACTOR
                                           -----------------------------

         Year ended December 31, 2000 .....     8.77          1.1534
         Year ended December 31, 2001 .....     7.76          1.0702
         Year ended December 31, 2002 .....     7.03          1.0000

        c.      Accounting Period

        Company statutes establish that the Company must (i) prepare year-end balances of accounts and (ii) prepare and publish financial statements in general, once per year on December 31.

        d.      Relative Significance or Materiality

        Economic events are acknowledged and presented according to their relative significance. In the preparation stage for financial statements, materiality is determined in relation to (i) the total current assets and liabilities; (ii) the total of assets and liabilities; (iii) the working capital; or (iv) the operational results, according to what such events might correspond to. As a general rule, the Company followed the criteria of 5% of the total value of the assets and 5% of the value of operational income.

        e.      Recognition of revenues, costs and expenses

        Revenues for telephone and pay television services are recognized in the period during which the services are provided. Revenues from settlement of traffic for national and international long distance and cellular calls are recognized on a net basis and are based on estimates of traffic volume and rates. Certain telephone revenues subject to final settlement are not recorded until realization is probable. Revenues for connection fees for telephone lines are recognized on payment in cash or the execution of a promissory note by the customer and the Company's assignment of a telephone number that is transferable to others by the customer. Actual connection with a dial tone depends on the customer's location in relation to the buildup of the system. Connection fees for subscribers to pay cable television are recorded as income to the extent of direct costs of installation. The amounts in excess of the direct costs, if any, are deferred and amortized over the estimated average period of the subscription. Connection fees are refundable only if the customer cancels its service within six months of installation.

        The Company has expensed all costs relating to programming. Depreciation expense of the cable plant, which is substantially finished, during the premature period is calculated based on the normal expected depreciation times a ratio of the average subscribers in the year divided by the total expected subscribers at the end of the premature period.

                         TRANSTEL S.A. AND SUBSIDIARIES

        f.      Investments

        Negotiable investments with a fixed income are recorded at their face value and are appraised by the amount of their yield; the negotiable investments with variable income and the permanent investments without restrictions are appraised at their face value adjusted for inflation; and the permanent investments with restrictions are appraised by the patrimonial participation method.

        Investments in securities in which ownership is temporary are carried at cost. Investments of other than shares are recorded at cost and if their fair value is less, a provision is recorded for the difference.

        g.      Properties, plant and equipment

        Except for TeleGirardot, the amounts recorded for telecommunications equipment and networks that were contributed to Subsidiaries by municipalities and minority interests are valued at estimated fair value of the equipment and networks and are in proportion to the cash or fair value of assets contributed to the Subsidiaries by Transtel, since the historical book value records of these municipalities are non-existent or unreliable. Since reliable historical book value amounts were available for Girardot Telephone, the Company recorded the net assets obtained in that acquisition at the Municipality's historical book value and Transtel's portion of the excess of fair value over such book value was recorded as goodwill. Other purchases from municipalities are recorded at amounts payable in cash. Subsequently, these assets are adjusted for inflation.

        Other amounts for properties, plant and equipment are recorded at historical cost adjusted for the effects of inflation and depreciated using the reverse-sum-of-the-years method over their estimated useful lives as follows:

                                                          LIFE IN YEARS
                                                          -------------
               Buildings..................................     30
               Office equipment...........................     10
               Computer and communications equipment......      5
               Telecommunication equipment................     20
               External telephone networks................     20
               Vehicles...................................      5

Sales and retirements of these assets are removed at their net inflation-adjusted cost, and differences between sale proceeds and net inflation-adjusted cost are recorded as gains or losses.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        Disbursements for additions to and substantial improvements of assets are capitalized and adjusted for inflation. Interest costs incurred during the construction period are capitalized. Maintenance and repair expenditures are expensed as incurred.

        h.      Allowance for doubtful accounts

        Represents the quantity estimated by the Company's management as necessary to provide and adequate protection against losses on normal credits. It is the policy of the Company to make provisions and/or punish those unpaid subscriber, accounts after seven months in arrears.

        i.      Deferred Charges

        Items recorded as deferred costs include disbursements for software, leasehold improvements, organization costs and pre-operating expenses (until Transtel and each Subsidiary commenced commercial operations), demand studies and investigations, Senior Notes issuance costs and foreign exchange losses on the financing of its expansion plan projects from the date of receipt of proceeds until project completion.

        These deferred costs are adjusted for inflation with a credit to a liability account as deferred monetary correction and concurrently the inflation adjustment of the part of shareholders' equity used to finance such costs is deferred by a charge to an asset account entitled deferred monetary correction. All deferred costs, except Senior Notes issuance costs, and expenses arising from monetary correction are amortized over five years on a straight-line basis from the acquisition date, the studies and investigations and expansion plan projects completion date, or the date when commercial operations begin, as the case may be. The Senior Notes and the Discount Notes issuance costs are amortized on a straight-line basis over the life of the related notes.

        j.      Deferred foreign exchange loss

        Historically, Transtel and its Subsidiaries recognized unrealized foreign exchange gains and losses from fluctuations in exchange rates on long-term debt denominated in foreign currencies as income or expense in the period of the gain or loss. Beginning January 1, 2001, the Company changed its policy whereby unrealized foreign exchange gains and losses from fluctuations in exchange rates on long-term debt denominated in foreign currencies are deferred and amortized over the average remaining term of the debt. The Superintendency of Corporations approved this method. The Company believes that this new policy provides more appropriate matching between the cost of debt and the service revenues generated by the assets financed by such debt. However, on December 23, 2002, the Superintendency of Corporations through Resolution number 355-004040, changed its previous decision and reversed its approval of this new policy on this date. (See Note 8.)

        k.      Tax to Uphold Democratic Security

        In August 2002, the Colombian Congress approved a new tax for the improvement of the security of the country of Colombia. In accordance with the local tax laws, this tax is equivalent to 1.2% of shareholders' equity (established for tax purposes) of the Company, as of August 30, 2002. The tax is required to be paid during the months of September and November of 2002, and February and June of 2003. Based on the local tax law, the total amount of this tax liability, estimated by the Company, is Ps2,692,935. This tax, according to the instructions from the Superintendency of Public Home Utilities and the Superintendency of Corporations, can be amortized by the Subsidiaries until December 31, 2007 and by the Company until December 31, 2003. During 2002, the Company paid Ps526,174 million for such tax and as of December 31, 2002 the remaining Ps2,163,275 million is accrued and recorded as a liability.

        l.      Goodwill

        Goodwill represents the excess of the fair value over the book value of the assets and liabilities acquired at the acquisition date of TeleGirardot and at the acquisition date of Telejamundi, in the net amount (historical cost less

                         TRANSTEL S.A. AND SUBSIDIARIES
accumulated amortization) of Ps429,036 and Ps1,477,034, respectively. Goodwill is amortized over five and ten years on a straight-line basis from the acquisition dates, respectively.

        m.      Reappraisal of assets

        Reappraisals of properties, plant and equipment, which increase shareholder's equity are calculated as the excess of appraised values of properties, plant and equipment over their net adjusted book values. In accordance with local legislation, Decree 2649, 1993, for 2001 the value was developed by a technical external appraisal specialist and was applied to telecommunications equipment and telephone network. The initial reappraisal was recorded in 1996. Such reappraisal amounts are not depreciated. A provision charged to income is recorded when appraisals are lower than the net adjusted book value of properties, plant and equipment.

        n.      Translation of foreign currency transactions and balances

        Transactions and balances denominated in a currency other than the Colombian peso are translated into Colombian pesos at market rates certified by the Central Bank. Foreign currency exchange gains and losses resulting from fluctuations in exchange rates between the date transactions are first recorded to the date of settlement or valuation and at the end of the period are charged to other expense, except for exchange gains and losses related to i) liabilities incurred for the purchase of equipment and inventory, which are capitalized as part of the cost of such assets until they are put into use or become available for sale, and ii) beginning January 1, 2000 long-term debts, which are capitalized and amortized over the period of the loans.

        Foreign currency transactions and balances are translated into Colombian pesos at the representative market exchange rate. This representative rate for the United States dollar in Colombian nominal pesos was Ps2,229.18, Ps2,291.18 and Ps2,864.79 per $1 at December 31, 2000, 2001 and 2002, respectively.

        o.      Labor liabilities

        Labor liabilities are adjusted at the end of each accounting period by reference to legal provisions and labor agreements in force.

        p.      Income tax

        The tax provision includes tax resulting from timing differences of items, which enter into taxable income in periods, which differ from those recorded for financial statement purposes. The tax benefit or expense relating to such timing difference is recorded in the net deferred income tax asset and liability accounts.

        q.      Accounting estimates

        The preparation of financial statements in conformity with generally accepted accounting principles of Colombia requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Subsequent resolution of some matters could differ from those estimates.

        r.      Memorandum accounts

        Items recorded as memorandum accounts include primarily, remaining payments on operating lease agreements and assets given as collateral. Contingent responsibilities mainly represent the amounts of promissory notes receivable from connection fees sold during 2000 and 2001 to a financial institution with no recourse to be collected on behalf of the financial institution. Memorandum accounts called fiscal accounts are also recorded for differences between financial statements and data for income tax purposes. Non-monetary memorandum accounts are adjusted for inflation, with a charge or credit to

                         TRANSTEL S.A. AND SUBSIDIARIES
reciprocal memorandum accounts. Commitments represent the amount of agreements/contracts entered into with third parties.

        s.      Loss per share

        Loss per share is computed by dividing net loss applicable to common shares by the weighted average number of subscribed and paid shares outstanding for each year presented. Transtel's weighted average shares used in the computation of loss per share was 34.611.747.976 in 2000, 2001 and 2002, respectively.

        t.      Reclassifications

        Some amounts from the financial statements of 2000 and 2001, were reclassified for comparative purposes.

        u.      Convenience translation to U.S. Dollars

        The U.S. dollar ("Dollar") amounts presented in the financial statements and accompanying notes have been translated from the Colombian peso ("Peso") amounts solely for the convenience of the reader, at the exchange rate of Ps2,864.79 per Dollar, which approximates the exchange rate at December 31, 2002. Such translation should not be construed as representation that amounts shown could be converted into U.S. Dollars at such rate or any other rate.

NOTE 3--FINANCIAL SITUATION, MANAGEMENT'S PLANS

        The accompanying Consolidated Financial Statements, for the years ended December 31, 2002, 2001, and 2000 have been prepared assuming that the Company will continue as a going concern. At December 31, 2002, 2001, and 2000 the Company (i) had a working capital deficiency of Ps695,401 million, Ps559,662 million, and Ps87,986 million, respectively, (ii) incurred a net loss of Ps183,805 million, Ps37,791 million, and Ps26,687 million for the years ended December 31, 2002, 2001, and 2000, respectively, and (iii) had a history of incurring net losses. Additionally, at December 31, 2002, the Company was in default on the Senior Notes and the Discount Notes, as further described in Note
11. Management's plans include a proposed restructuring of its debt with certain of its creditors, as further described herein. In addition to the approval of the debt restructuring by a required majority of the Company's creditors, the continuation of the Company will also be dependent upon the Company's ability to achieve successful future operations. The accompanying Consolidated Financial Statements do not include any adjustments related to the recoverability and reclassification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 4--INVESTMENTS

        Long-term investments consisted of the following:

                                                                   DECEMBER 31,
                                                 -------------------------------------------------
                                                      2000              2001             2002
                                                 ---------------   --------------   --------------
Certificates of deposit with Banco del
Pacifico "in liquidation" ....................   Ps    6,982,652   Ps   6,478,962   Ps   3,995,071
Other investments ............................         1,127,383          205,951          755,274
Allowance for investments ....................        (4,062,340)      (3,239,481)      (1,901,100)
                                                 ---------------   --------------   --------------
Total                                            Ps    4,047,695   Ps   3,445,432   Ps   2,849,245
                                                 ===============   ==============   ==============

        The certificates of deposit were invested with Bancodel Pacifico in Liquidation, which began the process of liquidation by the national government in 1999. Management believes the Company will not recover the entire investment's fair value. Under such circumstances, the Company has deemed it appropriate to record an allowance for 2002 in the amount of Ps1,901,100 of the related investment balance at December 31, 2002 to reflect the Company's estimate of the net realizable value of the investment.

NOTE 5--ACCOUNTS RECEIVABLE, NET

        Accounts receivable consisted of the following:

                                                                         DECEMBER 31,
                                                    -----------------------------------------------------
                                                          2000               2001              2002
                                                    ----------------   ---------------   ----------------
Suscribers .......................................  Ps    93,134,824   Ps   39,702,632   Ps    23,349,563
Advances to Siemens ..............................         1,648,187
Advances (a) .....................................         5,736,708         3,698,579          3,280,819
Tax prepayment and other advances ................         4,613,214         4,038,724          4,626,473
Subsidy and contributions (b) ....................        11,310,215        16,017,795         21,078,346
Related parties ..................................         4,347,004           837,262          3,688,898
Employees ........................................            60,234            42,472             31,439
Indeminities .....................................        12,855,681
Others ...........................................         4,813,958         5,911,857          1,786,214
                                                    ----------------   ---------------   ----------------
Sub-total ........................................       138,520,025        70,249,321         57,841,752
Less - Allowance for doubtful accounts ...........        (8,914,911)      (11,543,594)        (2,584,362)
                                                    ----------------   ---------------   ----------------
                                                         129,605,114        58,705,727         55,257,390
Less-Non current portion
   Subsidy and contributions (b) .................        11,310,215        16,017,795         21,078,346
    Subscribers ..................................        14,326,281                 -                  -
                                                    ----------------   ---------------   ----------------
                                                          25,636,496        16,017,795         21,078,346
                                                    ----------------   ---------------   ----------------
Accounts receivable, net total current portion      Ps   103,968,618   Ps   42,687,932    Ps   34,179,044
                                                    ================   ===============   ================

(a) The year 2002 includes $1.8 million advanced to third parties for legal and financial costs relating to the proposed debt restructuring. This upfront fee was paid by Transtel prior to requesting the Restructuring Agreement, pursuant

                         TRANSTEL S.A. AND SUBSIDIARIES
        to Colombian Law 550 of 1999. Such amounts will be transferred to deferred charges, once the expense is incurred by the Company.

(b) This account is related to the net value of subsidies and contributions, in accordance with Colombian Law 142, which has been recorded as an account receivable due from the Colombian Ministry of Communication, (Fondo de Telecomunicaciones). Based on that which was established by the Colombian Ministry of Communications in its Resolution 425 of 2002, the Company estimates that according to the general procedure of liquidation and transferences of the regulation of subsidies and contributions of basic-pay phones services, established in the aforementioned resolution, the amount owed to the Company will be recovered, in full, in the conditions set forth in said resolution.

        The activity in the allowance for doubtful accounts follows:

                                                                DECEMBER 31,
                                           -------------------------------------------------------
                                                2000               2001                2002
                                           ----------------   ----------------   -----------------
Balance at beginning of year ...........   Ps   (14,782,161)  Ps    (8,914,911)  Ps    (11,543,594)
Provision during year ..................         (2,801,972)       (11,489,514)           (869,866)
Write-offs accounts receivable .........          7,536,615          8,160,471           8,719,117
Effect of constant peso restatement ....          1,132,607            700,360           1,109,981
                                           ----------------   ----------------   -----------------
Balance at end of year .................   Ps    (8,914,911)   Ps  (11,543,594)  Ps     (2,584,362)
                                           ================   ================   =================

        Receivables from subscribers at December 31, 2000, 2001 and 2002 include Ps52,670,402, Ps28,742,733 and Ps6,895,888, respectively, for connection fees represented by promissory notes payable with terms of up to 36 months. During 2000, the Company sold promissory notes with limited recourse for Ps15,506,137 at book value; as part of the agreement the Company continues to service the receivables. In December 2002, the Company assumed, with the financial entity, the uncollected connection fees from subscribers, as a financial obligation, in the amount of approximately Ps3,000 million; the limited recourse provisions of the agreement state that the transferor is obligated under the terms of the limited recourse provision to make payments to the transferee or to repurchase receivables sold under certain circumstances, typically for defaults up to a specified percentage. The uncollected balance of promissory notes sold to the financial institution at December 31, 2000 and 2001 were Ps15,506,137 and Ps7,438,361, respectively. (See Note 20)

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 6--INVENTORIES - NET

        Inventories consisted of the following:

                                                                          DECEMBER 31,
                                                      -----------------------------------------------------
                                                            2000              2001               2002
                                                      ---------------   ----------------   ----------------
Materials .........................................   Ps    1,874,515   Ps     2,525,875   Ps     2,058,604
Cables ............................................           388,377            761,608            571,305
Spare parts .......................................           189,645            104,229             94,278
Others ............................................            10,343             34,803             53,373
                                                      ---------------   ----------------   ----------------
Sub total inventory ...............................         2,462,880          3,426,515          2,777,560

Less-Allowance for write down of inventories ......          (413,419)          (295,841)          (276,435)
                                                      ---------------   ----------------   ----------------
Total                                                 Ps    2,049,461   Ps     3,130,674   Ps     2,501,125
                                                      ===============   ================   ================

NOTE 7--PROPERTIES, PLANT AND EQUIPMENT - NET

        Properties, plant and equipment consisted of the following:

                                                                             DECEMBER 31,
                                                      --------------------------------------------------------
                                                            2000                 2001               2002
                                                      -----------------   -----------------   ----------------
Land ..............................................   Ps      8,622,119   Ps      8,190,270   Ps     8,350,138
Construction in progress ..........................         221,686,818             196,737                  -
Building ..........................................          21,767,829          29,480,918         29,628,373
Telecommunications equipment ......................         151,330,568         203,757,593        202,882,103
External telephone networks .......................         341,319,414         537,969,896        542,700,054
Office and computer equipment .....................          31,176,575          40,655,924         39,088,478
Machinery and equipment ...........................           2,385,398           2,788,651          2,144,170
Vehicles ..........................................           2,673,209           2,684,243          2,645,134
Sub-total .........................................         780,961,930         825,724,232        827,438,450
                                                      -----------------   -----------------   ----------------
Less: accumulated depreciation ....................         (21,447,938)        (45,478,235)       (65,606,521)
                                                      -----------------   -----------------   ----------------
                                                            759,513,992         780,245,997        761,831,929
Less- Allowance for write down of properties
 plant and equipment ..............................         (22,223,615)        (12,684,342)       (11,751,951)
Plus-Deferred depreciation (a) ....................                   -          20,066,062         26,235,794
                                                      -----------------   -----------------   ----------------
Total property, plant and equipment, net ..........   Ps    737,290,377   Ps    787,627,717   Ps   776,315,772
                                                      =================   =================   ================

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(a) In 2001 and 2002, the deferred depreciation was recorded as a consequence of temporary differences regarding the method in the depreciation applied for tax purposes versus the method used for book purposes (reverse-sum-of-the-years method vs. straight line).

Some of the assets are pledged as collateral to secure loans, see Note 14 for details.

NOTE 8--DEFERRED COST, NET

        Deferred costs consisted of the following:

                                                                                      DECEMBER 31,
                                                                 -------------------------------------------------------
                                                                      2000                2001               2002
                                                                 ----------------   ----------------   -----------------
Exchange loss capitalization to expansion plan projects (a) ..   Ps    19,943,122   Ps    42,435,826   Ps    141,944,820
Issuance costs of Senior Notes and Senior Discount Notes .....         49,011,563         45,596,013          46,477,745
Debt restructuring cost (b) ..................................                  -          5,803,918          13,337,287
Tax to uphold democratic security (c) ........................                  -                  -           2,692,935
Leasehold improvements and other .............................            925,816            449,345                   -
Software .....................................................          1,013,133            469,077             428,134
Organization costs and Preoperating expenses .................          9,322,044          6,203,599           4,862,577
Deferred income tax asset (d) ................................          4,724,563         31,752,852                   -
Studies and investigations ...................................          6,974,097          2,940,274           2,356,476
Interest costs of investments in and advances to
 subsidiaries and on installation of equipment ...............         12,319,968                  -                   -
Interest costs of expansion plan projects ....................         19,198,323         17,007,668                   -
Other deferred ...............................................          8,254,646          2,005,503             877,440
                                                                 ----------------   ----------------   -----------------
                                                                      131,687,275        154,664,075         212,977,414
Less - Accumulated amortization ..............................        (49,112,482)       (35,907,795)        (29,038,771)
                                                                 ----------------   ----------------   -----------------
                                                                 Ps    82,574,793   Ps   118,756,282   Ps    183,938,643
                                                                 ================   ================   =================

(a) Historically, Transtel and its Subsidiaries recognized unrealized foreign exchange gains and losses from fluctuations in exchange rates on long-term debt denominated in foreign currencies related to construction in progress and/or results in the period of the gain or loss, as a charge or credit to the income statement. Beginning January 1, 2000, the Company changed its policy whereby unrealized foreign gains and losses from fluctuations in exchange rates on long-term debt denominated in foreign currencies were deferred and amortized over the average remaining term of the debt. In 2000, the Superintendency of Corporations approved this method. The Company believes that this new policy provides more appropriate matching between the cost of debt and the service revenues generated by the assets financed by such debt. This change generated a reduction in expense of Ps19,943,122, Ps42,435,826 and Ps141,944,820 in 2000, 2001 and 2002, respectively.

        The Superintendency of Corporations through Resolution number 355-004040 of December 23, 2002, changed its previous approval, only as to Transtel, as the parent company. As such, in 2002 Transtel adjusted Ps3,395,349 as a charge against the results for the year 2002; this adjustment, expensed in the current year, corresponds to the year 2001 and only to the amount related to the Company.

(b) During the proposed debt restructuring process with Noteholders, for the years 2001 and 2002, the Company incurred legal and financial consulting fees in the amount of Ps5,418,751 and Ps10,738,628 respectively. Those costs will be amortized over the remaining term of the debt, which is 5 years.

(c)     See Note 2(k).

                         TRANSTEL S.A. AND SUBSIDIARIES

(d) On December 31, 2001, Transtel recorded approximately Ps29,670 million (historic cost) corresponding to a deferred income tax asset whose recoverability was based upon the future profitability of the Company. In October 2002, the Superintendency of Corporations, through resolution No. 355-002766, ordered Transtel to write off the entire recorded amount of the deferred income tax asset, with a direct charge to the retained earnings (deficit) in the amount of Ps31,752,852.

NOTE 9--INTANGIBLE ASSETS, NET

        Intangible assets, net consisted of the following:

                                                            DECEMBER 31,
                                       ------------------------------------------------------
                                             2000               2001               2002
                                       ----------------   ----------------   ----------------
Goodwill ...........................   Ps     2,000,224   Ps     4,064,572   Ps     3,961,456
Licenses ...........................          2,450,507          7,193,879          7,135,612
Fiduciary Guarantee Trust (a) ......                  -          1,436,599          1,436,590
Software ...........................            511,505          3,445,822          3,445,799
Other ..............................          7,891,431         11,061,035              4,517
                                       ----------------   ----------------   ----------------
Sub-total ..........................   Ps    12,853,667   Ps    27,201,907   Ps    15,983,974
Less: accumulated amortization .....         (4,737,414)       (17,674,092)       (10,361,365)
                                       ----------------   ----------------   ----------------
Total Intangible asset, net ........   Ps     8,116,253   Ps     9,527,815   Ps     5,622,609
                                       ================   ================   ================

(a) The Fiduciary Guarantee Trust holds a portion of the land and buildings of Cablevision E.U., which are pledged to secure borrowings of Ps1,436,590.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 10--REAPPRAISAL OF ASSETS

        Valuation assets consisted of the following:

                                                                    DECEMBER 31,
                                              --------------------------------------------------------
                                                     2000               2001                2002
                                              -----------------   ----------------   -----------------
Land ......................................   Ps        138,358   Ps       916,214   Ps      1,282,150
Buildings and facilities ..................             470,421          4,819,208           8,086,187
Machinery and equipment ...................          12,545,675         14,013,378          13,094,167
Office equipment and computer equipment ...           2,232,934            300,862             281,126
Telecomunications equipments ..............           4,430,942          1,551,099           1,449,354
External telephone networks ...............          31,975,965         35,530,159          33,199,551
Vehicles ..................................              80,060             91,893              85,865
Other .....................................           2,082,343          2,681,153             953,714
                                              -----------------   ----------------   -----------------
Total .....................................   Ps     53,956,698   Ps    59,903,966   Ps     58,432,114
                                              =================   ================   =================

        Commercial appraisals corresponding to the year 2001 were obtained through technical studies conducted by an external fixed assets technical evaluator, for the "external networks" and telecommunications plants" items. The initial reappraisal was recorded in 1996.

NOTE 11--DEBT

A.      NOTES

        On October 28, 1997, Transtel issued $150 million of its 12 1/2% Senior Notes due 2007 (the "Senior Notes") in connection with the financing of its expansion plan. Transtel, which is a holding company with no business operations of its own, conducts its operations through the Operating Companies, which are separate and distinct legal entities.

        The Company has loaned a portion of the proceeds from the Senior Notes to six of its Operating Companies as evidenced by intercompany notes (the "Intercompany Notes (Senior Note Advances)"). The Intercompany Notes (Senior Note Advances) bear interest at 12 1/2%, per annum, are payable in Dollars, and are due on November 1, 2007.

        On December 31, 1998, the Company issued $15.0 million (Ps42,792 million) of its 20.32% Senior Discount Notes due 2008 (the "Discount Notes", and, together with the Senior Notes, the "Existing Notes"). The Discount Notes accrete at the rate of 20.22% per annum, compounded semi-annually, and will have an accreted value at scheduled maturity of approximately $95.7 million (Ps274,160 million). Interest accrues on the accreted value of the Discount Notes at the rate of 0.10% per annum and is payable on February 13 and August 13, until their scheduled maturity of August 13, 2008. As of September 30, 2002, the accreted value of the Discount Notes was approximately $30.9 million.

        The Discount Notes are unsecured obligations of Transtel. The net proceeds of approximately $14.3 million (Ps40,966 million) were used to acquire certain minority interests in certain of the Company's Subsidiaries, to pay for capital expenditures, to provide working capital and fund future acquisitions. Each Operating Company that received proceeds from the issuance of the Discount Notes from Transtel is required under the Indenture governing the Discount Notes (the "Discount Notes Indenture") to guarantee the Discount Notes.

                         TRANSTEL S.A. AND SUBSIDIARIES

        The Company has loaned $8.3 million (Ps23,778 million) of the proceeds from the Senior Discount Notes to four of its Operating Companies as evidenced by Intercompany Notes. The Intercompany Notes bear interest at 20.32% per annum, are payable in Dollars, and have a scheduled maturity of August 13, 2008.

        The amount owed by the Company as of December 31, 2002 for Senior Notes and Discount Senior Notes is as follows:

                                                                              DECEMBER 31,
                                                        --------------------------------------------------------
                                                               2000                2001               2002
                                                        -----------------   -----------------   ----------------
Current portion:
 First emission bonds "Senior Notes" October 21,
  1997 US$150,000,000 (of its 12 1/2% due 2007) .....   Ps              -   Ps    367,803,125   Ps   429,718,500
                                                        -----------------   -----------------   ----------------
Total ...............................................                   -         367,803,125        429,718,500
                                                        =================   =================   ================
 Second emission bonds "Private placement
  Memorandum" December 31,1998 US$ 15,000,000
 "Senior Discount Notes" (of its 20.32% due 2008) ...                   -                   -         92,960,469
                                                        -----------------   -----------------   ----------------
Total ...............................................                   -   Ps              -         92,960,469
                                                        =================   =================   ================
Noncurrent portion:
 First emission bonds "Senior Notes" October 21,
  1997 US$150,000,000 (of its 12 1/2% due 2007) .....         385,670,432                   -                  -
                                                        -----------------   -----------------   ----------------
Total ...............................................         385,670,432                   -                  -
                                                        =================   =================   ================
 Second emission bonds "Private placement
  Memorandum" December 31,1998 US$ 15,000,000
 "Senior Discount Notes" (of its 20.32% due 2008) ...          56,758,812          65,626,768                  -
                                                        -----------------   -----------------   ----------------
Total ...............................................   Ps     56,758,812   Ps     65,626,768   Ps             -
                                                        =================   =================   ================

                         TRANSTEL S.A. AND SUBSIDIARIES

B.      OTHER FINANCIAL OBLIGATIONS

        Other Financial Obligations consisted of the following:

                                                                                  DECEMBER 31,
                                             --------------------------------------------------------------------------------------
                                             Average                       Average                     Average
                                             interest       2000          interest         2001        interest          2002
                                               rate    ---------------       rate     ---------------    rate       ---------------
 Bank overdrafts ..........................   DTF + 4   Ps   12,860,820    DTF + 4    Ps      614,157    DTF + 4    Ps       62,767
 Borrowings from financial entities:
   Denominated in pesos ...................   DTF + 4         9,099,497    DTF + 4          7,604,944    DTF + 4         19,129,938
   Denominated in dollars .................        13%       12,589,210         13%        10,513,235         13%         3,586,322
 Operating leases agreements (a) ..........                           -  Libor + 5          1,281,516  Libor + 5          1,151,667
 National leases agreements (b) ...........   DTF + 4        13,144,368    DTF + 4          6,652,182    DTF + 4          5,485,070
 Interest financial .......................                   2,802,354                             -                             -
                                                        ---------------               ---------------               ---------------
Total .....................................             Ps   50,496,249               Ps   26,666,034               Ps   29,415,764
                                                        ===============               ===============               ===============
Less: Current portion of long - term debt

  Denominated in pesos ....................                   3,001,328                     3,146,286                    12,517,488
  National leases agreements ..............                  11,298,274                     3,433,004                     4,011,171
  Denominated in dollars ..................                           -                     1,290,170                             -
                                                        ---------------               ---------------               ---------------
Total long term - debt ....................             Ps   14,299,602               Ps    7,869,460               Ps   16,528,659
                                                        ---------------               ---------------               ---------------
Total Short term - debt ...................             Ps   36,196,647               Ps   18,796,574               Ps   12,887,105
                                                        ===============               ===============               ===============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(a)     Operating leases agreements

        Operating leases in effect at December 31, 2002 consisted of the following:

                                               NUMBER OF MONTHS                    REMAINING AMOUNTS
                                           -------------------------   ------------------------------------------
                                                           REMAINING                    PURCHASE
         CLASS OF ASSET                    ORIGINAL TERM     PERIOD        AMOUNT        OPTION          TOTAL
----------------------------------------   -------------   ---------   -------------   ----------   -------------
Equipment for 11,000 lines .............         60            4       Ps  1,049,706   Ps  58,267   Ps  1,107,973
Vehicles ...............................         36            4              28,710       14,984          43,694
                                                                       -------------   ----------   -------------
Total ..................................                               Ps  1,078,416   Ps  73,251   Ps  1,151,667
                                                                       =============   ==========   =============

        Such operating lease amounts, including purchase options, are due as follows:

PAYABLE IN THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------

2003 .......................................................   Ps  1,151,667
                                                               -------------
Total minimum lease payments ...............................   Ps  1,151,667
                                                               =============

        Total lease expense was, Ps2,383,397, Ps2,031,808 and Ps457,019 in 2000,
2001 and 2002, respectively.

(b)     National leases agreements

                                                                              DECEMBER 31,
                                                            -----------------------------------------------
                                                                 2000             2001             2002
                                                            --------------   -------------    -------------
Total minimum lease payments ............................   Ps  16,981,261   Ps  8,849,103    Ps  8,030,197
Less: Imputed interest ..................................       (3,836,893)     (2,196,921)      (2,545,127)
                                                            --------------   -------------    -------------
Present values of minimum lease payments ................       13,144,368       6,652,182        5,485,070
Less: Current portion ...................................       (1,846,094)     (3,219,178)      (1,473,899)
                                                            --------------   -------------    -------------
                                                             Ps 11,298,274   Ps  3,433,004    Ps  4,011,171
                                                            ==============   =============    =============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        Such operating lease amounts, including purchase options, are due as follows:

PAYABLE IN THE YEARS ENDING DECEMBER 31,
-----------------------------------------------------------

2003 ......................................................   Ps  1,473,899
2004 and other ............................................       4,011,171
                                                              -------------
Total minimum lease payments ..............................   Ps  5,485,070
                                                              =============

NOTE 12--DEBT OWED TO SIEMENS AND THE LEASE TRUSTEE

        Between May 1996 and September 1999, the Subsidiaries entered into International Lease Agreements with GTO, an affiliate of the Company formed for the purpose of acting as a financing vehicle for the acquisition of telecommunications equipment from Siemens. Under these arrangements, GTO acquired equipment from Siemens pursuant to vendor financings secured by purchase money liens on the acquired equipment and assignments of the International Lease Agreements. The financial terms of the International Lease Agreements substantially mirror the terms of the vendor financings they secure. The International Lease Agreements are accounted for by Transtel as capitalized leases under Colombian GAAP. In connection with a subsequent restructuring of these arrangements pursuant to the Final Certificate of Agreement among Transtel, Siemens and GTO dated January 19, 2001 (the "Acta Final"), GTO transferred all of its right, title and interest in the equipment and the International Lease Agreements to Citibank, N.A., the Lease Trustee (the "Lease Trustee").

        In addition, in May 1997, Transtel purchased from Siemens certain equipment to be used by Caucatel, which purchase was financed by Siemens. Transtel also assumed or entered into a number of purchase agreements for equipment used by TeleGirardot, which purchases were also financed by Siemens.

        Further, between April 1996 and March of 1998, the Subsidiaries entered into agreements with Siemens for design, installation, construction and training services in connection with its infrastructure build-out.

        In January 2002, the Lease Trustee delivered to Unitel, Telejamundi, TelePalmira, TeleCartago and Bugatel notices of payment default under their International Lease Agreements.

        In April 2002, the Operating Companies, GTO and Siemens entered into the Complementary Certificate to the Final Certificate, dated April 27, 2002, complementing the Acta Final (the "Acta Complementaria") pursuant to which (a) the aggregate amount of obligations owing in respect of all obligations to Siemens, as of September 30, 2002, was agreed to be $91.0 million, representing $79.7 million of imputed principal and $11.3 million of imputed interest that was accrued and unpaid, (b) a payment schedule to Siemens for this amount was established, (c) the Operating Subsidiaries established a "double coupon" system, under which a certain percentage of monthly gross revenues of the Operating Subsidiaries are to be remitted directly by customers into accounts controlled by Siemens, which amounts are to be applied by Siemens to amounts due under the contracts, and (d) one of Transtel's shareholders pledged shares representing 30% of Transtel's outstanding common stock to secure payments of the amounts due under the contracts with Siemens, subject to release by Siemens on satisfaction of certain conditions.

        As of December 31, 2002, the Operating Companies have paid an aggregate of $3.2 million with respect to the Siemens Joint Obligor Claim since April 30, 2002.

                         TRANSTEL S.A. AND SUBSIDIARIES

        At December 31, 2002, debt owed to Siemens consisted of the following:

                                                                                     DECEMBER 31,
                                                                 ---------------------------------------------------
                                                                      2000               2001              2002
                                                                 ---------------   ---------------   ---------------
 International leases- Siemens A.G. (a) ......................   Ps  169,677,781   Ps  161,317,777   Ps  187,626,925
 Account payable to Siemens S.A. And Siemens Elasa ...........        11,406,587        29,396,748        27,934,291
 Acumulated interest (b) .....................................         8,391,255        20,177,414        29,947,994
 Payable to Siemens AG for Transtel Siemens Purchase
   Agreement .................................................         5,837,586         5,571,921         6,504,304
 Payable to Siemens AG for E.TG. - other equipment ...........         6,475,344         6,175,356         7,214,905
                                                                 ---------------   ---------------   ---------------
Total ........................................................   Ps  201,788,553   Ps  222,639,216   Ps  259,228,419
                                                                 ===============   ===============   ===============

Less: Noncurrent

 International leases- Siemens A.G. ..........................       163,396,151       142,155,000       187,140,210
 Acumulated interest .........................................                 -                 -        22,875,103
 Account payable to Siemens S.A. And Siemens Elasa ...........                 -                 -        26,052,941
 Payable to Siemens AG for Transtel Siemens Purchase Agreement         4,013,341         4,191,875         6,504,304
 Payable to Siemens AG for ETG other equipment ...............         6,475,344         6,175,356         7,214,905
                                                                 ---------------   ---------------   ---------------
Total long term ..............................................   Ps  173,884,836   Ps  152,522,231   Ps  249,787,463
                                                                 ---------------   ---------------   ---------------

Total Short term .............................................   Ps   27,903,717   Ps   70,116,986   Ps    9,440,956
                                                                 ===============   ===============   ===============

(b) Interest related to the agreement Acta Complementaria signed with Siemens in April 2002.

(a)     International leases- Siemens A.G. agreement:

                                                                              DECEMBER 31,
                                                          ---------------------------------------------------
                                                                2000              2001              2002
                                                          ---------------   ---------------   ---------------
Total minimum lease payments ..........................   Ps  263,050,033   Ps  259,817,571   Ps  263,733,254
Less: Imputed interest ................................       (93,372,252)      (98,499,794)      (76,106,329)
                                                          ---------------   ---------------   ---------------
Present values of minimum lease payments (1) ..........       169,677,781       161,317,777       187,626,925
Less: Current portion .................................        (6,281,630)      (19,162,777)         (486,715)
                                                          ---------------   ---------------   ---------------
                                                          Ps  163,396,151   Ps  142,155,000   Ps  187,140,210
                                                          ===============   ===============   ===============

(1)     This amount includes the residual value.

PAYABLE IN THE YEARS ENDING DECEMBER 31,
--------------------------------------------------------------

2003 .........................................................   Ps      486,715
2005 and follows .............................................       187,140,210
                                                                 ---------------
Total minimum lease payments .................................   Ps  187,626,925
                                                                 ===============

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 13--ACCOUNTS PAYABLE

        Accounts payable consisted of the following:

                                                                                   DECEMBER 31,
                                                                 --------------------------------------------------
                                                                      2000             2001               2002
                                                                 --------------   ---------------   ---------------
Suppliers:
  National ...................................................   Ps  16,051,605   Ps    7,931,710   Ps   12,473,978
  Payable to IBM ($615,313 in 2000, $1,553,547 in 2001 and
    $2,065,749 in 2002) ......................................        4,189,676         8,729,279         5,917,937
                                                                 --------------   ---------------   ---------------
  Sub-total ..................................................   Ps  20,241,281   Ps   16,660,989   Ps   18,391,915
                                                                 --------------   ---------------   ---------------

Accounts Payable:
  Other costs and expenses ...................................            1,813         1,570,632         1,300,293
  Retained VAT ...............................................       12,024,628         5,093,826         4,566,553
  Duty taxes (a) .............................................        1,239,394        36,081,371        42,151,909
  Commercial payable .........................................        3,304,157         1,798,966         1,831,960
  Withholding tax ............................................        2,524,330         2,931,525         1,219,327
  Accrued interest on the Senior Notes .......................       33,020,607        42,919,204       105,028,837
  Accrued interest on the Discount Notes .....................                -            22,354            31,777
  Official creditors .........................................        3,684,276         3,446,039         2,723,662
  Other Creditors ............................................       11,824,307         2,510,804         4,599,062
                                                                 --------------   ---------------   ---------------
  Sub-total ..................................................       67,623,512        96,374,721       163,453,380
                                                                 --------------   ---------------   ---------------
Total ........................................................   Ps  87,864,793   Ps  113,035,710   Ps  181,845,295
                                                                 ==============   ===============   ===============

Less: Noncurrent

  Duty taxes .................................................                -        22,813,757        37,290,630
  Payable to IBM .............................................          513,486         2,530,632         1,788,569
                                                                 --------------   ---------------   ---------------
Total long term - debt .......................................   Ps     513,486   Ps   25,344,389   Ps   39,079,199
                                                                 --------------   ---------------   ---------------
Total Short term - debt ......................................   Ps  87,351,307   Ps   87,691,321   Ps  142,766,096
                                                                 ==============   ===============   ===============

(a) The DIAN (the Colombian government tax department) allows for the deferral of value-added taxes and duties related to the temporary importation of telecommunications equipment with a contract, with or without an option to purchase. Fiscal laws order that the total custom taxes must be shared in accordance with the cannons established in the lease agreement.

        As of December 31, 2002, the maturity date of the duty taxes is as follows:

                                           YEAR                  AMOUNT IN PS.
                                           ----                  -------------
                         2003 ................................       4,861,279
                         2004 ................................       8,430,382
                         2005 ................................       8,430,382
                         2006 and follows ....................      20,429,868

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 14--TAX LIABILITIES

        Tax liabilities consisted of the following:

                                                                       DECEMBER 31,
                                                      ------------------------------------------------
                                                           2000             2001             2002
                                                      --------------   --------------   --------------
 Value added tax payable (a) ......................   Ps  11,566,274   Ps  18,911,786   Ps  18,877,541
 Deferred income tax (b) ..........................                -        8,703,510       11,095,446
 Interest tax .....................................          742,501        2,843,772        3,316,772
 Income tax withholdings (a) ......................        1,465,527        2,418,331        4,553,025
 Retained value added tax payable .................          115,792          198,624          301,961
 Retained industry and commerce tax ...............        1,563,059        1,677,700        1,754,299
 Income tax .......................................       10,252,174        2,754,926        2,058,165
 Other tax ........................................          445,036        1,773,838        4,817,492
                                                      --------------   --------------   --------------
Total .............................................   Ps  26,150,363   Ps  39,282,487   Ps  46,774,701
                                                      ==============   ==============   ==============

Less: Noncurrent

 Deferred income tax ..............................                -        8,703,510       10,969,992
 Value added tax payable ..........................                -        4,894,445        2,691,101
 interest tax .....................................                -          298,366          170,329
 Income tax withholdings ..........................                -          343,876           76,836
 Income tax .......................................                -        1,321,760        1,043,635
                                                      --------------   --------------   --------------
Total portion noncurrent ..........................   Ps           -   Ps  15,561,957   Ps  14,951,893
                                                      --------------   --------------   --------------

Total current .....................................   Ps  26,150,363   Ps  23,720,530   Ps  31,822,808
                                                      ==============   ==============   ==============

(a) For the total debt with the DIAN related to value added tax payable and withholding income tax for value of Ps23,430,566, Ps13,891,810 were restructured as follows:

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

                                                                       NUMBER OF
                    COMPANY                          AGREEMENT DATE      QUOTAS        AMOUNT
------------------------------------------------   -----------------   ---------   --------------
Transtel S.A. ..................................   August 30/2001          33      Ps     901,580
Bugatel S.A. E.S.P. ............................   Abril 10/2002           26           1,730,060
Telefonos de Cartago S.A. E.S.P. ...............   September 10/2001       40           3,254,801
Caucatel S.A. E.S.P. ...........................   December 10/2001        35           1,661,805
E.T.G. S.A. E.S.P. .............................   December 13/2001        34           2,024,014
Telepalmira S.A. E.S.P. ........................   Abril 2/2002            21           3,393,964
Suscripciones Audiovisuales E.U. ...............   Abril 23/2002           31             925,586
                                                                                   --------------
Total ..........................................                                   Ps  13,891,810
                                                                                   ==============

        Fixed assets, networks and telecommunication equipment have been given as collateral in order to back up the payment for the obligations.

(b) Corresponds to deferred tax related to temporary differences regarding the variance in the depreciation method for tax purposes versus the depreciation method utilized for book purposes (reverse-sum-of-the-years method vs. straight-line method), and the number of years applied in the amortization of the Notes (5 and 10 years for tax and accounting purposes, respectively).

NOTE 15--LABOR LIABILITIES

        Labor liabilities consisted of the following:

                                                                   DECEMBER 31,
                                                   -------------------------------------------
                                                       2000            2001            2002
                                                   -------------   -------------   -----------
Salaries payable ...............................   Ps    831,591   Ps    100,542   Ps   78,160
Accrued severance compensation .................         697,597         529,714       429,369
Interest on severance compensation .............          81,962          63,101        49,976
Accrued vacation ...............................         580,796         469,947       441,675
Other ..........................................              61           7,787           141
                                                   -------------   -------------   -----------
Total ..........................................   Ps  2,192,007   Ps  1,171,091   Ps  999,321
                                                   =============   =============   ===========

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 16--OTHER LIABILITIES

        Other liabilities consisted of:

                                                                    DECEMBER 31,
                                                  ------------------------------------------------
                                                       2000             2001             2002
                                                  --------------   --------------   --------------
Accrued costs and expenses ....................   Ps  12,524,405   Ps   3,250,417   Ps   1,081,310
Collection third parties (a) ..................        3,189,134       33,195,603       23,514,007
Interconnection returned ......................          161,629          129,732          112,096
Accrued litigation loss (b) ...................        2,537,480        2,354,440        2,200,000
Others ........................................        4,849,274        1,649,516          550,033
                                                  --------------   --------------   --------------
 Total ........................................       23,261,922       40,579,708       27,457,446
                                                  ==============   ==============   ==============

Less Non current portion:
Accrued litigation loss .......................        2,537,480   Ps   2,354,440        2,200,000
Collection third parties ......................                -                -        9,567,416
                                                  --------------   --------------   --------------
 Total ........................................   Ps   2,537,480   Ps   2,354,440   Ps  11,767,416
                                                  ==============   ==============   ==============
 Total Current ................................   Ps  20,724,442   Ps  38,225,268   Ps  15,690,030
                                                  ==============   ==============   ==============

(a) Corresponds to the liabilities owed to long distance operators. The main amount corresponds to liabilities with the National Telecommunications Company, TELECOM with whom the Company executed payment agreements in November 2001 with a 36 month term plus an annual interest rate of 24% payable monthly. At December 31, 2002, the payments made by the Company are in accordance with the agreement.

(b) Tele Girardot was sued by Tele Tequendama E.S.P., a local telephone operator competitor, for Ps2,200,000 (nominal Pesos) on June 4, 1997 for unfair competition in Tele Tequendama's zone of operations. Although the resolution and trial of this lawsuit did not occur during 2000, the Company and Tele Girardot agreed that Tele Girardot would record, concurrently with the acquisition of Tele Girardot, by the Company on December 31, 1997, Ps2,200,000 (nominal Pesos) as an estimate of the liability that is probable as a result of the litigation.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 17--ACCRUED PENSION OBLIGATIONS

        On December 31, 1997, the Company assumed the defined benefit pension liability totaling Ps10,314,338, of TeleGirardot for certain personnel of the Municipality of Girardot that were retired or became employees of the Company and have subsequently retired. The liability assumed was recorded on the basis of actuarial studies and reflects all pension liabilities earned by the TeleGirardot employees through December 31, 1997. An additional actuarial study was obtained as of December 31, 2002 and the liability at that date was based on that study.

        The following table sets forth the funded status of the defined benefit plan at December 31, 2000, 2001 and 2002:

                                                                                DECEMBER 31,
                                                                ---------------------------------------------
                                                                    2000            2001            2002
                                                                -------------   -------------   -------------
Actuarial present value of beneficial obligations:
Vested benefit obligations ..................................   Ps  8,158,819   Ps  7,719,176   Ps  7,224,599
                                                                -------------   -------------   -------------
Acumulated benefit obligation ...............................       8,158,819       7,719,176       7,224,599
                                                                -------------   -------------   -------------
Projected benefit obligation ................................       8,158,819       7,719,176       7,224,599
Less- Plan assets at fair value .............................               -               -               -
                                                                -------------   -------------   -------------
Unfunded projected benefit obligation .......................       8,158,819       7,719,176       7,224,599
                                                                -------------   -------------   -------------
Unrecognized net transition obligation ......................               -               -               -
Unrecognized net gain (loss) ................................               -               -               -
                                                                -------------   -------------   -------------
Net accrued pension liability recorded ......................       8,158,819       7,719,176       7,224,599
Less: Non current portion of pension liability recorded .....       6,789,980       6,437,021       6,024,593
                                                                -------------   -------------   -------------
Short-term of pension liability recorded ....................   Ps  1,368,839   Ps  1,282,155   Ps  1,200,006
                                                                =============   =============   =============

Pension expenses during 2000, 2001 and 2002, as follows:

        The following are actuarial assumptions used for the December 31, 2000, 2001 and 2002 defined pension calculations:

                                                                        DECEMBER 31,
                                                            --------------------------------
                                                               2000        2001       2002
                                                            ---------   ---------   --------
            Discount rate ...............................   Ps  18.55%  Ps   4.80%  Ps  4.80%
            Future salary increases .....................       13.12%      10.23%      8.28%
            Number of covered employees:
            Active ......................................           -           -          -
            Retired .....................................          75          75         75

        In accordance with the Colombian Labor Code, the Company is subject to Colombian Law 100, which requires that the Company and its employees, other than those in TeleGirardot's defined benefit plan, contribute monthly to a pension fund or the Social Security Institute based on a percentage of their salaries.

        In Colombia there is no legal requirement that pension obligations, other than Social Security, be funded with payments to an outside fiduciary.

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 18--INCOME TAX

        Consolidated income tax returns are not permitted in Colombia. The statutory income tax rate for Transtel was 35% for 2000, 2001 and 2002.

        Under Colombian law, Transtel must pay a minimum tax of 35% based on 2002 and 2001 income before tax, or 6% of shareholders' equity for tax purposes at the end of the immediately preceding year. For the year 2000 this percentage of shareholders' equity for tax purposes was 5%. However, operating companies such as Transtel's Operating Companies are not subject to such a minimum income tax. According to local law (Colombian Law 550 of 1999), during the negotiation and execution phase of the Restructuring Agreement, it was established that Transtel, a parent company, will not be required to pay a minimum tax of 6% of shareholders' equity for tax purposes at the end of the immediately preceding year, for a maximum of 8 years beginning at the official signing of the proposed Restructuring Agreement.

        In accordance with Colombian Law 142 of 1994 and Colombian Law 223 of 1995, entities which render basic residential telephone services and which are mixed capital companies (i.e. companies with both public and private capital, such as certain of the Company's Subsidiaries) were exempt in 1995 and partially exempt from the payment of income taxes for a term of seven years from 1996 with respect to profits which are retained for upgrading, expansion or replacement of telephone systems. These companies were exempt from taxes on 100% of income related to basic telephone services for 1996; thereafter, the exemption decreased by 10 percentage points each taxable year through 2000 and then decreased by 20 percentage points in 2001 and 2002. After 2002, there was no longer any exemption.

        During 2000, Colombian Law 633 of 2000 modified the exemption percentages described in the above paragraph in the following way: 30% exemption for the year 2001, 10% for the year 2002, and from there on there will be no exemption for local telephone companies with mixed capital.

        In 2001, the Company reversed the deferred tax liability generating an income of Ps21,776 millions, as a consequence and in accordance with article 211 of the tax local law.

        As discussed in Note 8, on December 31, 2001, Transtel recorded approximately Ps29,670 million (historic cost) corresponding to a deferred income tax asset, whose recoverability was based upon the future profitability of the Company. In October 2002, the Superintendency of Corporations, through resolution No. 355-002766, ordered Transtel to write off the entire recorded amount of the deferred income tax asset, with a direct charge to the retained earnings (deficit) of Ps31,752,852.

        The total income tax (expense) benefit for the years ended December 31, 2000, 2001 and 2002 is as follows:

                                                               DECEMBER 31,
                                             ------------------------------------------------
                                                  2000             2001             2002
                                             --------------   --------------   --------------
        Current ..........................   Ps  (3,798,023)  Ps  (2,194,023)  Ps  (1,205,868)
        Deferred .........................         (592,895)      26,489,499       (2,066,979)
                                             --------------   --------------   --------------
          Total ..........................   Ps  (4,390,918)  Ps  24,295,476   Ps  (3,272,847)
                                             ==============   ==============   ==============

                         TRANSTEL S.A. AND SUBSIDIARIES

        The following is a calculation of the current portion of income tax expense for the years ended December 31, 2000, 2001 and 2002:

                                                                              DECEMBER 31,
                                                            ----------------------------------------------------
                                                                  2000              2001              2002
                                                            ---------------   ---------------   ----------------
Income(loss) before taxes and minority interest .........   Ps  (23,581,897)  Ps  (65,300,684)  Ps  (181,951,727)
Expenses and provisions not deductible ..................        70,585,918       105,301,152        122,151,242
Dividends from subsidiaries .............................         6,154,662                 -                  -
Difference between adjustment for inflation for tax
  purposes and for financial reporting purposes .........        (6,435,214)       (2,156,875)        (2,573,527)
Other ...................................................       (30,694,447)      (31,574,955)        65,819,348
                                                            ---------------   ---------------   ----------------
Adjusted income before taxes and minority ...............        16,029,022         6,268,638          3,445,336
Less- Exempt income .....................................        (5,177,527)                -                  -
                                                            ---------------   ---------------   ----------------
Taxable income ..........................................        10,851,495         6,268,638          3,445,336
Statutory tax rate ......................................                35%               35%                35%
                                                            ---------------   ---------------   ----------------
Current income tax expense ..............................   Ps    3,798,023   Ps    2,194,023   Ps     1,205,868
                                                            ===============   ===============   ================

        The percentage of exempt income to the adjusted income before taxes and minority interest was 32.3%, for the year ended December 31, 2000. For 2001 and 2002, the percentage of exempt income was zero as a consequence of a local tax law that allows this percentage conditioned to fiscal losses in the Subsidiaries for those periods. These percentages vary from the statutory exemptions for the Operating Companies discussed earlier (60% in 2000, 30% in 2001 and 10% in
2002), because the income of Transtel (unconsolidated) is not exempt from income taxes; however, it is included in the consolidated adjusted income before taxes and minority interest.

        On December 31, 2002 Transtel has a tax loss carry forward of Ps87,899,200, of which Ps22,408,197 expires in 2003, Ps32,908,173 expires in
2004, Ps19,725,175 expires in 2005, and Ps12,857,655 expires in 2006.

        The income tax reports for 1998 to 2002 remain open for review by DIAN. See Note 29.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 19--MINORITY INTEREST

        Minority interest in the net assets of Subsidiaries consisted of the following:

                                                                      DECEMBER 31,
                                                     ------------------------------------------------
                                                          2000             2001             2002
                                                     --------------   --------------   --------------
Capital ..........................................   Ps  47,059,161   Ps  47,059,161   Ps  47,059,161
Retained earnings ................................       28,227,651       23,952,911       21,586,662
Surplus from reappraisal of assets ...............       15,482,318       17,178,237       17,544,058
                                                     --------------   --------------   --------------
Total ............................................   Ps  90,769,130   Ps  88,190,309   Ps  86,189,881
                                                     ==============   ==============   ==============

NOTE 20--MEMORANDUM ACCOUNTS

        Memorandum accounts consisted of the following:

                                                                        DECEMBER 31,
                                                      ---------------------------------------------------
                                                          2000              2001              2002
                                                      ---------------   ---------------   ---------------
Debtor:
  Debit fiscal tax account (a) ...................    Ps   77,342,512   Ps  255,411,301   Ps  397,499,791
  Remaining payments on operating lease
    agreements ...................................        135,848,607        89,054,557        37,995,685
  Goods and securities pledged as collateral .....          4,671,253         4,334,294         4,049,985
  Total depreciable assets .......................          4,200,341         9,560,041        12,040,532
  Contingent rights ..............................             11,460            10,634             9,936
  Other ..........................................          5,957,554        16,485,690         3,774,469
                                                      ---------------   ---------------   ---------------
Total debtor accounts ............................    Ps  228,031,727   Ps  374,856,517   Ps  455,370,398

Creditor:
  Credit Fiscal tax account (b) ..................         28,939,013       110,247,933       129,792,961
  Promisory Notes sold without recourse to be
    collected on behalf of financial institution           15,506,137         7,438,361                 -
  Citi Trust/ Siemens agreements (d) .............                  -                 -       248,974,903
  Contingent reponsability .......................    Ps   49,434,478   Ps    2,669,671   Ps    4,802,729
  Trade payables in dispute ......................                  -                 -         9,344,663
  Goods and securities received as collateral ....          1,303,366         1,209,348         4,203,376
  Other contingencies (c) ........................         17,429,707        12,012,207        55,118,723
                                                      ---------------   ---------------   ---------------
Total creditor accounts ..........................    Ps  112,612,701   Ps  133,577,520   Ps  452,237,355
                                                      ---------------   ---------------   ---------------
Total ............................................    Ps  340,644,428   Ps  508,434,037   Ps  907,607,753
                                                      ===============   ===============   ===============

(a) In accordance with Colombian GAAP, this account is the net result in the active accounts for tax purposes.

(b) In accordance with Colombian GAAP, this account is the net result in the passive accounts for tax purposes.

(c) For 2002, such amount primarily includes: (i) Ps5,179,265 corresponding to financing granted by the DIAN (See Note 13) and (ii) Ps37,033,568 corresponding to the financial interest expense related to the obligations with Siemens, which are explained in the Acta
        Complementaria, signed in April 2002.

                         TRANSTEL S.A. AND SUBSIDIARIES

(d) For 2002, such amount corresponds to the guarantee by endorsement given by Transtel on debts that its affiliates have acquired with Siemens.

NOTE 21--SHAREHOLDERS' EQUITY

Authorized capital stock

        The authorized common stock as of December 31, 2002, amounts to 50 billion shares, of which 34.611.747.976 shares of Ps34,611,748 (historical) value are in circulation.

Legal reserve

        Pursuant to Colombian law, 10% of the net profit of the Parent Company and its Colombian Subsidiaries in each year must be appropriated with a credit to a "reserve fund" until it is equivalent to at least 50% of the subscribed capital. This legal reserve may not be reduced to less than the indicated percentage, except to cover losses in excess of undistributed profits.

Appropriated for future construction and acquisitions

        Reserves other than the legal reserve, appropriated directly out of retained earnings, are freely distributable by the shareholders in general meetings subject to the Company complying with the covenants in the indenture of the Senior Notes.

Revaluation of Shareholders' equity

        Shareholder's equity includes revaluation amounts, which result from inflation adjustments, which may not be distributed to shareholders until the Company has been liquidated or such value is capitalized, in conformity with
Article 36-3 of the Tax code. Such amount was Ps22,219,766 in 2000, Ps27,757,792 in 2001, and Ps40,623,041 at December 31, 2000, 2001 and 2002, respectively.

Valorization Surplus

        Commercial appraisals corresponding were obtained in 2001 through technical studies conducted by an external technical valuator for the "external networks" and "telecommunication plants" items.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 22--REVENUES

        Revenues consisted of the following:

                                                              DECEMBER 31,
                                            ---------------------------------------------------
                                                 2000              2001              2002
                                            ---------------   ---------------   ---------------
Connection fees .........................   Ps    6,006,109   Ps    2,033,026   Ps      726,657
Local usage charges .....................        57,370,497        36,105,268        39,095,040
Basic charges ...........................        32,615,466        24,542,320        28,257,613
Long distance charges ...................        23,490,975        25,710,354        24,199,936
Internet charges ........................                 -         2,605,846         3,940,316
Pay television services .................         6,099,884         5,259,177         4,644,305
Other operating income ..................        10,609,346        10,181,279         9,370,393
                                            ---------------   ---------------   ---------------
Total ...................................   Ps  136,192,277   Ps  106,437,270   Ps  110,234,260
                                            ===============   ===============   ===============

NOTE 23--OPERATING COSTS

        Operating costs consisted of the following:

                                                                     DECEMBER 31,
                                                    ------------------------------------------------
                                                         2000             2001             2002
                                                    --------------   --------------   --------------
Depreciation ....................................   Ps   5,944,185   Ps   8,373,085   Ps  10,662,699
Salaries, benefits and other labor payments .....        3,112,897        6,971,326        6,271,469
Pension expenses ................................          522,668          720,708          654,143
Utilities .......................................        3,893,390        4,331,220        3,593,642
Rentals of space ................................          786,994        5,209,525        4,484,806
Insurance .......................................          254,492          169,778        1,343,616
Services, maintenance and repairs ...............        2,115,082        2,060,040        1,860,532
Programming costs ...............................                -        3,122,183        3,396,198
Taxes other than income .........................        1,913,830          730,922                -
Other ...........................................        7,088,485        3,570,559        5,171,337
                                                    --------------   --------------   --------------
Total ...........................................   Ps  25,632,023   Ps  35,259,346   Ps  37,438,442
                                                    ==============   ==============   ==============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 24--ADMINISTRATIVE EXPENSES

        Administrative expenses consisted of the following:

                                                                             DECEMBER 31,
                                                            ------------------------------------------------
                                                                 2000             2001             2002
                                                            --------------   --------------   --------------
Salaries, benefits and other labor payments .............   Ps   5,715,865   Ps   3,698,243   Ps   5,156,702
Pension expenses ........................................          171,085          325,955          232,700
Fees ....................................................        2,691,402        5,408,802        9,450,349
Insurance ...............................................          441,722          802,113          637,560
Travel expenses .........................................          225,519          368,639          619,790
Write off of accounts receivable (a) ....................       42,272,797       24,197,192                -
Taxes and contributions national and local taxes ........                -        2,283,555        5,771,770
Utilities ...............................................                -          844,223          656,038
Services, maintenance and repairs .......................          685,579          149,660          389,155
Rentals of space ........................................          627,451          191,407           83,878
Deferred amortization ...................................       18,595,228       13,472,091       15,429,152
Intangible amortization .................................          877,774        4,035,291        2,944,985
Provision for doubtful accounts .........................        2,801,972       11,489,514          869,866
Provision for equipment .................................       12,521,734        1,705,240          181,899
Provision for write down of investments .................        4,062,341        5,441,643                -
Depreciation ............................................        1,546,676        1,838,606        3,108,609
Other ...................................................        3,435,618        3,138,753        3,449,347
                                                            --------------   --------------   --------------
Total ...................................................   Ps  96,672,763   Ps  79,390,927   Ps  48,981,800
                                                            ==============   ==============   ==============

(a) Due to the national recession, the Company has lost a large number of subscribers and has suffered an increase in account receivables from its customers. Transtel adopted the policy of writing off receivables of doubtful collection, affecting operating income statement expense accounts by Ps24,197,192 in 2001 and Ps42,272,192 in 2000. For 2002, no
        amounts were written off to administrative expenses because the account receivables write-off during 2002 corresponded to non-collectible accounts receivable for years previous to 2002; as such, Colombian GAAP allows this type of write off to be charged against a non-operating expense account (see Note 26).

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 25--NON OPERATING INCOME (EXPENSES)

        Financial income consisted of the following:

                                                  DECEMBER 31,
                                 -----------------------------------------------
                                      2000             2001             2002
                                 --------------   --------------   -------------
Interest .....................   Ps   1,536,540   Ps  15,529,129   Ps  1,659,601
Exchange gains ...............        1,264,780        8,438,873         303,605
Recovery .....................                -           13,223         360,463
Indemnities ..................       32,469,127                -               -
Other financial income .......        4,652,037        2,660,704             943
                                 --------------   --------------   -------------
Total ........................   Ps  39,922,484   Ps  26,641,929   Ps  2,324,612
                                 ==============   ==============   =============

        Financial expenses consisted of the following:

                                                                 DECEMBER 31,
                                                --------------------------------------------------
                                                     2000              2001              2002
                                                --------------   ---------------   ---------------
Interest bonds ..............................   Ps  33,615,364   Ps   57,800,496   Ps   69,445,558
Interest with third parties .................                -        24,552,089        16,054,063
Financial interest ..........................                -         7,933,930         7,123,528
Bank commisions .............................        3,296,724         1,709,178         1,693,563
Exchange losses bonds (a) ...................       32,223,777         4,874,993       128,572,369
Exchange losses third parties ...............                -        11,694,586        14,608,168
Bank expenses ...............................          345,636         1,396,842           216,843
Other financial expenses ....................       10,989,588         7,844,426         1,057,153
                                                --------------   ---------------   ---------------
Total .......................................   Ps  80,471,089   Ps  117,806,540   Ps  238,771,245
                                                ==============   ===============   ===============

(a) For 2002, such amount includes a charge of Ps45,508,146 ($15.885 million) related to the Superintendency of Corporations through Resolution number 355-004040 of December 23, 2002. (See Note 8.)

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 26--OTHER INCOME (EXPENSES), NET

        Other income (expenses), net consisted of the following:

                                                                            DECEMBER 31,
                                                        ---------------   ---------------   ---------------
                                                             2000               2001              2002
                                                        ---------------   ---------------   ---------------
Other income (expenses):
Writte off of accounts receivable (a) ...............   Ps  (31,392,655)  Ps  (10,346,751)  Ps  (14,041,406)
Physical inventory adjustment (b) ...................                 -         7,063,334                 -
Equity inflation adjustment (c) .....................                 -                 -        (8,759,626)
Adjustment reconcile the supliers and
  operator balance and financial entities ...........                 -           104,411         4,778,935
Other inflation adjustment ..........................                 -        (2,469,625)          539,621
Tax to Uphold democratic security ...................                 -                 -          (124,906)
Other income (expenses) .............................         4,625,144          (252,029)       (1,806,537)
                                                        ---------------   ---------------   ---------------
Total, net ..........................................   Ps  (26,767,511)  Ps   (5,900,660)  Ps  (19,413,919)
                                                        ===============   ===============   ===============

(a) Due to the national recession, the Company has lost a large number of subscribers and has suffered an increase in account receivables from its customers. Transtel adopted the policy of writing off the receivables of doubtful collection, affecting non-operating income statement expense accounts by Ps31,392,655 in 2000, Ps10,346,751 in 2001, and Ps14,041,406
        in 2002. For 2000, 2001, and 2002 such amounts were written off to non-operating expenses because the account receivables write-off corresponds to non-collectible accounts receivable for years previous to 2000, 2001, and 2002, respectively; as such, Colombian GAAP allows this type of write-off to be charged against a non-operating expense account.

(b) For 2001, this amount primarily represents an adjustment to reconcile the physical inventory of the Property, Plant and Equipment with the book values. It was the first complete physical inventory performed by Transtel and its Subsidiaries since the beginning of the Company's operations.

(c) Adjustment made by Transtel in accordance with regulations issued by Superintendency of Corporations, (Resolution Nos. 355-2766 and 355-004040 of October and December 2002).

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 27--NET MONETARY CORRECTION

        The net monetary inflation adjustment income consisted of the following:

                                                                       DECEMBER 31,
                                                    ---------------------------------------------------
                                                          2000              2001              2002
                                                    ---------------   ---------------   ---------------
Inflation adjustment of:
Investments .....................................   Ps      624,781   Ps   13,900,371   Ps   12,332,032
Properties, plant and equipment, net ............        27,351,568        41,483,263        51,999,057
Deferred charges, net ...........................         3,676,885         3,742,522         2,879,873
Intangibles, net ................................         4,945,551           602,060           457,832
Deferred monetary correction, net ...............         3,978,846           343,898           678,599
Other assets ....................................                 -               106                97
Shareholders equity .............................       (10,730,903)      (20,094,630)      (18,252,683)
                                                    ---------------   ---------------   ---------------
Total ...........................................   Ps   29,846,728    Ps  39,977,590    Ps  50,094,807
                                                    ===============   ===============   ===============

NOTE 28--COMMITMENTS

DIAN Financing

        The Departamento de Impuestos y Aduanas Nacionales ("DIAN") allows for the deferral of value-added taxes and duties related to the purchase of certain imported telecommunications equipment by the Company through its Operating Companies, relating to the Company's expansion plan. Based on the expected imported equipment to be purchased under the expansion plan, the Company estimates that it will be able to defer approximately $14.1 million of taxes and duties during the expansion plan that will be paid over a five-year period commencing six months from the date of incurrence (the "DIAN Financing"). The DIAN Financing consists of approximately $10.0 million of value-added tax and $4.1 million of duty and does not bear any interest. Prior to December 24, 1998, the value-added tax, when paid, could be taken as a credit against income taxes to the extent that income taxes were payable in a two year period or were refundable if not used as a credit. On December 24, 1998 the Colombian government issued Law 488, which reformed the tax rules as of January 1, 1999. Law 488, among other things, established that the value-added tax paid cannot be taken as a credit against income taxes commencing in 1999 but may be treated as a deduction from taxable income or capitalized as a cost of the respective asset. All DIAN Financing, other than $942,050 paid during 1998, is subject to Law 488. No DIAN Financing amounts were due at December 31, 1997 as Siemens had not yet completed the delivery and installation of the equipment to be leased under certain Global Leases. As of December 31, 1998, the DIAN Financing had been recorded as a memorandum account related to the Global I Purchase Agreement of $4.2 million of which $1.4 million had been paid. As of December 31, 2000, the DIAN Financing was recorded as an account payable in the amount of $17.4 million, which was related to Global Purchase Agreements I, II, III, and V. As of December 31, 2001 and 2002, the DIAN Financing was recorded as accounts payable in the amount of $12.5 million (Ps36,081 million) and $14.7 million (Ps42,152 million) respectively. (See Note 13)

NOTE 29--CONTINGENCIES

        The following contingencies arose during 2002 and are outstanding at December 31, 2002:

        TRANSTEL

        On October 21, 1999, as a result of extemporized information given to the Central Bank, the DIAN imposed a monetary punishment on the Company in the amount of Ps291 million. This legal situation has to be ultimately decided by the Colombian Supreme Court, which is pending a final resolution, as of the date of these financial

                         TRANSTEL S.A. AND SUBSIDIARIES
        statements. The Company and the Company's attorneys believe that the end result will be in favor of the Company. As such, as of December 31, 2002, the Company has not recorded a liability related to this contingency, because the Company does not believe it is probable that the Company will have to pay such contingency.

        BUGATEL S.A. E.S.P.

        Colombian fiscal authorities have assessed a higher tax payment of Ps1,785 million based on the income tax and complementary earnings statement filed for fiscal year 1999.

        The Company filed a corresponding appeal and to date is still awaiting a final judgment. As such, as of December 31, 2002, the Company has not recorded a liability related to this contingency.

        CAUCATEL S.A. E.S.P.

        Colombian fiscal authorities have assessed a higher tax payment of Ps87 million based on the income and complementary earnings tax statement filed for fiscal year 1998.

        The Company filed a corresponding appeal and to date is still awaiting a final judgment. As such, as of December 31, 2002, the Company has not recorded a liability related to this contingency.

        EMPRESA DE TELEFONOS DE PALMIRA S.A. EMPRESA DE SERVICIOS PUBLICOS (TELEPALMIRA S.A. E.S.P.)

        Colombian fiscal authorities have assessed a higher payment of Ps669 and Ps2,956 million respectively, based on the income and complementary earning tax returns filed for fiscal years 1998 and 1999.

        The Company filed a corresponding appeal and to date is still awaiting a final judgment. As such, as of December 31, 2002, the Company has not recorded a liability related to this contingency.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        EMPRESA DE TELECOMUNICACIONES DE GIRARDOT S.A. E.S.P.

        Colombian fiscal authorities have assessed a higher payment of Ps739,543, respectively, based on the income and complementary earning tax returns filed for fiscal years 1998.

        The Company filed a corresponding appeal and to date is still awaiting a final judgment. As such, as of December 31, 2002, the Company has not recorded a liability related to this contingency.

At June 30, 2003, the above mentioned contingencies, where the Colombian fiscal authorities have assessed a higher tax payment, are still pending final resolutions. The Company's attorneys and the Company, based on the new tax law (Law 788) approved by the Colombian Congress on December 26, 2002, believe that the final determination of such contingencies will be in favor of the Company. For this reason, as mentioned prior, no provision was set up for these outstanding contingencies, at December 31, 2002, as the Company does not believe it is probable it will have to pay such contingencies.

NOTE 30--IMPORTANT EVENTS

        On December 27, 2002, the Colombian government issued Law No. 788 in which modification reforms are established regarding national and territorial taxes.

        The most relevant aspects are:

..       Said regulations state that starting January 1, 2003, inventories will once again be subject to adjustment due to inflation, not only for accounting but also for tax effects. As such, the tax adjustment for inflation for inventories that had been eliminated by Law No. 488 of year 2000 was reinstated with Law No. 788.

..       Additionally, another surcharge equivalent to 10% of the net income tax was created and comes into effect in the year 2003. Starting 2004, it will be reduced to 5%.

        . This surcharge is not deductible nor can it be written off in the income tax return; and

        . An advance tax payment of 50% must be made during the second half of 2003, calculated based on the income tax return filed for the year 2002.

..       With regard to sales tax, starting on January 1, 2003, the mobile telephone service will be subject to a 20% tax.

..       Companies can compensate fiscal losses adjusted for inflation starting with 2003, but without exceeding 25% per annum of the value of the fiscal loss and without detriment to the presumptive income for the financial year. Fiscal losses will not be transferable to affiliate companies. Additionally, it is established that fiscal losses incurred by taxpayers prior to the year 2003, will still be governed by prior regulations norms. Under the tax reform, losses can be applied with no percentage limit to the following five years.

..       A regulation was passed regarding transfer prices. Through an addition to chapter XI of the Colombian Tax Statute, it was established that income tax payers, who carry out operations with economic links or related parties, are obligated to calculate, for income and complementary earnings tax filing purposes, their ordinary and extraordinary income and their costs and deductions, taking into account prices and profit margins that would have been used in similar operations with independent parties.

        Additionally, starting with fiscal year 2004, a disclosure report must be submitted of operations held with all related of affiliated parties.

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 31--SUBSEQUENT EVENTS

DIAN

        Based on agreements of payment signed with DIAN, as mentioned in Note 14, on March 31, 2003, Transtel and its Subsidiaries have made the following payments to the tax authorities for taxes of prior years:

               COMPANY                          CONCEPT                       PAYED AMOUNT
               Bugatel                          Withholding tax                      28,377
                                                Value Added tax                     363,781
                                                Democratic security tax             144,028
                                                                              -------------
                                                                              Ps    536,186
                                                                              -------------

               Telefonos de Cartago             Withholding tax                     214,753
                                                Value added tax                     153,913
                                                Democratic security tax             183,718
                                                                              -------------
                                                                                    552,384
                                                                              -------------

               Telejamundi                      Withholding tax                      13,070
                                                Value added tax                      87,323
                                                Democratic security tax              51,915
                                                                              -------------
                                                                                    152,308
                                                                              -------------

               Suscripciones Audiovisuales      Withholding tax                      20,850
                                                Value added tax                      27,824
                                                Income tax                           35,685
                                                                              -------------
                                                                                     84,359
                                                                              -------------

               Unitel (a)                       Withholding tax                     230,000
                                                Value added tax                     807,272
                                                Democratic security tax             462,801
                                                                              -------------
                                                                                  1,500,073
                                                                              -------------

               Caucatel                         Withholding tax                      70,817
                                                Value added tax                     280,673
                                                Facility payments tax                57,488
                                                                              -------------
                                                                                    408,978
                                                                              -------------

               Total                                                          Ps  3,234,288
                                                                              -------------

        With the payment of its duties of 2002, the Company is currently up to date.

(a) The Dian permitted through resolution No. 808-009 of March 14, 2003, that Unitel make payments in 36 monthly installments starting in April 2003, in order to pay taxes in the amount of Ps15,613,000 for 2002 for withholding taxes and value added tax.

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 32--DIFFERENCES BETWEEN COLOMBIAN GAAP AND U.S. GAAP

        The Company's financial statements are prepared in accordance with Colombian GAAP. Because these principles differ in certain significant respects from U.S. GAAP, this note presents reconciliation to U.S. GAAP of net income
(loss) and shareholders' equity as of and for the years ended December 31, 2000, 2001 and 2002.

(a)     RECONCILIATION OF NET INCOME:

        The following summarizes the principal differences between accounting practices under Colombian and U.S. GAAP and their effects on net income (loss) for the years ended December 31, 2000, 2001 and 2002:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------------------
                                                                       2000                2001                2002
                                                                 ---------------     ----------------   ------------------
Consolidated net loss under Colombian GAAP ...................   Ps  (26,686,989)    Ps   (37,791,568)  Ps    (183,804,851)
(i) Depreciation .............................................       (21,921,290)         (32,747,078)         (29,595,386)
(ii) Capitalized interest ....................................         7,521,521            6,340,571           (1,054,893)
(iii) Amortization of Deferred costs .........................         7,181,841            5,596,398            2,344,134
(iv) Deferred foreign exchange loss ..........................       (19,943,122)         (22,492,704)         (99,508,994)
(v) Capital leases ...........................................          (384,010)            (526,961)          (1,182,141)
(vi) Revenue recognition .....................................         5,852,843            8,874,802            6,988,093
(vii) Reversal of deferred monetary correction ...............         5,830,972            5,071,772           (1,324,576)
(viii) Capitalized foreign exchange assets ...................       (35,857,737)           2,887,301              253,571
(ix) Write off of accounts receivables .......................       (35,014,667)          20,431,363           11,574,578
(x) Depreciation of Cablevision assets .......................          (743,372)            (683,186)           2,036,614
(xi) Distributions to shareholder ............................                 -              266,432               82,985
(xii) Deferred income taxes ..................................        37,854,024          (33,142,229)          40,205,520
(xiii) Effect of the above differences on minority interest ..        12,944,229            1,161,675          (10,620,962)
                                                                 ---------------     ----------------   ------------------
Consolidated net loss under US GAAP ..........................   Ps  (63,365,757)    Ps   (76,753,412)  Ps    (263,606,308)
                                                                 ===============     ================   ==================

        Items designated as extraordinary items and recorded as other expense under Colombian GAAP as per Note 26 would be recorded in operating income (loss) under U.S. GAAP. Accordingly, operating income (loss) under U.S. GAAP would have declined by an additional Ps31,392,655, Ps10,346,751 and Ps14,041,406 for the years ended December 31, 2000, 2001 and 2002, respectively.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(b)     RECONCILIATION OF SHAREHOLDERS' EQUITY:

        The following summarizes the principal differences between accounting practices under Colombian GAAP and U.S. GAAP and their effects on shareholders' equity at December 31, 2000, 2001 and 2002:

                                                                                     DECEMBER 31,
                                                                 ---------------------------------------------------------
                                                                      2000                 2001                2002
                                                                 ---------------     ----------------   ------------------
Consolidated Shareholder's equity under Colombian GAAP .......   Ps   85,113,597     Ps    59,419,316   Ps     (82,481,028)
(i) Depreciation .............................................       (47,254,715)         (79,995,545)        (109,590,931)
(ii) Capitalized interest ....................................        15,561,808           21,900,321           20,845,428
(iii) Amortization of Deferred costs .........................       (23,195,796)         (17,599,398)         (15,255,264)
(iv) Deferred foreign exchange loss ..........................       (19,943,122)         (42,435,826)        (141,944,820)
(v) Capital leases ...........................................         1,621,743            1,094,567              (87,574)
(vi) Revenue recognition .....................................       (34,232,376)         (25,353,049)         (18,364,956)
(vii) Reversal of deferred monetary correction ...............         7,298,626           12,370,398           11,045,822
(viii) Capitalized foreign exchange assets ...................       (35,857,737)         (32,970,436)         (32,716,865)
(ix) Write off of accounts receivables .......................       (35,014,667)         (14,578,675)          (3,004,097)
(x) Depreciation of Cablevision assets .......................        (1,353,607)          (2,036,614)                   -
(xi) Distributions to shareholder ............................          (444,112)            (177,622)             (94,637)
(xii) Deferred income taxes ..................................        70,738,985           37,587,405           77,792,925
(xiii) Effect of the above differences on minority interest ..        30,208,624           31,373,684           20,752,722
(xiv) Surplus from reappraisal of assets .....................       (20,385,600)         (28,972,316)         (27,591,101)
(xv) Reduction in equipment from claim proceeds ..............        (3,505,903)          (3,504,746)          (3,504,746)
(xvi) Adjustment of revaluation equity .......................                 -                    -           (7,378,411)
                                                                 ---------------     ----------------   ------------------
Consolidated shareholder's equity (deficit) under US GAAP ....   Ps  (10,644,252)    Ps   (83,878,536)  Ps    (311,577,533)
                                                                 ===============     ================   ==================

(c)     ANALYSIS OF CHANGES IN SHAREHOLDERS' EQUITY:

        The following summarizes the changes in shareholders' equity (deficit) under U.S. GAAP for the three years ended December 31, 2000, 2001 and 2002:

                                                                                     DECEMBER 31,
                                                                 ---------------------------------------------------------
                                                                       2000                2001                2002
                                                                 ---------------     ----------------   ------------------
Balance at beginning of period ...............................   Ps   57,180,258     Ps   (10,644,252)   Ps    (83,878,536)
(xii) Adjustment of deferred taxes ...........................                 -                    -          (29,670,017)
(iv) Deferred foreing exchange loss - accumulated ............                 -                    -           63,988,113
(xiv) Effects of constant peso restatement to surplus
       from reappraisal of assets ............................         3,726,714            1,624,963            1,381,215
(xvii) Effects of constant peso restatement ..................        (8,185,467)           1,894,165              208,000
Net loss .....................................................       (63,365,757)         (76,753,412)        (263,606,308)
                                                                 ---------------     ----------------   ------------------
Balance at end of period .....................................   Ps  (10,644,252)    Ps   (83,878,536)   Ps   (311,577,533)
                                                                 ===============     ================   ==================

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        The Company has no items of other comprehensive income.

(d)     SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN COLOMBIAN AND U.S. GAAP:

        (i)     Depreciation

        Since January 1, 1996, the Company has used the reverse-sum-of-the-years method of depreciation for Colombian GAAP purposes. The Company used the straight-line method prior to 1996 for Colombian GAAP purposes. The straight-line method of depreciation is used for U.S. GAAP purposes. As a result, additional depreciation expense of Ps21,921,290, Ps32,747,078 and Ps29,595,386 is recorded under U.S. GAAP in 2000, 2001 and 2002, respectively.

        (ii)    Capitalized interest

        Under Colombian GAAP, the Company does not capitalize certain interest costs on projects during construction, which is required under U.S. GAAP. Under U.S. GAAP the following adjustments to expenses are required:

                                                                                       DECEMBER 31,
                                                                 ---------------------------------------------------------
                                                                      2000                 2001                2002
                                                                 ---------------     ----------------   ------------------
Reduction in interest expense for amounts
 capitalized as properties, plant and equipment ..............   Ps    7,912,928     Ps     7,019,181   Ps               -
Less - Additional depreciation expense on interest
 amounts capitalized .........................................          (391,407)            (678,610)          (1,054,893)
                                                                 ---------------     ----------------   ------------------
                                                                 Ps    7,521,521     Ps     6,340,571   Ps      (1,054,893)
                                                                 ===============     ================   ==================

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        (iii)   Amortization of Deferred costs

        For Colombian GAAP, the Company has deferred the following costs, which are expensed as incurred under U.S. GAAP

                                                                                       DECEMBER 31,
                                                                 ---------------------------------------------------------
                                                                      2000                 2001                2002
                                                                 ---------------     ----------------   ------------------
Organization costs and preoperating expenses .................   Ps    9,322,044     Ps     6,203,599      Ps    4,862,577
Other deferred ...............................................         8,254,646            2,005,503              877,440
Tax to uphold democratic security ............................                 -                    -            2,692,935
Interest costs of expansion plan proyects ....................        19,198,323           17,007,668                    -
Interest costs of investments in and advances to subsidiaries
  and installation of equipment ..............................        12,319,968                    -                    -
Fees Legal services ..........................................                 -            5,803,918           13,337,287
                                                                 ---------------     ----------------      ---------------
Increase in expenses .........................................        49,094,981           31,020,688           21,770,239
Less - Amortization recorded under Colombian GAAP ............       (25,899,185)         (13,421,290)          (6,514,975)
                                                                 ---------------     ----------------      ---------------
 Deferred costs, net .........................................   Ps   23,195,796     Ps    17,599,398      Ps   15,255,264
                                                                 ---------------     ----------------      ---------------

Effect in reconciliation on net income .......................   Ps    7,181,841     Ps     5,596,398      Ps    2,344,134
                                                                 ===============     ================      ===============

        The remaining deferred costs under U.S. GAAP consist of the amounts in the following table. The periods of amortization are the same under Colombian and U.S. GAAP.

                                                    LIFE IN
                                                     YEARS                     DECEMBER 31,
                                                    -------   ---------------------------------------------------
                                                                   2000              2001              2002
                                                              ---------------   ---------------   ---------------
Software ........................................      5      Ps    1,013,133   Ps      469,077   Ps      428,134
Leasehold improvements ..........................      5              925,816           449,345                 -
Acquisition costs ...............................      5            6,974,097         2,940,274         2,356,476
Issuance costs of Senior Notes ..................     10           49,011,563        45,596,013        46,477,745
                                                              ---------------   ---------------   ---------------
                                                                   57,924,610        49,454,709        49,262,355
Accumulated amortization ........................                 (23,215,402)      (22,486,503)      (22,523,796)
                                                              ---------------   ---------------   ---------------
Deferred costs, net .............................             Ps   34,709,208   Ps   26,968,206   Ps   26,738,559
                                                              ===============   ===============   ===============

        (iv)    Deferred foreign exchange loss

        Based on Concept # 3074 issued by the Superintendency of Corporations on July 10, 2000, the Company adopted the policy of accruing as "deferred charges" the exchange difference originated in the financing of the plant's infrastructure and telephone networks. The deferred value will be amortized during the remaining term of the debt. This new policy assumed by the Company reflects a lower accumulated expense of Ps19,943,122, Ps42,435,826 and Ps141,944,820 in 2000, 2001 and 2002, respectively. These amounts must be expensed under U.S. GAAP.

                         TRANSTEL S.A. AND SUBSIDIARIES

        (v)     Capital leases

        All of the Company's operating leases for Colombian GAAP purposes, as disclosed in Note 11, qualify as capital leases under U.S. GAAP. In addition to the amounts shown under capital leases in Note 11, the following assets and liabilities are recorded under U.S. GAAP; however, these U.S. GAAP amounts do not include the Citi Trust Leases, obligations owed to IBM, and the DIAN Financing disclosed in Note 27, which have been recorded as liabilities under Colombian and U.S. GAAP when the related equipment is delivered, installed and tested:

                                                                        DECEMBER 31,
                                                       ------------------------------------------------
                                                            2000             2001             2002
                                                       --------------   --------------   --------------
Telephone networks .................................   Ps   5,701,240   Ps   5,393,696   Ps   4,231,426
 Computer equipment ................................          459,171          457,436                -
 Transport fleet and equipment .....................        2,519,662        2,478,185          537,656
 Generator .........................................          116,225          115,784                -
                                                       --------------   --------------   --------------
 Total .............................................        8,796,298        8,445,101        4,769,082
 Less - Accumulated depreciation ...................       (4,492,795)      (4,866,330)      (2,023,049)
                                                       --------------   --------------   --------------
Capital lease amount under US GAAP, net ............   Ps   4,303,503   Ps   3,578,771   Ps   2,746,033
                                                       ==============   ==============   ==============

        The above amounts include accumulative net inflation adjustments of Ps2,539,107, Ps2,271,066 and Ps2,126,080 at December 31, 2000, 2001 and 2002,
respectively.

                                                                           DECEMBER 31,
                                                          -----------------------------------------------
                                                               2000            2001             2002
                                                          --------------   -------------   --------------
Total minimum lease payments ..........................   Ps   3,080,424   Ps  1,822,485   Ps   1,962,625
 Less - imputed interest ..............................         (681,253)       (554,165)        (810,958)
                                                          --------------   -------------   --------------
 Present value of minimum lease payments ..............        2,399,171       1,268,320        1,151,667
 Less - current portion ...............................       (1,384,563)     (1,249,891)      (1,151,667)
                                                          --------------   -------------   --------------
 Long - term portion ..................................        1,014,608          18,429                -
                                                          --------------   -------------   --------------
 Deferred income from sale leaseback ..................   Ps     282,190   Ps    266,726   Ps    (953,139)
                                                          ==============   =============   ==============

        After the above U.S. GAAP adjustments, total minimum lease payments for all capital leases under U.S. GAAP are as follows:

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

                                                                               DECEMBER 31,
                                                           -------------------------------------------------------
                                                                 2000               2001                2002
                                                           ----------------   -----------------   ----------------
Total minimum lease payments ...........................   Ps   283,111,718   Ps    270,489,159   Ps   273,726,076
Less - imputed interest ................................        (97,890,398)       (101,250,880)       (79,462,414)
                                                           ----------------   -----------------   ----------------
Present value of minimum lease payments ................        185,221,320         169,238,279        194,263,662
Less - current portion .................................         (9,512,287)        (23,631,846)        (3,112,281)
                                                           ----------------   -----------------   ----------------
Long - term portion ....................................   Ps   175,709,033   Ps    145,606,433   Ps   191,151,381
                                                           ================   =================   ================

        The total minimum lease payments at December 31, 2002 are as follows under U.S. GAAP:

PAYABLE IN THE YEARS ENDING DECEMBER 31,
-----------------------------------------------------------

2003 ......................................................   Ps     3,112,281
2004 ......................................................          4,011,171
2005 ......................................................         16,415,246
2006 ......................................................         17,102,796
2007 and follows ..........................................        153,622,168
                                                              ----------------
Total minimum lease payments ..............................   Ps   194,263,662
                                                              ================

        The following income statement effects are recorded under U.S. GAAP for the above capital leases:

                                                                                      DECEMBER 31,
                                                                   --------------------------------------------------
                                                                        2000              2001              2002
                                                                   ---------------   ---------------   --------------
Increase in interest expense ...................................   Ps    1,426,120   Ps    2,106,412   Ps     244,385
Increase in depreciation expense ...............................         1,073,722         1,338,071          230,483
Amortization of gain from sale of properties, plant and
  equipment on leaseback .......................................           (16,782)          (15,427)       1,174,026
Increase in inflation adjustment of income on capital
  lease obligations ............................................           282,065          (100,642)          (9,710)
                                                                   ---------------   ---------------   --------------
Total ..........................................................         2,765,125         3,328,414        1,639,184
Less rent expenses recorded under Colombian GAAP ...............        (2,381,115)       (2,801,453)        (457,043)
                                                                   ---------------   ---------------   --------------
Net decrease in expenses .......................................   Ps      384,010   Ps      526,961   Ps   1,182,141
                                                                   ===============   ===============   ==============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        (vi)    Revenue recognition

        Under Colombian GAAP, revenues for connection fees for telephone lines are recognized upon payment in cash or the execution of a promissory note (with a 10% down payment) by the customer and the Company's assignment of a telephone number, which is transferable to others by the customer. Under U.S. GAAP, revenues from these connection fees are recorded at the date of actual installation with a dial tone until December 31, 1998.

        Effective with the first quarter of 1999, the Company changed prospectively its Colombian GAAP method of accounting for connection fee income from an "installation date basis," which historically has been consistent with industry practice, to a "deferred basis." Under this new policy, connection fee income less direct installation costs and direct selling costs are deferred and amortized into income over five years using the straight-line method. This change was made to reflect income in excess of direct costs over an estimated service period.

        Revenues under U.S. GAAP consist of the following:

                                                                             DECEMBER 31,
                                                          ------------------------------------------------------
                                                                2000               2001               2002
                                                          ----------------   ----------------   ----------------
Connection fees .......................................   Ps    11,858,952   Ps    10,907,828   Ps     7,714,750
Local usage charges ...................................         57,370,497         36,105,268         39,095,040
Basic charges .........................................         32,615,466         24,542,320         28,257,613
Long distance charges .................................         23,490,975         25,710,354         24,199,936
Internet charges ......................................             22,077          2,605,846          3,940,316
Pay television services ...............................          6,099,884          5,259,177          4,241,819
Other operating income ................................         10,587,270         10,181,279          9,772,879
                                                          ----------------   ----------------   ----------------
Revenues under US GAAP ................................   Ps   142,045,121   Ps   115,312,072   Ps   117,222,353
                                                          ================   ================   ================
Difference ............................................         (5,852,843)        (8,874,802)        (6,988,093)
                                                          ----------------   ----------------   ----------------
Revenues recorded under Colombian GAAP ................   Ps   136,192,277   Ps   106,437,270   Ps   110,234,260
                                                          ================   ================   ================

        (vii)   Deferred monetary correction

        The deferred monetary correction asset and liability are reversed for U.S. GAAP purposes. The effects of the reversal on shareholders' equity and pretax income are as follows:

                                                                                      DECEMBER 31,
                                                                   ----------------------------------------------------
                                                                         2000              2001              2002
                                                                   ---------------   ---------------   ----------------
Reversal of deferred monetary correction recorded as:
Liabilities ....................................................   Ps   12,355,445   Ps   17,744,062   Ps    15,485,706
Assets .........................................................        (5,056,819)       (5,373,664)        (4,439,884)
                                                                   ---------------   ---------------   ----------------
 Increase in shareholders equity ...............................         7,298,626        12,370,398         11,045,822
 Less: Prior year effect on shareholders equity ................        (1,467,654)       (7,298,626)       (12,370,398)
                                                                   ---------------   ---------------   ----------------
 Increase (decrease) in pretax income ..........................   Ps    5,830,972   Ps    5,071,772    Ps   (1,324,576)
                                                                   ===============   ===============   ================

        (viii)  Capitalized foreign exchange assets

        Under Colombian GAAP, foreign currency exchange gains and losses related to liabilities incurred for the purchase of equipment are capitalized as part of the cost of such assets until they are put into use or are available for sale. In

                         TRANSTEL S.A. AND SUBSIDIARIES
accordance with U.S. GAAP, foreign exchange losses are not subject to capitalization. Consequently, such capitalized amounts and the related amortization under Colombian GAAP have been reversed and treated as an expense for U.S. GAAP purposes in the period incurred. The Company depreciates the capitalized foreign exchanged assets, over useful lives for U.S. GAAP.

        (ix)    Write off of accounts receivables

        For 2000, Ps35,014,667 was recorded in accordance with U.S. GAAP for the write-off of bad debts. For Colombian GAAP purposes this amount was recorded in year 2001. In 2001 four U.S. GAAP purposes Ps14,578,675 were recorded as a recovery of account receivable, for U.S. GAAP in December 2001. Likewise Ps3,004,097 was recorded in accordance with US GAAP for write off of connection fees in December 2002, but will be recorded in 2003 for Colombian GAAP.

        (x)     Depreciation of Cablevision assets

        For U.S. GAAP purposes, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other intangible Assets" effective January 1, 2002. Upon adoption, the Company ceased amortization of goodwill for U.S. GAAP and performed a transition impairment test. As a result of the adoption of SFAS No. 142, the Company recorded a transition impairment to write-off al existing goodwill of Ps2,036,614. Amortization of goodwill for Colombian GAAP purposes for the year ended December 31, 2002 was Ps69,953. The amount recorded as a difference between U.S. GAAP and Colombian GAAP for the year ended December 31, 2002 is Ps1,966,661, the net of the two amounts above.

        (xi)    Distribution to shareholder

        Transtel purchased land and a building from a major shareholder at an appraised value in August 1996. For U.S. GAAP, the difference between the amount paid and the shareholder's historical cost is treated as a distribution to the shareholder.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        (xii)   Deferred income taxes

        Under Colombian GAAP, deferred income taxes are generally recognized for timing differences in a manner similar to the superceded United States Accounting Principles Board Opinion No. 11.

        Under U.S. GAAP, SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets or liabilities be recorded for the tax effects of temporary differences between the financial and tax bases of assets and liabilities. A valuation allowance is provided for deferred tax assets when it is considered more likely than not that some portion or all of the deferred tax asset will not be realized.

        Total applicable income taxes (benefit) under U.S. GAAP are comprised of the following components for 2000, 2001 and 2002:

                                                                                     DECEMBER 31,
                                                                -----------------------------------------------------
                                                                      2000               2001              2002
                                                                ----------------   ---------------   ----------------
Current income tax expense (see Note 18) ....................   Ps     3,798,023   Ps    2,194,023   Ps     1,205,868
Deferred income tax benefit .................................        (37,209,568)        6,652,729        (38,138,541)
                                                                ----------------   ---------------   ----------------
Total expense (benefit) under U.S. GAAP .....................        (33,411,545)        8,846,752        (36,932,673)
Total expense (benefit) under Colombia GAAP .................         (4,390,918)       24,295,476         (3,272,847)
                                                                ----------------   ---------------   ----------------
Difference ..................................................   Ps   (37,854,024)  Ps   33,142,229   Ps   (40,205,520)
                                                                ================   ===============   ================

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        Temporary differences between the amounts reported in the financial statements and the tax bases for assets and liabilities result in deferred taxes. Tax losses in Colombia may be carried forward for five years; however, consolidated tax returns and net loss carry backs are not allowed. The Company believes there are no limitations, which would preclude it from fully realizing the established deferred tax asset. Deferred tax assets and liabilities at December 31, 2000, 2001 and 2002 are as follows:

                                                                                      DECEMBER 31,
                                                                  --------------------------------------------------
                                                                       2000              2001              2002
                                                                  ---------------   ---------------   --------------
Deferred tax assets:
Depreciation ..................................................   Ps   15,750,092   Ps   27,209,487   Ps  37,567,872
Allowance for doubtful accounts ...............................         4,979,250         4,980,445        4,131,816
Allowance for write down of properties plant and equipment ....        11,822,277                 -                -
Deferred Costs ................................................        13,034,570        11,074,107       10,253,661
Depreciation of Cablevision assets ............................           710,838           949,859          237,044
Distribution to shareholder ...................................                 -           (93,251)        (122,296)
Reduction in equipment from claim proceeds ....................         1,226,822         1,226,660        1,226,660
Higher bond amortization ......................................        (1,196,526)       (1,420,911)        (688,546)
Revenue recognition ...........................................         3,127,619         1,263,497         (937,752)
Capitalized foreing exchange assets ...........................        12,548,548        13,557,444       13,468,694
Industry and retail tax .......................................           162,162          (343,572)        (581,534)
Capital leases ................................................           183,175           367,586          781,336
Reversal of deferred monetary correction ......................        (1,555,283)       (3,330,197)      (2,866,595)
Inflation adjustment ..........................................           197,606           197,580          197,580
Deferred foreign exchange loss ................................         6,979,169        14,852,538       49,680,686
Tax benefit of net operating loss carry forwards ..............        34,197,437        31,752,852      (29,146,459)
Write off of accounts receivables .............................        12,255,133         5,102,536        1,051,434
                                                                  ---------------   ---------------   --------------
Total .........................................................   Ps  114,422,889   Ps  107,346,662   Ps  84,253,601
                                                                  ===============   ===============   ==============
Deferred tax liabilities:
Capitalized interest ..........................................         4,761,904         6,792,967        6,460,676
Undistributed earnings of subsidiaries ........................        28,695,021                 -                -
Valuation allowance ...........................................         5,502,416        31,752,852                -
                                                                  ---------------   ---------------   --------------
Total .........................................................   Ps   38,959,341   Ps   38,545,819   Ps   6,460,676
                                                                  ===============   ===============   ==============
Net deferred tax assets, recorded under U.S. GAAP .............        75,463,548        68,800,843       77,792,925
Deferred tax assets recorded under Colombian GAAP .............        (4,724,563)      (31,213,438)               -
                                                                  ---------------   ---------------   --------------
Additional net deferred tax assets recorded Under U.S. GAAP ...   Ps   70,738,985   Ps   37,587,405   Ps  77,792,925
                                                                  ===============   ===============   ==============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        A portion of the deferred tax assets can be realized through reversals of existing taxable temporary differences; the remainder will be dependent on future taxable income, including dividends from undistributed earnings of the Subsidiaries. Management does not believe it is more likely than not that future taxable income will be sufficient to realize all of the net deferred tax assets. Thus, a valuation allowance has been recorded for the tax benefit of net operating loss carry forwards, net of the undistributed earnings of Subsidiaries as of December 31, 2000 and 2001. However, as mentioned in Note 8(d), in October 2002, the Superintendency of Corporations, through resolution No. 355-002766, ordered Transtel to write off the entire recorded amount of the deferred income tax asset, with a direct charge to the retained earnings (deficit) in the amount of Ps31,752,852. As such, no additional valuation allowance has been recorded for U.S. GAAP purposes, because management of the Company believes that the required write-off that occurred in 2002 of the deferred tax asset, reflects the deferred tax asset that is considered more likely than not of being realized under U.S. GAAP, as well.

        Deferred tax benefit (expense) consisted of:

                                                                                      DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                       2000               2001               2002
                                                                 ----------------   ----------------   ---------------
Depreciation .................................................   Ps     7,393,639   Ps    11,461,477   Ps   10,358,385
Allowance for doubtful accounts ..............................            825,059              1,854          (848,629)
Allowance for write down of properties plant and equipment ...          8,239,587        (11,820,714)                -
Deferred Cost ................................................          2,401,323         (1,958,739)         (820,447)
Depreciation of Cablevision assets ...........................            278,813            239,115          (712,815)
Distribution to shareholder ..................................                  -            (93,251)          (29,045)
Higher bond amortization .....................................         (1,196,526)          (224,544)          732,365
Revenue recognition ..........................................           (614,549)        (1,863,708)       (2,201,248)
Capitalized foreign exchange assets ..........................         12,550,208          1,008,896           (88,750)
Industry and retail tax ......................................            159,579           (503,129)         (237,962)
Capital leases ...............................................             36,294            184,436           413,749
Reversal of deferred monetary correction .....................         (1,555,283)        (1,775,122)          463,601
Deferred foreign exchange loss ...............................          6,980,091          7,873,369        34,828,148
Tax benefit of net operating loss carry forwards .............          8,961,650         (2,440,063)                -
Write off of accounts receivables ............................         12,255,133         (7,150,977)       (4,051,102)
Capitalized interest .........................................         (2,349,592)        (2,031,692)          332,291
Undistributed earnings of subsidiaries .......................        (11,653,441)        28,691,227                 -
Valuation allowance ..........................................         (5,502,417)       (26,251,164)                -
                                                                 ----------------   ----------------   ---------------
Total ........................................................   Ps    37,209,568   Ps    (6,652,729)  Ps   38,138,541
                                                                 ================   ================   ===============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        The factors involved in the differences between the amount of income taxes computed at the statutory regular tax rate of 35.0% and the applicable income taxes for the years ended December 31, 2000, 2001 and 2002 under U.S. GAAP are as follows:

                                                                                           DECEMBER 31,
                                                                      ------------------------------------------------------
                                                                            2000               2001               2002
                                                                      ----------------   ----------------   ----------------
Tax expense (benefit) at statutory rate ...........................   Ps   (38,845,736)  Ps   (46,557,722)  Ps   (83,982,444)
Increase (decrease) resulting from permanent differences:
Monetary correction ...............................................            329,271          2,156,874          2,573,527
Exempt income of telephone subsidiaries ...........................         (5,178,211)                 -                  -
Other, net ........................................................         10,283,131         53,247,600         44,476,244
                                                                      ----------------   ----------------   ----------------
Tax (benefit) expense .............................................   Ps   (33,411,545)  Ps     8,846,752   Ps   (36,932,673)
                                                                      ================   ================   ================

        While the statutory income tax rate is 35%, as more fully explained in
Note 17 the Company's Operating Companies were partially exempt from the payment of income taxes of 60% in 2000, 30% in 2001, and 10% in 2002, and after 2002 there is no exemption. Transtel is subject to the 35% income tax rate. The consolidated effective tax rate varies significantly from the statutory rate because of these factors.

        (xiii)  Effect of the above difference on minority interest

        The minority interests' share of the differences between Colombian GAAP and U.S. GAAP are presented separately.

        (xiv)   Surplus from reappraisal of assets

        In accordance with Colombian GAAP, reappraisals of properties, plant and equipment and long-term investments are made periodically and recorded in offsetting accounts which are shown under the asset caption "Reappraisal of assets" and the shareholders' equity caption "Surplus from reappraisals of assets." Under U.S. GAAP, reappraisals of assets are not permitted.

        For U.S. GAAP the Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews for impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and goodwill and certain intangible assets in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The Company's properties, plant and equipment and intangible assets with finite and determinable useful lives are reviewed for impairment whenever events or charges in circumstances indicate that the carrying amount of an asset may not be recoverable. (See Note 32(d)(x) for the Company's accounting for goodwill for U.S. GAAP, under the requirements SFAS No. 142). Assets are determined impaired when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset. The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value. At December 31, 2002, the Company did not recognize an impairment related to properties, plant and equipment nor intangible assets with finite and determinable lives, under SFAS No. 144.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        (xv)    Reduction in equipment from claim proceeds

        Under Colombian GAAP, penalties received from a contractor due to delayed performance were recorded as other income. Under U.S. GAAP, such penalties were applied against the cost of the project. The project remained in progress at December 31, 2000. During 2001, upon completion of the project, the project was transferred for accounting purposes to fixed assets and is being depreciated on the straight-line basis over the estimated useful life of 10 years.

        (xvi)   Adjustment of revaluation equity

        Under Colombian GAAP and based on Resolution Nos. 355-2766 and 355-004040 of October and December 2002, respectively, Transtel adjusted the equity inflation against P&L during 2002. (See Note 26).

        (xvii)  Effects of constant peso restatement

        To give effect to the year lag inflation rate from monthly monetary correction and annual restatement.

        (xviii) Earnings (loss) per share

        Under Colombian GAAP, earnings per share are computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding for each period presented.

        Under U.S. GAAP, earnings per share are calculated on the basis of the weighted average number of common shares outstanding, adjusted for stock dividends issued by the Company, which are considered outstanding since the beginning of the earliest period presented. For U.S. GAAP, the weighted average number of shares outstanding were 34,611,747,976 for 2000, 2001 and 2002, respectively.

        Basic and diluted loss per share under U.S. GAAP are the same and were (1.83) Pesos, (2.22) Pesos and (7.62) Pesos in 2000, 2001 and 2002,
respectively. Diluted earnings per share do not differ from basic earnings per share for periods in which the Company records a net loss from continuing operations.

(e)     ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

        Concentration of credit risk

        Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable resulting from customer financing plans and those amounts sold to financial institutions. Concentration of credit risk with respect to such receivables is limited because of the large number of customers comprising the Company's customer base; however, the Company's customers are concentrated in Colombia and the ability of the customers to pay amounts due to the Company depends, in part, upon the general condition of the Colombian economy. Generally, the Company does not require collateral or other security to support receivables.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        Fair value of financial instruments

        For cash, short-term and long-term investments, current accounts receivable and accounts payable, the carrying amounts approximate fair value because of the short maturity of these instruments or the asset has been written down to a carrying value that approximates fair market value.

        Noncurrent receivables from customers: The carrying amounts approximate fair value because of the market rates of interest charged by the Company.

        12 1/2% Senior Notes due 2007: At December 31, 2002, the most recent quoted bid reported on June 6, 2002 for an unspecified principal amount of Senior Notes is a fair value of $28.00 per $100.00 principal amount.

        20.32% Senior Discount Notes due 2008: At December 31, 2002, due to the lack of market transactions in the Senior Discount Notes there was insufficient information and, thus, it was impracticable for the Company to estimate its fair value.

        Other long and short-term debt: Substantially all of the Company's other long- and short-term debt consists of a variable rate borrowing; thus, the carrying amounts of the Company's borrowings under these credit agreements approximate their fair value.

        Capital lease obligations: The Company's capital lease obligations contain variable interest rates, and thus, carrying value and approximates fair value.

        Accounting for Derivative Instruments and Hedging Activities:

        When applicable, the Company accounts for derivative instruments and hedging activities in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which establish accounting and reporting standards for derivative instruments (including certain derivatives embedded in other contracts) and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. The Company is exposed to market risk from changes in interest rates on its long-term debt and foreign exchange on its debts in Dollars, however at December 31, 2001 and 2002, does not hold any financial derivative instruments that mitigate such risk.

        Liquidation of Telequilichao S.A. E.S.P.

        In addition to the above Subsidiaries, Transtel formed Telequilichao S.A. E.S.P. as a 93.9% owned subsidiary on December 27, 1996. Such subsidiary is not included in the consolidation for Colombian GAAP purposes but should be included for U.S. GAAP purposes. However, such subsidiary has had no operations to date and the effect of excluding such subsidiary is not material.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        New Accounting for Pronouncements

        In June 2001, the Financial Accounting Standards Boards ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company will adopt SFAS No. 143 on January 1, 2003 and does not expect to have a material impact on the Company's financial position, results of operations or cash flows.

        Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the carrying value or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or cash flows.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt" and an amends Statement SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Therefore, gains and losses from extinguishments of debt are no longer classified as extraordinary items within the income statement unless considered unusual and infrequent. SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS 145 amends SFAS No. 13, "Accounting for Leases" to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 that relate to the rescission of SFAS No. 4 shall be applied by the Company beginning January 1, 2003. The provisions of SFAS No. 145 that relate to SFAS No. 13 are effective for transactions occurring after May 15, 2002. Early application of the provisions of this Statement is encouraged. The Company will adopt SFAS No. 145 on January 1, 2003 and does not expect it to have a material impact on the Company's financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for the Costs Associated with Exit or Disposal Activities." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002 and requires recording costs associating with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The Company does not expect the adoption of SFAS No. 146 will have a material impact on its financial position, results of operations or cash flows.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure requirements about the guarantor's obligation under certain guaranties that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. The Company does not expect the adoption of FIN 45 will have a material impact on its financial position, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all companies that hold a variable interest in a variable interest entity created after January 31, 2003. For a variable interest held by the Company in a variable interest entity created before February 1, 2003, the Company will apply the provisions of FIN 46 no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. The Company does not expect that the adoption of FIN 46 will a have a material impact on its financial position, results of operations or cash flows.

        In April 2003 the FASB issued SFAS No. 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. The new standard will be effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationship designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133, "Implementation Issues," that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The Company does not anticipate that this new standard will have a significant impact on its financial position or results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 aims to eliminate diversity in practice by requiring that the following three types of financial instruments be reported as liabilities by their issuers: 1) mandatorily redeemable instruments; 2) forward contracts, written put options, and other financial and other financial instruments not in the form of shares that either obligate or may obligate the issuer to settle its obligations for cash or by transferring other assets; and 3) certain other financial instruments that includes obligations. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and pre-existing instruments effective at the beginning of the first interim period after June 15, 2003. The Company does not expect that the adoption of SFAS No. 150 will have a material impact on its financial position, results of operations or cash flows.

                                   BLANK SPACE

                                   EXHIBIT B-2

         UNAUDITED FINANCIAL STATEMENTS THROUGH AND AS OF JUNE 30, 2003

                         TRANSTEL S.A. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                                     GENERAL

    (Pesos as of June 30, 2003 and U.S. Dollars, unless otherwise specified)

        Transtel S.A. ("Transtel" or the "Company") is the largest private telephone company in Colombia, providing telephone service to both business and residential subscribers. Through its seven operating subsidiaries, the Company currently owns and operates seven telephone systems with their complete infrastructure, serving ten cities, with an aggregate population of 3.3 million, located in the southwestern region of Colombia. As of June 30, 2003, the Company's systems provided telephone service to approximately 223,380 subscribers and also had an average penetration of 25.1 lines per 100 people. Additionally Transtel had, as of June 30, 2003, 27,205 Internet subscribers and 11,984 pay television subscribers.

        In the six months ended June 30, 2003, the Company continued providing special services to its subscribers including call waiting, conference calling and voice mail service. As of June 30, 2003, 369,881 special services were connected to customer lines and Uniweb, Transtel's full service ISP provider, had 27,205 subscribers. These services are specifically targeted, by the Company, to increase customer usage revenues.

        Transtel's seven telephone systems are operated by the following subsidiaries: Bugatel S.A. E.S.P. ("Bugatel"), Caucatel S.A. E.S.P. ("Caucatel"), Telefonos de Cartago S.A. E.S.P. ("Telecartago"), Empresa de Telefonos de Jamundi S.A. E.S.P. ("Telejamundi"), Empresa de Telecomunicaciones de Girardot S.A. E.S.P. ("Telegirardot"), Empresa de Telefonos de Palmira S.A. E.S.P. ("Telepalmira") and Unitel S.A. E.S.P. ("Unitel", and together with the foregoing subsidiaries, the "Operating Companies"). Through two other subsidiaries, Subscripciones Audiovisuales E.U. ("Subscripciones") and Cablevision E.U. (together with Subscripciones, "Cablevision" and together with the Operating Companies, the "Subsidiaries"). Transtel holds the exclusive license to provide pay television service in Cali and the surrounding area. Of its seven Operating Companies, the Company expects Unitel to grow significantly in future years. For the six months ended June 30, 2003, the Company continued with the expansion of Unitel in the city of Cali, Colombia. Through the expansion of Unitel, the Company continued to have a positive impact on sales with its multinational customers who have international standards; the Company achieves those standards through the installation of digital links for voice and data transmission. Additionally, at the present time, the Company is positioned to be the first and sole provider of high-speed Internet in its serving area, because with the universal trend of Internet operators providing "free" Internet service, the market is recognizing the value of broadband and high speed transmission.

        The Company generates revenues by providing telephone services to its commercial and residential subscribers. The Company's sources of revenue consist of: (i) basic fixed charges, (ii) local usage charges, (iii) access charges for national and international long distance calls and cellular incoming or outgoing calls, and servicing fees received from long-distance and cellular providers,
(iv) charges for Internet services, (v) charges for other value-added services and (vi) charges for the sale of equipment to subscribers.

SIX MONTHS ENDED JUNE 30, 2003 AND 2002

        The following is a discussion of the Company's consolidated financial position as of June 30, 2003 and 2002 and consolidated results of operations for the six months ended June 30, 2003 and 2002. The discussion should be read in conjunction with the Unaudited Consolidated Interim Financial Statements of the Company as of and for the six months ended June 30, 2003 and 2002, and the notes thereto included elsewhere herein. The Unaudited Consolidated Interim Financial Statements have been prepared in accordance with Colombian GAAP, which differs in certain significant respects from U.S. GAAP. Note 6 to the Company's Unaudited Consolidated Interim Financial Statements provides a reconciliation to U.S. GAAP of the Company's net income (loss) and shareholders' equity as of and for the six months ended June 30, 2003 and 2002. Unless otherwise indicated, the financial information has been presented in constant Colombian pesos ("Pesos") as of June 30, 2003. U.S. dollar

("Dollar") amounts are translated from Pesos amounts at the Representative Market Rate on June 30, 2003, which was Ps 2,817.32 Pesos to one Dollar. (On June 30, 2002, the ratio was Ps 2,398,82 to one Dollar). No representation is made that the Peso or Dollar amounts shown herein could have been or could be converted into Dollars or Pesos, as the case may be, at any particular rate or at all.

SUBSCRIBER GROWTH

        The following table provides information regarding the Operating
Companies:

                   TELEPALMIRA  TELECARTAGO    CAUCATEL   TELEJAMUNDI    UNITEL      BUGATEL   TELEGIRARDOT      UNITEL      TOTAL
                   -----------  ------------  ----------  ------------  ---------  ----------  -------------   ----------  ---------
Municipality
served               Palmira       Cartago     Popayan       Jamundi      Yumbo       Buga          Girardot(1)   Cali           N/A
                                         (*)                                              (*)            (*)
Population             292,701       131,927     233,100        63,504     69,584     139,064        164,161    2,287,819  3,381,860

Beginning date
of Company's            Sep-95        Apr-97      May-97        Jun-97     Jun-97      Jul-97         Dec-97       Jan-98        N/A
operations

Number of
subscribers at                                                     New        New                                     New
commencement            15,600        13,800      10,800        System     System      10,700         23,500       System     74,400
date

Total
subscribers as
of June 30, 2003        65,483        22,239      18,701        10,333      7,549      19,700         36,548       42,827    223,380

Estimated
competitor's
subscribers as
of June 30, 2003             -         8,419      30,658         8,026      7,471       9,875              -      514,518    624,645

Penetration (2)          22.37         23.24       23.61         28.91      21,59       21.27          22.26        26.11       25.1

(*) Population served after the deinstallation of the wireless rural equipment.

(1)   Includes the neighboring cities of Flandes and Ricaurte.

(2) Penetration represents the number of installed lines per 100 people. In Palmira, Cartago, Jamundi, Buga, Yumbo, Popayan, Girardot and Cali. The Percentages represent the installed lines including the competitor's customers.

PAY-TV AND INTERNET SUBSCRIBERS

                   TELEPALMIRA  TELECARTAGO    CAUCATEL   TELEJAMUNDI    UNITEL      BUGATEL    TELEGIRARDOT     UNITEL      TOTAL
                   -----------  ------------  ----------  ------------  ---------  ----------  --------------  ----------  ---------
Municipality
served               Palmira       Cartago     Popayan       Jamundi      Yumbo       Buga       Girardot         Cali        N/A

Population             292,701       131,927     233,100        63,504     69,584     139,064         164,161   2,287,819  3,381,860

Internet
Subscribers
Number of
subscribers as
of June 30,
2003
                         3,258         1,439       1,324           164          0       1,493           1,289      18,238     27,205

Pay-TV
Subscribers
Number of
Homes Passed                NA            NA          NA            NA         NA          NA              NA      45,247     45,247

Number of
Subscribers as
of June 30,
2003
                            NA            NA          NA            NA         NA          NA              NA      11,984    11,984

RESULTS OF OPERATIONS

        The composition of the Company's revenues for each of the six months ended June 30, 2002 and 2003 discussed herein is as follows:

                                             SIX MONTH ENDED JUNE 30
                            --------------------------------------------------------
                                  2002            %            2003             %
                            ---------------   --------    ---------------    -------
                              (In thousands of constant Pesos of June 30, 2003
                                   purchasing power, except percents data)
Local usage charges .....   Ps   19,491,869         34%   Ps   25,143,010         37%
Basic charges ...........        14,174,922         25%        17,658,231         26%
Long distance charges ...        11,782,435         21%        12,360,540         18%
Internet charges ........         1,804,544          3%         2,574,103          4%
Other operating income ..         7,410,558         13%         7,529,513         11%
                               ------------    -------       ------------     ------
Total Telephone .........        54,664,328         96%        65,265,397         97%
Pay television services .         2,652,412          4%         2,347,122          3%
                               ------------    -------       ------------     ------
Total ...................   Ps   57,316,740        100%   Ps   67,612,519        100%
                               ============    =======       ============     ======

The following table expresses certain financial data from the Company's statement of income as a percentage of total revenues:

                                                               SIX MONTHS ENDED JUNE 30,
                                                               -------------------------
                                                                 2002           2003
Revenues                                                         100.00%          100.00%
                                                               --------     ------------
Costs and expenses:
 Operating costs ...........................................      27.84            25.97
 Administrative and selling expenses .......................      53.48            35.77
                                                               --------     ------------
     Total .................................................      81.32            61.74
                                                               --------     ------------
Operating income ...........................................      18.68            38.26
Non-operating expenses .....................................     (83.77)          (73.79)
Net monetary correction ....................................      59.72            70.14
                                                               --------     ------------
Gain (Loss) before income taxes and minority interest ......      (5.37)           34.61
Income tax expense .........................................      (9.40)          (13.46)
                                                               --------     ------------
Gain (Loss) before minority interest .......................     (14.77)           21.15
Minority interest ..........................................      (4.94)           (3.06)
                                                               --------     ------------
Net income (loss) ..........................................     (19.71)           18.09
                                                               --------     ------------

        The following is a discussion of the consolidated results of operations of the Company for the six months ended June 30, 2003 and the six months ended June 30, 2002:

        Revenues. Total revenues for the six months ended June 30, 2003 increased by Ps 10,296 million ($3.6 million), or 17.96%, from Ps 57,317 million ($20.3 million) to Ps 67,613 million ($23.9 million) for the six months ended June 30, 2002 and 2003, respectively. The net increase in revenues was mainly due to an increase in local usage charges and basic charges and growth in the number of Internet subscribers.

        Local usage charge increased by Ps 5,652 million ($2.1 million), or 29.00%, from Ps 19,492 million ($6.9 million) to Ps 25,143 million ($9.0 million) for the six months ended June 30, 2002 and 2003, respectively.

This effect is related to an average tariff increase of 27.5% for the six months ended June 30, 2003 compared to the six months ended June 30, 2002.

        Basic charges increased by Ps 3,483 million ($1.2 million), or 24.57%, from Ps 14,175 million ($5.0 million) to Ps 17,658 million ($6.2 million) for the six months ended June 30, 2002 and 2003, respectively. This increase is related to an average tariff increase of 30% for the six months ended June 30, 2003 compared to the six months ended June 30, 2002.

        Long distance charges increased by Ps 578 million ($0.2 million), or 4.90%, from Ps 11,782 million ($ 4.1 million) to Ps 12,360 million ($4.3 million) for the six months ended June 30, 2002 and 2003, respectively. This increase is due to an increase in per minute access charges.

        Costs and Expenses. Costs and expenses decreased by Ps 4,864 million ($1.7 million), or 10.44%, from Ps 46,610 million ($16.5 million) to Ps 41,745 million ($14.8 million) for the first six months ended June 30, 2002 and 2003, respectively. This decrease is mainly due to a strong administrative policy followed by the Company from 2002 that focused on reducing and controlling expenses. Details of the aforementioned decrease follow:

        Operating Costs Net increased by Ps 1,601 million ($0.6 million), or 10.03%, from Ps 15,958 million ($5.6 million) to Ps 17,559 million ($6.2 million) for the six months ended June 30, 2002 and 2003, respectively. The net increase is mainly due to: i) an increase in depreciation in the amount of Ps 3,157 million ($1.1 million) from Ps 4,345 million ($1.5 million) to Ps 7,502 million ($2.6 million) and ii) a decrease in salaries, benefits and other labor payments in the amount of Ps 1,383 million ($0.5 million) from Ps 4,397 million ($1.5 million) to Ps 3,014 million ($1.0 million).

        Administrative and selling expenses decreased by Ps 6,466 million ($2.4 million), or 21.09%, from Ps 30,652 million ($10.9 million) to Ps 24,186 million ($8.5 million) for the six months ended June 30, 2002 and 2003, respectively. The net decrease was mainly due to i) reduction in salaries, benefits and other labor payments in the amount of Ps 1,893 million ($0.7 million) from Ps 4,377 million ($1.5 million) to Ps 2,484 million ($0.8 million), ii) a reduction in fees by Ps 2,007 million ($0.7 million) from Ps 5,694 million ($2.0 million) to Ps 3,687 million ($1.3 million), iii) a decrease in amortization from Ps 6,754 million ($2.4 million) to Ps 3,788 million ($1.3 million), iv) an increase in depreciation from Ps 949 million ($0.3 million) to Ps 1,749 million ($0.6 million) and v) an increase in provision for doubtful accounts from Ps zero to Ps 2,918 million ($1.0 million).

        Operating Income (Loss). Operating income increased by Ps 15,160 million ($5.3 million), or 141.59%, from Ps 10,707 million ($3.8 million) to Ps 25,867 million ($9.1 million) for the six months ended June 30, 2002 and 2003, respectively. This increase was mainly due to the increase in revenues from increased local usage charges and basic charges and the decrease in cost and expenses resulting from the Company's cost reduction measures.

                                   BLANK SPACE

        Non-operating Income (Expenses). Non-operating income (expenses), net for the six months ended June 30, 2002 and 2003 consisted of the following:

                                                      SIX MONTHS ENDED JUNE 30,
                                              -------------------------------------------
                                                    2002                       2003
                                              ----------------           ----------------
                                              (in thousands of constant Pesos of June 30,
                                                        2003 purchasing power)
FINANCIAL INCOME:
Interest income ............................. Ps       982,512           Ps       381,172
Exchange gains ..............................           62,878
                                              ----------------           ----------------
                                                     1,045,390                    381,172
                                              ----------------           ----------------
FINANCIAL EXPENSES:
Bonds interest ..............................      (29,941,031)               (36,702,686)
Interest expenses ...........................      (15,849,443)                (6,867,584)
Bank commissions ............................         (765,035)                  (822,712)
Exchange losses bonds .......................       (2,414,429)                (5,031,012)
Exchange losses third parties ...............       (4,939,086)                  (818,976)
Bank expenses ...............................         (377,926)                  (433,782)
                                              ----------------           ----------------
                                                   (54,286,950)               (50,676,752)
                                              ----------------           ----------------
OTHER:
Other income (expenses) .....................        5,228,752                    404,854
                                              ----------------           ----------------
                                                     5,228,752                    404,854
                                              ----------------           ================
Total Non-operating Income (expenses) ....... Ps   (48,012,808)          Ps   (49,890,726)
                                              ================           ================

        Net non-operating expenses. Net non-operating expenses increased by Ps 1,878 million ($0.7 million), or 3.9%, from Ps 48,013 million ($17.0 million) to Ps 49,891 million ($17.7 million) for the six months ended June 30,2002 and 2003, respectively. This increase is mainly due to an increase in debt (as further described herein, "Notes") offset by the variance in the effect of the exchange rate for the first six months ended June 30, 2002 (4.7% in devaluation) compared to the six months ended June 30, 2003 (1.6% in revaluation).

        Net Monetary Correction. Net monetary inflation adjustment income increased by Ps 13,194 million ($4.7 million), or 38.55%, from Ps 34,228 million ($12.1 million) to Ps 47,422 million ($16.8 million) for the six months ended June 30, 2002 and 2003, respectively. This increase is a result of inflationary adjustments on non monetary balance accounts.

        Income Tax Expense. Income tax expense increased by Ps 3,708 million ($1.3 million), or 68.79%, from Ps 5,390 million ($1.9 million) to Ps 9,098 million ($3.2 million) for the six months ended June 30, 2002 and 2003, respectively. This increase is as a result of the increase in the net income of some Operating Companies.

        Minority Interest. Minority interest decreased by Ps 0,76 million ($0.3 million), or 2.69%, from Ps 2,829 million ($1.0 million) to Ps 2,068 million ($0.7 million) for the six months ended June 30, 2002 and 2003, respectively. This decrease is mainly due to the fact that the Subsidiaries, such as Caucatel, recorded a net loss in their financial statements for the six months ended
June 30, 2003.

        Net Income (Loss). Net Income increased by Ps 23.529 million ($8.3 million) from loss of Ps 11,298 million ($-4.0 million) to income of Ps 12,231 million ($4.3 million) for the six months ended June 30, 2002 and 2003, respectively. This increase is a result of the factors discussed above.

                         LIQUIDITY AND CAPITAL RESOURCES

        The fixed landline telephone business is a capital-intensive business, which requires substantial investment to acquire and upgrade the telephone networks in each of the Company's markets. Between 1996 and 1999, the Company incurred significant financial obligations to finance its initial infrastructure build-out, which it completed in the fourth quarter of 2000. The significant obligations incurred include the Senior Notes (as further described below), the Discount Notes (as further described below), and certain vendor obligations owed to Siemens A.G. and certain of its affiliates (collectively, "Siemens"), as well as related lease obligations owed to the trustee under such lease (the "Lease Trustee"). The expansion of the Operating Companies was completed in 2001. Accordingly, liquidity and capital resources are now dedicated to operations and the service of debt incurred to finance the expansion plan.

        For the six months ended June 30, 2003, cash provided by operating activities was Ps 17,073 million ($6.0 million), net cash used in investing activities was Ps 1,578 million ($0.5 million), and net cash used in financing activities was Ps 6,303 million ($ 2.2 million).

        On October 28, 1997, Transtel issued $150 million of its 12 1/2% Senior Notes due 2007 (the "Senior Notes") in connection with the financing of its expansion plan. Transtel, which is a holding company with no business operations of its own, conducts its operations through the Operating Companies, which are separate and distinct legal entities.

        The Company has loaned a portion of the proceeds from the Senior Notes to six of its Operating Companies as evidenced by intercompany notes (the "Intercompany Notes (Senior Note Advances)"). The Intercompany Notes (Senior Note Advances) bear interest at 12 1/2% per annum, are payable in U.S. dollars, and are due on November 1, 2007. As of June 30, 2003, the outstanding principal balances of these Intercompany Notes (Senior Note Advances) are as follows:

                                             AS OF JUNE 30, 2003
                                -------------------------------------------
                                (In thousands of constant Pesos of June 30,
                                   2003 purchasing power and in Dollars)

           Unitel ...........   Ps   84,492,438               $  29,990,359
           TeleJamundi ......        61,294,949                  21,756,474
           TelePalmira ......        64,206,320                  22,789,857
           TeleCartago ......        27,709,004                   9,835,235
           Caucatel .........        20,803,218                   7,384,045
           Bugatel ..........        10,433,962                   3,703,506
                                   ------------               -------------
                                Ps  268,939,891               $  95,459,476
                                   ============               =============

        Summarized financial information on a Colombian GAAP basis of each of the Operating Companies that has issued an Intercompany Note (Senior Note Advances) to Transtel, as of and for the six months ended June 30, 2003 is presented as follows:

                                   BLANK SPACE

      INCOME STATEMENT INFORMATION OF SUBSIDIARIES WITH INTERCOMPANY NOTES
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003

   (Amounts in thousands of constant Pesos of June 30, 2003 purchasing power)

                                   TELEPALMIRA     UNITEL     TELEJAMUNDI   TELECARTAGO    BUGATEL     CAUCATEL
                                   -----------   ----------   -----------   -----------   ---------   ---------
Total revenues-subscribers .....    19,407,323   23,023,376     1,841,459     7,275,269   5,775,149   3,504,899
Operating income ...............     9,733,279    9,039,839       239,445     3,559,514   2,607,602     710,407
Net income (Loss) ..............     2,926,216    5,738,582    (2,121,887)      119,340   1,544,786    (639,395)

          CASH FLOW INFORMATION OF SUBSIDIARIES WITH INTERCOMPANY NOTES
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003

   (Amounts in thousands of constant pesos of June 30, 2003 purchasing power)

                                                   TELEPALMIRA      UNITEL    TELEJAMUNDI   TELECARTAGO    BUGATEL   CAUCATEL
                                                   -----------   ----------   -----------   -----------   --------   --------
Cash flow provided operating activities ........     5,538,684    5,900,640       324,618     1,466,892    469,972    783,734
Cash flow used by investing activities .........      (623,077)    (389,812)       (1,465)      (85,989)  (145,811)  (105,594)
Cash flow provided by financing activities .....    (2,422,474)  (1,828,278)     (166,516)     (412,919)  (246,829)  (125,812)

     BALANCE SHEETS OF SUBSIDIARIES WITH INTERCOMPANY NOTES AT JUNE 30, 2003

   (Amounts in thousands of constant Pesos of June 30, 2003 purchasing power)

                                        TELEPALMIRA      UNITEL     TELEJAMUNDI   TELECARTAGO     BUGATEL      CAUCATEL
                                        -----------   -----------   -----------   -----------   ----------   ----------
Current assets ......................    14,722,150    24,141,433     1,887,711     5,248,793    4,036,021    2,299,763
Property plant and Equipment, net ...   125,798,212   318,100,055    73,262,851    81,488,588   60,057,331   54,866,563
Other Noncurrent assets .............    86,775,408    52,853,661    28,514,524    28,216,551   17,234,845   11,410,532
                                        -----------   -----------   -----------   -----------   ----------   ----------
Total assets                            227,295,770   395,095,149   103,665,086   114,953,932   81,328,197   68,576,858
                                        ===========   ===========   ===========   ===========   ==========   ==========

Current liability ...................    21,232,714    58,992,337    25,710,032    11,876,590    9,880,233    8,497,990
Debt with Siemens ...................    30,915,869   133,715,627    12,879,207    20,100,853   25,169,723      174,296
Intercompany to Transtel ............    64,206,320   130,002,490    61,294,949    46,007,085   10,433,962   21,512,672
Other Noncurrent liabilities ........    13,314,927    42,587,497     7,333,014     6,901,701    6,310,818    4,936,173
                                        -----------   -----------   -----------    ----------   ----------   ----------
        Total liabilities               129,669,830   365,297,951   107,217,202    84,886,229   51,794,736   35,121,131
Total shareholders equity ...........    97,625,940    29,797,198    (3,552,116)   30,067,703   29,533,461   33,455,727
                                        -----------   -----------   -----------    ----------   ----------   ----------
Total liabilities and shareholders
 equity                                 227,295,770   395,095,149   103,665,086   114,953,932   81,328,197   68,576,858
                                        ===========   ===========   ===========   ===========   ==========   ==========

                                   BLANK SPACE

        On December 31, 1998, the Company issued $15.0 million (Ps 42,259 million) of its 20.32% Senior Discount Notes due 2008 (the "Discount Notes," and, together with the Senior Notes, the "Existing Notes"). The Discount Notes accrete at the rate of 20.22% per annum, compounded semi-annually, and will have an accreted value at scheduled maturity of approximately $95.7 million (Ps 269,617 million). Interest accrues on the accreted value of the Discount Notes at the rate of 0.10% per annum and is payable on February 13 and August 13, until their scheduled maturity of August 13, 2008. As of June 30, 2002, the accreted value of the Discount Notes was approximately $30.9 million.

        The Discount Notes are unsecured obligations of Transtel. The net proceeds of approximately $14.3 million (Ps 40,288 million) were used to acquire certain minority interests in certain of the Company's Subsidiaries, to pay for capital expenditures, to provide working capital and fund future acquisitions. Each Operating Company that received proceeds from the issuance of the Discount Notes from Transtel is required under the Indenture governing the Discount Notes (the "Discount Notes Indenture") to guarantee the Discount Notes.

        The Company has loaned $8.3 million (Ps 23,383 million) of the proceeds from the Senior Discount Notes to four of its Operating Companies as evidenced by Intercompany Notes. The Intercompany Notes bear interest at 20.32% per annum, are payable in U.S. dollars, and have a scheduled maturity of August 13, 2008. As of June 30, 2003, the accreted value of the Intercompany Notes (Discount Note Advances) are as follows:

                                                 AS OF JUNE 30, 2003
                                    -------------------------------------------
                                    (in thousands of constant Pesos of June 30,
                                       2003 purchasing power and in Dollars)

                                                 Capital plus interest
                                    -------------------------------------------
                 Unitel .........   Ps  38,009,149                $  13,491,243
                 Girardot .......       20,486,235                    7,271,533
                 TeleCartago ....       18,298,081                    6,494,854
                 Caucatel .......          709,454                      251,819
                                       -----------                -------------
                                    Ps  77,502,919                $  27,509,449
                                       ===========                =============

        In addition to the Intercompany Notes, these six Operating Companies have capital lease obligations (See also Note 5) and short-term bank borrowings and tax liabilities of Ps 7,778 million ($2.8 million), Ps 4,107 million ($1.5 million) and Ps 8,859 million ($ 3.1 million) respectively, included within current liabilities, at June 30, 2003. Additionally, at June 30, 2003, the Operating Companies have long-term capital lease obligations of Ps 226,360 million ($ 80.3 million) as well as obligations due to IBM and long term bank, and the related DIAN financing, obligations of Ps 19,008 million ($6.7 million), all included within long-term debt.

        Between 1996 and 1999, the Operating Companies and Transtel entered into contracts with Siemens in connection with the acquisition and financing of telecommunications equipment. Transtel is jointly and severally liable for the obligations under the contracts with Siemens, which have been restructured in pursuant to the Acta Final and the Acta Complementaria (See Note 5). The Acta Complementaria, among other things, fixed the aggregate amount owing under the contracts with Siemens and established a payment schedule for this amount. Pursuant to the Acta Complementaria, so long as the Operating Companies are making payments in accordance with this schedule, no other payments are required under the contracts.

        Due to economic difficulties, most of which relate to a Colombian economic recession and the devaluation of the Colombian peso, the Company's cash flow from operations has not been sufficient to meet required payments on its financial obligations since the fourth quarter of 2000. In April 2001, Transtel entered into a Forbearance Agreement with an informal committee of holders of the Notes (the "Noteholders," and such committee, the "Committee"). The Forbearance Agreement has since expired, with Transtel in default thereof, but restructuring discussions have continued with the Committee.

        On October 4, 2002, Transtel commenced a reorganization proceeding in Colombia under Law 550 and is now seeking to restructure its obligations, including the Notes, on the terms provided in a proposed restructuring agreement (the "Restructuring Agreement"). Under the Restructuring Agreement, the Noteholders and other non-priority creditors may elect one of two treatments: the "Capitalization Treatment" or the "Base Treatment." Creditors who elect the Capitalization Treatment will receive (i) "New Senior Notes" with a principal amount equal to approximately 50% of their claims for principal and accrued interest outstanding at September 30, 2002, the claims determination date for Transtel's Law 550 proceeding (such allowed claim, the "Eligible Amount"), (ii) "New Convertible Notes" equal to approximately 10% of the Eligible Amount of their claims, including outstanding but unpaid principal and interest thereon; and (iii) shares of Common Stock of the Company in exchange for the remaining approximately 40% Eligible Amount of their claims. Under the Base Treatment, creditors will receive "New Base Notes" with a principal amount equal to 100% of the Eligible Amount of their Claims.

        Under the Restructuring Agreement, Siemens may elect the Capitalization Treatment or the Base Treatment, or it may elect to retain its rights under its existing contracts. The Committee and the Company discontinued Restructuring Agreement negotiations with Siemens in early September 2003. As a result, the Company has no assurance as to how Siemens will vote on the Restructuring Agreement or the effect on Transtel's ability to approve the Restructuring Agreement if Siemens does not vote for it.

        In order to become effective, the Restructuring Agreement must be approved by a majority of holders of claims under Law 550 of Transtel's creditors and shareholders. If the required approvals are not received on or before October 17, 2003, Transtel will be required by Law 550 to liquidate.

ACCOUNTING FOR INFLATION

        As a Colombian Company, the Company maintains its financial records in Colombian pesos. Colombian GAAP requires that the financial statements of Colombian companies be adjusted to account for inflation. The inflation rate for the six months ended June 30, 2003 was 5.24%. Financial statements are adjusted for the effects of inflation on the basis of changes in the Colombian Middle Income Consumer Price Index (the "MCPI"). This index is applied on a one-month lagging basis to non-monetary assets and liabilities and shareholders' equity. Monetary balances are not adjusted because they reflect the purchasing power of the currency on the date of the balance sheet. Foreign currency balances are not adjusted because they are translated into Pesos at the exchange rate in effect on the same date. The resulting net gain or loss from exposure to inflation is reflected as "Net monetary inflation adjustment income (loss)" in the income statement for each period in question.

INCOME TAX MATTERS

        Consolidated income tax returns are not permitted in Colombia. The statutory income tax rate for Transtel was 35% for 2000, 2001, 2002 and June 30, 2003.

        Transtel must pay a minimum tax of 35% based on 2002 and 2001 income before tax, or 6% of shareholders' equity for tax purposes at the end of the immediately preceding year. For the year 2000 this percentage of shareholders' equity for tax purposes was 5%. However, operating companies such as Transtel's Operating Companies are not subject to such a minimum income tax. Pursuant to local law (Colombian Law 550 of 1999), during the negotiation and execution of the Restructuring Agreement, Transtel, a parent company, will not be required to pay minimum tax of 6% of shareholders' equity for tax purposes at the end of the immediately preceding year. This treatment will remain in place for a maximum of 8 years beginning at the official signing of the proposed Restructuring Agreement.

        In accordance with Colombian Law 142 of 1994 and Colombian Law 223 of 1995, entities which render basic residential telephone services and which are mixed capital companies (i.e. companies with both public and private capital, such as certain of the Company's Subsidiaries) were exempt in 1995 and partially exempt from the payment of income taxes for a term of seven years from 1996 with respect to profits which are retained for upgrading, expansion or replacement of telephone systems. These companies were exempt from taxes on 100% of income related to basic telephone services for 1996; thereafter, the exemption decreased by 10 percentage points each taxable year through 2000 and then decreased by 20 percentage points in 2001 and 2002. After 2002, there was to be no exemption.

        During 2000, Colombian Law 633 of 2000 modified the exemption percentages described in the above paragraph in the following way: 30% exemption for the year 2001 and 10% for the year 2002, with any exemption for local telephone companies with mixed capital terminating thereafter.

RECONCILIATION TO U.S. GAAP

        The Unaudited Consolidated Interim Financial Statements are prepared in accordance with Colombian GAAP, which differs from U.S. GAAP in certain significant respects. A comparison of the Company's net income (loss) and shareholders' equity (deficit) at and for the six months ended June 30, 2003 and 2002, under Colombian GAAP and after reflecting the material adjustments which arise when U.S. GAAP is applied instead of Colombian GAAP, is shown below:

                                            SIX MONTHS             SIX MONTHS
                                          ENDED JUNE 30,         ENDED JUNE 30,
                                               2002                  2003
                                          --------------         --------------
                                           (In thousands of constant Pesos of
                                             June 30, 2003 purchasing power)
        Net Income (Loss):
         Colombian GAAP ................  Ps  (11,298,106)       Ps  12,231,292
         U.S. GAAP .....................       17,732,021            34,947,317

                                           AT DECEMBER              AT JUNE 30,
                                             31, 2002                  2003
                                          ------------             ------------
        Shareholders' Equity (Deficit):
         Colombian GAAP ................   (86,803,034)             (77,705,496)
         U.S. GAAP .....................  (327,904,199)            (291,585,406)

        As more fully described and quantified in Note 7 to the Unaudited Consolidated Financial Statements, the major differences between Colombian GAAP and U.S. GAAP in each period relate to income taxes, revaluation of assets, depreciation expense, capitalized interest, deferred charges, capital leases, revenue recognition, reversal of monetary correction and purchase of properties from a shareholder.

MACROECONOMIC FACTORS

        Colombia has settled on the track to consolidate improvement in investment conditions. International economic analysts recently confirmed this by raising their outlook on the country's debt from negative to stable. Progress is seen in economic growth. The Government expects GDP will end 2003 expanding at a 2.4% annual rate, which, even if it appears mediocre when looking at historical average growth rates for Colombia, is significant in comparison with the rest of the region.

        As for inflation, after having recorded a deflation reading for June, growth in prices is expected to stabilize in the second half of 2003. It is unlikely, though, that the full-year inflation will meet the [Colombian] Central Bank's 6.0% target. However, the development of inflation would be within the range agreed upon with the Central Bank outlook.

        After the increases recorded in the dollar quotation, peso devaluation recently resumed, after not having been present since May 29, 2003. The representative market exchange rate (TRM) benchmark foreign exchange rate strengthened by Ps 47.47, ending at Ps 2,817.32 at June 30, 2003. This leaves local-currency devaluation at 2.0% in the year to date, and at 17.0% for the last twelve months.

        Explaining this strengthening performance in the dollar quotation is the lower activity in dollar supply by the institutional sector. Additionally, the output sector has been much less dynamic than in the past, because participants have been waiting for further corrections before taking positions. Further, there have been breaking news items related to the gap in next year's fiscal budget, which, according to the latest official reports, will rise to Ps 3.7 trillion, with the possibility of launching a new fiscal reform to obtain those resources. That circumstance may have motivated some players to use the proceeds from liquidating part of their Colombian government investments paper (TES) positions to invest in Dollars.

        It is also important to note that the Dollar price was not dragged lower by the news of the change in Standard and Poor's outlook on Colombian debt, from negative to stable.

        The average volume traded daily remains close to US$400 million.

        The State's downsizing is advancing at a good pace, after several structural reforms passed through Congress. The campaign for improving internal security - the flagship endeavor of President Uribe - is already bearing some fruit, in the opinion of some experts. Funding the stepped up military spending, however, poses a considerable challenge, as does the country's pension system. The latter issues have given rise to the greatest concern for the markets these days: a wider than expected gap in the fiscal budget for next year. The release of that worrisome news spread jitters among local and foreign investors last semester, but possible solutions proposed are now being discussed and markets have regained relative calm.

        Finally, voting on a spending-cut referendum has been set for this upcoming October 25, and there is fairly good probability that it will obtain a favorable vote, given the high popularity of its major promoter, President Uribe.

PERFORMANCE OF TRANSTEL AND ITS SUBSIDIARIES

        The economic situation of Transtel is defined by two fundamental, circumstances: (i) Transtel's financial reorganization process, which started in 2001 and is further described herein, and (ii) the overall future performance of Transtel's various Subsidiaries.

                                   BLANK SPACE

                        TRANSTEL S.A. - AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                      AT                           AT
                                                                  DECEMBER 31,              JUNE 30, (Unaudited)
                                                              ------------------    ----------------------------------
                                                                     2002                          2003
                                                              ------------------    ----------------------------------
                                                                                                         THOUSANDS OF
                                                                                                          U.S.DOLLARS
                                                                 Thousands of Colombian Pesos of          (CONVENIENCE
                                                                         of June 30, 2003                 TRANSLATION
                                                                   purchasing power       (Note 1)         (NOTE 1)

                                                              ASSETS

CURRENT ASSETS
  Cash and cash equivalents ...................             Ps         3,743,040  Ps     12,748,711   $          4,525
  Accounts receivable, net ....................                       35,970,026         36,160,219             12,835
  Inventories, net ............................                        2,632,184          2,437,306                865
  Prepaid expenses ............................                        1,943,887          2,579,939                916
                                                            --------------------  -----------------   ----------------
     Total current assets .....................                       44,289,137         53,926,175             19,141

LONG-TERM INVESTMENTS .........................                        2,998,545          2,956,845              1,050
LONG-TERM ACCOUNTS RECEIVABLE .................                       22,182,851         24,969,544              8,863
PROPERTY, PLANT AND EQUIPMENT, NET ............                      816,994,718        809,376,606            287,286
DEFERRED CHARGES, NET .........................                      193,577,028        159,978,785             56,784
DEFERRED MONETARY CORRECTION ..................                        4,672,533          4,227,897              1,501
INTANGIBLE ASSET, NET .........................                        5,917,234          4,659,717              1,654
OTHER ASSETS ..................................                           61,590             32,050                 11
VALUATION OF ASSETS ...........................                       61,493,957         58,432,115             20,740
                                                            --------------------  -----------------   ----------------
TOTAL ASSETS ..................................             Ps     1,152,187,593  Ps  1,118,559,734   $        397,030
                                                            ====================  =================   ================

                                                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  12.5% Senior notes due 2007 (Note 4) ........             Ps       452,235,749  Ps    422,598,000   $        150,000
  20.32% Senior Discount notes due 2008 (Note 4)                      97,831,598        100,625,116             35,717
  Short term debt .............................                       13,562,389         10,781,106              3,827
  Debt with siemens (Note 5) ..................                        9,935,662          7,286,574              2,586
  Accounts payable ............................                      150,247,040        166,646,294             59,151
  Tax Liabilities .............................                       33,490,323         23,461,292              8,328
  Labor liabilities ...........................                        1,051,685            776,841                276
  Accrued expenses ............................                        1,350,922          3,631,074              1,289
  Other liabilities ...........................                       15,161,266         15,093,315              5,357
  Accrued pension obligations .................                        1,262,886          1,218,447                432
                                                            --------------------  -----------------   ----------------
   Total current liabilities ..................                      776,129,520        752,118,059            266,963

LONG-TERM DEBT ................................                       17,394,761         16,025,537              5,688
DEBT WITH SIEMENS (Note 5) ....................                      262,876,326        243,858,265             86,557
ACCOUNTS PAYABLE ..............................                       41,126,949         38,710,698             13,740
TAX LIABILITIES ...............................                       15,735,372         25,616,372              9,092
ACCRUED EXPENSES .............................                         2,315,280          2,200,000                781
OTHER LIABILITIES .............................                       10,068,749          8,598,752              3,052
ACCRUED PENSION OBLIGATIONS ...................                        6,340,282          6,024,593              2,138
DEFERRED MONETARY CORRECTION ..................                       16,297,157         11,243,493              3,991
                                                            --------------------  -----------------   ----------------
TOTAL LIABILITIES .............................             Ps     1,148,284,396  Ps  1,104,395,769    $       392,002
                                                            --------------------  -----------------   ----------------
MINORITY INTEREST .............................                       90,706,231         91,869,461             32,609
SHAREHOLDERS' EQUITY ..........................                      (86,803,034)       (77,705,496)           (27,581)
                                                            --------------------  -----------------   ----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  Ps     1,152,187,593  Ps  1,118,559,734    $       397,030
                                                            ====================  =================   ================

MEMORANDUM ACCOUNTS ...........................             Ps       955,166,399  Ps    920,434,923    $       326,706
                                                            ====================  =================   ================

   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                        TRANSTEL S.A. - AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                            FOR THE THREE MONTHS ENDED JUNE 30,            FOR THE SIX MONTHS ENDED JUNE 30,
                                            2002                    2003                  2002                     2003
                                       --------------   ---------------------------  --------------   -----------------------------
                                                                        THOUSANDS                                       THOUSANDS
                                                                         OF U.S.                                         OF U.S.
                                           THOUSANDS OF COLOMBIAN        DOLLARS         THOUSANDS OF COLOMBIAN          DOLLARS
                                           PESOS OF JUNE 30, 2003      (CONVENIENCE      PESOS OF JUNE 30, 2003        (CONVENIENCE
                                              PURCHASING POWER         TRANSLATION)         PURCHASING POWER           TRANSLATION)
                                                          (NOTE 1)                                     (NOTE 1)
REVENUES:
Telecomunications services:
Service Revenues ..................... Ps  30,924,802   Ps 33,710,050   $   11,965   Ps  57,316,740   Ps  67,612,519   $     23,999
                                       --------------   -------------   ----------   --------------   --------------   ------------
Total Revenues .......................     30,924,802      33,710,050       11,965       57,316,740       67,612,519         23,999
                                       --------------   -------------   ----------   --------------   --------------   ------------

COST OF REVENUES:
Cost of telecommunications services...      6,754,235       4,465,094        1,585       11,613,154       10,057,299          3,570
Depreciation .........................      2,150,886       3,828,473        1,359        4,344,781        7,501,900          2,663
                                       --------------   -------------   ----------   --------------   --------------   ------------
Total cost of revenues ...............      8,905,121       8,293,567        2,945       15,957,935       17,559,199          6,233
                                       --------------   -------------   ----------   --------------   --------------   ------------
GROSS PROFIT .........................     22,019,681      25,416,483        9,022       41,358,805       50,053,320         17,766
                                       --------------   -------------   ----------   --------------   --------------   ------------

OPERATING EXPENSES:
Administrative and selling ...........     16,066,584       8,669,940        3,077       17,657,774       17,217,571          6,111
Depreciation, amortization and
 provision assets ... ................      3,709,486       3,373,838        1,198       12,994,182        6,968,595          2,473
                                       --------------   -------------   ----------   --------------   --------------   ------------
Total Operating Expenses .............     19,776,070      12,043,778        4,275       30,651,956       24,186,166          8,585
                                       --------------   -------------   ----------   --------------   --------------   ------------
OPERATING INCOME .....................      2,243,611      13,372,705        4,747       10,706,849       25,867,154          9,181
                                       --------------   -------------   ----------   --------------   --------------   ------------

OTHER INCOME (EXPENSES):
Financing income (expenses) ..........     15,434,693          63,639           23        1,045,390          381,172            135
Financing expenses ...................    (47,772,607)     (8,792,271)      (3,121)     (54,286,950)     (50,676,752)       (17,988)
Other income, net ....................      5,258,391         307,062          109        5,228,752          404,854            144
                                       --------------   -------------   ----------   --------------   --------------   ------------
Total Other expenses .................    (27,079,523)     (8,421,570)      (2,989)     (48,012,808)     (49,890,726)       (17,709)
                                       --------------   -------------   ----------   --------------   --------------   ------------

INCOME (LOSS) BEFORE INCOME TAX AND
NET MONETARY CORRECTION ..............    (24,835,912)      4,951,135        1,757      (37,305,959)     (24,023,572)        (8,527)
NET MONETARY CORRECTION ..............     23,582,785      23,273,833        8,261       34,227,835       47,421,894         16,832
                                       --------------   -------------   ----------   --------------   --------------   ------------
INCOME (LOSS) BEFORE INCOME TAX AND
MINORITY INTEREST ....................     (1,253,127)     28,224,968       10,018       (3,078,124)      23,398,322          8,304
INCOME TAX ...........................     (5,015,226)     (7,237,401)      (2,569)      (5,390,411)      (9,098,437)        (3,229)
MINORITY INTEREST ....................          7,898      (1,522,156)        (540)      (2,829,571)      (2,068,593)          (734)
                                       --------------   -------------   ----------   --------------   --------------   ------------
NET INCOME (LOSS) FOR THE PERIOD ..... Ps  (6,260,455)  Ps 19,465,411   $    6,909   Ps (11,298,106)  Ps  12,231,292   $      4,341
                                       ==============   =============   ==========   ==============   ==============   ============
NET INCOME (LOSS) PER SHARE .......... Ps       (0.18)  Ps       0.56                Ps       (0.33)  Ps        0.35
                                       ==============   =============                ==============   ==============
WEIGHTED AVG. NUMBER OF SHARES .......
OUTSTANDING (in Thousands) ...........     34,611,748      34,611,748                    34,611,748       34,611,748
                                       ==============   =============                ==============   ==============

   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                                   BLANK SPACE

                        TRANSTEL S.A. - AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                             FOR THE SIX MONTHS ENDED JUNE 30,
                                                                     -------------------------------------------------
                                                                          2002                      2003
                                                                     ---------------  --------------------------------
                                                                        THOUSANDS OF COLOMBIAN PESOS      U.S. DOLLARS
                                                                             OF JUNE 30, 2003            (CONVENIENCE)
                                                                         PURCHASING POWER (NOTE 1)        TRANSLATION)
                                                                                                            (NOTE 1)
OPERATING ACTIVITIES:
Net income (loss) ................................................   Ps   (11,298,106)  Ps  12,231,292    $      4,341
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities:
  Depreciation ...................................................          5,326,702        9,332,071           3,312
  Amortization of intangible, deferred charges and other assets ..         12,922,992        6,157,942           2,186
  (Gain) on sale of properties plant and equipment ...............             77,742                -               -
  Allowance for inventories ......................................                  -          120,000              42
  Deferred Income taxes ..........................................                  -        3,873,945           1,375
  Net monetary correction ........................................        (34,227,835)     (47,421,894)        (16,832)
  Unrealized foreign exchange loss ...............................         11,847,743        6,907,500           2,452
  Allowance for doubtful accounts ................................                  -        2,918,236           1,036
  Valuation allowance and adjustments of fixed assets ............                             202,459              72
  Minoritary Interest ............................................          2,829,571        2,068,593             734
  Accrued interest on bonds ......................................         29,941,030       26,214,050           9,305
  Addition of deferred charges ...................................         (1,088,825)      (1,150,769)           (408)
  Changes in operating assets and liabilities:
   Accounts receivable, net ......................................         (4,101,436)     (25,211,826)         (8,949)
   Inventories ...................................................            219,665           87,425              31
   Prepaid expenses and other assets .............................           (800,128)        (735,655)           (261)
   Other assets ..................................................            150,795                -               -
   Accounts payable ..............................................        (63,633,253)      24,805,945           8,805
   Income tax and other taxes ....................................         (7,427,408)      (1,570,028)           (557)
   Accrued Pension Obligations ...................................           (370,596)               -               -
   Payroll and vacation pay ......................................           (598,987)        (222,480)            (79)
   Accrued expenses ..............................................                  -        2,345,661             832
   Other liabilities .............................................         67,288,848       (3,879,090)         (1,377)
                                                                     ----------------   --------------    ------------
   Net cash provided by (used in) operating activities ...........          7,058,514       17,073,377           6,060
                                                                     ----------------   --------------    ------------
FINANCING ACTIVITIES:
 Increase (decrease) in short-term debt net of ...................            (78,660)      (6,868,294)         (2,438)
  repayments
 Payment of long-term debt .......................................        (10,445,755)          (9,756)             (3)
 Issuance of long-term debt ......................................          2,604,359          575,094             204
                                                                     ----------------   --------------    ------------
Net cash provided by (used in) financing activities ..............         (7,920,056)      (6,302,956)         (2,237)
                                                                     ----------------   --------------    ------------
INVESTING ACTIVITIES:
Acquisition of property, plant and equipment .....................           (313,397)      (1,296,297)           (460)
movement of investment, net. .....................................                  -         (282,084)           (100)
Proceeds from maturity of short term investment ..................          1,399,455                -               -
                                                                     ----------------   --------------    ------------
 Net cash provided by (used in) investing activities .............          1,086,058       (1,578,381)           (560)
                                                                     ----------------   --------------    ------------
Effect of constant peso restatement ..............................           (101,715)        (186,369)            (66)
                                                                     ----------------   --------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .....................................................            122,801        9,005,671           3,197
CASH AND CASH EQUIVALENTS:
 At the beginning of the period ..................................          2,229,649        3,743,040           1,328
                                                                     ----------------   --------------    ------------
 At the end of the period ........................................   Ps     2,352,450   Ps  12,748,711    $      4,525
                                                                     ================   ==============    ============

   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                         TRANSTEL S.A. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  (Thousands of Pesos of June 30, 2003, unless otherwise specified) (Unaudited)

NOTE 1--REPORTING ENTITY

        Transtel S.A. (the "Company" or "Transtel") was created under Colombian law on August 23, 1993 for a term expiring on February 13, 2027; this term may be extended by an amendment of the Company's bylaws. Transtel maintains its accounting records and prepares its financial statements in Colombian pesos ("Pesos"). As more fully explained in Note 2, the accompanying annual financial statements are restated to constant Pesos of purchasing power as of June 30, 2003.

        The Company's business consists of the design, installation, operation and ownership of fixed telephone networks in various areas of Colombia. In 1998 the Company began the operation of pay television and internet access services in Cali, Colombia.

        Transtel has grown primarily through the formation of subsidiaries, with municipalities as their minority shareholders. Transtel contributed cash (except in the case of Caucatel, where Transtel's contribution consisted of cash and equipment) to each subsidiary in exchange for a majority ownership. In exchange for a minority ownership position in the subsidiary, the relevant municipality either (i) transferred its currently owned telecommunications infrastructure along with its cooperation in various forms, including the provision of its demographic information and the required civil works permits on an expedited basis, or (ii) where such current infrastructure did not exist, contributed nominal cash and demographic information and cooperation with respect to required permits only. Once the subsidiary structure was in place, Transtel then focused on expanding the subscriber base and either upgrading the current infrastructure or building a new infrastructure, as the case may be.

        Restructuring Agreement - On October 4, 2002, Transtel's request to begin a restructuring proceeding under Law 550 of 1999 of Colombia was approved by the Superintendency of Corporations in Letter number 155-050998. Transtel and its major creditors are currently negotiating an agreement (the "Restructuring Agreement"), which memorializes the terms set forth in a term sheet negotiated in July 2002 and updated in May 2003, subject to certain additions and other charges. Implementation of the Restructuring Agreement is subject to certain conditions, including approval of the restructuring by the required voting percentages and by other Law 550 requirements.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

As of June 30, 2003, Transtel has nine operating subsidiaries as follows:

                                                                                                     DATE
                                                                         PRIMARY        DATE      COMMERCIAL   PERCENT
                                                                           AREA     INCORPORATED  OPERATIONS  OWNED BY
                              SUBSIDIARY                                  SERVED     BY TRANSTEL    BEGAN     TRANSTEL
                                                                        ----------  ------------  ----------  --------
Empresa de Telefonos de Jamundi S.A., E.S.P. ("TeleJamundi") .......... Jamundi       9/29/93       6/1/97        99.9
Unitel S.A. E.S.P. ("Unitel") ......................................... Yumbo         3/11/94       6/1/97        95.0
Empresa de Telefonos de Palmira S.A., E.S.P. .......................... Palmira
     Telepalmira ...................................................... Candelaria     6/1/95       9/2/95        60.0
Telefonos de Cartago S.A., E.S.P. ("TeleCartago") ..................... Cartago        1/3/97       4/1/97        65.0
Caucatel S.A., E.S.P. ("Caucatel") .................................... Popayan       4/30/97       5/1/97        51.0
Bugatel S.A., E.S.P. ("Bugatel") ...................................... Buga          6/16/97       7/1/97        60.0
Empresa de Telecomunicaciones de Girardot S.A.E.S.P. ("TeleGirardot") . Girardot     12/31/97       1/1/98        60.0
Suscripciones Audiovisuales E.U. ...................................... Cali          7/15/98      1/31/98       100.0
Cablevision E.U ....................................................... Cali          9/15/98      1/31/98       100.0

NOTE 2--BASIS OF PRESENTATION

        The interim consolidated financial statements for the six months ended June 30, 2002 and 2003 are unaudited and have been prepared in accordance with accounting principles generally accepted in Colombia. In the opinion of management, such interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results for the interim periods. The results of operations for the six months ended June 30, 2003 are not necessarily an indication of the results to be expected for the full year. The financial information has been presented in constant Colombian Pesos of June 30, 2003 purchasing power. U.S. Dollar amounts are translated from Peso amounts at the Representative Market Rate on June 30, 2003, which was Ps 2,817.32 Pesos to one Dollar. No representation is made that the Peso or Dollar amounts could have been or could be converted into Dollars or Pesos, as the case may be, at any particular rate or at all.

        These interim consolidated financial statements should be read in conjunction with the Company's consolidated financial statements as of and for the three years ended December 31, 2000, 2001 and 2002 and the notes thereto. See Note 7 for a description of the significant differences between Colombian and U.S. GAAP.

        In accordance with Colombian GAAP, reappraisals of properties, plant and equipment are required and recorded in offsetting accounts which are shown under the asset caption "Reappraisal of assets" and the shareholders' equity caption "Surplus from reappraisal of assets". Those reappraisals should be calculated based on appraisals made by specialists at least every three years; however, unless otherwise considered inappropriate, the appraisals are updated in the intervening years using specific indices or the official Colombian MCPI applied on a one-month's lagging basis.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        In accordance with Colombian GAAP, the financial statements are adjusted for the effects of inflation on the basis of changes in the MCPI, also known as the Colombian PAAG index, with a one-month lag, as established by the National Administrative Statistics Department. On December 24, 1998, the Colombian Congress decreed a new fiscal law to apply after January 1, 1999. This regulation eliminated, for book and tax purposes, future inflation adjustments related to inventories and profit and loss ("P&L"). Monetary balances are not adjusted because they reflect purchasing power of the currency at the date of the balance sheet. Foreign currency balances are not adjusted since they are translated into Pesos at the date of the balance sheet and consequently reflect the purchasing power of the currency on that date. In accordance with regulations starting January 1, 2003, inventories will once again be subject to adjustment due to inflation, not only for accounting but also for tax effects.

        The adjusted costs of the non-monetary assets may not exceed the net realizable value of the assets.

        The exposure to inflation is reflected in each non-monetary item of the unaudited consolidated financial statements. The net gain or loss from exposure to inflation is reflected as "net monetary inflation adjustments income (loss)" in the consolidated statements of operations. The individual components of the unaudited consolidated statements of operations have been adjusted to reflect the effect of inflation during the first six months ended June 30, 2003 and 2002.

        Accordingly, the "net monetary inflation adjustment income (loss)" shown in the income statement of the Company is the result of netting or offsetting the following items:

i)      A credit (or income entry) for inflation affecting non-monetary assets;

ii) A charge (or expense entry) for inflation affecting non-monetary liabilities and shareholders' equity.

        Unless expressly stated otherwise, the financial information included in the accompanying financial statements and notes thereto for all periods presented had been restated into constant Colombian pesos as of June 30, 2003 in order to express all financial information in purchasing power as of that date. The rate of inflation and the constant Peso factor as measured by the Colombian MCPI applied to the Company's nominal financial statement data for each period is as follows:

                                                RATE OF
                                             INFLATION FOR   PAAG CONSTANT
                                              THE PERIOD      PESO FACTOR
                                             -------------   -------------
          Six Months ended June 30, 2002 ...      6.54          1.0749
          Year ended December 31, 2002   ...      7.76          1.0524
          Six months ended June 30, 2003 ...      5.24          1.0000

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

NOTE 3--EARNINGS PER SHARE

        Earnings per share are computed dividing net income applicable to common shares by the weighted average number of subscribed and paid shares outstanding for the six months ended June 30, 2002 and 2003, respectively. Transtel's weighted average number of shares used in the computation of earnings per share was 34,611,747,976 in June 2002 and 2003.

NOTE 4--DEBT

        On October 28, 1997, Transtel issued $150 million of its 12 1/2% Senior Notes due 2007 (the "Senior Notes") in connection with the financing of its expansion plan. Transtel, which is a holding company with no business operations of its own, conducts its operations through the Operating Companies, which are separate and distinct legal entities.

        The Company has loaned a portion of the proceeds from the Senior Notes to six of its Operating Companies as evidenced by intercompany notes (the "Intercompany Notes (Senior Note Advances)"). The Intercompany Notes (Senior Note Advances) bear interest at 12 1/2%, per annum, are payable in U.S. dollars, and are due on November 1, 2007.

        On December 31, 1998, the Company issued $15.0 million of its 20.32% Senior Discount Notes due 2008 (the "Discount Notes," and, together with the Senior Notes, the "Existing Notes"). The Discount Notes accrete at the rate of 20.22% per annum, compounded semi-annually, and will have an accreted value at scheduled maturity of approximately $95.7 million (Ps 269,617 million). Interest accrues on the accreted value of the Discount Notes at the rate of 0.10% per annum and is payable on February 13 and August 13, until their scheduled maturity of August 13, 2008. As of June 30, 2002, the accreted value of the Discount Notes was approximately $30.9 million.

        The Discount Notes are unsecured obligations of Transtel. The net proceeds of approximately $14.3 million (Ps 40,288 million) were used to acquire certain minority interests in certain of the Company's Subsidiaries, to pay for capital expenditures, to provide working capital and fund future acquisitions. Each Operating Company that received proceeds from the issuance of the Discount Notes from Transtel is required under the Indenture governing the Discount Notes (the "Discount Notes Indenture") to guarantee the Discount Notes.

        The Company has loaned $8.3 million (Ps 23,383 million) of the proceeds from the Senior Discount Notes to four of its Operating Companies as evidenced by Intercompany Notes. The Intercompany Notes bear interest at 20.32% per annum, are payable in U.S. dollars, and have a scheduled maturity of August 13, 2008.

        The amount owed by the Company as of December 31, 2002 and June 30, 2003 for the Senior Notes and the Discount Senior Notes follows:

                                                        YEAR ENDED       SIX MONTHS
                                                       DECEMBER 31,    ENDED JUNE 30,
                                                       ------------    --------------
                                                           2002             2003
                                                       ------------    --------------
First emission bonds "Senior Notes" October 21,
 1997 US$150,000,000 (of its 12 1/2% due 2007) .   Ps   452,235,749   Ps  422,598,000
                                                   ----------------   ---------------
Total ..........................................   Ps   452,235,749   Ps  422,598,000
                                                   ================   ===============

Second emission bonds "Private placement
 Memorandum" December 31, 1998 US$ 15,000,000
 "Senior Discount Notes" (of its 20.32% due 2008)  Ps    97,831,598   Ps  100,625,116
                                                   ----------------   ---------------
Total ..........................................   Ps    97,831,598   Ps  100,625,116
                                                   ================   ===============

Note 5. DEBT OWED TO SIEMENS AND THE LEASE TRUSTEE

        Between May 1996 and September 1999, the Subsidiaries entered into International Lease Agreements with GTO, an affiliate of the Company formed for the purpose of acting as a financing vehicle for the acquisition of telecommunications equipment from Siemens. Under these arrangements, GTO acquired equipment from Siemens pursuant to vendor financings secured by purchase money liens on the acquired equipment and assignments of the International Lease Agreements. The financial terms of the International Lease Agreements substantially mirror the terms of the vendor financings they secure. The International Lease Agreements are accounted for by Transtel as capitalized leases under Colombian GAAP. In connection with a subsequent restructuring of these arrangements pursuant to the Final Certificate of Agreement among Transtel, Siemens and GTO dated January 19, 2001 (the "Acta Final"), GTO transferred all of its right, title and interest in the equipment and the International Lease Agreements to Citibank, N.A., the Lease Trustee (the "Lease Trustee").

        In addition, in May 1997, Transtel purchased from Siemens certain equipment to be used by Caucatel, which purchase was financed by Siemens. Transtel also assumed or entered into a number of purchase agreements for equipment used by TeleGirardot, which purchases were also financed by Siemens.

        Further, between April 1996 and March of 1998, the Subsidiaries entered into agreements with Siemens for design, installation, construction and training services in connection with its infrastructure build-out.

        In January 2002, the Lease Trustee delivered to Unitel, Telejamundi, TelePalmira, TeleCartago and Bugatel notices of payment default under their International Lease Agreements.

                         TRANSTEL S.A. AND SUBSIDIARIES

        In April 2002, the Operating Companies, GTO and Siemens entered into the Complementary Certificate to the Final Certificate, dated April 27, 2002, complementing the Acta Final (the "Acta Complementaria") pursuant to which (a) the aggregate amount of obligations owing in respect of all obligations to Siemens, as of September 30, 2002, was agreed to be $91.0 million, representing $79.7 million of imputed principal and $11.3 million of imputed interest that was accrued and unpaid, (b) a payment schedule to Siemens for this amount was established, (c) the Operating Subsidiaries established a "double coupon" system, under which a certain percentage of monthly gross revenues of the Operating Subsidiaries are to be remitted directly by customers into accounts controlled by Siemens, which amounts are to be applied by Siemens to amounts due under the contracts, and (d) one of Transtel's shareholders pledged shares representing 30% of Transtel's outstanding common stock to secure payments of the amounts due under the contracts with Siemens, subject to release by Siemens on satisfaction of certain conditions.

        As of June 30, 2003, the Operating Companies have paid an aggregate of $5.3 million with respect to the Siemens Joint Obligor Claim since April 30, 2002.

        Debt owed to Siemens is illustrated below:

                                                                       YEAR ENDED         SIX MONTHS ENDED
                                                                      DECEMBER 31,           JUNE 30,
                                                                    ----------------    -------------------
                                                                          2002                  2003
                                                                    ----------------    -------------------
  International leases- Siemens A.G. (a) ........................   Ps   197,458,576    Ps      184,250,928
  Account payable to Siemens S.A. And Siemens Elasa .............         29,398,048             26,765,465
  Acumulated interest (b) .......................................         31,517,269             26,636,568
  Payable to Siemens A.G. for Transtel Siemens Purchase
   Agreement ....................................................          6,845,130              6,396,525
  Payable to Siemens A.G. for ETG - other equipment .............          7,592,966              7,095,353
                                                                    ----------------    -------------------
Total ...........................................................   Ps   272,811,988    Ps      251,144,839
                                                                    ================    ===================
Less: Noncurrent

  International leases- Siemens A.G .............................        196,946,357            183,962,411
  Account payable to Siemens S.A. And Siemens Elasa .............         27,418,115             25,142,035
  Acumulated interest ...........................................         24,073,758             21,261,941
  Payable to Siemens A.G. for Transtel Siemens Purchase Agreeme .          6,845,130              6,396,525
  Payable to Siemens A.G. for ETG - other equipment .............          7,592,966              7,095,353
                                                                    ----------------    -------------------
Total Long term .................................................   Ps   262,876,326    Ps      243,858,265
                                                                    ----------------    -------------------
Total Short term ................................................   Ps     9,935,662    Ps        7,286,574
                                                                    ================    ===================

(b) Interests related to the Acta Complementaria signed with Siemens in April
    2002

(a) International leases- Siemens A.G. agreement:

                                                                       YEAR ENDED            SIX MONTHS
                                                                      DECEMBER 31,         ENDED JUNE 30,
                                                                    ----------------    --------------------
                                                                          2002                  2003
                                                                    ----------------    --------------------
Total minimum lease payments ....................................   Ps   277,552,877    Ps       265,045,475
Less: Imputed interest ..........................................        (80,094,301)            (80,794,547)
                                                                    ----------------    --------------------
Present values of minimum lease payments (1) ....................        197,458,576             184,250,928
Less: Current portion ...........................................           (512,219)               (288,517)
                                                                    ----------------    --------------------
                                                                    Ps   196,946,357    Ps       183,962,411
                                                                    ================    ====================

(1) This amount includes the residual value.

PAYABLE IN THE PERIOD ENDING JUNE 30,
-------------------------------------
2004....................................    Ps      288,517
2005....................................          4,048,203
2006....................................          4,255,893
2007 and follows........................        175,369,798
                                            ---------------
Total minimum lease payments............    Ps  183,962,411
                                            ===============

NOTE 6--COMMITMENTS

DIAN Financing

        The Departamento de Impuestos y Aduanas Nacionales ("DIAN") allows for the deferral of value-added taxes and duties related to the purchase of certain imported telecommunications equipment by the Company through its operating subsidiaries, relating to the Company's expansion plan. Based on the expected imported equipment to be purchased under the expansion plan, the Company estimates that it will be able to defer approximately $14.1 million of taxes and duties during the expansion plan that will be paid over a five-year period commencing six months from the date of incurrence (the "DIAN Financing"). The DIAN Financing consists of approximately $10.0 million of value-added tax and $4.1 million of duty and does not bear any interest. Prior to December 24, 1998, the value-added tax, when paid, could be taken as a credit against income taxes to the extent that income taxes were payable in a two year period or were refundable if not used as a credit. On December 24, 1998 the Colombian government issued Law 488, which reformed the tax rules as of January 1, 1999. Law 488, among other things, established that the value-added tax paid cannot be taken as a credit against income taxes commencing in 1999 but may be treated as a deduction from taxable income or capitalized as a cost of the respective asset. All DIAN Financing, other than $942,050 paid during 1998, is subject to Law 488. No DIAN Financing amounts were due at

December 31, 1997 as Siemens had not yet completed the delivery and installation of the equipment to be leased under certain Global Leases. As of December 31, 1998, the DIAN Financing had been recorded as a memorandum account related to the Global I Purchase Agreement of $4.2 million of which $1.4 million had been paid. As of December 31, 2000, the DIAN Financing was recorded as an account payable in the amount of $17.4 million, which was related to Global Purchase Agreements I, II, III, and V. As of December 31, 2002 and June 30, 2003, the DIAN Financing was recorded as accounts payable in the amount of $14.7 million (Ps 42,152 million and Ps 41,414 million), respectively.

                                   BLANK SPACE

NOTE 7--DIFFERENCES BETWEEN COLOMBIAN GAAP AND U.S. GAAP

        The Company's financial statements are prepared in accordance with Colombian GAAP. Because these principles differ in certain significant respects from U.S. GAAP, this note presents reconciliation to U.S. GAAP of net income
(loss) for the six months ended June 30, 2002 and 2003 and shareholders' equity (deficit) at December 31,2002.

(a) Reconciliation of net Income (Loss):

        The following summarizes the principal differences between accounting practices under Colombian and U.S. GAAP and their effects on net income (loss) for the six months ended June 30, 2002 and 2003:

                                                                          SIX MONTHS ENDED JUNE 30,
                                                                    ------------------------------------
                                                                            2002                 2003
                                                                    ----------------    ----------------
Consolidated net (loss) income under Colombian GAAP..............   Ps   (11,298,106)   Ps    12,231,292
(i)    Depreciation..............................................        (17,561,989)        (12,584,470)
(ii)   Amortizatiton of Capitalized interest.....................           (566,953)           (566,952)
(iii)  Deferred costs............................................          2,583,042           1,477,664
(iv)   Deferred foreign exchange loss............................         28,702,590          29,638,381
(v)    Capital leases............................................           (488,209)          2,452,040
(vi)   Revenue recognition.......................................          1,135,604           1,382,211
(vii)  Reversal of deferred monetary correction..................          3,590,680          (4,609,027)
(viii) Capitalized foreign exchange assets.......................          3,609,293             199,471
(ix)   Write off of accounts receivables.........................                  -           1,442,846
(x)    Depreciation of Cablevision assets........................           (343,093)                  -
(xi)   Distributions to shareholder..............................             44,601              41,493
(xii)  Deferred income taxes.....................................          7,227,045          (6,667,113)
(xiii) Effect of the above differences on minority interest......          1,097,516           2,569,204
(xv)   Reduction in equipment from claim properties..............                  -             175,237
Valuation investment - equity method - reappraisal of assets.....                  -           7,765,040
                                                                    ----------------    ----------------
Consolidated net income under US GAAP............................   Ps    17,732,021    Ps    34,947,317
                                                                    ================    ================

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(b) Reconciliation of shareholders' equity:

        The following summarizes the principal differences between accounting practices under Colombian GAAP and U.S. GAAP and their effects on shareholders' equity at December 31, 2002 and for the six months ended June 30, 2003, respectively:

                                                                       YEAR ENDED          SIX MONTHS
                                                                      DECEMBER 31,       ENDED JUNE 30,
                                                                          2002                2003
                                                                    ----------------    ----------------
Consolidated Shareholder's equity under Colombian GAAP...........   Ps   (86,803,034)   Ps   (77,705,496)
(i)    Depreciation..............................................       (115,333,496)       (127,917,966)
(ii)   Capitalized interest......................................         21,937,728          21,370,776
(iii)  Deferred costs............................................        (16,054,640)        (14,576,976)
(iv)   Deferred foreign exchange loss............................       (149,382,729)       (119,744,348)
(v)    Capital leases............................................            (92,163)          2,359,877
(vi)   Revenue recognition.......................................        (19,327,280)        (17,945,069)
(vii)  Deferred monetary correction..............................         11,624,623           7,015,596
(viii) Capitalized foreign exchange assets.......................        (34,431,229)        (34,231,758)
(ix)   Write off of accounts receivables.........................         (3,161,512)         (1,718,666)
(xi)   Distributions to shareholder..............................            (99,596)            (58,103)
(xii)  Deferred income taxes.....................................         81,869,274          75,202,161
(xiii) Effect of the above differences on minority interest......         21,840,165          24,409,369
(xiv)  Surplus from reappraisal of assets........................        (29,036,875)        (24,531,645)
(xv)   Reduction in equipment from claim proceeds................         (3,688,395)         (3,513,158)
(xvi)  Adjustment of revaluation equity..........................         (7,765,040)                  -
                                                                    ----------------    ----------------
Consolidated shareholder's equity (deficit) under US GAAP........   Ps  (327,904,199)   Ps  (291,585,406)
                                                                    ================    ================

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(c) Analysis of changes in shareholders' equity:

        The following summarizes the changes in shareholders' equity (deficit) under U.S. GAAP at December 31, 2002 and for the six months ended June 30, 2003, respectively:

                                                                   YEAR ENDED         SIX MONTHS
                                                                   DECEMBER 31,      ENDED JUNE 30,
                                                                 ---------------    ---------------
                                                                       2002              2003
                                                                 ---------------    ---------------
       Balance at beginning of period ........................   Ps  (88,273,774)   Ps (327,904,199)
           Adjustment of deferred taxes ......................       (31,224,726)                 -
       (iv)  Deferred foreing exchange loss - accumulated ....        67,341,090                  -
       (xiv) Effects of constant peso restatement to surplus
             from reappraisal of assets ......................         1,453,591          1,445,774
       (xvi) Effects of constant peso restatement ............           218,899            (74,298)
       Net (loss) income .....................................      (277,419,279)        34,947,317
                                                                 ---------------    ---------------
       Balance at end of period ..............................   Ps (327,904,199)   Ps (291,585,406)
                                                                 ===============    ===============

        The Company has no items of other comprehensive income.

(d) Summary of significant differences between Colombian and U.S. GAAP:

(i) Depreciation

        Since January 1, 1996, the Company has used the reverse-sum-of-the-years method of depreciation for Colombian GAAP purposes. The Company used the straight-line method prior to 1996 for Colombian GAAP purposes. The straight-line method of depreciation is used for U.S. GAAP purposes. As a result, additional depreciation expense of Ps 17,561,989 and Ps 12,584,470 is recorded under U.S. GAAP in 2002, and 2003, respectively.

(ii) Capitalized interest

        Under Colombian GAAP, the Company does not capitalize certain interest costs on projects during construction, which is required under U.S. GAAP. Under U.S. GAAP, adjustments to expenses are required for interest capitalized net of additional depreciation on interest amounts capitalized.

(iii) Amortization of Deferred costs

        Subsidiaries of the Company have deferred certain expenses, which under U.S. GAAP are expensed as incurred.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(iv) Deferred foreign exchange loss

        Based on Concept # 3074 issued by the Superintendency of Corporations on July 10, 2000, the Company adopted the policy of accruing as "deferred charges" the exchange difference originated in the financing of the plant's infrastructure and telephone networks. The deferred value will be amortized during the remaining term of the debt. This new policy assumed by the Company reflects a lower accumulated expense of Ps 149,382,729, and Ps 119,744,348 at December 31, 2002 and June 30, 2003, respectively. These amounts must be expensed under U.S. GAAP.

(v) Capital leases

        All of the Company's operating leases for Colombian GAAP purposes qualify as capital leases under U.S. GAAP. In addition, the amounts shown under capital leases in the balance sheet are recorded under U.S. GAAP; however, these U.S. GAAP amounts do not include the Citi Trust Leases, obligations owed to IBM and the DIAN Financing (See Note 6), which have been recorded as liabilities under Colombian and U.S. GAAP when the related equipment is delivered, installed and tested:

                                                                     YEAR ENDED        SIX MONTHS
                                                                    DECEMBER 31,      ENDED JUNE 30,
                                                                  ---------------    ---------------
                                                                        2002              2003
                                                                  ---------------    ---------------
        Telephone networks ....................................   Ps    4,453,153    Ps    4,231,426
        Transport fleet and equipment .........................           565,829                  -
                                                                  ---------------    ---------------
        Total .................................................         5,018,982          4,231,426
        Less - Accumulated depreciation .......................        (2,129,057)        (1,604,416)
                                                                  ---------------    ---------------
        Capital lease amount under US GAAP, net ...............   Ps    2,889,925    Ps    2,627,010
                                                                  ===============    ===============

                                                                    YEAR ENDED        SIX MONTHS
                                                                   DECEMBER 31,      ENDED JUNE 30,
                                                                 ---------------    ---------------
                                                                       2002              2003
                                                                 ---------------    ---------------
       Total minimum lease payments ..........................   Ps    2,065,467    Ps            -
       Less - imputed interest ...............................          (853,452)                 -
                                                                 ---------------    ---------------
       Present value of minimum lease payments ...............         1,212,015                  -
       Less - current portion ................................        (1,212,015)                 -
                                                                 ---------------    ---------------
       Long - term portion ...................................                 -                  -
                                                                 ---------------    ---------------
       Deferred income from sale leaseback ...................   Ps   (1,024,529)   Ps            -
                                                                 ===============    ===============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

        After the above U.S. GAAP adjustments, total minimum lease payments for all capital leases under U.S. GAAP are as follows:

                                                                     YEAR ENDED        SIX MONTHS
                                                                    DECEMBER 31,      ENDED JUNE 30,
                                                                  ---------------    ---------------
                                                                        2002              2003
                                                                  ---------------    ---------------
        Total minimum lease payments ..........................   Ps  288,069,322    Ps  265,045,475
        Less - imputed interest ...............................       (83,626,244)       (80,794,547)
                                                                  ---------------    ---------------
        Present value of minimum lease payments ...............       204,443,078        184,250,928
        Less - current portion ................................        (3,275,365)          (288,517)
                                                                  ---------------    ---------------
        Long - term portion ...................................   Ps  201,167,713    Ps  183,962,411
                                                                  ===============    ===============

The total minimum lease payments at June 30, 2003 are as follows under U.S.
GAAP:

PAYABLE IN THE PERIOD ENDING JUNE 30,
-------------------------------------
2004....................................    Ps      288,517
2005....................................          4,048,203
2006....................................          4,255,893
2007 and follows........................        175,369,798
                                            ---------------
Total minimum lease payments............    Ps  183,962,411
                                            ===============

        The following income statement effects are recorded under U.S. GAAP for the above capital leases:

                                                                 SIX MOTHS ENDED JUNE 30,
                                                            ----------------------------------
                                                                 2002               2003
                                                            ---------------    ---------------
Increase in interest expense ..........................     Ps      984,286    Ps       56,395
Increase in depreciation expense ......................             216,948            163,922
Amortization of gain from sale of properties, plant and
 equipment on leaseback ...............................              (8,121)        (1,506,743)
Increase in inflation adjustment of income on capital
 lease obligations ....................................            (252,510)               170
                                                            ---------------    ---------------
Total .................................................             940,603         (1,286,256)
Decrease in rent expenses recorded under Colombian GAAP .          (452,394)        (1,165,784)
                                                            ---------------    ---------------
Net crease (decrease) in expenses .....................     Ps      488,209    Ps   (2,452,040)
                                                            ===============    ===============

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(vi) Revenue recognition

        Under Colombian GAAP, revenues for connection fees for telephone lines are recognized upon payment in cash or the execution of a promissory note (with a 10% down payment) by the customer and the Company's assignment of a telephone number, which is transferable to others by the customer. Under U.S. GAAP, revenues from these connection fees are recorded at the date of actual installation with a dial tone until December 31, 1998.

        Effective with the first quarter of 1999, the Company changed prospectively its Colombian GAAP method of accounting for connection fee income from an "installation date basis," which historically has been consistent with industry practice, to a "deferred basis." Under this new policy, connection fee income less direct installation costs and direct selling costs are deferred and amortized into income over five years using the straight-line method. This change was made to reflect income in excess of direct costs over an estimated service period.

(vii) Deferred monetary correction

        The deferred monetary correction asset and liability are reversed for U.S. GAAP purposes.

(viii) Capitalized foreign exchange assets

        Under Colombian GAAP, foreign currency exchange gains and losses related to liabilities incurred for the purchase of equipment are capitalized as part of the cost of such assets until they are put into use or are available for sale. In accordance with U.S. GAAP, foreign exchange losses are not subject to capitalization. Consequently, such capitalized amounts and the related amortization under Colombian GAAP have been reversed and treated as an expense for U.S. GAAP purposes in the period incurred. The Company depreciates the capitalized foreign exchanged assets over useful lives for U.S. GAAP.

(ix) Write off of accounts receivable

        For year 2002, Ps 3,161,512 were recorded in accordance with U.S. GAAP for the write-off of bad debts. For Colombian GAAP purposes, in the first six months of 2003, Ps 1,442,846 were booked, and Ps 1,718,666 will be accounted as a write-off in the second six months of 2003.

                                   BLANK SPACE

                         TRANSTEL S.A. AND SUBSIDIARIES

(x) Depreciation of cablevision assets

        For U.S. GAAP purposes, the Company adopted Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. As a result of the adoption of SFAS 142, the Company wrote off all existing goodwill at December 31, 2002 by Ps 2,036,614.

(xi) Distribution to shareholder

        Transtel purchased land and a building from a major shareholder at an appraised value in August 1996. For U.S. GAAP, the difference between the amount paid and the shareholder's historical cost is treated as a distribution to the shareholder.

(xii) Deferred income taxes

        Under Colombian GAAP, deferred income taxes are generally recognized for timing differences in a manner similar to the superceded United States Accounting Principles Board Opinion No. 11.

        Under U.S. GAAP, SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets or liabilities be recorded for the tax effects of temporary differences between the financial and tax bases of assets and liabilities. A valuation allowance is provided for deferred tax assets when it is considered more likely than not that some portion or all of the deferred tax asset will not be realized.

(xiii) Effect of the above difference on minority interest

        The minority interests' share of the differences between Colombian GAAP and U.S. GAAP are presented separately.

(xiv) Surplus from reappraisal of assets

        In accordance with Colombian GAAP, reappraisals of properties, plant and equipment and long-term investments are made periodically and recorded in offsetting accounts which are shown under the asset caption "Reappraisal of assets" and the shareholders' equity caption "Surplus from reappraisals of assets." Under U.S. GAAP, reappraisals of assets are not permitted.

        For U.S. GAAP, the Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews for impairment of long-lived assets in accordance with SAFS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and goodwill and certain intangible assets in accordance with SAFS No. 142, "Goodwill and Other Intangible Assets." The Company's properties, plant and equipment and intangible assets with finite and determinable useful lives are reviewed for impairment whenever events or charges in circumstances indicate that the carrying amount of an asset may not be recoverable.

        Assets are determined impaired when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset. The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value. At December 31, 2002, the company did not recognize impairment related to properties, plant and equipment nor intangible assets with finite and determinable lives, under SFAS No. 144.

                         TRANSTEL S.A. AND SUBSIDIARIES

(xv) Reduction in equipment from claim proceeds

        Under Colombian GAAP, penalties received from a contractor due to delayed performance were recorded as other income. Under U.S. GAAP, such penalties were applied against the cost of the project. The project remained in progress at December 31, 2000. During 2001, upon completion of the project, the project was transferred for accounting purposes to fixed assets and is being depreciated on the straight-line basis over the estimated useful life of 10 years.

(xvi) Adjustment  of revaluation equity

        Under Colombian GAAP and based on Resolution Nos. 355-2766 and 355-004040 of October and December 2002, respectively, Transtel adjusted the equity inflation against P & L during 2002.

(xvii)  Effects of constant peso restatement

        To give effect to the year lag inflation rate from monthly monetary correction and annual restatement.

(xviii) Earnings (loss) per share

        Under Colombian GAAP, earnings per share are computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding for each period presented.

        Under U.S. GAAP, earnings per share are calculated on the basis of the weighted average number of common shares outstanding, adjusted for stock dividends issued by the Company, which are considered outstanding since the beginning of the earliest period presented. For U.S. GAAP, the weighted average numbers of shares outstanding were 34,611,747,976 for the six months ended June 30, 2002 and 2003, respectively.

        Basic and diluted incomes per share under U.S. GAAP are the same and were 0.51 Pesos and 1.0 Pesos in the six months ended June 30, 2002 and 2003, respectively.

(xxix)  Fair value of financial instruments

        For cash, short-term and long-term investments, current accounts receivable and accounts payable, the carrying amounts approximate fair value because of the short maturity of these instruments or the asset has been written down to a carrying value that approximates fair market value.

        Non-current receivables from customers: The carrying amounts approximate fair value because of the market rates of interest charged by the Company.

        12 1/2% Senior Notes due 2007: At June 30, 2003, the most recent quoted bid reported on June 6, 2002 for an unspecified principal amount of Senior Notes is a fair value of $28.00 per $100.00 principal amount.

        20.32% Senior Discount Notes due 2008: At June 30, 2003, due to the lack of market transactions in the Senior Discount Notes there was insufficient information and, thus, it was impracticable for the Company to estimate its fair value.

        Other long and short-term debt: Substantially all of the Company's other long- and short-term debt consists of a variable rate borrowing; thus, the carrying amounts of the Company's borrowings under these credit agreements approximate their fair value.

                         TRANSTEL S.A. AND SUBSIDIARIES

        Capital lease obligations: The Company's capital lease obligations contain variable interest rates, and thus, carrying value and approximates fair value.

Liquidation of Telequilichao S.A. E.S.P.

        In addition to the above subsidiaries, Transtel formed Telequilichao S.A. E.S.P. as a 93.9% owned subsidiary on December 27, 1996. Such subsidiary is not included in the consolidation for Colombian GAAP purposes, but should be included for U.S. GAAP purposes. However, such subsidiary has had no operations to date and the effect of excluding such subsidiary is not material.

                                    Exhibit C

Schedule of Claims, Voting Classes, Voting Amounts, Eligible Amounts and Voting
                                     Rights

  Voting                                                                                                     Voting
  Class                Creditor / Claim                               Voting Amount     Eligible Amount      Rights
---------     -----------------------------------------             ----------------   ----------------      ------
Existing Notes

     E        Existing Senior Notes                                 $ 150,000,000.00   $ 181,974,467.15      55.462%
     E        Existing Discount Notes                               $  30,918,528.28   $  30,922,099.70      11.432%

International Lease Joint Obligor Claim

     E        International Lease Joint Obligor Claim               $  79,743,148.00   $     87,084,252      29.485%

Other General Claims

     E        Banco Bilbao Viscaya Argentaria                       $     509,949.47   $     573,996.65       0.189%
     E        Dewey Ballantine                                      $     376,170.58   $     538,161.37       0.139%
     E        Gomez Carlos A.                                       $         620.84   $         582.20            *
     E        Price Waterhouse                                      $      20,615.19   $      20,073.80       0.008%
     E        Hertford International Corporation                    $      50,000.00   $      50,000.00       0.018%
     E        IBM de Colombia S.A.                                  $     964,482.00   $     964,482.00       0.357%
     E        RR Donelley Receivables, Inc.                         $     161,978.29   $     161,978.29       0.060%
     E        Bank of America                                       $         119.68   $           0.00       0.000%

Subsidiary Claims

     E        Bugatel                                               $     526,600.94   $     526,600.94       0.195%
     E        TeleGirardot                                          $     728,886.17   $     728,886.17       0.270%
     E        TeleCartago                                           $     405,984.26   $     405,984.26       0.150%
     E        TelePalmira                                           $   2,221,245.19   $   2,221,245.19       0.821%

Regulated Institution Claims

     D        Banco del Pacifico                                    $     250,274.50   $     295,237.25       0.093%
     D        Central de Inversiones S.A. (successor to
               Instituto de Fomento Industrial)                     $   3,000,000.00   $   3,101,654.00       1.109%

  Voting                                                                                                     Voting
  Class                Creditor / Claim                               Voting Amount     Eligible Amount      Rights
---------     -----------------------------------------             ----------------   ----------------      ------

DIAN Claims

     C        DIAN                                                  $     407,244.95   $     394,227.14      0.151%

SuperSociedades Claims

     C        Superintendency of Companies                          $     129,259.23   $     162,104.67      0.048%

Other Pension Institution Claims

     C        Coomeva E.P.S.                                        $         353.60   $         353.60            *
     C        Lyberty Seguros de Vida S.A.                          $           9.55   $           9.55            *
     C        Comfandi                                              $         126.41   $         126.41            *
     C        Instituto Colombiano de Bienestar Familiar            $          94.81   $          94.81            *
     C        Sena                                                  $          93.59   $          93.59            *
     C        Instituto de Seguros Sociales                         $          91.96   $          91.96            *
     C        Pensiones y Cesantias Santander                       $       1,245.28   $       1,245.28            *
     C        Porvenir                                              $         179.45   $         179.45            *

Employee Claims

     B        Arevalo Gonzalez Monica Esperanza                     $         996.25   $         996.25            *
     B        Lerma Sandoval Marleny                                $         423.08   $         423.08            *

Senior Management Claims

     B        Caicedo Toro Gonzalo                                  $       8,261.18   $       7,849.85      0.003%
     B        Lopez Esquivel Guillermo                              $      30,773.49   $      30,066.02      0.011%

Existing Shareholder Interest

     A        Existing Shareholders                                                                                *

----------
*       Less than 1/1,000 of 1%.

                                    EXHIBIT D

   SUMMARY OF COVENANTS AND EVENTS OF DEFAULT UNDER THE SENIOR NOTES INDENTURE

CERTAIN COVENANTS

      1.  Payment of Senior Notes.

          Under the terms of the Senior Notes Indenture, the Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Senior Notes on the dates and in the manner provided in the Senior Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company, holds as of 10:00 a.m. New York City Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

          Under the terms of the Senior Notes Indenture, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at the rate borne by the Senior Notes plus 2% per annum, to the extent lawful.

      2.  Maintenance of Office or Agency.

          Under the terms of the Senior Notes Indenture, the Company shall maintain an office or agency (which may be an office of the Indenture Trustee or Registrar or an Affiliate of the Indenture Trustee or Registrar) where Senior Notes may be surrendered for registration of transfer, exchange or conversion and where notices and demands to or upon the Company in respect of the Senior Notes and the Senior Notes Indenture may be served. The Company shall also give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Indenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Indenture Trustee.

          Under the terms of the Senior Notes Indenture, the Company hereby designates the Corporate Trust Office of the Indenture Trustee as one such office or agency of the Company in accordance with Section 2.03 of the Senior Notes Indenture, "THE NOTES--Registrar and Paying Agent."

      3.  Reports.

          Under the terms of the Senior Notes Indenture, for so long as any of the Senior Notes remain outstanding, the Company (at its own expense) shall file with the Indenture Trustee: (i) within 180 days after the end of each fiscal year, (a) audited year-end consolidated financial statements prepared in accordance with GAAP and reconciled to U.S. GAAP and (b) the information described in Item 303 of Regulation S-K under the Securities Act, and (ii) within 60 days after the end of each fiscal quarter, (a) unaudited quarterly consolidated financial statements prepared in accordance with GAAP and (b) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period. Upon qualification of the Senior Notes Indenture under the TIA, the Company shall also comply with the provisions of TIA Section 314(a). In the event that the Company is not required or shall cease to be required to file reports with the Commission pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission and the Indenture Trustee. In addition, the Company shall file with the Indenture Trustee within 45 days after the end of each fiscal quarter the External Auditors' Quarterly Report with respect to such period. If the Indenture Trustee (at the Company's request and expense) is to mail the foregoing information to the Holders, the Company shall supply a sufficient quantity of such reports and other information to the Indenture Trustee at least five days prior thereto.

          Delivery of such reports, information and documents to the Indenture Trustee is for informational purposes only and the Indenture Trustee's receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Indenture Trustee is entitled to rely exclusively on Officers' Certificates).

      4.  Compliance Certificate.

          (a) Under the terms of the Senior Notes Indenture, the Company and each Subsidiary Guarantor shall deliver to the Indenture Trustee, within 180 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled, and has caused each of its Subsidiaries to keep, observe, perform and fulfill, its obligations under the Senior Notes Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled, and has caused each of its Subsidiaries to keep, observe, perform and fulfill, each and every Covenant contained in the Senior Notes Indenture and no such Person is in default in the performance or observance of any of the terms, provisions and conditions of the Senior Notes Indenture to be performed or observed by it, without regard to any period of grace or requirement of notice provided under the Senior Notes Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Senior Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto.

          (b) Under the terms of the Senior Notes Indenture, the Company shall, so long as any of the Senior Notes are outstanding, deliver to the Indenture Trustee, forthwith upon any Officer becoming aware of (i) any Default or Event of Default or (ii) any default under any Indebtedness referred to in subsection
(f) of the Events of Default described herein, an Officers' Certificate specifying such Default, Event of Default or default and what action the Company is taking or proposes to take with respect thereto.

      5.  Taxes.

          Under the terms of the Senior Notes Indenture, the Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material Taxes imposed on it or any of its Restricted Subsidiaries, as the case may be, except as contested in good faith and by appropriate proceedings and as to which appropriate cash reserves are maintained in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Senior Notes.

      6.  Stay, Extension and Usury Laws.

          Under the terms of the Senior Notes Indenture, the Company and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the Covenants or the performance of the Senior Notes Indenture; and the Company and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

      7.  Limitation on Restricted Payments.

          So long as any of the Senior Notes are outstanding, the Company and its Restricted Subsidiaries shall not, directly or indirectly, (i) declare or pay any dividend or make any distribution on Capital Stock of the Company or any of its Restricted Subsidiaries (other than pro rata dividends or distributions payable solely in shares of such Capital Stock held by holders of such Capital Stock or in options, warrants, or other rights to acquire such shares of Capital Stock), (ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any of its Restricted Subsidiaries (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than any such Capital Stock owned by the Company), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Senior Notes or Indebtedness of Restricted Subsidiaries that is subordinated to the Intercompany Notes, except for any mandatory prepayments of Indebtedness under the Master Lease Agreement in accordance with
Section 3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption," or (iv) make any Investment in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, or (B) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) after the Issue Date shall exceed the sum of (1) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which annual or interim financial statements of the Company have been delivered to the Indenture Trustee in compliance with the "--Reports" Covenant, plus (2) 100% of the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Senior Notes Indenture of (A) its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, or (B) the issuance to a Person who is not a Subsidiary of the Company of Indebtedness of the Company that has been exchanged for or converted into Capital Stock of the Company, plus without duplication of amounts included pursuant to clause (1) above, (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, or designations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), in the aggregate under this subclause (3) not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the payment of dividends or distributions by a Restricted Subsidiary on its Capital Stock to the Company or any other Restricted Subsidiary that owns equity interests in the Restricted Subsidiary making the respective payment; (iii) in connection with a payment of dividends or distributions by a Restricted Subsidiary to its shareholders generally, the payment to the minority shareholders, if any, of such Restricted Subsidiary of dividends or distributions (not to exceed their proportionate share of the dividends or distributions so paid); provided that in no case shall any Affiliate Minority Shareholder be entitled to receive dividends or distributions pursuant to this clause (iii); (iv) so long as no Default or Event of Default shall have occurred and be continuing, the making of any principal payment or repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Senior Notes, in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of the Capital Stock of the Company; (v) so long as no Default or Event of Default shall have occurred and be continuing, a Permitted Refinancing; or (vi) Permitted Investments. The amounts referred to in clauses (i), (iii) and (iv) shall be included as Restricted Payments in any computation made pursuant to the first paragraph above.

          Not later than the making of any Restricted Payment, the Company shall deliver to the Indenture Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Covenant were computed. The Trustee shall have no duty to recalculate, recompute or confirm any calculations relating to such Restricted Payment under this Covenant.

      8.  Limitation on Indebtedness.

          (a) Under the terms of the Senior Notes Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness.

          The foregoing limitation shall not apply to: (i) Indebtedness evidenced by the Senior Notes; (ii) the Existing Indebtedness; (iii) the incurrence by the Company or its Restricted Subsidiaries of Non-Recourse Indebtedness, in an aggregate principal amount not to exceed $10.0 million, with the prior approval of a Board Supermajority; (iv) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of equipment or construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding; (v) the incurrence of Indebtedness by the Company approved by a Board Supermajority the proceeds of which are used to purchase Capital Stock of Palmira; (vi) Indebtedness of the Company to any Restricted Subsidiary; provided that (a) any such Indebtedness is unsecured and subordinated, pursuant to a Subordination Agreement, in right of payment to the Senior Notes and (b) any subsequent issuance or transfer of any Capital Stock or other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness to a Person not a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness not permitted by this clause (vi); (vii) Indebtedness of a Restricted Subsidiary issued to and held by the Company; provided that (a) any subsequent issuance or transfer of any Capital Stock or other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness to a Person not a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness not permitted by this clause (vii) and (b) if such Indebtedness arises from loans or advances made to a Restricted Subsidiary by the Company, such Indebtedness shall be evidenced by an Intercompany Note;
(viii) the incurrence (a "Permitted Refinancing") by the Company or its Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness incurred pursuant to clauses (i) (but, only as to clause (i), only to the extent the proceeds thereof are used to purchase Notes tendered in an offer to purchase or in an optional redemption pursuant to Section 3.07 of the Senior Notes Indenture, "REDEMPTION -- Optional Redemption", of all the then outstanding Senior Notes) and (ii), above or theretofore incurred pursuant to this clause
(viii) ("Refinancing Indebtedness"); provided that: (a) the net proceeds of such Refinancing Indebtedness shall not exceed the principal amount of and required premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (or if such Indebtedness was issued at an original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of the repayment of such Indebtedness) and reasonable expenses incurred in connection therewith; (b) the Refinancing Indebtedness shall have a final maturity not sooner than, and an Average Life equal to or greater than, the final maturity and remaining Average Life of the Indebtedness being extended, refinanced, renewed, replaced or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced or refunded is subordinated in right of payment to the Senior Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Senior Notes to at least the same extent as the Indebtedness being extended, refinanced, renewed, replaced or refunded pursuant to a Subordination Agreement; (d) the obligor with respect to the Refinancing Indebtedness shall be the same as the obligor with respect to the Indebtedness being extended, refinanced, renewed or replaced or refunded, and there shall be no additional guarantors (direct or indirect) with respect to any such Refinancing Indebtedness; and (e) the Refinancing Indebtedness shall be unsecured, secured in compliance with the "--Limitation on Liens" Covenant, or, if the Indebtedness being extended, refinanced, renewed, replaced or refunded is secured, the respective Refinancing Indebtedness may be secured, but only to the same extent as the Indebtedness being refinanced, renewed, replaced or refunded; and (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) in respect of Currency Agreements or Interest Rate Agreements incurred for the purpose of hedging against currency or interest rate risks, in each case with respect to Indebtedness incurred in accordance with the first paragraph of this Covenant and which the Company in good faith determines is non-speculative in nature and is a bona fide hedge against fluctuations in currency values or interest rates, respectively; provided, that in the case of Currency Agreements, such Currency Agreement does not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reasons of fees, indemnities and compensation payable thereunder, and in the case of Interest Rate Agreements, the notional amount of such Interest Rate Agreement does not exceed the underlying obligation or amount to which such Interest Rate Agreement relates; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

          (b) For purposes of determining any particular amount of Indebtedness under this Covenant, Liens on such Persons' assets or obligations of such Persons with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Covenant, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above paragraph, the Company shall classify such item of Indebtedness and only be required to include the amount of such Indebtedness in one of such types of Indebtedness and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. Notwithstanding any other provision of this Covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this Covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies after the date of the respective incurrence of Indebtedness otherwise in conformity with the provisions of this Covenant.

      9.  Limitation on Liens.

          Under the terms of the Senior Notes Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties now owned or hereafter acquired of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, except for Permitted Liens.

          Notwithstanding anything in the preceding paragraph, the Company will not, and will not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Indebtedness of any Subsidiary of the Company) now owned or hereafter acquired by it unless the holders thereof share in the distribution of proceeds from the foreclosure on Collateral on an equal or any greater basis with the Holders of the Senior Notes.

          Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien on the Intercompany Notes or the [Fiducia].

      10. Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries.

          Under the terms of the Senior Notes Indenture, the Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company, or a Wholly-Owned Subsidiary; (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary (provided that such Subsidiary ceasing to be a Restricted Subsidiary is otherwise permitted and effected in accordance with the terms of the Senior Notes Indenture); (iii) issuances or sales to foreign nationals of shares of Capital Stock of Restricted Subsidiaries, but only to the extent required by applicable law; and (iv) issuances or sales of Capital Stock of Restricted Subsidiaries to Persons who after such issuance or sale will hold a minority interest in such Restricted Subsidiary, provided that in the case of clauses (ii) and (iv), the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with Section 3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption."

      11. Limitation on Preferred Stock of Subsidiaries.

          Under the terms of the Senior Notes Indenture, the Company shall not permit any of its Subsidiaries to issue, directly or indirectly, any Preferred Stock, except (i) Preferred Stock of Subsidiaries outstanding on the Issue Date,
(ii) Preferred Stock issued to and held by the Company or a Subsidiary, except that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any transfer of such Preferred Stock to a Person not a Wholly-Owned Subsidiary will be deemed an issuance of Preferred Stock; (iii) Preferred Stock issued by a Person prior to the time (a) such Person became a Subsidiary, (b) such Person merges with or into a Subsidiary or (c) another Person merges with or into such Person (in a transaction in which such Person becomes a Subsidiary), in each case if such Preferred Stock was not issued in anticipation of such transaction; and (iv) Preferred Stock issued in exchange for, or the proceeds of which are used to refinance Preferred Stock referred to in clause (i) or issued pursuant to clauses (ii) or (iii) (in each case other than Preferred Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is redeemable at the option of the holder thereof or is otherwise redeemable, pursuant to sinking fund obligations or otherwise, prior to the date of redemption or maturity of the Preferred Stock being so refunded or refinanced); provided that (a) the liquidation value of such Preferred Stock so issued shall not exceed the principal amount or the liquidation value of the Preferred Stock, as the case may be, so refunded or refinanced and (b) the Preferred Stock so issued (1) shall have a stated date of redemption or maturity not earlier than the stated date of redemption or maturity of the Preferred Stock being refunded or refinanced and (2) shall have an Average Life to date of redemption or maturity equal to or greater than the remaining Average Life to date of redemption or maturity of the Preferred Stock being refunded or refinanced.

      12. Limitation on Asset Sales.

          Under the terms of the Senior Notes Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets (A) exceeds $10.0 million but is less than $25.0 million, the Company shall receive from an independent internationally recognized investment banking firm or independent Colombian investment banking firm a written opinion in customary form as to the fairness from a financial viewpoint, to the Company, of such Asset Sale, or (B) exceeds $25.0 million, the Company shall receive from an independent internationally recognized investment banking firm a written opinion in customary form as to the fairness, to the Company, of such Asset Sale) and (ii) at least 75% of the consideration received consists of cash or Cash Equivalents.

      13. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

          So long as any of the Senior Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the [Issue Date], including those in the Senior Notes Indenture or in the Existing Indebtedness, and any Permitted Refinancings thereof, provided that the encumbrances and restrictions in any such Permitted Refinancings are in the aggregate not materially more restrictive than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law and not due to any contractual arrangement; (iii) in the case of clause (iv) of the first paragraph of this Covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Senior Notes Indenture,
(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness for borrowed money, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, (D) existing pursuant to any purchase money obligations permitted under the Senior Notes Indenture for property solely with respect to the property acquired or (E) existing pursuant to any mortgage or construction financing that imposes restrictions solely on the real property acquired or improved; or (iv) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property or assets of, such Restricted

Subsidiary. Nothing contained in this Covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "--Limitation on Liens" Covenant or
(2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

      14. Limitation on Transactions with Shareholders and Affiliates.

          Under the terms of the Senior Notes Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Related Person (each of the foregoing, an "Affiliate Transaction"), unless: (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained at the time of such transaction or at the time of the execution of the agreement providing therefor in a comparable arm's-length transaction with a Person that is not such a Related Person and (ii) the Company delivers to the Indenture Trustee: (x) with respect to any Affiliate Transaction involving aggregate payments in excess of $250,000 but less than $2.5 million, a Board Resolution and an Officers' Certificate, each certifying that such Affiliate Transaction complies with clause (i) above, (y) with respect to any Affiliate Transaction involving aggregate payments equal to or greater than $2.5 million but less than $15.0 million, a Board Resolution and an Officers' Certificate, each certifying that such Affiliate Transaction complies with clause (i) above and (A) that such Affiliate Transaction has been approved with a Supermajority and, in any case, by a majority of the disinterested directors of the Board of Directors of the Company or (B) a written opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an independent internationally recognized investment banking firm or independent Colombian investment banking firm with respect to any such Affiliate Transaction, and (z) with respect to any Affiliate Transaction involving aggregate payments equal to or greater than $15.0 million, a Board Resolution and an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and, except with respect to an Affiliate Transaction between the Company or any of its Restricted Subsidiaries and the Lease Trustee, a written opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an independent internationally recognized investment banking firm with respect to any such Affiliate Transaction.

          Notwithstanding the foregoing, the following shall not be deemed Affiliate Transactions: (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries, provided such transaction complies with clause (i) in the first paragraph above (other than payments for services expressly permitted under the Reimbursement Agreements as in effect on the date of the Senior

Notes Indenture); (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company, provided that any such fees are paid to all such non-employee directors, [and payments to members of Boards of Directors of Restricted Subsidiaries in satisfaction of customary indemnification obligations of such Restricted Subsidiaries] (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (iv) any Restricted Payments not prohibited by the "--Limitation on Restricted Payments" Covenant; (v) equipment leases with Affiliates entered into after the Issue Date; provided such leases comply with clause (i) in the first paragraph above and the Company delivers to the Indenture Trustee a resolution of the Board of Directors of the Company set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (i) in the first paragraph above; and (vi) the Company's payment of compensation for services by Mr. Gonzalo Caicedo Toro or Mr. Guillermo O. Lopez Esquivel, where such payment has been specifically approved by the audit committee of the Company and the Board of Directors of the Company.

      15. Limitation on Creation of Subsidiaries.

          Under the terms of the Senior Notes Indenture, the Company shall not create or acquire, nor permit any of its Subsidiaries to create or acquire, any Subsidiary other than (i) a Subsidiary existing as of the date of the Senior Notes Indenture that is a Subsidiary Guarantor or (ii) a Subsidiary acquired or created which shall, at the time it has either assets or shareholder's equity in excess of $1,000, become a Subsidiary Guarantor and execute a supplemental indenture, in the form attached as Exhibit E to the Senior Notes Indenture and reasonably satisfactory in form and substance to the Indenture Trustee (and with such documentation relating thereto as the Indenture Trustee shall require, including, without limitation, an Opinion of Counsel as to the enforceability of such supplemental indenture and Subsidiary Guarantee).

      16. Limitation on Modifications to Certain Documents.

          Under the terms of the Senior Notes Indenture, the Company shall not, and shall not permit any of its Restricted Subsidiaries to: (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms or provisions of the Intercompany Notes in any manner adverse to the interests of the Holders and the Indenture Trustee under the Pledge Agreement(s), or forgive or reduce (except to the extent resulting from actual repayment to the Company in cash) the principal amount of the Indebtedness evidenced thereunder, or (b) amend or modify any of the terms or provisions of its estatutos sociales or other charter documents and, in the case of the Restricted Subsidiaries, any lease agreement to which an Affiliate of such Restricted Subsidiary or an Affiliate of the Company is a party, in any manner adverse to the interests of the Holders.

      17. Conduct of Business; Management.

          Under the terms of the Senior Notes Indenture, the Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business in the Republic of Colombia and may not make any changes to the Company's Core Management Team except as expressly permitted under the Shareholders Agreement; provided that in the event of a Change of Control for which the Company shall have made and have completed an Offer to Purchase to redeem all outstanding Senior Notes, this Covenant shall no longer be of force or effect. In addition, the Board of Directors of the Company shall have established and shall at all times maintain an audit committee, the composition, rights and duties of which shall be in accordance with the provisions of the By-laws.

      18. Change of Control.

          (a) Upon the occurrence of a Change of Control, the Company shall be required to offer to repurchase (the "Offer to Purchase") all or a portion of each Holder's Senior Notes, in integral multiples of $1,000 pursuant to the offer described in paragraph (b) below, at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The Offer to Purchase shall remain open for at least 20 Business Days and until the close of business on the second Business Day prior to the Change of Control Payment Date.

          (b) Within 30 days following the date upon which the Change of Control occurred (the "Change of Control Date"), the Company shall send, by first class mail, a notice to each Holder, with a copy to the Indenture Trustee and Paying Agent, which notice shall govern the terms of the Offer to Purchase. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Senior Notes pursuant to the Offer to Purchase. Such notice shall state:

              (i) that the Change of Control Offer is being made pursuant to this Covenant and that all Senior Notes tendered and not withdrawn will be accepted for payment;

              (ii) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

              (iii) that any Senior Note not tendered will continue to accrue interest;

              (iv) that, unless the Company defaults in making payment therefor, any Senior Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Change of Control Payment Date;

              (v) that Holders electing to have a Senior Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

              (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter, signature guaranteed, setting forth the name of the Holder, the principal amount of the Senior Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Notes purchased;

              (vii) that Holders whose Senior Notes are purchased only in part will be issued new Senior Notes in a principal amount equal to the unpurchased portion of the Senior Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof; and

              (viii) the circumstances and relevant facts regarding such Change of Control.

          On or before the Change of Control Payment Date, the Company shall (i) accept for payment Senior Notes or portions thereof tendered pursuant to the Offer to Purchase, (ii) deposit with the Paying Agent in accordance with Section
2.14 of the Senior Notes Indenture, "THE SENIOR NOTES--Deposit of Monies," U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Senior Notes so tendered, (iii) deliver to the Indenture Trustee Senior Notes so accepted together with an Officers' Certificate stating the Senior Notes or portions thereof being purchased by the Company and (iv) deliver to the Paying Agent an Officers' Certificate specifying the Senior Notes or portions thereof being purchased by the Company and the payees of the purchase price. Upon receipt by the Paying Agent of the monies specified in clause (ii) above and a copy of the Officers' Certificate specified in clause (iii) above, the Paying Agent shall promptly mail to the Holders of Senior Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and the Indenture Trustee shall promptly authenticate and mail to such Holders new Senior Notes equal in principal amount to any unpurchased portion of the Senior Notes surrendered. Any Senior Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Covenant, the Indenture Trustee shall act as the Paying Agent.

          Under the terms of the Senior Notes Indenture, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions of the Senior Notes Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the foregoing provisions of the Senior Notes Indenture by virtue thereof.

      19. Excess Cash Flow.

          From and after the Issue Date, to the extent that the Company has Consolidated Excess Cash Flow as of the end of any fiscal quarter, it shall apply such amounts up to an aggregate of $[1.8] million of such Consolidated Excess Cash Flow to prepay or repay its DIAN 2002 Debt. At such time as the maximum amount set forth in the previous sentence has been applied as set forth therein, the Company shall apply any remaining Consolidated Excess Cash Flow in such fiscal quarter and all Consolidated Excess Cash Flow in future fiscal quarters, in accordance with the provisions of Section 3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption."

      20. Compliance with Laws.

          Under the terms of the Senior Notes Indenture, the Company shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of Colombia, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

      21. Environmental Laws.

          Under the terms of the Senior Notes Indenture, the Company shall, and shall cause each of its Restricted Subsidiaries to, conduct business in material compliance with all environmental laws applicable to it, including those relating to the generation, handling, use, storage and disposal of any contaminant. The Company shall, and shall cause each of its Restricted Subsidiaries to, take prompt and appropriate action to respond to any material noncompliance with environmental laws, and shall regularly report to the Indenture Trustee on such response.

      22. Maintenance of Properties, Collateral and Insurance.

          (a) Under the terms of the Senior Notes Indenture, the Company shall, and shall cause each of its Restricted Subsidiaries to, maintain its material properties in good working order and condition (subject to ordinary wear and tear) and make or cause to be made all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business, all as in the reasonable judgment of the Company is necessary so that the business carried on by the Company and its Restricted Subsidiaries may be actively conducted; provided, however, that nothing in this Covenant shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties, if such discontinuance is, in the good faith judgment of the Company or the Subsidiary, as the case may be, desirable in the conduct of their respective businesses and is not disadvantageous in any material respect to the Holders.

          (b) Under the terms of the Senior Notes Indenture, the Company shall, and shall cause each of its Restricted Subsidiaries to, maintain and preserve the Lien on all of the property, assets and revenues constituting the Collateral described in the Security Documents to the extent a security interest may be maintained therein under applicable Law and all necessary and appropriate recordings, registrations and filings in all appropriate public offices, and shall ensure that all other necessary and appropriate action is taken so that each such applicable Security Document creates an effective Lien with respect to the property, assets and revenues covered thereby to the extent a security interest may be created therein under applicable law, prior and superior to all other Liens except for Permitted Liens, and all necessary and appropriate governmental approvals and consents to the maintenance, effectiveness, priority and enforcement of such Liens have been obtained.

          (c) Under the terms of the Senior Notes Indenture, the Company shall provide or cause to be provided, for itself and each of its Restricted Subsidiaries, insurance (including reasonable and appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of Colombia, any state thereof or any agency or instrumentality of such governments, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry.

      23. Maintenance of Governmental Approvals and Concessions.

          Under the terms of the Senior Notes Indenture, the Company shall, and shall cause each of its Restricted Subsidiaries to, duly obtain and maintain in full force and effect all approvals, consents, concessions or licenses of any governmental authority which are necessary under the laws of the Republic of Colombia or any other jurisdiction having jurisdiction over the Company or the Company's business, in order for the Company to conduct its business or for the Company to perform its obligations under the Senior Notes Indenture or the Senior Notes or the validity or enforceability thereof except, in the case of such approval, consent, concession or license relating to the conduct of the Company's business, where the failure so to comply would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

      24. Maintenance of Books and Records; Access.

          Under the terms of the Senior Notes Indenture, the Company shall, and shall cause each of its Subsidiaries to, maintain books, accounts and records in accordance with GAAP and applicable law. The Company shall permit the Indenture Trustee or, upon the request of the Holders of at least 10% of the aggregate principal amount of the Senior Notes outstanding, a representative selected by such Holders, to examine such books, accounts and records during normal business hours upon request of the Indenture Trustee or such Holders.

      25. Maintenance of Security Documents.

          Under the terms of the Senior Notes Indenture, the Company shall from time to time and upon the direction of the Collateral Agent execute and deliver all such reasonable supplements and amendments to the Senior Notes Indenture and the Security Documents and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:

          (a) provide further assurance with respect to the grant of all or any portion of the Collateral;

          (b) maintain or preserve in full force and effect the Lien and security interest (and the priority thereof) of the Senior Notes Indenture and the Security Documents or carry out more effectively the purposes of the Senior Notes Indenture;

          (c) perfect, publish notice of or protect the validity of any grant made or to be made by the Senior Notes Indenture and the Security Documents;

          (d) enforce any rights with respect to the Collateral; or

          (e) preserve and defend title to the Collateral and the rights of the Indenture Trustee, the Collateral Agent and the Holders of the Senior Notes in such Collateral against the claims of all Persons and parties.

          The Company hereby designates the Collateral Agent its agent and attorney-in-fact to execute any financing statement, continuation statement or other similar or related instrument required to be executed pursuant to this Covenant.

      26. Appointments to Fill Vacancies in Trustee's Office.

          The Company, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will appoint, in the manner provided in Section
7.08 of the Senior Notes Indenture, "INDENTURE TRUSTEE--Replacement of Indenture Trustee," an Indenture Trustee, so that there shall at all times be an Indenture Trustee thereunder.

      27. Existence.

          Subject to Article 5 of the Senior Notes Indenture, "SUCCESSORS," each of the Company and the Restricted Subsidiaries will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights (charter and statutory); provided that the Company shall not be required to preserve any such right or cause the Restricted Subsidiaries to do so if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders of the Senior Notes.

EVENTS OF DEFAULT

      1.  Events of Default.

          The following events are defined as "Events of Default" in the Senior Notes Indenture:

          (a) default in the payment of principal of, or premium, if any, on, the Senior Notes when the same becomes due and payable at maturity, upon acceleration, redemption, by operation of the sinking fund called for by Article 11 of the Senior Notes Indenture, "SINKING FUND," upon mandatory redemption pursuant to Section 3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption," or otherwise;

          (b) default in the payment of interest on the Senior Notes when the same becomes due and payable and such default continues for a period of 30 days;

          (c) failure to perform or comply with the provisions described under the "--Change of Control" Covenant, or the failure by the Company to pay any fees and expenses due and owing to the advisors (including, without limitation, financial and legal advisors) of the informal committee of Transtel noteholders in existence on the date hereof for (i) services provided and expenses incurred through and including the date of final approval of the Law 550 Restructuring Agreement and the closing of the transactions described therein and (ii) reasonable post-closing expenses for services provided and expenses incurred in connection with the closing of such transactions within ninety (90) days of receipt of an invoice for such services or expenses;

          (d) failure to comply with the provisions of Article 5 of the Senior Notes Indenture, "SUCCESSORS";

          (e) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or such Subsidiary Guarantor in the Senior Notes Indenture, the Senior Notes, the Security Documents or the Subsidiary Guarantee and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Indenture Trustee or to the Company and the Indenture Trustee by the Holders of 25% or more in aggregate principal amount of the Senior Notes outstanding (other than those referred to in (a), (b), (c) or (d), above);

          (f) there occurs with respect to (A) any issue or issues of Indebtedness (other than Intercompany Notes) of the Company or any Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons or (B) any Intercompany Note of any Restricted Subsidiary, in each case, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its final Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days following such acceleration and/or (ii) the failure to make a principal payment at the final Stated Maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default or any longer grace period provided for in such Indebtedness;

          (g) one or more final judgments rendered against the Company or any of its Subsidiaries (other than any judgment as to which a reputable insurance or bonding company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not stayed within 60 days after their entry;

          (h) any Subsidiary Guarantee of a Subsidiary Guarantor or any Security Document or any security interest granted thereby shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except as contemplated by the terms of the Senior Notes Indenture) and such default continues for ten days after written notice to the Company by the Indenture Trustee or to the Company and the Indenture Trustee by the Holders of 25% in aggregate principal amount of Senior Notes then outstanding or the Company or any Subsidiary Guarantor, or any Person acting on behalf of the Company or any Subsidiary

Guarantor, shall deny or disaffirm its obligations under any Subsidiary Guarantee or Security Document;

          (i) the Company, or any Subsidiary Guarantor that has issued an outstanding Intercompany Note, pursuant to or within the meaning, of any Bankruptcy Law:

              (i) commences a voluntary case, including a "concordato" proceeding or a voluntary liquidation;

              (ii) consents to the entry of an order for relief against it in an involuntary case;

              (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

              (iv) makes a general assignment for the benefit of its creditors;

          (j) a court or administrative authority of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

              (i) is for relief against the Company, or any Subsidiary Guarantor that has issued an outstanding Intercompany Note, in an involuntary case;

              (ii) appoints a Custodian of the Company or any such Subsidiary or for all or substantially all of the property of the Company or any such Subsidiary of the Company; or

              (iii) orders the liquidation of the Company or any such Subsidiary,

          and the order or decree remains unstayed and in effect for 60 consecutive days. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law;

          (k) the resignation of Mr. Guillermo O. Lopez Esquivel as Chief Executive Officer of the Company without the prior approval of the Board of Directors of the Company as evidenced by a Board Resolution; provided, that, the Board of Directors of the Company shall approve such resignation as evidenced by a Board Resolution upon Mr. Lopez's submission with his statement of resignation of an affidavit of (i) good reason and (ii) no malfeasance;

          (l) the submission by Mr. Guillermo O. Lopez Esquivel, in connection with his resignation as Chief Executive Officer of the Company, of an affidavit of no malfeasance containing any statement regarding malfeasance that is deemed untrue in the reasonable judgment of the Board of Directors of the Company, as evidenced by a Board Resolution.

          (m) the jurisdiction of [incorporation] of [SPV1] or [SPV2] is changed without the express written consent of the Indenture Trustee.

      2.  Acceleration.

          If any Event of Default (other than an Event of Default specified in clauses (i) and (j) above that occurs with respect to the Company or an Event of Default specified in clauses (a), (b), (c), (k) or (l) above occurs and is continuing under the Senior Notes Indenture, the Indenture Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior
Notes may declare all the Senior Notes to be immediately due and payable at 100% of the unpaid principal thereof plus accrued and unpaid interest thereon, if any, by notice in writing to the Company and the Indenture Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"). Upon such declaration, the principal of, premium, if any, and accrued interest on the Senior Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default specified in clause (i) or (j) that occurs with respect to the Company or (a),
(b), (c), (k) or (l) of the Events of Default described above, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Senior Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid premiums related to redemptions of the Senior Notes contained in the Senior Notes Indenture or the Senior Notes, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Senior Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Senior Notes Indenture.

          At any time after a declaration of acceleration with respect to the Senior Notes as described in the preceding paragraph, but before a judgment or decree for the payment of money due has been obtained by the Indenture Trustee, the Holders of at least a majority in principal amount of the Senior Notes may, subject to "Mandatory Sale Process and Other Remedies," as described below, rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree; (ii) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration; (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; (iv) if the Company has paid the Indenture Trustee its reasonable compensation and reimbursed the Indenture Trustee for its expenses, disbursements and advances, and any other amounts due the Indenture Trustee pursuant to Section 7.07 of the Senior Notes Indenture, "INDENTURE TRUSTEE--Compensation and Indemnity"; and (v) in the event of the cure or waiver of certain Events of Default specified in clause (i) above, the Indenture Trustee shall receive an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

      3.  Mandatory Sale Process and Other Remedies.

          (a) Mandatory Sale. Upon an acceleration of the Senior Notes as described above, the Mandatory Sale Process shall ipso facto be triggered and, subject to amendment or waiver of provisions of the Senior Notes Indenture in accordance with Article 9 of the Senior Notes Indenture, "AMENDMENT, SUPPLEMENT AND WAIVER," the provisions of the Mandatory Sale Process Agreement shall thereafter govern the rights and remedies of the holders of the Senior Notes.

          (b) Conversion. Immediately prior to the closing of a Sale pursuant to a Sale Process conducted in accordance with the Mandatory Sale Process Agreement, and subject to completion of such Sale and the distribution of the proceeds therefrom in accordance with the terms of the Mandatory Sale Process Agreement, each Senior Note then outstanding shall be automatically converted into shares of Common Stock of the Company at a conversion price per share equal to the [stated par value of such Common Stock of the Company] (collectively, the "Senior Noteholder Conversion Shares").

          (c) Issuance of Common Stock of the Company on Conversion. Prior to completion of the Sale giving rise to a mandatory conversion of the Senior Notes pursuant to this Section, the Company shall notify the Holders of the Senior Notes of such Sale and shall provide instructions for the tender of Senior Notes upon conversion and the distribution of the proceeds of such Sale in consideration for the Senior Noteholder Conversion Shares. Notwithstanding the foregoing, Holders of Senior Notes shall not be required to surrender their respective Senior Notes in order to effect such conversion. Upon conversion of Senior Notes pursuant to this Section, each Senior Note shall thereafter represent only the right to receive the number of Senior Noteholder Conversion Shares attributable to such Senior Note. No Senior Note shall be considered surrendered or converted unless the proceeds of such sale are distributed in respect of such Senior Noteholder Shares in accordance with the terms of the Mandatory Sale Process Agreement. The Person in whose name such Senior Noteholder Conversion shares are issuable shall be deemed to have become the record owner of such Senior Noteholder Conversion Shares only if and when such Sale is completed and the proceeds thereof distributed.

          All Common Stock of the Company issuable pursuant to this Section shall be issued in the respective names of the registered Holders of the Senior Notes converted.

          Upon conversion as set forth above, the Company shall issue and shall deliver for the account of each such Holder of Senior Notes at the closing of the Sale giving rise to such conversion, a certificate or certificates for the number of shares of Common Stock of the Company issuable upon the conversion of such Senior Note as determined by the Company in accordance with the provisions of this Section.

          (d) Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock of the Company, (ii) any consolidation, merger or combination of the Company with another Person as a result of which holders of Common Stock of the Company shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock of the Company, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Common Stock of the Company shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock of the Company, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the TIA as in force at the date of execution of such supplemental indenture) providing that such Senior Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash), receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock of the Company had such Senior Notes (assuming, for such purposes, a sufficient number of authorized shares of Common Stock of the Company are available to convert all such Senior Notes) been converted immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock of the Company did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock of the Company in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this subsection (d) the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article Six of the Senior Notes Indenture, "DEFAULTS AND REMEDIES."

          The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder of Senior Notes, at its address appearing on the Note register provided for in Section 2.03 of the Senior Notes Indenture, "THE NOTES--Registrar and Paying Agent," within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

          The above provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

          (e) Taxes on Shares Issued. The issue of stock certificates on conversions of Senior Notes shall be made without charge to the converting Holder of Senior Notes for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Senior Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (f) Reservation of Shares; Shares to Be Fully Paid, Compliance with Governmental Requirements. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock of the Company to provide for the conversion of the Senior Notes prior to any Sale that could result in a conversion of the Senior Notes.

          The Company shall not permit any event specified in subsection (d) of this section 3 to occur unless the Company and any other Person who would be required to issue Common Stock of the Company or other securities or to deliver other property or assets (including cash) in accordance with subsection (d) shall have reserved for issuance or otherwise set aside and kept available sufficient Common Stock of the Company, other securities or other property or assets (including cash) to enable to the Company or such other Person to fulfill their respective obligations under subsection (d).

          The Company covenants that all shares of Common Stock of the Company which may be issued upon conversion of Senior Notes will upon issue be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

          (g) Responsibility of Indenture Trustee. The Indenture Trustee and any other conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock of the Company, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Indenture Trustee and any other conversion agent make no representations with respect thereto. Neither the Indenture Trustee nor any conversion agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock of the Company or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 3. Without limiting the generality of the foregoing, neither the Indenture Trustee nor any conversion agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to subsection (d) of this section 3 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of Senior Notes upon the conversion of their Senior Notes after any event referred to in such subsection (d) or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01 of the Senior Notes Indenture, "INDENTURE TRUSTEE--Duties of Indenture Trustee," may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer's Certificate (which the Company shall be obligated to file with the Indenture Trustee prior to the execution of any such supplemental indenture) with respect thereto.

          (h) Pursuit of Other Remedies by Trustee. Except as otherwise provided herein and subject to the Mandatory Sale Process, if an Event of Default occurs and is continuing, the Indenture Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Senior Notes Indenture or the Security Documents.

          (i) Trustee May Maintain Proceeding. The Indenture Trustee may maintain a proceeding even if it does not possess any of the Senior Notes or does not produce any of them in the proceeding. A delay or omission by the Indenture Trustee or any Holder of a Senior Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

      4.  Waiver of Past Defaults.

          Subject to "Acceleration," described above, the Holders of a majority in aggregate principal amount of the Senior Notes then outstanding, by notice to the Indenture Trustee, may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Senior Notes Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Senior Notes, or in respect of a covenant or a provision which cannot be amended or modified without the consent of all Holders.

          Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Senior Notes Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

      5.  Control by Majority.

          Subject to Section 2.09 of the Senior Notes Indenture, "THE NOTES--Treasury Notes," Holders of a majority in principal amount of the then outstanding Senior Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Indenture Trustee or exercising any trust or power conferred on it. However, the Indenture Trustee may refuse to follow any direction that conflicts with applicable law or the Senior Notes Indenture, or that the Indenture Trustee determines may be unduly prejudicial to the rights of other Holders of Senior Notes or that may involve the Indenture Trustee in personal liability.

      6.  Limitation on Suits.

          A Holder of a Senior Note may pursue a remedy with respect to the Senior Notes Indenture or the Senior Notes only if:

          (a) the Holder of a Senior Note gives to the Indenture Trustee written notice of a continuing Event of Default,

          (b) the Holders of at least 25% in principal amount of the then outstanding Senior Notes make a written request to the Indenture Trustee to pursue the remedy;

          (c) such Holder of a Senior Note or Holders of Senior Notes offer and, if requested, provide to the Indenture Trustee indemnity satisfactory to the Indenture Trustee against any loss, liability or expense;

          (d) the Indenture Trustee does not comply with the request within 15 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

          (e) during such 15-day period the Holders of a majority in principal amount of the then outstanding Senior Notes do not give the Indenture Trustee a direction inconsistent with the request.

          A Holder of a Senior Note may not use the Senior Notes Indenture to prejudice the rights of another Holder of a Senior Note or to obtain a preference or priority over another Holder of a Senior Note.

      7.  Rights of Holders of Senior Notes to Receive Payment.

          Notwithstanding any other provision of the Senior Notes Indenture, the right of any Holder of a Senior Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder of the Note.

      8.  Collection Suit by Indenture Trustee.

          If an Event of Default specified in (a) or (b) of the "Events of Default" described above occurs and is continuing, the Indenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or the Subsidiary Guarantors for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Senior Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, and any other amounts due the Indenture Trustee pursuant to Section 7.07 of the Senior Notes Indenture, "INDENTURE TRUSTEE--Compensation and Indemnity."

      9.  Indenture Trustee May File Proofs of Claim.

          The Indenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel) and the Holders of the Senior Notes allowed in any judicial proceedings relative to the Company or the Subsidiary Guarantors (or any other obligor upon the Senior Notes), the Company's creditors or the Company's property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of a Senior Note to make such payments to the Indenture Trustee, and in the event that the Indenture Trustee shall consent to the making of such payments directly to the Holders of the Senior Notes, to pay to the Indenture Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, and any other amounts due the Indenture Trustee under
Section 7.07 of the Senior Notes Indenture, "INDENTURE TRUSTEE--Compensation and Indemnity." To the extent that the payment of any such compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, and any other amounts due the Indenture Trustee under Section 7.07 of the Senior Notes Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Senior Notes may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this section, "Indenture Trustee May File Proofs of Claim" shall be deemed to authorize the Indenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder of a Senior Note any plan of reorganization, arrangement, adjustment or composition affecting the Senior Notes or the rights of any Holder of a Senior Note thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder of a Senior Note in any such proceeding.

      10. Priorities.

          If the Indenture Trustee collects any money pursuant to Article 6 of the Senior Notes Indenture, "EVENTS OF DEFAULT," it shall pay out the money in the following order:

          First: to the Indenture Trustee, the Agents, and their agents and attorneys for amounts due under Section 7.07 of the Senior Notes Indenture, "INDENTURE TRUSTEE--Compensation and Indemnity," including payment of all compensation, expense and liabilities incurred, and all advances made, by the Indenture Trustee and the costs and expenses of collection;

          Second: to Holders of Senior Notes, for amounts due and unpaid on such Senior Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind to the extent of moneys and securities collected according to the amounts due and payable on the Senior Notes for principal, premium, if any, and interest, respectively; and

          Third: to the Company or, to the extent the Indenture Trustee collects any amount from a Subsidiary Guarantor, to such Subsidiary Guarantor, or to such party as a court of competent jurisdiction shall direct.

          The Indenture Trustee may fix a record date and payment date for any payment to Holders of Senior Notes.

      11. Undertaking for Costs.

          In any suit for the enforcement of any right or remedy under the Senior Notes Indenture or in any suit against the Indenture Trustee for any action taken or omitted by it as a Indenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Indenture Trustee, a suit by a Holder of a Senior Note pursuant to "Rights of Holders of Senior Notes to Receive Payment," described above, or a suit by Holders of more than 10% in principal amount of the then outstanding Senior Notes.

CERTAIN DEFINITIONS

          Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Senior Notes Indenture. Reference is made to the Senior Notes Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

          "Acceleration Notice" shall have the meaning assigned thereto in the second paragraph of the Events of Default.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliate Minority Shareholder" at any time shall mean any minority shareholder of a Restricted Subsidiary which is an Affiliate (other than a Restricted Subsidiary) or Related Person (other than a Restricted Subsidiary) of the Company.

          "Affiliate Transaction" shall have the meaning assigned thereto in the "--Limitation on Transactions with Shareholders and Affiliates" Covenant.

          "Agent" means any Registrar, Paying Agent or Authenticating Agent.

          "Asset Sale" means any sale, transfer or other disposition (or series of related sales, leases, transfers or dispositions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property or assets of an operating unit or business of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries or (iii) any other property or assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Senior Notes Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that the following shall not be included within the meaning of "Asset Sale:" (A) sales or other dispositions of inventory, receivables and other current assets,

(B) sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries, (C) sales and other dispositions constituting Restricted Payments and Permitted Investments made in compliance with the terms of the Senior Notes Indenture, (D) sales or other dispositions of assets with a Fair Market Value (as certified in an Officers' Certificate) not in excess of $250,000, (E) a sale of all or substantially all of the assets of, or all the Capital Stock owned by the Company of Suscripciones Audiovisuales E.U., if previously approved by a Board Supermajority, and (F) issuances, sales or other dispositions of shares of Capital Stock of Unrestricted Subsidiaries and issuances, sales or other dispositions of shares of Capital Stock of Restricted Subsidiaries effected in accordance with the "--Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" Covenant; provided, in each case set forth in clause (F), that the consideration received therefor by the Company, the Unrestricted Subsidiary or the Restricted Subsidiary, as the case may be, has at least substantially equal market value to the Company, the Unrestricted Subsidiary or such Restricted Subsidiary as the shares of Capital Stock so issued, sold or disposed of (as determined by the Board of Directors of the Company whose good faith determination shall be conclusive and evidenced by a Board Resolution).

          "Authenticating Agent" means a party appointed by the Indenture Trustee, reasonably acceptable to the Company, to authenticate the Senior Notes. Unless otherwise provided in the appointment, the Authenticating Agent may authenticate Senior Notes whenever the Indenture Trustee may do so. Each reference in the Senior Notes Indenture to authentication by the Indenture Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company or with any Affiliate of the Company.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

          "Bankruptcy Law" means the Law 222 of 1995 of Colombia and the Law 550 of 1999 of Colombia, the relevant provisions of the Codigo de Comercio (Colombian Commercial Code), and any other similar Colombian law, administrative decree or order intended for the relief of debtors as may be in force from time to time.

          "Board of Directors" means:

              (i) with respect to a corporation, the Board of Directors of the corporation or any authorized committee of the Board of Directors;

              (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership, any authorized committee of the Board of Directors or the management committee or other governing body prescribed by the governing documents of the partnership; and

              (iii) with respect to any other Person, the board or committee of such Person serving a similar function or any authorized committee of such board or committee.

          "Board Resolution" means a copy of a resolution, certified by the secretary of the duly convened meeting or the legal representative or statutory auditor of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Indenture Trustee.

          "Board Supermajority" means the approval of at least four out of the five members of the Board of Directors of the Company, as evidenced by a Board Resolution.

          "Budget" means, with respect to any Person, for any fiscal year, the annual budget of such Person presented on a quarterly basis, as approved by a Board Supermajority, and as may be subsequently amended with the approval of the audit committee and the Board of Directors of the Company.

          "Budgeted Cash Operating Expenses" means, with respect to any Person, for any period (including as subsequently amended pursuant to an amended Budget), the estimated cash operating expenses for such period set forth in the Budget for such period; provided that, with respect to the Company and its Restricted Subsidiaries, if actual cash operating expenses as calculated quarterly by the Company's external auditor either (i) exceed such budgeted amount by more than ten percent (10%) in any fiscal quarter, or (ii) exceed such budgeted amounts in two consecutive fiscal quarters, the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, shall be required to revise its Budget, including such Budgeted Cash Operating Expenses amounts, for the remaining fiscal quarters of such fiscal year, with Board Supermajority approval.

          "Business Day" means a day (other than a Saturday or Sunday) on which the Depository, Euroclear, Clearstream and banks in New York and Colombia are open for business.

          "By-laws" means, from time to time, the By-laws of the Company as in effect on such date.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding at the Issue Date or issued after the Issue Date, including, without limitation, all Common Stock and Preferred Stock, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

          "Capitalized Lease" means, as applied to any Person, any lease or license of, or other agreement conveying the right to use, any property (whether real, personal or mixed, movable or immovable) of which the present value of the obligations of such Person to pay rent or other amounts is required, in conformity with U.S. GAAP, to be classified and accounted for as a finance lease obligation; and "Capitalized Lease Obligation" is defined to mean the capitalized present value of the obligations to pay rent or other amounts under such lease or other agreement, determined in accordance with U.S. GAAP.

          "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or Colombia or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or Colombia, as the case may be, is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, as the case may be, in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the United States Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the United States Comptroller of the Currency; (v) Colombian Peso deposits, with maturities of not more than 12 months from the date of acquisition, in (A) Banco de Colombia, Banco Ganadero, Banco Industrial Colombiano, Banco de Bogota[, Banco Bilbao Vizcaya, Banco Conavi, Banco Davivienda, Banco Santander or Citibank] or (B) any other bank or financial institution incorporated under the laws of Colombia with total assets exceeding the equivalent of $350 million; provided that the aggregate principal amount of any such deposits in banks described in this subclause (B) shall not exceed the equivalent of $10 million at any time outstanding; (vi) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by Colombia and backed by the full faith and credit of Colombia maturing within one year from the date of acquisition, in each case entered into with any of the Colombian banks specified in the preceding clause (v); provided that such agreement with banks described in subclause (v)(B) shall be deemed a deposit for purposes of the $10 million limit in such subclause; and (vii) investments in money market funds all of the assets of which consist of securities of the types described in the foregoing clauses (i) through (vi).

          "Change of Control" means the occurrence of any of the following events:

              (i) the sale, lease, transfer, conveyance or other disposition, whether direct or indirect (by way of a merger, consolidation or otherwise), by the Company or a Restricted Subsidiary of the Company, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, to any Person other than a Restricted Subsidiary of the Company;

              (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

              (iii) a "person" or "group" (within the meaning of Sections 3(d) and 14(d)(2) of the Exchange Act), other than the Permitted Holders, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (a) more than 35% of the total voting power of the Voting Stock of the Company and (b) a greater percentage of the voting power of the Voting Stock of the Company than that represented by the voting power of the Voting Stock of the Company then beneficially owned, in the aggregate, by the Permitted Holders; provided that no Person shall be deemed to be a member of a "group" together with another Person solely on account of being party to the Shareholders Agreement together with such other Person; or

              (iv) individuals who on the Issue Date constitute the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the members of such Board of Directors then in office who either were members of such Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office.

          "Change of Control Date" shall have the meaning assigned thereto in the "--Change of Control" Covenant.

          "Change of Control Payment Date" shall have the meaning assigned thereto in the "--Change of Control" Covenant.

          "Clearstream" means Clearstream Banking, societe anonyme, or any successor securities clearing agency.

          "Collateral" means all property and assets that from time to time secure the Senior Notes pursuant to the applicable Security Documents.

          "Collateral Agent" means HSBC Bank USA, as Collateral Agent under and as defined in the Security Documents, or any other successor thereto appointed pursuant to such Security Documents.

          "Commission" means the U.S. Securities and Exchange Commission.

          "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock or ordinary shares, whether or not outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

          "Company" means Transtel S.A., a sociedad anonima doing business under the laws of the Republic of Colombia.

          "Consolidated Excess Cash Flow" means, for any fiscal quarter, an amount equal to (i) the greater of (A) Consolidated Net Receipts for such quarter less $3.0 million less the applicable Quarterly Capital Expenditure Amount for such quarter and (B) any aggregate cash balance of the Company and its Restricted Subsidiaries in excess of $3.0 million on the last day of such period, less the sum, without duplication, of the amounts for such period of (i) any non-cash amounts accrued by the Company and the Restricted Subsidiaries for Taxes to the extent such amounts are required to be paid by applicable law in cash on or prior to the 180th day immediately following the last day of the fiscal year in which such fiscal quarter falls, and for Taxes contested in good faith and in appropriate proceedings as set forth in the "--Taxes" Covenant;
(ii) any amounts due based on current receipts for such fiscal quarter for value added tax or to long-distance and mobile phone operators; (iii) the applicable Quarterly Capital Expenditure Amount; (iv) cumulative Consolidated Excess Cash Flow at the end of such fiscal period not applied to redeem the Senior Notes in accordance with the provisions the "--Excess Cash Flow" Covenant and Section
3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption," in an amount not to exceed $200,000; (v) the aggregate amount of uncleared checks of the Company at the end of such fiscal period; (vi) any non-cash amounts accrued by the Restricted Subsidiaries for dividends required by applicable law to Municipal Shareholders; and (vii) [any cash received from the proceeds of casualty insurance used to repair or replace assets affected by a casualty loss. Consolidated Excess Cash Flow for each fiscal quarter shall be calculated within 45 days of the end of such fiscal quarter by the external auditor of the Company].

          "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) the portion of net income of any Restricted Subsidiary attributable to any Person other than the Company or another Restricted Subsidiary which has a minority interest in such Restricted Subsidiary shall be excluded to the extent such net income is attributable to such minority interests; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except that
(A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) without duplication, any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (B) of the first paragraph of the "--Limitation on Restricted Payments" Covenant, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) any amounts paid by the Company pursuant to the "--Excess Cash Flow" Covenant.

          "Consolidated Net Receipts" means, for any fiscal quarter on a cash basis, the sum of the Net Receipts for such period of each of the Restricted Subsidiaries, less the sum, without duplication, of the amounts for such period of: (i) any cash payments for scheduled payments in respect of the Company's Indebtedness (excluding prepayments of Indebtedness other than (x) as set forth in Section 3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption" and (y) as set forth in Section 2.02(b)(ii) of the Master Lease Agreement), unless already subtracted from the Net Receipts of any

Restricted Subsidiary pursuant to the definition of "Net Receipts;" (ii) Budgeted Cash Operating Expenses of the Company; (iii) if actual cash operating expenses of the Company for such period exceed Budgeted Cash Operating Expenses of the Company for such period, but for the preceding fiscal quarter, neither the Company nor any Subsidiary's actual cash operating expenses for such preceding fiscal quarter exceeded its Budgeted Cash Operating Expenses for such preceding fiscal quarter, the lesser of (x) the amount, if any, by which the actual cash operating expenses of the Company for such period exceed Budgeted Cash Operating Expenses of the Company for such period and (y) an amount equal to 10% of such Budgeted Cash Operating Expenses; (iv) any cash payments by the Company for its current Taxes based on income, revenues or receipts to DIAN; (v) any non-cash amounts accrued by the Company for current Taxes to the extent such amounts are required to be paid by applicable law in cash on or prior to the180th day immediately following the last day of the fiscal year in which such fiscal quarter falls, and for Taxes contested in good faith and in appropriate proceedings as set forth in the "--Taxes" covenent; (vi) any cash payments by the Company to Superintendencia de Sociedades; and (vii) [any cash payments to members of the Board of Directors of the Company in satisfaction of the customary indemnification obligations of the Company.

          "Consolidated Working Capital Adjustment" for any period means on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

          "Convertible Notes" means the $[21.1] million original issue price subordinated Convertible Notes due 2008 of the Company issued on the date of the Senior Notes Indenture in conjunction with the issuance of the Senior Notes pursuant to the Senior Notes Indenture.

          "Convertible Notes Indenture" means the indenture, dated as of the date of the Senior Notes Indenture, between the Company and HSBC Bank USA as trustee thereunder, governing the Convertible Notes, as it may be amended from time to time.

          "Core Management Team" means, collectively, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Comptroller of the Company as of the Issue Date, with such personnel changes as are from time to time made in accordance with the Shareholders Agreement.

          "Corporate Trust Office of the Indenture Trustee" shall be at the address of the Indenture Trustee specified in Section 13.02 of the Senior Notes Indenture, "MISCELLANEOUS--Notices," or such other address as to which the Indenture Trustee may give notice to the Company.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

          "Custodian" shall have the meaning assigned thereto in subsections (i) and (j) of the Events of Default.

          "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

          "Depository" means The Depository Trust Company, or its nominee or successors and assigns.

          "DIAN" means the Direccion de Impuestos y Aduanas Nacionales (National Department of Taxes and Duties) in Colombia.

          "DIAN 2002 Debt" means the Company's Obligations under the [DIAN Agreement] dated ________, relating to revenues from value added tax collected in 2002 but not paid to DIAN.

          "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures (other than any maturity that results from an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if (i) the change of control provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions applicable to the Senior Notes contained in the "--Change of Control" Covenant and (ii) such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of Senior Notes as are required to be repurchased pursuant to the "--Change of Control" Covenant.

          "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

          "Event of Default" shall include any of the events defined herein as Events of Default.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder.

          "Existing Indebtedness" means the Indebtedness of the Company and the Subsidiary Guarantors existing on the date of the Senior Notes Indenture set forth in Schedule I thereto.

          "External Auditors' Quarterly Report" means, with respect to any fiscal quarter, a copy of a report by the Company's independent public accountants for such fiscal quarter certifying to and indicating: (i) the amounts, with respect to each Restricted Subsidiary, of monthly gross revenues, monthly billing of each long distance and mobile phone operator, monthly billing of value added tax, and monthly cash payments to each long distance and mobile phone operator and DIAN for value added tax, (ii) the level of net revenues of each Restricted Subsidiary and the changes in the amounts due to other telecommunications operators and/or DIAN, and (iii) the amount of cumulative and non-cumulative Consolidated Excess Cash Flow.

          "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free-market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Senior Notes Indenture, Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution delivered to the Indenture Trustee.

          "GAAP" means, at any date of determination, generally accepted accounting principles in Colombia as in effect on the date of the Senior Notes Indenture.

          "GTO" means Global Telecommunication Operations, Inc., a British Virgin Islands company.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Holder" means a Person in whose name a Senior Note is registered.

          "IBM Financing" means [the financing provided to the Company by IBM de Colombia S.A. for the financing of telecommunications equipment under equipment financing agreements.]

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or become responsible for, the payment of such Indebtedness, including an incurrence of Indebtedness by reason of the acquisition of a Restricted Subsidiary. The term "incurrence" has a corresponding meaning.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) any liability, contingent or otherwise, of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto and purchase money obligations), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than 180 days after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables to the extent such Trade Payables are due, (v) all obligations of such Person as lessee under Capitalized Leases in accordance with U.S. GAAP (whether or not in accordance with GAAP); (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) to the extent not otherwise included in this definition, the Net Obligation under Currency Agreements and Interest Rate Agreements, (ix) all obligations of such Person to pay deferred Colombian taxes and duties to DIAN (or any other Colombian taxing authority) with respect to imported equipment purchases and leases and (x) any and all deferrals, renewals, extensions and refundings of, or amendments of or supplements to, any liability or obligation of the kind described in this definition. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that
(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (B) the amount of Indebtedness for purposes of clause (vi) above shall be the lesser of (x) the principal amount of the Indebtedness secured by the assets of the relevant Person and (y) the Fair Market Value (as determined by the Board of Directors of the relevant Person) of the assets securing such Indebtedness.

          "Indenture Trustee" means the party named as such in the Senior Notes Indenture until a successor replaces it in accordance with the applicable provisions of the Senior Notes Indenture and thereafter means the successor serving thereunder.

          "Intercompany Note" means each of the promissory notes issued by a Restricted Subsidiary to the Company substantially in the form of Exhibit B to the Senior Notes Indenture, which Intercompany Note shall (i) be pledged to the Collateral Agent pursuant to the Pledge Agreement, (ii) have the same Stated Maturity as the Senior Notes, (iii) contain a provision that accelerates payment of the Intercompany Notes upon acceleration of the Senior Notes and (iv) state that it is a senior unsecured obligation of such respective Restricted Subsidiary and ranks senior in right of payment to all existing and future subordinated Indebtedness of such Restricted Subsidiary and will rank pari passu with all Senior Indebtedness of such Restricted Subsidiary.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates in respect of Indebtedness to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Senior Notes Indenture or becomes a party or a beneficiary hereafter; provided that the Net Obligation of all such Interest Rate Agreements thereof does not exceed the principal amount of the Indebtedness of the Company and its Restricted Subsidiaries that bears interest at floating rates.

          "Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any Guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person, and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" described below and in the "--Limitation on Restricted Payments" Covenant, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith.

          "Issue Date" means the original date of issuance of the Senior Notes.

          "Law 550 Restructuring Agreement" means the Restructuring Agreement for the Company [promulgated and effectuated pursuant to the Law 550 of Colombia of 1999].

          "Lease Agreements" means the lease agreements dated between May 1996 and September 1999 among certain Subsidiaries of the Company and GTO, as amended by the Acta Final dated January 19, 2001, among the Company, on behalf of itself and certain of its Subsidiaries, GTO, and Siemens, and the Acta Complementaria, dated as of April 2027, 2002, among certain Subsidiaries of the Company, GTO, Siemens, Ganzalo Caicedo Toro and Guillermo Lopez Esquivel; as such agreements may be amended or reviewed with the approval of a Board Supermajority.

          "Lien" means any mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security, claim, or preference or priority or other encumbrance of any kind upon or with respect to any property, it being understood that Lien includes any lien granted in any future receivables (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller or any agreement to give any security interest).

          "Mandatory Sale Process" has the meaning assigned to the term "Sale Process" in the Mandatory Sale Process Agreement.

          "Mandatory Sale Process Agreement" means the Mandatory Sale Process Agreement dated the date of the Senior Notes Indenture substantially in the form of Exhibit D to the Senior Notes Indenture.

          "Moody's" means Moody's Investors Service, Inc., and its successors.

          "Municipal Shareholder" of a Restricted Subsidiary means the shareholder of such Subsidiary that is a municipality in which such Restricted Subsidiary conducts its business and such municipality's related entities.

          "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents if converted within 12 months after receipt, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale (excluding the Senior Notes and the Bank Indebtedness incurred by the Company or a Restricted Subsidiary pursuant to clause (iv) of the second paragraph of the "--Limitation on Indebtedness" Covenant) that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Net Obligation" means, at any date of determination, the net amount, exclusive of any commission or administrative fees that a Person would be obligated to pay upon the termination of an Interest Rate Agreement or Currency Agreement.

          "Net Proceeds Offer" shall have the meaning assigned thereto in the "--Limitation on Asset Sales" Covenant.

          "Net Proceeds Offer Amount" shall have the meaning assigned thereto in the "--Limitation on Asset Sales" Covenant.

          "Net Proceeds Offer Trigger Date" shall have the meaning assigned thereto in the "--Limitation on Asset Sales" Covenant.

          "Net Receipts" means, with respect to any Person, for any fiscal quarter on a cash basis, the sum of all cash revenues and receipts of such Person for such period [determined in accordance with GAAP], less the sum, without duplication, of the amounts with respect to such Person for such period of: (i) any cash amounts paid to long-distance and mobile phone operators based on current receipts for such period; (ii) any cash payments based on current receipts for such period for value added tax paid on such income, revenues and receipts; (iii) Budgeted Cash Operating Expenses, excluding all non-cash items; (iv) any cash payments for scheduled payments (excluding prepayments, other than as set forth in Section
3.08 of the Senior Notes Indenture, "REDEMPTION--Mandatory Redemption") of Indebtedness of such Person; (v) any cash payments for current Taxes based on income, revenue or receipts to DIAN; (vi) any non-cash amounts accrued for current Taxes to the extent that such amounts are required to be paid in cash on or prior to the 180th day immediately following the last day of the fiscal year in which such fiscal quarter falls and for Taxes contested in good faith and in appropriate proceedings as set forth in the "--Taxes" Covenent; [relevant period]; and (vii) any cash payments made as dividends required by applicable law to Municipal Shareholders of such Person; (viii) any cash received from the proceeds of casualty insurance used to repair or replace assets affected by a casualty loss; and (ix) any cash payment to Superintendencia de Sociedades; and
(x) [any cash payments to members of the Board of Directors of such Person in satisfaction of customary indemnification obligations of such Person].

          "Non-Recourse Indebtedness" means Indebtedness of a Permitted Investment Entity (i) which is not guaranteed by the Company or any Restricted Subsidiary of the Company and is not secured by any asset of the Company or any Restricted Subsidiary and (ii) to which no Restricted Subsidiary or the Company has any direct or indirect liability or responsibility under contract or applicable law.

          "[Notes SPV]" means the special purpose entity which will hold shares of Common Stock on the [Issue Date] on behalf of holders of the Senior Notes and Convertible Notes pursuant to the Law 550 Restructuring Agreement.

          "Obligations" means any principal, interest, penalties, fees, payments, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          "Offer to Purchase" shall have the meaning assigned thereto in the "--Change of Control" Covenant.

          "Officer" means, with respect to any Person, other than the Indenture Trustee, Collateral Agent, Authenticating Agent, Paying Agent, or Registrar, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

          "Officers' Certificate" means a certificate signed by two Officers of the Company or a Subsidiary Guarantor, as the case may be, one of whom must be the principal executive officer, principal financial officer, treasurer or principal accounting officer of such Person.

          "Opinion of Counsel" means an opinion in writing signed by legal counsel reasonably satisfactory to the Indenture Trustee.

          "Paying Agent" means any paying agent for the Senior Notes appointed pursuant to Section 2.03 of the Senior Notes Indenture "THE NOTES--Registrar and Paying Agent."

          "Permitted Holders" means [SPV 1, SPV 2, SPV 3], the [Notes SPV] or any Person controlled by such Persons.

          "Permitted Investment" means so long as no Default or Event of Default shall have occurred and be continuing (i) an Investment by the Company in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that (a) such Restricted Subsidiary is a Wholly-Owned Subsidiary and (b) if such Restricted Subsidiary ceases to be a Restricted Subsidiary (except by reason of the sale by the Company or its Restricted Subsidiary of the Capital Stock therein), then any Investment in such Restricted Subsidiary will be deemed to be a Restricted Payment at the time of such event determined in accordance with the "--Limitation on Restricted Payments" Covenant; (ii) Cash Equivalents; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; and (v) [other Restructuring Transactions]; (vi) transfers of cash or other property from the Company or a Restricted Subsidiary to a Restricted Subsidiary with the prior approval of a Board Supermajority; (vii) an Investment in Telepalmira previously approved by a Board Supermajority; and (viii) an Investment in a Permitted Investment Entities in an aggregate amount not to exceed $10.0 million.

          "Permitted Investment Entity" means a Subsidiary owned or formed by the Company which has no Indebtedness other than Non-Recourse Indebtednes.

          "Permitted Liens" means:

              (i)    Liens securing the Senior Notes and the Subsidiary
          Guarantees;

              (ii) Liens on the property of the Company or its Restricted Subsidiaries created solely for the purpose of securing purchase money obligations incurred in compliance with the "--Limitation on Indebtedness" Covenant; provided that (a) such property so acquired is for use in lines of business related to the Company's or its Restricted Subsidiaries' business as it exists immediately prior to the issuance of the related Indebtedness, (b) no such Lien shall extend to or cover other property or assets of the Company and its Restricted Subsidiaries other than the respective property so acquired and (c) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property or assets;

              (iii) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

              (iv) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

              (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

              (vi) Liens securing the Existing Indebtedness and existing on the date of the Senior Notes Indenture;

              (vii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

              (viii) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

              (ix) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

              (x) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

              (xi) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

              (xii)  Liens in favor of the Company or any Restricted Subsidiary;

              (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default;

              (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

              (xv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries; and

              (xvi) Liens to secure Obligations under Capitalized Leases (except in respect of sale lease back transactions) on real or personal property of the Company to the extent consummated in compliance with the Senior Notes Indenture.

          "Permitted Refinancing" shall have the meaning assigned thereto in the "--Limitation on Indebtedness" Covenant.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Pledge Agreements" means the Pledge Agreements, dated as of the date of the Senior Notes Indenture, between the Company and the Collateral Agent in the form of Exhibit C hereto, [whereby the Company pledges the Intercompany Notes and the Collateral to the Collateral Agent].

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

          "Quarterly Capital Expenditure Amount" for any fiscal quarter means, as of the end of such fiscal quarter, $1.5 million less the amount of Capital Expenditures made from the beginning of the fiscal year to the end of such fiscal quarter; except that for the fourth fiscal quarter of fiscal year 2003,
"Quarterly Capital Expenditure Amount" means [$   ] less the amount of Capital
Expenditure made from the Issue Date to the end of the fiscal year 2003; and except also that for the fourth fiscal quarter of any fiscal year, including fiscal year 2003, for purposes of clause (B)(iii) in the definition of Consolidated Excess Cash Flow only, "Quarterly Capital Expenditure Amount" means 0.

          "Refinancing Indebtedness" shall have the meaning assigned thereto in the "--Limitation on Indebtedness" Covenant.

          "Registrar" means HSBC Bank USA, as registrar under the Senior Notes Indenture, or any successor thereto appointed pursuant to the Senior Notes Indenture.

          "Reimbursement Agreements" means the Reimbursement and Services Agreements entered into as of the date hereof between Unitel S.A. E.S.P. and each of the other Restricted Subsidiaries under the Senior Notes Indenture as of the date thereof.

          "Related Person" means any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company and any Affiliate of the Company or any Restricted Subsidiary.

          "Restricted Payment" shall have the meaning assigned thereto in the "--Limitation on Restricted Payments" Covenant.

          "Restricted Subsidiary" means any Subsidiary of the Company (including, without limitation, any Subsidiary which has an outstanding Intercompany Note to the Company and each newly-acquired or newly-formed Subsidiary of the Company) other than an Unrestricted Subsidiary.

          "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc., and its successors.

          "Securities Act" means the Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder.

          "Security Documents" means the [security and pledge agreements and the mortgages, deeds of trust and collateral assignments] entered into by the Company and each of the Subsidiary Guarantors that own any of the property or assets that secure the obligations of the Company and the Subsidiary Guarantors under the Senior Notes, the Senior Notes Indenture and the Subsidiary Guarantees, as such agreements may be amended, modified or supplemented from time to time.

          "Senior Indebtedness" means, with respect to any Person:

              (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred, and

              (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2) above, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Senior Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include

              (1) any obligation of such Person to the Company or any Subsidiary;

              (2)    any liability for Taxes owed or owing by such Person;

              (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

              (4) any Indebtedness or other obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

              (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Senior Notes Indenture; or

              (6) any obligations of such Person with respect to any Capital Stock.

          "Senior Notes" mean notes treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to the Senior Notes Indenture.

          "Senior Notes Indenture" means the indenture among Transtel S.A., as issuer, the Subsidiary Guarantors Signatory thereto, as Subsidiary Guarantors, and HSBC Bank

USA, as Indenture Trustee, dated as of _________________, 2003, as amended or supplemented from time to time.

          "Shareholders Agreement" means the Shareholders' Agreement, dated as of the date hereof, by and among the Company and its shareholders party thereto.

          "Shares Trust" means the Shares Trust created pursuant to the Shares Trust Agreement, dated as of the date hereof, by and between the Company and HSBC Bank USA, as Shares Trustee, which will be issued and will hold all of the ownership interests in the [Notes SPV] pursuant to the Law 550 Restructuring Agreement.

          "Siemens" means; collectively, Siemens Aktiengesellschaft., a commercial corporation incorporated with domicile in Berlin and Munich, Germany, together with its Affiliates, including Siemens S.A., a commercial corporation with domicile in Bogota, D.C., Columbia, and Siemenens ELASA, S.A., with domicile in Zaragoza, Spain.

          "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

          "Subordination Agreement" means an agreement, which may be incorporated into the terms of the respective Indebtedness, for the benefit of the Holders of the Senior Notes to the effect that (i) the Indebtedness subject to such Subordination Agreement is subordinated in right of payment to the Senior Notes, (ii) in any bankruptcy, insolvency or similar proceeding with respect to the respective obligor (or any guarantor) of such Indebtedness, no payment shall be made thereon until the payment in full in cash of all principal, interest and other amounts owing with respect to the Senior Notes,
(iii) if there is any default in any payment when due of principal of, premium on, interest on or any other amount owing with respect to any Senior Notes, then until all such payment defaults have been cured by the payment in full in cash of the amounts then due, no payment shall be permitted to be made on the Indebtedness subject to the Subordination Agreement and (iv) if any payments are received by a holder of Indebtedness subject to a Subordination Agreement in contravention of the provisions of the Subordination Agreement, such amount shall be held for the benefit of, and shall be turned over to the Indenture Trustee for the benefit of, the Holders of the Senior Notes.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity (i) of which outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Subsidiary DIAN Debt" means                                     .

          "Subsidiary Guarantee" means, as the context may require, individually, a guarantee, or collectively, any and all guarantees, of the Obligations of the Company with respect to the Senior Notes by each Subsidiary Guarantor pursuant to the terms of Article 12 of the Senior Notes Indenture, "GUARANTEE OF THE NOTES."

          "Subsidiary Guarantor" means (i) each of the Subsidiaries party hereto and (ii) each Subsidiary of the Company that hereafter becomes a Subsidiary Guarantor pursuant to the "--Limitation on Creation of Subsidiaries" Covenant and Section 12.05 of the Senior Notes Indenture, "GUARANTEE OF THE NOTES--Additional Subsidiary Guarantors" and "Subsidiary Guarantors" means such entities, collectively.

          "Tax" means any tax, duty, fee, levy, impost, assessment or other governmental charge (including penalties, interest, additions to tax and any other liabilities related thereto).

          "Taxing Authority" means any government or political subdivision or territory or possession of the Republic of Colombia, the United States, or any jurisdiction in which the Company or any of the Company's Restricted Subsidiaries is organized or engaged in business for tax purposes or any authority or agency therein or thereof having power to tax.

          "Telecommunications Business" means the development, ownership and/or operation of one or more telephone, telecommunications, information or data transmission systems or networks and/or the provision of telephony, telecommunications and/or information services and any related, ancillary or complementary business, including, without limitation, local and long distance telephony, telecommunications and other information and transmission services such as the Internet.

          "Third Sinking Fund Payment Date" means December 31, 2007.

          "TIA" means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-bbbb), as it may be amended from time to time.

          "Trade Payables" means any accounts payable or other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "Transaction Date" means, with respect to the incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is incurred and, with respect to any Restricted Payment, the date such Restricted Payment is made.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than a Subsidiary that is a Subsidiary Guarantor or has Intercompany Notes outstanding, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $10,000 or less or (B) if such Subsidiary has assets greater than $10,000, (x) that such designation shall be deemed to be at the time of such designation the making of a Restricted Payment at the time of such designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the "--Limitation on Restricted Payments" Covenant and (y) that no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) all Indebtedness of such Subsidiary could be incurred under the "--Limitation on Indebtedness" Covenant and (y) no Default or Event of Default shall have occurred and be continuing or result from such designation (treating all outstanding Indebtedness of the Unrestricted Subsidiary as incurred at the time of such designation). Any such designation by the Board of Directors of the Company shall be evidenced to the Indenture Trustee by promptly filing with the Indenture Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "U.S. GAAP" means, at any date of determination, generally accepted accounting principles in the United States as in effect on the date hereof.

          "U.S. Legal Tender" means money of the United States that is legal tender for payment of public and private debts.

          "Voting Stock" means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          "Wholly-Owned Subsidiary" means any Subsidiary of the Company, at least 95% of the outstanding Capital Stock (other than directors' qualifying shares), or in the case of a non-corporate Subsidiary, other equity interests having ordinary voting power for the election of directors or other governing body of such Subsidiary, of which is owned by the Company or another Wholly-Owned Subsidiary of the Company or a combination thereof.

                                    EXHIBIT E

                                VIABILITY OPINION

              TRANSLATION OF THE VIABILITY OPINION OF THE PROMOTOR
                 UNDER TRANSTEL'S RESTRUCTURING PROCEEDING.

"Bogota, December 6, 2002

Superintendency of Companies
At. Mr. Dario Bernal
Bogota

Ref:  Promotion of Transtel S.A. Restructuring Agreement

In order to comply with External Circular 004 of 2001, I am attaching the following information of Transtel S.A., currently under the process of restructuring in accordance with Law 550 of 1999:

     .    Proposal for determination of voting rights
     . Analysis of company's net worth based upon the last three annual financial statements.
     . Analysis and assessment of models and projections performed for the company's restructuring agreement.

     Thank you for your consideration.

     Sincerely,

     (signature)
     MARIO PACHECO
     Promoter

                        DIAGNOSIS OF FINANCIAL SITUATION

Pursuant to Article 23 of Law 550 of 1999 and External Circular 004 of 2001, a patrimonial analysis was performed, elaborated in accordance with the last three annual financial statements, and in which an analysis of the variations in the different accounts and a diagnosis of the company's financial situation is made.

The following are the most significant numbers:

------------------------------------------------------------------------------
(In thousands of Pesos)            1999             2000            2001
------------------------------------------------------------------------------
Total Assets                  $  439,188,955   $  540,989,460   $  535,425,193
(Annex 1)
------------------------------------------------------------------------------
Total Liabilities             $  351,345,386   $  465,895,809   $  479,903,500
(Annex 2)
------------------------------------------------------------------------------
Equity                        $   87,843,569   $   75,093,651   $   55,521,693
(Annex 3)
------------------------------------------------------------------------------
Current Assets                $    4,266,196   $   43,243,615   $   26,037,818
------------------------------------------------------------------------------
Current Liabilities           $    8,378,913   $  384,935,642   $  404,630,498
------------------------------------------------------------------------------

The following is the horizontal and vertical analysis of the most important accounts of the company's Assets, Liabilities and Equity:

     . Assets: The long-term debtors represent the main account in the company's Assets, representing 52.2% of the total Assets as of June 2002. This account shows a decreasing development, from a 27% growth between 1999 and 2000, to 9% during the two following years.

          The long-term investments are another important account, representing 31.39% of the Assets as of June 2002. Since 1999, it shows a tendency to grow, approximately one and one half per cent each year.

     . Liabilities: The Bonds represent the main account in the company's liabilities, representing 69.35% of Liabilities. It shows a relatively stable behavior as of the year 2000, with a small 3% and 5% growth in each year.

          The long-term Payable Bonds, which represent 13.62% of the total Liabilities as of June 2002, are the second most important Liabilities account. Since 1999, this account shows a material variation, with an 84% decrease in 2000, followed by a 25% growth in 2001 and a 15% decrease in June 2002.

     . Equity: The Profits for the accounting period as of June 2002, were negative and increased 69% from the preceding year. They represent -119% of Equity, greater in value than the total Equity.

          The corporate capital represents 72.66% of Equity, and it accounts for the most important Equity account with a positive percentage. It shows no variation throughout the years, remaining the same since 1999 until June 2002.

     The main reasons for Transtel S.A. default of obligations are the following:

     . Devaluation: Between 1997 and 2002, there was an approximate devaluation of 117%; the US Dollar went from $1,293.oo in 1997 to $2,800.oo in 2002.
     . Economic recession: It prevented growth in the amount of lines and in the average use.
     . Accounts receivable: The subsidiaries showed a significant amount of accounts receivable.

Based on the Financial Statements, previously analyzed vertically and horizontally, a diagnosis of the company's financial situation was performed and of the principal financial ratios, including liquidity, profitability and indebtedness.

Liquidity Ratios

..    Liquidity Ratio

$        28,789,274                 0.065416389
---------------------------
$       440,092,684

In the short term, Transtel S.A. is in capacity of generating 6 cents for every Peso due.

..    Acid Test

$       190,847                     0.000433652
---------------------------
$   440,092,684

From a negative perspective, the company does not have a good capacity to pay, since for every Peso due, Transtel S.A. only has 0.0004 Pesos to back with short-term current assets.

..    Net Working Capital

$   28,789,274                $  440,092,684   -$   411,303,410

Because the Net Working Capital is negative, we conclude that the company will have problems fulfilling satisfactorily its current obligations.

Profitability Ratios

..    Yield to Assets

-$       56,833,887                 -       -0.129406458
---------------------------
 $       439,188,955

From its investments on Assets, the company is not generating any profit; on the contrary it's generating loss. For every invested Peso, a 12-cent loss is generated.

..    Yield to Capital

-$       56,833,887                 -       0.45
---------------------------
 $       126,414,582

For every Peso of indebtedness, no profit is made, but on the contrary a 45-cent loss is generated.

..    Yield to Equity

-$       56,833,887                 -       1.19
---------------------------
 $       47,629,734

Every Peso contributed by shareholders shows a negative yield.

..    Profitability per share

-$       56,833,887                 -1.13667774
---------------------------
 $       50,000,000

For every share, there is 1.14 Peso loss.

Indebtedness Ratios

..    Total Indebtedness

$        518,877,532                0.904214681
---------------------------
$        573,843,295

90% of Assets are backing the debt with creditors.

..    Leverage

$        518,877,532                14.99
---------------------------

$        34,611,748

For every Peso of accounting capital, the company has 15 Pesos of liabilities with third parties.

..    Concentration

$        440,092,684                0.848162923
---------------------------
$        518,877,532

85% of debt is payable in the short term.

..    Indebtedness Ratio

$        518,877,532                0.915923878
---------------------------
$        566,507,266

92% of funds used by Transtel S.A. have been obtained from external creditors through indebtedness.

..    Ratio of Liabilities to Equity

$        518,877,532                10.89398341
---------------------------
$        47,629,734

For every Peso contributed, Transtel S.A. is 11 Pesos indebted.

..    Ratio of interest coverage

$         6,131,397                 0.20803358
------------------------
$        29,473,112

For every peso that Transtel S.A. must pay of interest, it generates 20 Cents of operational profit.

The following conclusions are obtained from the above analysis.

..    Transtel S.A. is a pure Holding Company therefore its only assets are the
     Subsidiaries' notes and the shares held in them. Consequently, Transtel S.A.'s feasibility to fulfill its obligations is conditioned upon the subsidiaries' cash flows.

..    In accordance with the projections, the company is viable and will be able to fulfill its obligations based upon the negotiations with the Bondholders, who would forgive 50% of their debt and maintain the original payment periods and rates of interest, and with Siemens, who would maintain the debt amount, extending payment to 14 years with a 2.5% interest rate.

..    Notwithstanding the above, and despite the efforts of management and the creditors, the company is exposed to the disastrous risk of devaluation.

..    As part of the Agreement, clauses need to be included whereby the company is required to deliver financial information and of the subsidiaries cash flows, in a transparent, permanent and absolute manner.

..    The company shall accept the establishment of a daily control system to ensure that the funds collected at the Subsidiaries are used directly for fulfillment of the Holding's existent obligations.

                                                                  EXHIBIT T3E(F)

                                  TRANSTEL S.A.
                                    By - Laws

                                  CHAPTER FIRST
                KIND OF COMPANY, NAME, TERM AND CORPORATE PURPOSE

ARTICLE 1 - NATURE AND NAME. The company is a commercial stock capital corporation and its name will be Transtel S.A. (the "Company").

ARTICLE 2 - DOMICILE. The domicile of the Company will be the city of Yumbo, Cali, Colombia, but it may establish branches and agencies in any city of the country or abroad pursuant to the Law and in accordance with the provisions of these bylaws.

ARTICLE 3 - TERM OF DURATION OF THE COMPANY. The term of duration of the Company will be of 50 years from the date of this Public Deed but it may be dissolved before such date for the causes established in Article 49 of these bylaws.

ARTICLE 4 - CORPORATE PURPOSE. The Company will have as its purpose the performance of any commercial act related with the investment in companies which in turn develop the activity of operating the fixed telephone service in territorial entities and also the rendering of services and activities of television by subscription, open television, voice telecommunication, data and image or a combination thereof, basic services of added value, telematic, tv-sales, demotic, tv-news, tv-games, ofimatic, safety, control, measurement, telecommands, radio communication, private and public grids, intercom, movies, radio broadcasting and advertising including the rendering, installation, production, fabrication, distribution, or lease of all types of services, stations, channels, grids, equipment and television system, informatics, private and public mailing, in particular, but not limited to, the exploitation and production of services and sale of software for any media, either recorded, filmed or alive, and which have been directly produced or acquired or only represented, also equipment and services of telepoint, paging, beeper, trunking, security, electronic alarms, electronic monitoring, radio broadcasting, voice mail, data, fax and images and international nets of voice, data, text, and images. The company may undertake also all activities related, associated and complementary to this main purpose. In developing its corporate purpose the company may perform the following activities: A) Investment in movable assets or urban or rural real estate, and the acquisition of any of them, with the purpose of exploiting them in accordance with their the nature and destination as well as the management, leasing, encumbrance and/or transferring of such movable assets or real estate; enter into usufructs contracts, anticresis; use the financial mechanisms of fuducia and leasing when they may be applicable; B) the purchase, sale, distribution, import and/or export, acquisition, obtaining or use under any title of any type of goods and services related to its corporate purpose; C) the investment of its funds in bonds, term deposits, accounts with financial institutions, securities, quotas, interests or stock in public or private companies, national or foreign, whether by the incorporation of new companies or the acquisition of such quotas, interests or shares and the negotiation of any class of rights as long as in such events the company in any financial intermediation activity; D) the representation and agency of domestic and/or foreign companies, provided that their purpose falls within this corporate purpose; E) to execute any type of act or contract determined to fulfill or support the correct performance of the corporate purpose, under which, among others, the Company may execute projects or facilities within an efficient, practical and convenient structure from a financial and economic domestic perspective, having the option to perform them under the following ones: Construction, Operation and Transfer (BOT); Construction, Operation, Temporary Owned and Transfer (BOOT); Construction, Operation, Maintenance and Transfer (BOOM); concession, goal-cost, turn-key or any other that may partial or totally involve third parties; F) to give or take cash or kinds under credit, without falling into an financial intermediary or brokerage activity; G) to solicit invention patents, trademark or tradename registrations and execute any IP related contract; H) to execute banking agreements; I) to issue, endorse, collect, claim and pay any kind of security; J) to participate in public and private bids and file proper biding offers; K) execute the acts and contracts from a civil law, labor, fiscal and management nature, towards the performance of the corporate purpose; L) to lend to third parties and within a related corporate purpose scope, technology and specialized services with own or other's personnel, equipment.

Paragraph: The performance of the Company's corporate purpose and the execution of any related, attached or associated act, necessary for its proper development, will be governed under private law, unless provided by law.

                                 CHAPTER SECOND
                       THE CAPITAL, STOCK AND SHAREHOLDERS

ARTICLE 5 - AUTHORIZED CAPITAL. The authorized capital of the Company is the amount of [__] ([Col$__]) divided into [__] ([__]) shares with a par value of [__] pesos ([Col$__]) each.

ARTICLE 6 - RIGHTS GIVEN BY THE SHARES OF CORPORATE STOCK. Every share of corporate stock will entitle its owner to the following rights: 1. To participate in the deliberations of the Shareholders Meeting and to vote therein. 2. To receive a proportional share of the corporate profits as established by the Shareholders Meeting based on the financial statements at the end of the corresponding fiscal period, subject to the provisions of the law and these bylaws. 3. To freely inspect the corporate books and documents within fifteen (15) business days before the Ordinary Shareholders Meeting. 4. To receive a proportional share of the corporate assets, at the time of liquidation and after payment of the external liabilities of the Company. 5. Any other rights provided in the law and in these bylaws.

ARTICLE 7 - TYPE OF STOCK. The corporate stock may be common or privileged. The former will entitle the holders to the essential rights established in the previous article and in the Law. The latter will entitle the shareholders to the privileges established by the Commercial Code and those provided by the Shareholders Meeting. In addition to the common and privileged stock, the company has issued risk bonds in accordance to Law 550 of 1999 in the form of convertible notes. The risk bonds entitle their holders to vote in the

Shareholders Meeting for the election of the Board of Directors. Taking into account that the Company has issued Convertible Notes, the Company has already issued by this bylaws enough ordinary shares to be delivered to the holders of Convertible Notes when they convert into common stock.

ARTICLE 8 - RULES FOR THE SUBSCRIPTION OF STOCK. The stock not subscribed in the act of incorporation and those the Company may later issue, will be placed in accordance with the rules for the subscription of stock provided in the Commercial Code and in these bylaws. It will correspond to the Board of Directors to approve the rules for the subscription of ordinary stock. The Shareholders Meeting will be in charge of approving the rules for the issuance and placement of privileged stock.

ARTICLE 9 - PREEMPTIVE RIGHTS. The subscription of newly issued stock will be subject to the preemptive rights provided for in article 388 of the Colombian Code of Commerce. The subscription rights will be subject to a right of first refusal among the shareholders of the Company.

ARTICLE 10 - STOCK CERTIFICATES. The stocks will be represented by stock certificates, which will be nominative and will be issued in continuous series, signed by the Company's legal representative and by the secretary of the Company appointed by the Board of Directors to that effect.

ARTICLE 11 -NEGOTIATION OF SHARES. The negotiation of shares shall not be subject to the right of first refusal.

ARTICLE 12- ADDITIONAL PROCESS FOR NEGOTIATION OF SHARES. All transfers of shares must be registered in the Company's stockholders ledger. In order to make a new registration and issue the certificate to the purchaser, it will be necessary to previously cancel the certificates issued to the transferor.

PARAGRAPH: Regarding forced sales and judicial award of shares, the registration will be made upon presentation of the original or authenticated copy of the corresponding documents.

ARTICLE 13 - PLEDGE OF SHARES. The shareholders may pledge all or part of their shares, in accordance with the law and these bylaws.

ARTICLE 14 - USUFRUCT. The shareholder may give in usufruct, all or part of their shares, in accordance with the law and these bylaws.

ARTICLE 15 - PRIVILEGED STOCK. The Company may issue privileged stock subject to the provisions of the applicable laws and the respective privileges must be approved by the Shareholders Meeting, with the favorable vote of a plural number of shareholders representing at least eighty percent (80%) plus one of the subscribed stock.

ARTICLE 16 - CONVERTIBLE NOTES. The Convertible Notes issued by the Company in accordance with the Restructuring Agreement dated October [__], 2003, Pro Rate grant their holders the right to receive Ordinary Stock of the Company on a pro rata basis in accordance to the conversion table attached to this Bylaws as
Schedule 1. The conversion
events of the Convertible Notes and all other regulation governing the Convertible Notes are established in the New Convertible Notes Indenture entered into between the Company and HSBC Bank acting in its capacity as indenture trustee. Prior to the conversion of the Convertible Notes and while they are outstanding, the holders of Convertible Notes shall have the right to vote, in accordance to article 40 of Law 550 of 1999, on an as converted basis, in any Shareholders Meeting of the Company in which any or all the members of the Board of Directors of the Company are to be elected. In order to calculate the number of common shares that the Convertible Notes are entitled to vote, the secretary of the relevant meeting shall follow the conversion table contained in
Schedule 1. Therefore, in order to calculate the electoral quotient, the secretary of the relevant meeting shall consider the Convertible Notes as common stock of the Company duly subscribed and paid. Paragraph: The Convertibles Notes were issued by the Company outside of Colombia as a private issue and are not governed by the general rules governing the issue of bonds in Colombia.

                                  CHAPTER THIRD
                     DIRECTION AND MANAGEMENT OF THE COMPANY

ARTICLE 17 - DIRECTIVE BODIES. The Company will have the following directive bodies: 1. Shareholders Meeting. 2. Board of Directors. 3. Chief Executive Officer. In addition, the Company shall have a Chief Operating Officer, a Chief Financial Officer and a Comptroller. The Chief Executive Officer together with the Chief Operating Officer, the Chief Financial Officer and the Comptroller conform the Core Management of the Company. The election of the members of the Core Management corresponds to the Board of Directors. Their appointment and removal must be approved by the favorable vote of at least 4 members of the Board of Directors, provided, however, that in the event of a removal proposal by the Comptroller, Article 40 of these by-laws shall prevail.

ARTICLE 18 - THE SHAREHOLDERS MEETING. The Shareholders Meeting is formed by the shareholders of the Company gathered in a meeting with such quorum and conditions provided in these bylaws or in the Law.

ARTICLE 19 - DUTIES OF THE SHAREHOLDERS MEETING. The Shareholders Meeting shall have the following duties: 1.- To determine what reserves must be made in addition to legal reserve; 2.- To determine the amount of the dividends, as well as the form and term of payment; 3.- To order any corresponding actions against the managers, officers, directors or the Fiscal Auditor of the Company; 4.- To elect the principal and alternate members of the Board of Directors as hereinafter established, as well as the Fiscal Auditor and all other officers of the Company whose appointment may correspond to it. 5.- The issuance of stock; 6.- To study and approve or disapprove the amendments to these bylaws including the increase of authorized capital. 7.- To study and approve the financial statements for the end of the period and the accounts to be presented by the management; 8.- To dispose of the Company's profits in the manner established in these bylaws and in the Law; 9.- To consider the reports submitted by the Chief Executive Officer and the Board of Directors regarding the status of the corporate business and the report of the Fiscal Auditor; 10.- To authorize the issuance of industry stock [Acciones De Industria]; 11.- To adopt any measures that may be required for the interest of the Company; 12.- To delegate in the Board of Directors, or in the management whenever it may consider it convenient and for specific cases, any of the duties which delegation is not prohibited by Law; 13.- To appoint the Company's liquidator and its alternate; 14.- To decide as to the re-acquisition of the Company's issued stock; 15.- To approve the issuance of bonds; 16.- To decide on such matters on which the Board of Directors was unable to reach the required unanimous approval; and 17.- All other duties provided in the Law or in these bylaws.

ARTICLE 20 - ORDINARY SHAREHOLDERS MEETINGS. The Ordinary Shareholders Meetings will be held once a year, within the four (4) months following the end of every calendar year, previous call by the Chief Executive Officer, the Board of Directors, or the Fiscal Auditor in order to examine the situation of the Company, appoint managers and all other officers to be elected by it, determine the financial guidelines for the Company, study and approve the accounts and financial statements of the last period, decide on the distribution of profits and agree on the decisions directed to accomplish the corporate purpose.

ARTICLE 21- EXTRAORDINARY SHAREHOLDERS MEETING. Extraordinary Shareholders Meetings will be held when so required by unexpected or urgent needs of the Company, and may be called by the Board of Directors, the legal representative, the Fiscal Auditor or the Comptroller.

ARTICLE 22 - NOTICE OF ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETINGS. Notice will be given by means of a written communication sent to the address that every shareholder has registered with the administration of the Company. In absence of a registered address, the notice will be sent to the address appearing in the telephone book of the city of domicile of the shareholder. The notice will include the agenda for the meeting. In the case of ordinary meetings the notice shall be sent at least forty five (45) calendar days prior to the meeting and not later than March 1st of each year. In the case the ordinary shareholders meeting has not been summoned prior to the first business day of April of the relevant year, the ordinary shareholders meeting shall meet in accordance to
Article 25 of this bylaws, otherwise it will take place on the date indicated in the notice. In the case of extraordinary meetings the notice shall be sent at least thirty five (35) calendar days prior to the meeting For calculating the days in advance for the notice, either for ordinary or extraordinary meetings, neither the day of the notice or the date of the meeting will be taken into account.

ARTICLE 23 - QUORUM FOR DELIBERATION AND DECISIONS. The Shareholder Meeting shall deliberate with a plural number of shareholders representing more than fifty percent (50%) of the subscribed and paid in shares, except when the Law requires a lower quorum.

In addition, the Shareholders Meeting may validly deliberate and decide in lieu of meetings pursuant to the mechanisms established in articles 19 and 20 of Law 222 of 1995. All decisions, of any type, will be taken by majority of more than fifty percent (50%) of the subscribed and paid shares, unless the Law or these bylaws require a higher majority for specific cases.

ARTICLE 24 - MEETING BY SECOND SUMMON. If a meeting is summoned and is not held for lack of quorum, a second meeting will be summoned and the shareholders may deliberate and decide validly thereat, with a plural number of shareholders, regardless of the amount of shares represented. This second meeting must be held not prior to ten (10) business days, nor after thirty (30) business days, counted as of the date of the first meeting. However, the matters which approval requires a special majority or unanimity, by law or these bylaws, will still be subject to the required special majority or unanimity.

ARTICLE 25- MEETINGS BY THE SHAREHOLDERS MEETING OWN RIGHT. If the ordinary meeting is not summoned, in accordance to these bylaws, or if it were unduly summoned, the Shareholders may meet on their own right, no notice being required, on the first business day of the month of April, at 10:00 a.m. at the offices of the main domicile of the Company where its management operates. In this case the Shareholders Meeting may validly deliberate and decide with a plural number of shareholders, regardless of the number of shares represented. However, the matters which approval requires a special majority or unanimity, by Law or by these bylaws, will still be subject to the required special majority or unanimity.

ARTICLE 26 - MINUTES OF THE SHAREHOLDER'S MEETING. The Company shall keep minutes of all meetings of the Shareholders. Copies of each version of the minutes shall be transmitted to each Shareholder promptly after the meeting in question. The decisions of the Shareholders' Meeting will be recorded in the Minutes Book of the Company, in Spanish. The minutes must be signed by the President of the Meeting and the Secretary, or in absence thereof, by the Fiscal Auditor. The minutes will be headed with their number and will include at least the place, date and time of the meeting; the number of subscribed shares; the form and anticipation of the notice; the list of attendants with indication of the number of shares owned or represented by them; the matters discussed; the decisions made and the number of votes casted in favor, against or in blank; the written evidences presented by the attendants during the meeting; the appointments made, and the date and time of opening and closing of the meeting.

ARTICLE 27 - PRESIDENT OF THE SHAREHOLDERS MEETING. The Shareholders Meeting, either ordinary or extraordinary, will be presided by the person elected for such purpose by the Shareholders with the favorable vote of a plural number of shareholders representing more than (50%) of the subscribed and paid in shares. The Secretary of the Meeting will be either the Secretary of the Company or the person appointed in each case for such purpose by the Shareholders.

ARTICLE 28 - BOARD OF DIRECTORS. The Board of Directors will be formed by five
(5) principal members, and each one will have up to two numerical alternates. As of the approval of these bylaws the term of the Board of Directors shall expire on December 31, 2008 or when the New Senior Notes issued in accordance with the New Senior Notes Indenture (The "New Senior Notes") entered into between the Company and HSBC Bank USA on [_________] one discharged. Thereafter The principals and alternates shall be elected by the Shareholders Meetings for periods of one (1) year but may be freely removed at any time, or reelected by the Shareholders Meeting.

The members of the Board of Directors may or may not be shareholders of the Company. The alternates will replace the principals in their absolute, temporary or accidental absences and whenever they are replacing the principals they shall be entitled to the rights corresponding to them.

ARTICLE 29 - PRESIDENCY AND SECRETARY OF THE BOARD OF DIRECTORS MEETINGS. The Board of Directors Meetings will be presided by a member of the Board elected by it for each meeting.

The Secretary of the Board of Directors Meeting will be either the Secretary of the Company or the person elected by the Board of Directors for each meeting, and it may or may not be a member of the Board.

ARTICLE 30 - ORDINARY MEETINGS OF THE BOARD OF DIRECTORS. The Board of Directors shall meet in ordinary sessions every month on the dates it may be summoned by the Board itself, by the Chief Executive Officer, by the Fiscal Auditor or the Comptroller or by two (2) of its members acting as principals.

ARTICLE 31 - EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS. The Board of Directors shall meet extraordinarily, when required by urgent needs of the Company upon summons given by the Board itself, or by the Chief Executive Officer, two (2) principal members, the Fiscal Auditor or the Comptroller.

ARTICLE 32 - SUMMONS. - The summons shall be made by written communication sent to each director to the address registered in the Company. In absence of a registered address, the notice will be sent to the address appearing on the telephone book of the city of domicile of the Directors. The summons for the Board of Directors ordinary or extraordinary meetings may be made by fax or by mail, courier or personal delivery, or by any other technical means available. The summons for ordinary meetings shall be made at least ten (10) business days in advance and for extraordinary meetings at least five (5) business days in advance.

PARAGRAPH: Place of the Meetings of the Board of Directors. The Board of Directors may meet validly in the main office of the Company, or in the city of its domicile or abroad.

ARTICLE 33 - QUORUM FOR DELIBERATION AND DECISION BY THE BOARD OF DIRECTORS. The Board of Directors shall validly deliberate with the presence of the majority of its members, and the decisions must be taken by the majority of its members, except as expressly provided otherwise in these bylaws. The Board of Directors may validly deliberate and decide in lieu of meetings according to articles 19 and 20 of Law 222 of 1995.

ARTICLE 34 - DUTIES OF THE BOARD OF DIRECTORS. The Board of Directors will have the following duties: 1.- To issue its own regulations; 2.- To freely elect and remove the members of the Core Management and their alternates, when applicable, and determine their compensation; 3.- To approve the duties, responsibilities, compensation and authorizations of the Chief Executive Officer; 4.- To summon the shareholders meetings when necessary or convenient; 5.- To advise the Chief Executive Officer on all matters concerning the Company's business; 6.- To examine by itself or through commissions of its members the books and records of the Company; 7.- To establish the Company's accounting regulations, indicating the amounts or percentages that may be allocated as expenses to protect the corporate properties or to cover any obligations payable by the Company; 8.- To create the job positions that it may judge necessary for the Company, to hire the employees and to establish their duties and fix their compensations; 9.- To decide on resignations, absences and leaves of absences of the Company's employees whose appointments may correspond to it; 10.- To supervise that the decisions of the Shareholders Meeting and its own decisions are carried out; 11.- To indicate what other requirements the stock certificates of the Company should have in addition to the legal ones, if any; 12.- To determine the guarantees it may consider necessary for the issuance of duplicates of the stock certificates; 13.- To submit to the Shareholders Meeting, together with the legal representatives of the Company, for their approval or rejection, the statements for every period together with the documents required by Law; 14.- To authorize the Chief Executive Officer to undertake actions for which prior board approval is required pursuant to these bylaws or the Law; 15.- To approve the rules for the issuance of common stock; 16.- To approve and authorize the opening of branches of the Company. 17.- To approve the business plan and the budget for each fiscal year and the proposed budgets presented by the Chief Executive Officer in accordance with Article 37 hereof. 18.- Appoint the members of an Auditing Committee and approve its functions, including but not limited to having direct access to the Chief Financial Officer, the Comptroller and the Fiscal Auditor and approving the annual budget of the subsidiaries of the Company and the changes thereof prior to their submission for the approval of the Board of Directors of the Company. 19.- Within the scope of duties, powers and authorities of the Comptroller provided under these bylaws, supervise the fulfillment of such, and establish additional duties, powers and authorities the Board deems appropriate under the mentioned scope. To establish the remuneration of the Comptroller. 20. - Appoint the representatives of the Company in any board of directors of any subsidiary of the Company. 21.- To decide whether the attendance of the Comptroller to certain meetings of the Board is not necessary. 22.- Approve any new act and/or contract to be entered by the Company and/or the Subsidiaries whose value individually or in the aggregate, whether paid in a single payment or in a series of related transactions equals or exceeds 500 minimum monthly legal salaries. 23.- To decide to retain an employee whose termination has been recommended by the Comptroller. 24.- To approve the annual budget of the subsidiaries of the Company and the changes thereof. 25.- Any other duties as provided for in these bylaws or in the applicable laws. All decisions contemplated in numerals 2, 3, 20, 21 and 23 above need the favorable vote of at least four (4) members of the board. In addition, in the case of numeral 22 the favorable vote of at least four (4) members of the board will be needed if the Comptroller does not recommend the entering into such a contract. With respect to numeral 15 herein, the decision shall need the favorable vote of
(i) at least four (4) members of the board if the decision is submitted to it while the New Senior Notes are outstanding; (ii) the majority of the members of the board if the proceeds of the specific issue are to be issued exclusively to pay the New Senior Notes; and (iii) the majority of the members of the board after the New Senior Notes are discharged.

ARTICLE 35 - MINUTES OF THE BOARD OF DIRECTORS MEETINGS. The Company shall keep minutes of all meetings of the Board of Directors. Copies of each version of the minutes shall be transmitted to each Shareholder promptly after the meeting in question. The discussions and decisions of the Board of Directors will be recorded in the Minutes Book of the Board of Directors, in Spanish. Said minutes must be signed by the President, and by the Secretary of the meeting. The minutes will be headed with their number and will include at least the place, date and time of the meeting, the form and anticipation of the notice, the list of attendants indicating whether they are principal or substitute members, the matters discussed, the decisions made and the number of votes cast in favor, against or in blank.

ARTICLE 36 - THE CHIEF EXECUTIVE OFFICER. The Company will have one Chief Executive Officer who will be the legal representative of the Company and will be appointed by the Board of Directors, for periods of one (1) year. The legal representative may be reelected or removed at any time and will remain in his position until removed.

PARAGRAPH: The Chief Executive Officer will have one (1) alternate, which shall replace him in his absolute or temporary absences. The substitute will be appointed by the Board of Directors for periods of one (1) year, but can be reelected or removed at any time by the Board of Directors. When replacing the Chief Executive Officer the substitute will have the same duties and authority herein given to the Chief Executive Officer.

ARTICLE 37 - DUTIES OF THE CHIEF EXECUTIVE OFFICER. The Chief Executive officer will have the following duties: The Chief Executive officer will have the following duties: 1.- To represent the Company and act on its behalf in all acts and contracts within the scope of the purpose of the Company; 2.- To summon the Shareholders Meetings and the meetings of the Board of Directors, whether ordinary or extraordinary; 3.- From time to time, or whenever requested by the Board of Directors, submit to the Board of Directors a detailed report on the progress of the corporate business and to each of the ordinary shareholders on a yearly consolidated basis 4.- To submit to the Shareholders Meeting the financial statements and general inventories and the profit and loss statement, every year, together with the corresponding accounts which were previously considered by the Board of Directors 5.- To submit the preliminary financial statements to the Board of Directors; 6.- To prepare and submit to the Board of Directors, the budgets and reports; and 7.- All other duties that the Board of Directors may indicate, and those established by the Law and these bylaws; and 8.- To submit to the decision of the Board of Directors the retaining of an employee whose termination has been recommended by the Comptroller and the Chief Executive officer objects. In any event, the Chief Executive Officer shall require the approval of the Board of Directors to enter into or renew any act, purchase order contract or the similar whose value in the aggregate, whether paid in a single payment or related series of transactions equals or exceeds 500 minimum monthly legal salaries.

ARTICLE 38 - THE FISCAL AUDITOR. The Company shall have a principal Fiscal Auditor and an alternate Fiscal Auditor. The fiscal auditors will be elected by the Shareholders Meeting, for one (1) year periods, but they may be reelected, or removed at any time. The fiscal auditor will have the duties provided in article 207 of the Code of Commerce, as it may be modified or replaced, will perform all other duties provided by law and those which, being compatible with the above, the Shareholders Meeting may determine.

ARTICLE 39 - SECRETARY. The Company will have a Secretary, freely appointed and removed by the Board of Directors, who may act as Secretary of the Shareholders Meeting and of the Board of Directors Meetings.

ARTICLE 40 - COMPTROLLER. The company shall have a Comptroller appointed by the Board of Directors. The Comptroller reports directly to the Board of Directors and shall attend to all meetings of the Board of Directors unless the Board of Directors decide that his assistance is not necessary for certain meetings. The Comptroller will have the following duties, powers and authorities: 1.- To report directly to the Transtel Board, and to take any such action within the scope of his responsibilities as may be directed by the Transtel Board; 2.- Prior to going to the Board of Directors for approval, to recommend the execution and/or renewal by Transtel and/or the Subsidiaries of any act, contract, agreement, purchase order, convention or the similar whose value in the aggregate, whether paid (in whatever manner) in a single payment or series of related transactions, equals or exceeds 500 minimum monthly salaries. If the Comptroller does not recommend the execution of a particular contract, approval by the favourable vote of at least four (4) members of the Board of Directors will be required; 3.- To recommend to the Chief Executive Officer the termination of any contract with any employee of the Company. If the Chief Executive Officer objects the termination of the labor contract of an employee, then the decision not to terminate shall be made by the favorable vote of at least four (4) members of the Board of Directors. 4.- To counter sign any checks, payment instruments, deposit instructions or wire transfers to be made by the Company or any of its Subsidiaries in connection with a single transaction or a series of related transactions in excess of the lesser of Col$75,000,000 or US$25,000. The Comptroller shall be registered as an authorized signatory in all bank and trust or financial accounts of the Company and the Subsidiaries. For purposes of calculation, the amounts expressed in US Dollars in this article shall be converted in Colombian pesos at the market exchange rate (TRM) applicable for the relevant action in the day it occurs.

                                 CHAPTER FOURTH
               FINANCIAL STATEMENTS, DIVIDENDS AND LOSSES, REPORTS

ARTICLE 41- BALANCE SHEET. The 31st of December of every year the Company shall close its accounts and prepare the inventory and the balance sheet, which will be presented by the Board of Directors and the manager to the Shareholders Meeting, together with all documents required by Law.

ARTICLE 42 - PROFIT AND LOSS STATEMENT. The 31st of December of every year a profit and loss statement will be prepared. In order to determine the final results of the operations performed during the respective period, it will be required that the necessary amounts to take care of depreciation, devaluation and securing of the corporate properties have been previously allocated according to the law, the accounting standards and the regulations of the Board of Directors. This document and all others required by Law or by the competent authority will be submitted to the Shareholders' Meeting.

ARTICLE 43- LEGAL RESERVE. The Company will establish a legal reserve equal to at least to 50% of the subscribed capital, which will be formed with 10% of the net profits for each period. When this reserve reaches the mentioned 50%, the Company will not have any obligation to continue allocating the aforementioned 10% of the net profits. However if it decreases, said 10% will be allocated again until the reserve reaches the limit established herein.

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

ARTICLE 44 - OCCASIONAL RESERVES. The occasional reserves ordered by the Shareholders Meeting will only be compulsory for the period for which they are made and the Shareholders Meeting may change their destination or distribute them when they become unnecessary. These reserves must have a specific destination and be approved in the manner provided in these bylaws or in the Law.

ARTICLE 45 - STATUTORY RESERVES. The Company may create statutory reserves, with the formalities and quorum provided in these bylaws and in the Law.

ARTICLE 46 - DIVIDENDS. Subject to the general regulations regarding distribution of profits, the profits approved by the Shareholders Meeting will be distributed among the shareholders; these profits shall be based on trustworthy financial statements and the distributions will be made after the legal or statutory or occasional reserves and the allocations for the payment of taxes have been made.

The distribution of profits shall be approved by the Shareholders Meeting with the favorable vote of at least seventy eight percent (78%) of the shares represented at the meeting. If such majority is not reached, the Company must distribute at least 50% of the profits or of the balance thereof, if the Company has to offset losses from previous periods.

ARTICLE 47 - PAYMENT OF DIVIDENDS. In order to make the payment of the dividends, the shareholder or the person authorized to receive them, must present the corresponding share certificates. Payment of dividends will be evidenced on the reverse side of the certificate, including the amount of the dividends paid and the date of payment.

ARTICLE 48 - LOSSES. The losses will be offset with the reserves created for this purpose and in their default with the legal reserve. The reserves which purpose were to absorb certain losses cannot be used to offset other losses, except if so determined by the Shareholders Meeting. In the event the legal reserve is not enough to offset the loss, the corporate profits of subsequent periods will be applied to this purpose.

                                  CHAPTER FIFTH
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE 49 - EVENTS OF DISSOLUTION. The Company shall be dissolved upon occurrence of one of the following:

1.- When losses occur which decreases the net worth to below 50% of the subscribed capital; 2.- When 95% or more of the subscribed shares belong to one shareholder; 3.- For expiration of the term provided, if it were not extended validly prior to its expiration; 4.- By impossibility to carry out the corporate purpose, by termination of same or by extinction of the thing or things which exploitation constitutes the corporate purpose; 5.- By reduction of the number of shareholders to less than five; 6.- By the Company's declaration of voluntary or mandatory liquidation 7.- By decision by the shareholders, adopted pursuant to the law and these bylaws; 8.- By decision of a competent authority, in the events provided by law; 9.- By any other legal causes.

PARAGRAPH: However, the shareholders may avoid the dissolution of the Company by adopting whatever modifications may be applicable, according to the event of dissolution and in compliance with the requirements of amendment of these bylaws and in compliance with the Law, provided the amendment is finalized within six months following the occurrence of the event of dissolution.

ARTICLE 50 - SHAREHOLDERS MEETING DURING PERIOD OF LIQUIDATION. During the period of liquidation of the Company the Shareholders Meeting shall be held on the dates indicated by these bylaws for ordinary sessions. Also, it will meet whenever called by the liquidators, the Fiscal Auditor or the remaining persons expressly authorized to do so according to these bylaws. The decisions of the Shareholders Meeting, either ordinary or extraordinary, must have direct relation with the liquidation.

ARTICLE 51 - BOARD OF DIRECTORS. During the period of liquidation the Board of Directors shall act as an Advising Board.

ARTICLE 52 - LIQUIDATOR. The Board of Directors shall appoint the liquidator and his alternate.

PARAGRAPH. When two (2) or more liquidators are appointed, they shall act jointly, unless the Shareholders Meeting decides otherwise.

ARTICLE 53- OBLIGATIONS AND DUTIES OF THE LIQUIDATORS. The liquidators shall have the duties determined by the Law and particularly the following: 1.- To continue and conclude the corporate operations that may be pending at the time of dissolution; 2.- To require the previous administrators or whoever has managed the interests of the Company to render a report of their performance, if such report has not been yet approved by the Company; 3.- To collect the Company's credits, including those corresponding to subscribed capital not entirely paid; 4.- To request the return of the corporate assets held by the shareholders or third parties, if their delivery is required, and to return the assets which do not belong to the Company; 5.- To sell the corporate assets, except those which pursuant to the bylaws or specific decision of the shareholders should be distributed in kind; 6.- To keep the corporate books and correspondence and to assure the integrity of the Company's properties; 7.- To liquidate and pay the debts with third parties and shareholders, as provided hereafter; 8.- To submit the accounts or liquidation statements when he may consider it convenient or when requested by the shareholders.

PARAGRAPH. The liquidators are specifically authorized to make payments in kind.

ARTICLE 54 - PROCESS OF LIQUIDATION. Once the external liabilities of the Company have been paid, the remaining assets will be distributed among the shareholders. The distribution will be evidenced in a liquidation certificate, indicating the name of the shareholders, the value of the respective contribution and the amount of money or goods received by each one as a result of the liquidation. This certificate will be registered at a

Notary located in the corporate domicile, together with any other documents required by the Law, if any. If the goods to be distributed are subject to special formalities regarding its transference, such formalities shall be performed by the liquidators.

ARTICLE 55 - FINAL LIQUIDATION ACCOUNT. After liquidation of the corporate assets corresponding to each shareholder, the liquidator shall call the Shareholders Meeting, which must decide as to the approval of the accounts submitted and of the liquidation certificate. These decisions, may be adopted with the favorable vote of the majority of shareholders attending the meeting, regardless of the value of the shares represented. If the notice of the meeting is duly made and none of the shareholders attend, the liquidator shall call a second meeting to be held ten (10) days after. If none of the shareholders attend this second meeting, the accounts presented by the liquidator or liquidators shall be deemed approved and they cannot be opposed afterwards.

                                  SIXTH CHAPTER
                            MISCELLANEOUS PROVISIONS

ARTICLE 56- SHAREHOLDERS REGISTRY. The Company shall have a Shareholders Registry, where the share certificates issued will be recorded, indicating their number and date of registration. The sale, transfer, attachments or judicial proceedings in connection with the shares and other transactions or operations provided by the Law, will also be registered therein.

ARTICLE 57 - MINUTES BOOK OF THE BOARD OF DIRECTORS MEETINGS AND THE SHAREHOLDERS MEETINGS. The Company shall keep separate books for the minutes of the Board of Directors Meetings and the Shareholders' Meetings. These minutes shall be prepared as provided by these bylaws and in accordance with the Law.

TRANSITORY PROVISIONS.- FIRST.- SUBSCRIBED CAPITAL.- Out of [ ] in which the authorized capital of the Company is divided, each one for a face value of [ ] Colombian pesos [ ], there are currently [ ] [ ] shares subscribed as follows:

        SHAREHOLDERS            PERCENTAGE                      SHARES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TOTAL                   100%
-------------------------------------------------------------------------------

SECOND.- APPOINTMENTS.- Core Management: The following persons conform the Core Management. Their subsequent reelection, termination and removal is governed by these bylaws.

Chief Executive Officer:  Guillermo Lopez Esquivel

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

Chief Executive Officer's Alternate: [The Chief Financial Officer]

Chief Financial Officer: [__________________________________]

Chief Operating Officer: [_____________________]

Comptroller: [______________________]

Board of Directors: The following persons conform the Board of Directors. Their subsequent reelection, termination and removal is governed by these bylaws.

            PRINCIPAL           1st ALTERNATE           2nd ALTERNATE
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Fiscal Auditor: The following person is the fiscal auditor of the Company. His subsequent reelection, termination and removal is governed by these bylaws.

                                       13